Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286708

On March 9, 2025, ServiceNow, Inc., a Delaware corporation (“ServiceNow”), Mavericks Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ServiceNow (“Merger Sub I”), and Mavericks Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of ServiceNow (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Moveworks, Inc., a Delaware corporation (“Moveworks”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ agent (the “Seller Agent”). A copy of the Merger Agreement is attached to this accompanying prospectus as Annex A.

Pursuant to the terms and subject to the conditions in the Merger Agreement, ServiceNow will acquire Moveworks pursuant to a two-step forward merger. At the effective time of the first merger (the “Effective Time”), Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of ServiceNow (the “First Merger”). Immediately following the First Merger and at the effective time of the second merger (the “Second Effective Time”), Moveworks, as the surviving corporation in the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation in the second merger (the “Surviving Company”) and as a wholly-owned subsidiary of ServiceNow (the “Second Merger”, and together with the “First Merger”, the “Mergers”, and collectively with any other transactions contemplated by the Merger Agreement, the “Transaction”).

The aggregate consideration to be paid by ServiceNow will be $2,850,000,000, subject to certain adjustments as set forth in the Merger Agreement. The consideration to be paid to the Moveworks securityholders will consist of a combination of cash and shares of ServiceNow common stock, par value $0.001 per share (“ServiceNow Common Stock”), as may be elected by each Securityholder as described more fully in the section entitled “The Merger Agreement—Consideration” beginning on page 50 of this document.

As a result, ServiceNow will be issuing up to 3,350,458 shares of ServiceNow Common Stock to the Securityholders as consideration for the Transaction. The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The obligation of each of ServiceNow, the Merger Subs and Moveworks to consummate the Transaction is conditioned upon the receipt of certain tax opinions by each of ServiceNow and Moveworks from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and O’Melveny & Myers LLP (“O’Melveny”), respectively, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. No ruling has been, or will be, sought by ServiceNow, the Merger Subs or Moveworks from the U.S. Internal Revenue Service (the “IRS”) that the Mergers would qualify as such.

The Transaction must be adopted and approved by the affirmative vote or consent of certain required holders of Moveworks Capital Stock (the “Moveworks Stockholder Approval”), which consent has been obtained. Accordingly, the delivery of the Moveworks Stockholder Approval was sufficient to adopt and approve the Transaction on behalf of Moveworks stockholders. The approval of the Transaction by ServiceNow does not require the affirmative vote or consent of ServiceNow shareholders. Therefore, Moveworks is not asking its stockholders for a proxy and ServiceNow is not asking its shareholders for a proxy, and ServiceNow shareholders are requested not to send a proxy to ServiceNow.

Investing in our securities involves risks. In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 15 of this document.

ServiceNow Common Stock is listed on the New York Stock Exchange under the symbol “NOW”.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2025, and it is first being mailed or otherwise delivered to Moveworks stockholders on or about May 20, 2025.

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IMPORTANT NOTE ABOUT THIS PROSPECTUS

This prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by ServiceNow (File No. 333-286708), constitutes a prospectus of ServiceNow under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of ServiceNow Common Stock to be issued to Securityholders pursuant to the Merger Agreement.

This prospectus includes important business and financial information about ServiceNow from other documents that ServiceNow has filed with the SEC and that may not be included in or delivered with this prospectus. For where to find more information on ServiceNow, please see the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus. ServiceNow is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, ServiceNow’s public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.

You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from ServiceNow, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement on Form S-4 (the “Registration Statement”), of which this prospectus forms a part, by requesting such document(s) in writing, by telephone or by email at the following address:

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, CA 95054

(408) 501-8550

ir@servicenow.com

To receive documents in a timely manner, it is suggested that you request such documents via email.

General information about ServiceNow, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through ServiceNow’s website at https://www.servicenow.com/company/investor-relations.html as soon as reasonably practicable after ServiceNow files them with, or furnishes them to, the SEC. Information on ServiceNow’s website is not incorporated into this prospectus and is not a part of this prospectus.

Except with respect to certain information provided by Moveworks on or prior to the date of this prospectus that pertains to subject matters not required to be included in this prospectus, neither ServiceNow nor Moveworks has authorized anyone to give any information or make any representation about the Transaction, ServiceNow or Moveworks that is different from, or in addition to, what is contained in this prospectus or in any of the materials that have been incorporated by reference, and therefore, neither ServiceNow nor Moveworks takes any responsibility for, nor can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this prospectus.

This prospectus is dated as of May 20, 2025. The information contained in this prospectus is accurate only as of such date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing nor delivery of this prospectus to the Securityholders nor the issuance by ServiceNow of shares of ServiceNow Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning ServiceNow contained in or incorporated by reference into this prospectus has been provided by ServiceNow, and the information concerning Moveworks contained in this prospectus has been provided by Moveworks.

The delivery of the Moveworks Stockholder Approval was sufficient to adopt and approve the Transaction on behalf of the Moveworks stockholders. The approval of the Transaction by ServiceNow does not require the affirmative vote or consent of ServiceNow shareholders.

We are not asking you for a proxy, and you are requested not to send us a proxy.

FREQUENTLY USED TERMS

Definitions

Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this prospectus:

•	“Business Day” means a day other than (a) Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

•	“CCC” means the California Corporations Code.

•	“Class F Stock” means the Class F Stock of Moveworks, par value $0.0001 per share.

•	“Closing” means the closing of the Transaction, including the consummation of the Mergers.

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“Closing Cash Consideration” means the portion of the Aggregate Consideration (as defined below) payable in cash allocated to each Securityholder pursuant to the Merger Agreement, after giving effect to certain adjustments (as applicable) set forth therein.

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“Closing Date” means the time to be specified by the parties, which will be (i) no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that, if such Business Day occurs anytime during the final fifteen (15) days of the end of a fiscal quarter of ServiceNow, ServiceNow may, in its discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of ServiceNow, in which case the Closing will take place on such first Business Day, so long as the conditions to the Closing are satisfied or waived (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) at such other time, date and location, or in such other manner, as the parties agree in writing.

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“Closing Stock Consideration” means the portion of the Aggregate Consideration payable in shares of ServiceNow Common Stock allocated to each Securityholder pursuant to the Merger Agreement, after giving effect to certain adjustments (as applicable) set forth therein.

•	“Common Stock” means the Common Stock of Moveworks, par value $0.0001 per share.

•	“DGCL” means the General Corporation Law of the State of Delaware.

•	“DLLCA” means the Delaware Limited Liability Company Act.

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“Employee Plans” means (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA); (ii) each outstanding loan to an employee; (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, equity-based, supplemental retirement or pension, vacation or paid-time off, sabbatical, medical, health, welfare, dental, vision care, insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability or other disability benefits), hospitalization, death or survivor’s benefits, supplementary employment insurance, day care, tuition or professional commitments, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, accident insurance, material fringe benefit or employee assistance plans, programs, or arrangements; (iv) all bonus, profit sharing, savings, termination, severance, change in control, retention, retirement, deferred compensation, commission or incentive plans (including cash incentive plans), programs or arrangements; (v) all management, employment, executive compensation, relocation, repatriation, expatriation, termination or severance agreements, written or otherwise (other than offer letters or employment agreements that are terminable “at-will”, without notice, severance or change in control pay or benefits, but including forms of such offer letters and employment agreements); and (vi) each other compensation or benefit plan, policy, agreement, program, arrangement or commitment, in each case, which is sponsored, maintained, administered or contributed to by Moveworks or any of its subsidiaries and covers any current or former officer, director, employee, worker or other individual service provider of Moveworks or any of its subsidiaries (or the spouse, beneficiary or dependent thereof), or with respect to which Moveworks or any of its subsidiaries has or would reasonably be expected to have any liability (whether actual or contingent), including all such plans, arrangements or agreements described in clauses (i) through (vi) that are sponsored by a Professional Employer Organization (“PEO”) under which any service provider of Moveworks or any of its subsidiaries may be eligible to receive benefits in connection with Moveworks or any of its subsidiaries’ engagement of the PEO; provided, however, that Employee Plans does not include immaterial fringe benefits and workers’ compensation, unemployment compensation and other government programs.

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“Exchange Ratio” means the quotient (rounded to the nearest 1/10,000) of (a) {(i) the Aggregate Consideration divided by (ii) the Fully Diluted Shares} divided by (b) the closing price per share of ServiceNow Common Stock on March 7, 2025.

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“Founders” means, collectively, Bhavin Shah, Chief Executive Officer of Moveworks, Vaibhav Nivargi, Chief Technology Officer of Moveworks, Varun Singh, President of Moveworks, and Jiang Chen, Chief Technology Officer – AI of Moveworks.

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“Fully Diluted Shares” means the sum, without duplication, of (a) the aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (including any Restricted Shares not being repurchased by Moveworks), plus (b) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Common Stock issuable upon exercise of all Options that are issued and outstanding immediately prior to the Effective Time, plus (d) the aggregate number of shares of Common Stock issuable upon settlement of all Moveworks RSUs that are issued and outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, for all purposes, all New Restricted Share Units (as defined below)), plus (e) the aggregate number of shares of Moveworks Capital Stock that are issuable upon exercise of all Warrants that are issued and outstanding immediately prior to the Effective Time.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Interim Period” means the period from the date of the Merger Agreement to the earlier of the Effective Time or such earlier date as the Merger Agreement may be terminated in accordance with its terms.

•	“Moveworks Board” means the Board of Directors of Moveworks.

•	“Moveworks Capital Stock” means the Common Stock, Class F Stock and Preferred Stock.

•	“Moveworks Equity Plan” means the Moveworks Inc. Stock Incentive Plan.

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“Moveworks RSU” means a restricted stock unit with respect to Common Stock granted pursuant to the Moveworks Equity Plan or the Retention Plan (as defined below) (including, without limitation, New Restricted Share Units).

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“Moveworks Stockholder Approval” means the affirmative vote of holders of shares of Moveworks Capital Stock who constitute at least (a) a majority of the outstanding shares of Common Stock (voting as a separate class), (b) a majority of the outstanding shares of Class F Stock (voting as a separate class on an as-converted to Common Stock basis), (c) a majority of the outstanding shares of Preferred Stock (all series voting together as a single class on an as-converted to Common Stock basis), and (d) a majority of the outstanding shares of Common Stock, Class F Stock and Preferred Stock (voting together (including all series) as a single class on an as-converted to Common Stock basis).

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“Moveworks Stockholders” means (a) with respect to any time before the Closing, collectively, the holders of record of shares of Moveworks Capital Stock outstanding as of such time and (b) with respect to any time at or after the Closing, collectively, the holders of record of shares of Moveworks Capital Stock outstanding as of immediately prior to the Effective Time.

•	“NYSE” means the New York Stock Exchange.

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“Option Exchange Ratio” means the quotient (rounded to the nearest 1/10,000) of (a) {(i) the Aggregate Consideration divided by (ii) the Fully Diluted Shares} divided by (b) the volume-weighted average closing price per share of ServiceNow Common Stock over the ten (10) consecutive trading days ending on and including the sixth (6th) trading day preceding the Closing Date.

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“Optionholders” means (a) with respect to any time before the Closing, collectively, the holders of record of Options outstanding as of such time and (b) with respect to any time at or after the Closing, collectively, the holders of record of Options outstanding as of immediately prior to the Effective Time.

•	“Options” means options to purchase shares of Common Stock granted pursuant to the Moveworks Equity Plan.

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“Per Share Consideration” means an amount in cash or shares of ServiceNow Common Stock equal to the quotient of (a) the Aggregate Consideration divided by (b) the Fully Diluted Shares, rounded to four decimal places.

•	“Preferred Stock” means the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, collectively.

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“Requisite Stockholders” means the Moveworks Stockholders who voted in favor of and adopted and approved the Merger Agreement and the Transaction through action taken by written consent, dated as of March 9, 2025.

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“Restricted Shares” means the unvested shares of Common Stock held by each of the Founders or their permitted transferees, collectively, pursuant to their early exercise of options granted outside of the Moveworks Equity Plan.

•	“RSU Holders” means the holders of Moveworks RSUs.

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“Securityholders” means, collectively, the Moveworks Stockholders, Warrantholders, Optionholders and RSU Holders (excluding RSU Holders who hold only New Restricted Share Units and are not otherwise Moveworks Stockholders, Warrantholders or Optionholders).

•	“Series A Preferred Stock” means the Series A Preferred Stock of Moveworks, par value $0.0001 per share.

•	“Series B Preferred Stock” means the Series B Preferred Stock of Moveworks, par value $0.0001 per share.

•	“Series C Preferred Stock” means the Series C Preferred Stock of Moveworks, par value $0.0001 per share.

•	“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of Moveworks, par value $0.0001 per share.

•	“Series Seed Preferred Stock” means the Series Seed Preferred Stock of Moveworks, par value $0.0001 per share.

•	“ServiceNow Board” means the Board of Directors of ServiceNow.

•	“Surviving Company” means Merger Sub II as the surviving company in the Second Merger.

•	“Surviving Corporation” means Moveworks as the surviving corporation in the First Merger.

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“Transaction Documents” means the confidentiality agreement, the certificates of merger, the written consent evidencing the Moveworks Stockholder Approval, the Founder Revesting Agreements (as defined below), the Registration Rights Agreement (as defined below), the Warrant waivers, the Offer Letters (as defined below), the Founder Agreements (as defined below), the parachute payment waivers, the ServiceNow tax certificate, the Moveworks tax certificate, the termination letters and all other agreements and certificates entered into by Moveworks, its subsidiaries or any of the Securityholders in connection with the Transaction.

•	“Warrantholders” means holders of Warrants.

•	“Warrants” means warrants to subscribe for, purchase or otherwise acquire equity interests.

SUMMARY

This summary highlights selected information included in this prospectus and may not contain all of the information that is important to you. To better understand the Transaction, you should carefully read this entire prospectus and its annexes and the other documents referred to in this prospectus. Additional important information about ServiceNow and Moveworks is also contained in the annexes to, and the documents incorporated by reference into, this prospectus. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” elsewhere in this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties (See Page 77)

ServiceNow

ServiceNow, Inc. delivers a cloud-based platform, the Now Platform, that enables organizations to digitize and automate workflows across the entire enterprise. Its workflow and AI-powered agentic applications help customers seamlessly connect systems, automate tasks, and empower employees regardless of their systems of record, large language model providers or collaboration tools.

ServiceNow’s principal executive office is located at 2225 Lawson Lane, Santa Clara, California 95054, and its telephone number is (408) 501-8550.

Additional information about ServiceNow and its subsidiaries is included in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

Merger Sub I

Mavericks Merger Sub, Inc., a direct wholly-owned subsidiary of ServiceNow, is a Delaware corporation that was incorporated on March 6, 2025 for the purpose of entering into the Merger Agreement and effecting the First Merger. At the Effective Time, Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the Surviving Corporation in the First Merger and as a wholly-owned subsidiary of ServiceNow. The registered office of Merger Sub I is located at 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904.

Merger Sub II

Mavericks Merger Sub, LLC, a direct, wholly-owned subsidiary of ServiceNow, is a Delaware limited liability company that was formed on March 6, 2025 for the purpose of entering into the Merger Agreement and effecting the Second Merger. Merger Sub II is, and will be at the Second Effective Time, a single member limited liability company disregarded as separate from its sole member, ServiceNow, for U.S. federal income tax purposes. At the Second Effective Time, Merger Sub II will merge with Moveworks, with Merger Sub II continuing as the Surviving Company in the Second Merger and as a wholly-owned subsidiary of ServiceNow. The registered office of Merger Sub II is located at 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904.

Moveworks

Moveworks, Inc. was incorporated on June 3, 2016 as a Delaware corporation. Moveworks provides a cloud-based, Software-as-a-Service (“SaaS”) platform that tracks and uses advanced artificial intelligence (“AI”) to resolve support issues experienced by employees at companies such as information technology, human resources, finance, sales, marketing, legal, facilities and other mission-critical teams. With the Moveworks Intelligence Engine, Moveworks delivers advanced conversational AI that accurately understands a given request and promptly provides the right solution. Moveworks’ platform is designed for global enterprises to transform their businesses in the employee service era.

Moveworks’ principal executive offices are located at 1400 Terra Bella Avenue, Mountain View, CA 94043, and its telephone number is (408) 435-5100.

The Transaction and the Merger Agreement (See Page 34)

The terms and conditions of the Transaction are contained in the Merger Agreement, which is attached to this prospectus as Annex A and incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Transaction.

The Merger Agreement provides, among other matters, for the acquisition of Moveworks pursuant to a two-step forward merger, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL, the DLLCA and the CCC, as applicable. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the Surviving Corporation and as a wholly-owned subsidiary of ServiceNow. Immediately following the First Merger and at the Second Effective Time, Moveworks, as the Surviving Corporation in the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company in the Second Merger and as a direct, wholly-owned subsidiary of ServiceNow.

The parties currently expect the Closing to occur in the second half of 2025, subject to customary regulatory approvals and closing conditions as specified in the Merger Agreement. Until the Closing, ServiceNow and Moveworks will continue to operate independently.

The Consideration (See Page 50)

The aggregate consideration payable by ServiceNow to the Securityholders is $2,850,000,000, subject to adjustments for net working capital, cash, indebtedness, transaction expenses and certain other items as set forth in the Merger Agreement. The consideration to be paid to the Securityholders will consist of a combination of cash and shares of ServiceNow Common Stock, as may be elected by each Securityholder as described more fully in the section entitled “The Merger Agreement—Consideration” beginning on page 50 of this prospectus.

Reasons for the Transaction (See Page 40)

In evaluating the Transaction, including the Mergers, the M&A Working Group of the ServiceNow Board, in consultation with ServiceNow’s management and its financial and legal advisors, received certain materials for review and consideration prior to the execution of the Merger Agreement. After due consideration and consultation with its management and its financial and legal advisors, at a meeting held on March 7, 2025, the M&A Working Group (i) determined that the transactions contemplated by the Merger Agreement and the Transaction Documents were advisable and in the best interests of ServiceNow and its shareholders, and (ii) approved the Transaction, including the Mergers, and the Merger Agreement and the Transaction Documents, upon the terms and subject to the conditions set forth therein.

At a meeting held on March 9, 2025, the Moveworks Board unanimously approved the Merger Agreement and the Transaction. The Moveworks Board reviewed several factors in reaching its decision and believes that the Merger Agreement and the Transaction are in the best interests of, and fair to, Moveworks and its stockholders.

For a discussion of the factors considered by the ServiceNow Board and the Moveworks Board in approving the Merger Agreement and the Transaction, see the sections entitled “The Transaction—The ServiceNow Board’s Reasons for the Transaction” and “The Transaction—The Moveworks Board’s Reasons for the Transaction” beginning on page 40 and page 42, respectively, of this prospectus.

Interests of Certain Persons in the Transaction (See Page 82)

The directors and executive officers of ServiceNow do not have any interests in the Transaction that are different from, or in addition to, the interests of ServiceNow shareholders.

Moveworks Stockholders should be aware and take into account the fact that certain Moveworks directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of the Moveworks Stockholders generally and may create, or be perceived to create, potential conflicts of interests. These interests include, among other things, employment and retention arrangements that provide for certain benefits and equity interests in connection with certain executives’ continued employment with ServiceNow following the completion of the Transaction, the revesting of certain shares of ServiceNow Common Stock received in the Transaction and certain rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction.

Information regarding certain beneficial owners of Common Stock is described in the section entitled “Interests of Directors and Officers in the Transaction” beginning on page 82 of this prospectus. The Moveworks Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiations, of the Transaction, in approving the Merger Agreement and recommending that the Moveworks Stockholders deliver the Moveworks Stockholder Approval.

Conditions to Consummation of the Transaction (See Page 68)

As more fully described in this prospectus and in the Merger Agreement, the respective obligations of each of ServiceNow, Moveworks and Merger Subs to consummate the Transaction are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

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the absence of (i) any legal or regulatory restraint limiting or restricting the Mergers, the Transaction or ServiceNow’s ownership, conduct or operation of the Moveworks business following the Closing, and (ii) any applicable law or order that makes the consummation of the Mergers illegal; and

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the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the Transaction and the receipt of all other clearances, approvals or consents under any applicable antitrust laws of certain other specified jurisdictions.

The obligations of ServiceNow and Merger Subs to consummate the Transaction are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

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the accuracy of the representations and warranties of Moveworks in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date, subject in certain cases to certain materiality thresholds and exceptions;

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the performance or compliance in all material respects by Moveworks and its subsidiaries with all covenants, agreements and obligations required by the Merger Agreement to be performed and complied with by them at or prior to the Closing;

•	the receipt by ServiceNow of a certificate, executed on behalf of Moveworks by its Chief Executive Officer, to certify that the conditions in the preceding two bullets are satisfied;

•	the receipt of the Moveworks Stockholder Approval, which will have been duly and validly obtained;

•	the absence of any Material Adverse Effect (as defined below) with respect to Moveworks since the date of the Merger Agreement;

•	the receipt of the founder agreements (the “Founder Agreements”), duly executed by each Founder;

•	the receipt of the offer letters (the “Offer Letters”), duly executed by each of the Moveworks key employees;

•	the acceptance by at least eighty percent (80%) of identified Moveworks employees and contractors (other than certain key employees) of offers of continued employment following the Closing;

•	the receipt by ServiceNow of all other required agreements, instruments, certificates or documents for Closing set forth in the Merger Agreement; and

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the receipt by ServiceNow of a written tax opinion from its counsel, Skadden, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Moveworks to consummate the Transaction are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

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the accuracy of the representations and warranties of ServiceNow and Merger Subs in the Merger Agreement as of the Closing Date, subject in certain cases to certain materiality thresholds and exceptions;

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the performance or compliance in all material respects by ServiceNow and Merger Subs with all covenants, agreements and obligations required by the Merger Agreement to be performed and complied with by them at or prior to the Closing;

•	the receipt by Moveworks of a certificate, executed by a duly authorized officer of ServiceNow, certifying that the conditions in the preceding two bullet points are satisfied;

•	the receipt by Moveworks of the registration rights agreement (the “Registration Rights Agreement”), duly executed by ServiceNow; and

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the receipt by Moveworks of a written opinion from its counsel, O’Melveny, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

Regulatory Approvals (See Page 45)

Completion of the Transaction is conditioned on, among other things, (i) the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all other clearances, approvals or consents of governmental entities in certain other specified jurisdictions, if applicable, and (ii) the absence of any order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the Mergers, the Transaction or ServiceNow’s ownership, conduct or operation of the Moveworks business following the Closing, and the absence of any applicable law or order that makes the consummation of the Mergers illegal.

HSR Act

On March 31, 2025, each of ServiceNow and Moveworks filed a notification and report form pursuant to the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice Antitrust Division (the “DOJ”). ServiceNow withdrew its notification and report form pursuant to the HSR Act on April 30, 2025 and refiled on May 2, 2025. The waiting period under the HSR Act will expire no later than June 2, 2025, unless extended by a request for additional information or documentary material.

UK Competition and Markets Authority

On April 1, 2025, ServiceNow submitted a briefing paper to the UK Competition and Markets Authority (the “CMA”) in respect of the Transaction. The CMA responded on April 10, 2025 confirming that it required no further information on the Transaction.

Australian Competition and Consumer Commission

On April 4, 2025, ServiceNow submitted an informal notification for pre-assessment to the Australian Competition and Consumer Commission (the “ACCC”) in respect of the Transaction.

SEC and Other Filings

In connection with the Transaction, the parties intend to make all required filings with the SEC, the Delaware Secretary of State and the NYSE, as well as any required filings with foreign, state or local governmental authorities.

Pursuant to the Merger Agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper, or advisable under any applicable laws, including, but not limited to, the preparation and filings of all forms, registrations, notifications and notices required to be filed to consummate the Transaction, all actions reasonably necessary to obtain any consent, clearance, expiration or termination of a waiting period, authorization, order, non-objection or approval required to be obtained, and the execution and delivery of any additional instruments necessary to consummate the Transaction. Additionally, ServiceNow and Moveworks will use reasonable best efforts take all actions necessary to avoid or eliminate each and every impediment under applicable law so as to enable the Closing to occur as promptly as practicable.

Termination of the Merger Agreement (See Page 69)

The Merger Agreement may be terminated at any time prior to the Effective Time under the following circumstances:

•	by mutual written consent duly authorized by ServiceNow and Moveworks;

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by either ServiceNow or Moveworks, if the Closing has not occurred on or before December 9, 2025, which date may be automatically extended by up to two (2) six (6)-month extensions under certain circumstances;

•

by either ServiceNow or Moveworks, under certain circumstances, if a governmental authority of competent jurisdiction has issued any order which has become final and non-appealable and which, in either case, permanently prohibits the Transaction;

•

by ServiceNow, if (i) Moveworks has breached any representation, warranty, covenant, agreement or obligation in the Merger Agreement, and such breach (subject to cure) will result in the failure of any of the conditions to the obligations of ServiceNow and Merger Subs for Closing to be satisfied, or (ii) there has been a Material Adverse Effect (as defined below) with respect to Moveworks; and

•

by Moveworks, if ServiceNow or Merger Subs have breached any representation, warranty, covenant, agreement or obligation in the Merger Agreement, and such breach (subject to cure) will result in the failure of any of the conditions to the obligations of Moveworks for Closing to be satisfied.

For further discussion, please read the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 69 of this prospectus.

Appraisal or Dissenters’ Rights (See Page 105)

Holders of Moveworks Capital Stock, excluding any Requisite Stockholders, are entitled to appraisal rights under the DGCL and, if applicable, dissenters’ rights under the CCC, in connection with the Transaction. See the section entitled “Appraisal or Dissenters’ Rights” beginning on page 105 of this prospectus for a further discussion of the appraisal and dissenters’ rights of the holders of Moveworks Capital Stock under the DGCL and the CCC in connection with the Transaction.

NYSE Listing (See Page 46)

ServiceNow expects to obtain approval to list the shares of ServiceNow Common Stock to be issued pursuant to the Merger Agreement on the NYSE. Accordingly, application will be made to have the shares of ServiceNow Common Stock to be issued pursuant to the Merger Agreement approved for listing on the NYSE, where shares of ServiceNow Common Stock are currently traded under the symbol “NOW”.

Accounting Treatment of the Transaction (See Page 48)

ServiceNow prepares its financial statements in accordance with GAAP. The Transaction will be accounted for in accordance with Accounting Standards Codification Topic 805, Business Combinations (“Topic 805”), with ServiceNow considered as the accounting acquirer and Moveworks as the accounting acquiree. Accordingly, ServiceNow will measure the assets acquired and liabilities assumed at their fair values, including tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date, with limited exceptions to fair value measurement for certain assets acquired and liabilities assumed as specified in Topic 805. Any excess purchase price over the value of assets acquired and liabilities assumed will be recorded as goodwill.

U.S. Federal Income Tax Consequences of the Mergers (See Page 73)

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the assumptions, limitations and qualifications described below and in the tax opinions of Skadden and O’Melveny, attached as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this prospectus forms a part, and summarized herein, it is the opinion of Skadden and O’Melveny that the Mergers will qualify as a “reorganization” under Section 368(a) of the Code. Furthermore, it is a condition to the completion of the Transaction that each of ServiceNow and Moveworks receive an opinion from its counsel, Skadden and O’Melveny, respectively, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each such opinion is, or, when issued on the Closing Date, will be, based on, among other things, certain facts, representations, covenants and assumptions, and such opinion relies, or will rely, on such facts, representations, and assumptions being accurate at the time of the Mergers, and the covenants being followed according to their terms. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, each such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts. No ruling has been, or will be, sought by ServiceNow, the Merger Subs or Moveworks from the IRS with respect to the Mergers, and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Assuming that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined below) will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of ServiceNow Common Stock and cash received by such holder in the Mergers exceeds such holder’s tax basis in the holder’s shares of Moveworks Capital Stock surrendered, and (2) the amount of cash received by such U.S. Holder. In addition, any gain with respect to any consideration received pursuant to any post-Closing adjustment described in the section entitled “The Merger Agreement—Adjustment Amount and Seller Agent Expense Amount” after the close of a U.S. Holder’s taxable year in which the Closing of the Mergers occurs may be eligible for reporting under the installment method.

For additional information, please see the section entitled “U.S. Federal Income Tax Consequences of the Mergers” beginning on page 73 of this prospectus. The tax consequences of the Mergers to you will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Mergers under your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Comparison of Rights of Holders of ServiceNow Common Stock and Moveworks Capital Stock (See Page 87)

Both ServiceNow and Moveworks are incorporated under the laws of the State of Delaware and, accordingly, the rights of ServiceNow shareholders and the rights of Moveworks Stockholders are currently, and will continue to be prior to the completion of the Transaction, governed by the DGCL. However, ServiceNow shareholders and Moveworks Stockholders have different rights pursuant to the organizational documents of each of ServiceNow and Moveworks, respectively. Upon the completion of the Transaction, certain Moveworks Stockholders will become ServiceNow shareholders and will have rights different from those they currently have as Moveworks Stockholders. Certain differences between the constituent documents of ServiceNow and Moveworks are described in the section entitled “Comparison of Rights of ServiceNow Shareholders and Moveworks Stockholders” beginning on page 87 of this prospectus.

Risk Factors (See Page 15)

The Transaction described in this prospectus involves various risks, and you should carefully read and consider the matters discussed under the section entitled “Risk Factors” beginning on page 15 of this prospectus and the documents incorporated herein by reference.

MARKET PRICE AND DIVIDEND INFORMATION

Per Share Market Price and Dividend Information

Market Prices

ServiceNow Common Stock currently trades on the NYSE under the symbol “NOW”. As of May 8, 2025, the latest practicable trading day before the date of this prospectus, there were 206,982,896 shares of ServiceNow Common Stock outstanding.

The following table presents trading information for ServiceNow Common Stock on March 7, 2025, the last trading day before the public announcement of the Merger Agreement, and May 8, 2025, the latest practicable trading day before the date of this prospectus.

	ServiceNow Common Stock
Date	High	Low	Close
March 7, 2025	$870.00	$832.72	$850.63
May 8, 2025	$992.00	$972.81	$974.49

Moveworks is a privately held company, and there is no public trading market for any class of Moveworks Capital Stock. As of May 8, 2025, there are approximately 388 holders of Common Stock.

Dividend Information

ServiceNow’s expected dividend yield is zero, as it has not and does not currently intend to declare dividends in the foreseeable future.

RISK FACTORS

In reviewing the Transaction described in this prospectus, you should consider carefully the following risk factors, together with general investment risks and all of the other information included in, or incorporated by reference into, this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this prospectus.

The risks described below are certain material risks, although not the only risks, relating to the Transaction and each of ServiceNow, Moveworks and the Moveworks business following the completion of the Transaction in relation to the Transaction. The risks described below are not the only risks that ServiceNow or Moveworks currently faces or that ServiceNow or the Moveworks business will face after the completion of the Transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of ServiceNow or the Moveworks business or the market price of ServiceNow Common Stock following the completion of the Transaction.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of ServiceNow, Moveworks and/or the Moveworks business following the completion of the Transaction. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transaction

There is no assurance of when or if the Transaction will be completed.

The completion of the Transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all other clearances, approvals or consents or governmental entities in certain other specific jurisdictions, if applicable, and the absence of any order or other legal or regulatory restraint or prohibition limiting or restricting consummation of the Transaction. There can be no assurance that ServiceNow and Moveworks will be able to satisfy the closing conditions or that any closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Transaction, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page 68 of this prospectus. If the Transaction is not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that ServiceNow and Moveworks may expect to achieve as a result of the Transaction and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transaction.

ServiceNow and Moveworks can mutually agree at any time prior to the Effective Time to terminate the Merger Agreement. ServiceNow and Moveworks can also terminate the Merger Agreement under other specified circumstances. For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 69 of this prospectus.

Consummation of the Transaction is subject to the receipt of approvals from certain regulatory authorities that may impose conditions that could have an adverse effect on ServiceNow, Moveworks or the combined business following the Closing, or if not obtained, could prevent the completion of the Transaction.

The consummation of the Transaction is conditioned upon the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the Transaction and the receipt of all other clearances, approvals, or consents under any applicable antitrust laws of certain other specified jurisdictions. In addition, each of ServiceNow and Moveworks has agreed to use its respective reasonable best efforts to obtain all necessary regulatory approvals (subject to certain limitations).

In deciding whether to grant the required regulatory approval, consent or clearance, the applicable governmental entities may consider, among other factors, the effect of the Transaction on competition within their applicable jurisdiction. Applicable governmental entities may impose terms and conditions, requirements, limitations or costs on ServiceNow and/or Moveworks that are unexpected or could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the Transaction, including restrictions on the conduct of ServiceNow’s business following the completion of the Transaction. As a result, neither ServiceNow nor Moveworks can provide assurance that any such terms, conditions, obligations or restrictions and each party’s respective best efforts to comply with any such terms, conditions, obligations or restrictions will not result in the delay or abandonment of the Transaction. For additional information regarding conditions to the completion of the Transaction, please see the sections entitled “The Transaction—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page 45 and page 68, respectively, of this prospectus.

The parties are subject to business uncertainties and Moveworks is subject to contractual restrictions while the Transaction is pending, which could adversely affect each party’s business and operations.

During the Interim Period, it is possible that some customers, partners, vendors and/or other persons with whom ServiceNow and Moveworks has a business relationship may delay or defer certain business decisions or decide to terminate or change their relationships with ServiceNow and Moveworks, as applicable, which could negatively affect the revenues, earnings and cash flows of ServiceNow and Moveworks, respectively, as well as the market price of ServiceNow Common Stock, regardless of whether the Transaction is completed.

Under the terms of the Merger Agreement, Moveworks is required to use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may adversely affect its ability to execute certain of its business strategies, including, among other things, to enter into, terminate or amend material contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect Moveworks’ business and operations prior to the completion of the Transaction.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Transaction.

Lawsuits may in the future be filed against Moveworks, its directors, ServiceNow and/or the Merger Subs challenging the Transaction, and an adverse ruling in any such lawsuit may prevent or delay the completion of the Transaction and/or result in substantial costs to ServiceNow and Moveworks.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, transaction or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ServiceNow’s and Moveworks’ respective liquidity and financial condition. Furthermore, one of the closing conditions to the Transaction is that no applicable law or order by any governmental entity of competent jurisdiction will be in place that has the effect of restraining, limiting or restricting the consummation of the Transaction or ServiceNow’s ownership, conduct or operation of the combined business following the Closing. As such, if an order prohibiting the completion of the Transaction is effectuated, such order may prevent the Transaction from being consummated within the expected timeframe, or at all.

The share consideration is calculated through a fixed price per share of ServiceNow Common Stock, which will not be adjusted in the event of any changes in ServiceNow stock price. As a result, Securityholders cannot be certain of the market value of the consideration they will receive until the Transaction is completed.

At the Closing, the aggregate consideration to be paid to Securityholders will consist of a combination of cash and shares of ServiceNow Common Stock, as may be elected by each Securityholder. The shares of

ServiceNow Common Stock issued as the aggregate stock consideration will be issued at a fixed value of $850.63 per share, which represents the closing stock price per share of ServiceNow Common Stock on March 7, 2025. This price per share of ServiceNow Common Stock will not be adjusted for any changes in the market price of ServiceNow Common Stock between the date that the Merger Agreement was signed and the completion of the Transaction. Changes in the market price of ServiceNow Common Stock prior to the completion of the Transaction will affect the value that Securityholders will receive in the Transaction. Neither ServiceNow nor Moveworks is permitted to terminate the Merger Agreement solely as a result of any increase or decrease in the market price of ServiceNow Common Stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of industry stock generally or ServiceNow or the Transaction in particular, changes in ServiceNow’s business, operations and prospects and regulatory considerations. Many of these factors are beyond ServiceNow’s control.

Moveworks Stockholders may not receive all consideration in the form they elect, and the form of consideration that they receive may have a lower value than the form of consideration that they elect to receive.

Upon completion of the Transaction, the aggregate consideration to be paid to Securityholders will consist of a combination of cash and shares of ServiceNow Common Stock, as may be elected by each Securityholder, subject to certain limits as set forth in the Merger Agreement. Accordingly, some of the consideration that a Moveworks Stockholder receives may differ from the type of consideration selected, and such difference may be significant. For additional information regarding the election and adjustment mechanism, see the sections entitled “The Merger Agreement—Effect of the Mergers on Moveworks Capital Stock”, “The Merger Agreement—Effect of the Mergers on Equity Awards of Moveworks” and “The Merger Agreement—Effect of the Mergers on Warrants of Moveworks” beginning on pages 51, 53 and 54, respectively, of this prospectus. For additional information regarding the material U.S. federal income tax consequences of the Transaction, please see the section titled “U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences of the Mergers” beginning on page 74 of this prospectus.

There has been no public market for Moveworks Capital Stock and the lack of a public market makes it difficult to determine the fair market value of Moveworks.

The outstanding shares of Moveworks Capital Stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Moveworks than if the outstanding shares of Moveworks Capital Stock were traded publicly. The value ascribed to Moveworks’ securities in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of Moveworks Capital Stock may have traded if they were traded on a public market. The consideration to be paid to Moveworks Stockholders in the Transaction was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Moveworks Capital Stock may have traded if they were traded on a public market.

Moveworks’ directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Moveworks Stockholders generally.

Moveworks directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Moveworks Stockholders generally and that may create, or be perceived to create, potential conflicts of interest.

These interests include, among other things, employment of Moveworks’ directors and executive officers, retention equity incentive bonuses, the vesting of equity-based awards and payments in return for repurchases of Moveworks equity-based awards and certain rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction. Certain executive officers of Moveworks will also serve as executive officers of the Surviving Company following the Transaction. Please see the section entitled “Interests of Directors and Officers in the Transaction” beginning on page 82 of this prospectus for a more detailed description of these interests. The Moveworks Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, overseeing the negotiation of the Transaction and approving the Merger Agreement.

If the Mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders of Moveworks Capital Stock may be required to pay additional U.S. federal income taxes.

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of ServiceNow, the Merger Subs and Moveworks to consummate the Transaction is conditioned upon the receipt of certain tax opinions by each of ServiceNow and Moveworks from its counsel, Skadden and O’Melveny, respectively, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each such opinion, when issued on the Closing Date, will be based on, among other things, certain facts, representations, covenants and assumptions, and such opinion will rely on such facts, representations and assumptions being accurate at the time of the Mergers, and the covenants being followed according to their terms. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, each such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by ServiceNow, the Merger Subs or Moveworks from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the Mergers, U.S. Holders will generally be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of the ServiceNow Common Stock and the amount of cash received by the U.S. Holder in the Mergers, and (2) the adjusted tax basis of such U.S. Holder in the Moveworks Capital Stock exchanged therefor.

For additional information, please see the section entitled “U.S. Federal Income Tax Consequences of the Mergers” beginning on page 73 of this prospectus. The tax consequences to you of the Mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Risks Related to ServiceNow’s and the Surviving Company’s Business after Completion of the Transaction

ServiceNow may not be able to integrate the Moveworks business successfully and the anticipated benefits of acquiring Moveworks may not be realized within the expected time frame or at all.

ServiceNow and Moveworks entered into the Merger Agreement with the expectation that the Transaction would result in various benefits, including, among other things, operating efficiencies, synergies, a positive strategic impact on ServiceNow’s ability to serve consumers, the expanded reach of ServiceNow’s new agentic platform and an improvement in ServiceNow’s combined service offerings. Achieving these expected or intended benefits will depend, in part, on ServiceNow’s ability to integrate Moveworks’ business successfully and efficiently.

It is possible that the integration process could take longer than anticipated or the achievement of expected synergies could be more difficult than expected. The integration of Moveworks into ServiceNow could also result in the disruption of ongoing businesses, processes, systems and business relationships or inconsistencies in standards, controls, procedures, practices and policies, any of which could adversely affect ServiceNow’s ability to achieve the anticipated benefits of the Transaction. The integration process is subject to a number of risks and uncertainties, including (i) unanticipated complexities, costs, burdens, compliance requirements or difficulties (including new or heightened existing vulnerabilities) that may arise from integrating or maintaining the businesses, technologies, products, personnel or operations of Moveworks and (ii) unexpected factors that may affect ServiceNow’s ability to preserve relationships with customers, suppliers and partners of Moveworks. No assurance can be given that the anticipated benefits of the Transaction will be realized on the expected timeframe or at all, and ServiceNow’s revenue, expenses, operating results and financial condition and the market price of ServiceNow Common Stock could be adversely affected.

Uncertainties associated with the Transaction may cause a loss of key employees of Moveworks, and ServiceNow and Moveworks may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of the combined company.

ServiceNow and Moveworks are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The Surviving Company’s success after the consummation of the Transaction will depend, in part, upon the ability of ServiceNow and Moveworks to continue to attract, motivate and retain key management personnel and other key employees. Prior to the Closing, current and prospective employees of Moveworks may experience uncertainty about their roles within the Surviving Company following the consummation of the Transaction, which may have an adverse effect on the ability of ServiceNow and Moveworks to continue to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that ServiceNow and the Surviving Company will be able to attract, motivate or retain management personnel and other key employees to the same extent that Moveworks has previously been able to attract or retain its employees. If key employees terminate their employment, ServiceNow’s and the Surviving Company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating ServiceNow and Moveworks to hiring suitable replacements, all of which may adversely impact ServiceNow’s and the Surviving Company’s business and operations following the consummation of the Transaction.

Completion of the Transaction may trigger change in control, assignment or other provisions in certain agreements to which Moveworks is a party, which may have an adverse impact on the Surviving Company’s business and results of operations.

The consummation of the Transaction may trigger change in control, assignment and other provisions in certain agreements to which Moveworks is a party. If ServiceNow and Moveworks are unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, which may include potentially terminating the agreements or seeking monetary damages or other remedies. Even if ServiceNow and Moveworks are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to ServiceNow or the Surviving Company. Any of the foregoing or similar developments may have an adverse impact on the Surviving Company’s business and results of operations following the consummation of the Transaction or the ability of ServiceNow and Moveworks to successfully integrate their respective businesses.

ServiceNow will incur transaction and integration-related costs in connection with the Transaction, which could affect ServiceNow’s ability to execute its integration plan and achieve the anticipated benefits of the Transaction.

ServiceNow expects to incur a number of non-recurring costs associated with the Transaction and combining the operations of Moveworks with and into ServiceNow, some of which must be paid even if the Transaction is not consummated (which include financial advisory and legal costs). ServiceNow continues to assess the magnitude of these costs, and additional unanticipated costs may also be incurred in connection with the Transaction and integration process. Although ServiceNow expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the ServiceNow and Moveworks businesses, should allow ServiceNow to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.

Following the Transaction, the market price of ServiceNow Common Stock may be affected by certain factors different from those affecting the ServiceNow Common Stock currently.

The market price of ServiceNow Common Stock after the Transaction may be affected by certain factors different from those affecting ServiceNow Common Stock before the consummation of the Transaction. ServiceNow’s business and financial position differs from that of Moveworks in important respects. Accordingly, the results of operations of ServiceNow, including the Moveworks business, and the market price of ServiceNow Common Stock after the consummation of the Transaction may be affected by certain factors different from those currently affecting the results of operations of each of ServiceNow and Moveworks or the ServiceNow Common Stock on a standalone basis. For a discussion of the business of ServiceNow and certain factors to consider in connection with that business, see the documents incorporated by reference in this prospectus and referenced to under the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

The market price of ServiceNow Common Stock may decline as a result of the Transaction and the issuance of shares of ServiceNow Common Stock to holders of Moveworks Capital Stock in the Transaction may have a negative impact on ServiceNow’s financial results, including earnings per share.

The market price of ServiceNow Common Stock may decline as a result of the Transaction, and holders of ServiceNow Common Stock could see a decrease in the value of their investment in ServiceNow Common Stock, if, among other things, ServiceNow and the Surviving Company are unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Transaction are not realized, or if the transaction costs and integration-related costs related to the Transaction are greater than expected. The market price may also decline if ServiceNow does not achieve the perceived benefits of the Transaction as rapidly or to the extent expected by financial or industry analysts. The issuance of shares of ServiceNow Common Stock in the Transaction could on its own have the effect of depressing the market price for ServiceNow Common Stock.

In addition, certain holders of Moveworks Capital Stock may decide not to hold the shares of ServiceNow Common Stock received as a result of the Transaction. Other holders of Moveworks Capital Stock may be required to sell the shares of ServiceNow Common Stock received as a result of the Transaction. Any such sales of ServiceNow Common Stock (including potential large sales of ServiceNow Common Stock into the market in a short period of time following consummation of the Transaction and staggered lock-up periods) could cause the price of ServiceNow Common Stock to decline. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, ServiceNow Common Stock, regardless of the actual operating performance of ServiceNow, including the Moveworks business, following the consummation of the Transaction.

The shares of ServiceNow Common Stock to be received by holders of Moveworks Capital Stock upon the consummation of the Transaction will have different rights from the shares of Moveworks Capital Stock.

Upon the consummation of the Transaction, Moveworks Stockholders will no longer be stockholders of Moveworks. Former holders of Moveworks Capital Stock who receive shares of ServiceNow Common Stock as a result of the Transaction will become ServiceNow shareholders, and their corresponding rights as ServiceNow shareholders will be governed by ServiceNow’s restated certificate of incorporation, as amended, and restated bylaws, as amended. For a discussion of the different rights associated with holders of Moveworks Capital Stock and holders of ServiceNow Common Stock, please see the section entitled “Comparison of Rights of ServiceNow Shareholders and Moveworks Stockholders” beginning on page 87 of this prospectus.

After the Transaction, Moveworks Stockholders will have a significantly lower ownership and voting interest in ServiceNow than they currently have in Moveworks and will exercise less influence over management.

Based on the number of shares of Moveworks Capital Stock outstanding as of March 9, 2025, and the number of shares of ServiceNow Common Stock outstanding as of December 31, 2024, it is expected that,

immediately after consummation of the transaction, former Moveworks Stockholders will own less than two percent (2%) of the outstanding shares of ServiceNow Common Stock. Consequently, former Moveworks Stockholders will have less influence over the management and policies of ServiceNow than they currently have over the management and policies of Moveworks.

Risks Related to ServiceNow’s Business

You should read and consider the risk factors specific to ServiceNow’s business that will also affect the Surviving Company after the completion of the Transaction. These risks are described in the section entitled “Risk Factors” of ServiceNow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents that are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

Risks Related to Moveworks’ Business

Moveworks has incurred significant operating losses in the past and may not be able to generate sufficient revenue to be profitable in the future.

Since its inception, Moveworks has incurred significant net operating losses. Moveworks expects its net operating losses to continue in the future as it continues to grow its business. If Moveworks’ financial performance and/or condition deteriorates, it would impair its goodwill and intangible assets, which could adversely impact its results of operations and financial position. If Moveworks’ revenues do not increase to offset these additional expenses or if it experiences unexpected increases in operating expenses, Moveworks might not achieve or maintain profitability. If this were to occur, the Moveworks Stockholders could lose all or part of their investment.

Moveworks may require additional capital to support the growth of its business, and if the Transaction is not completed, Moveworks will need to raise significant capital, which might not be available on acceptable terms, if at all.

Since inception, Moveworks has funded its operations through the sale of equity to the holders of Preferred Stock, debt and cash generated from its operations. If the Transaction is not consummated due to failure to obtain required regulatory approvals under applicable antitrust laws or the Transaction is otherwise prohibited by a governmental order under certain circumstances, Moveworks will be entitled to receive an unsecured term loan in an amount of up to $100 million from ServiceNow under the Merger Agreement. However, if the Transaction is not consummated for any other reason, Moveworks does not know when or if its operations will generate sufficient cash to fund its ongoing operations and, in the future, Moveworks may require additional capital. At such time, additional financing may not be available on favorable terms, or at all. The ability of Moveworks to obtain additional financing will depend, among other things, on its sales efforts, the ongoing development and extension of its services, operating performance and the condition of the capital markets at the time financing is sought. If Moveworks is unable to obtain adequate financing on reasonable terms when needed, Moveworks’ ability to continue to grow or support its business could be significantly limited.

Moveworks’ revenue growth rate could decline in the future as a result of a variety of factors, including increased competition and the maturation of its business, and Moveworks cannot make assurances that its revenue will continue to grow or will not decline. While Moveworks continues to experience significant revenue growth, there can be no certainty as to whether or when Moveworks will obtain a high enough volume of revenue to sustain or increase its growth or achieve or maintain profitability in the future. Moveworks expects to also face increased compliance and security costs associated with growth and the expansion of its business. As such, it is difficult to predict its future operating results. Moveworks’ historical revenue growth or operating expenses should not be considered as an indication of future performance. If Moveworks’ revenue growth rate declines or its operating expenses exceed Moveworks’ expectations, Moveworks’ financial performance will be adversely affected. Further, if its future growth and operating performance fail to meet expectations, it could have a materially negative effect on the value of Moveworks shares.

The markets in which Moveworks participates are intensely competitive, and if Moveworks does not compete effectively, its business could be harmed.

The markets for enterprise applications and platform services are highly competitive, rapidly evolving, fragmented and subject to changing technology and have low barriers to entry, shifting customer needs and frequent introductions of new products and services. Many prospective customers have invested substantial personnel and financial resources to implement and integrate their current enterprise software into their businesses and therefore may be reluctant or unwilling to migrate away from their current solution to a different enterprise software service. Additionally, third-party developers may be reluctant to build application services on Moveworks’ platform since they have invested in other competing technology platforms.

Moveworks’ competitors include:

•

vendors of packaged business software, as well as companies offering enterprise applications delivered through on-premises offerings from enterprise software application vendors and cloud computing application service providers, either individually or with others;

•

software companies that provide their product or service free of charge as a single product or when bundled with other offerings, or only charge a premium for advanced features and functionality, as well as companies that offer solutions that are sold without a direct sales organization;

•

vendors who offer software tailored to specific services, industries or market segments, as opposed to Moveworks’ full suite of service offerings, including suppliers of traditional business intelligence and data preparation products, integration software vendors, marketing vendors, e-commerce solutions vendors or AI software and service vendors;

•	productivity tool and email providers, unified communications providers and consumer application companies that have entered the business software market; and

•

traditional platform development environment companies and cloud computing development platform companies who may develop toolsets and products that allow customers to build new applications, including generative AI applications that run on the customers’ current infrastructure or as hosted services, as well as would-be customers who may develop enterprise applications for internal use.

In addition, Moveworks may face more competition as it expands its product offerings. Some of its current and potential competitors may have competitive advantages, such as greater name recognition, longer operating histories, more significant installed bases, broader geographic scope, broader suites of service offerings and larger marketing budgets, as well as substantially greater financial, technical, personnel and other resources. In addition, many of Moveworks’ current and potential competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. Competitors of Moveworks may be able to respond more quickly and effectively than Moveworks can to new or changing opportunities, technologies, standards or customer requirements, or provide competitive pricing, more flexible contracts or faster implementations.

Additionally, as Moveworks continues to increase building AI into many of Moveworks’ offerings, Moveworks faces more competition as AI technologies are increasingly integrated into the markets in which it competes. New AI offerings may disrupt workforce needs and negatively impact demand for Moveworks’ offerings, or its competitors may be able to incorporate AI into their offerings more efficiently or successfully than Moveworks is able to and achieve greater and faster adoption. Even if Moveworks’ services are more effective than the products and services that its competitors offer, potential customers might select competitive products and services in lieu of purchasing Moveworks’ services. For all of these reasons, Moveworks may not be able to compete successfully against its competitors, which could negatively impact its future sales and harm its business.

Moveworks’ financial results have fluctuated in the past and may fluctuate significantly in the future and may not fully reflect the underlying performance of its business.

Moveworks’ financial results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors. Period-to-period comparisons of Moveworks’ results and key metrics may not be meaningful, making it difficult to project future results. Factors that may cause Moveworks’ revenue, results of operations and cash flows to fluctuate from period to period include, but are not limited to:

•	Moveworks’ ability to attract new customers, retain and increase sales to existing customers and satisfy its customers’ requirements;

•	the timing of customer renewals;

•	changes in Moveworks’ or its competitors’ pricing policies and offerings;

•	new products, features, enhancements or functionalities introduced by its competitors;

•	the amount and timing of operating costs and capital expenditures related to the operations and expansion of Moveworks’ business;

•	significant security breaches, technical difficulties or interruptions to Moveworks products or third-party products on which it relies;

•	Moveworks’ ability to incorporate artificial intelligence solutions and features into its platform;

•	the number of new employees added or, conversely, reductions in force;

•	changes in foreign currency exchange rates or adding additional currencies in which Moveworks’ sales are denominated;

•	the impact of new accounting pronouncements and associated system implementations; and

•	the timing of the grant or vesting of equity awards to employees, contractors or directors.

Many of these factors are outside of Moveworks’ control, and the occurrence of one or more of them might cause its revenue, results of operations and cash flows to vary widely. As such, Moveworks believes that quarter-to-quarter comparisons of its revenue, results of operations and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

Moveworks’ efforts to expand its service offerings and develop and integrate its existing services to keep pace with technological developments may not succeed and may reduce its revenue growth rate and harm its business.

As a result of its limited operating history, Moveworks’ historical revenue growth rates should not be relied on as predictive of its future performance. Efforts to expand its current service offerings may not succeed and may reduce its revenue growth rate. Additionally, due to customer flexibility in the timing of their consumption, Moveworks could have lower levels of customer consumption of Moveworks products than it expects, which may result in suboptimal pricing. Further, the introduction of future platform changes and upgrades may not result in long term revenue growth.

If Moveworks is unable to develop enhancements to, and new features for, its existing or new services that keep pace with rapid technological developments, its business could be harmed. The success of enhancements, new features and services depends on several factors, including their timely completion, introduction and market acceptance, as well as Moveworks’ ability to integrate all of its product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair Moveworks’ revenue growth and negatively impact its operating results if the additional costs are not offset by additional revenues.

Additionally, if Moveworks fails to timely anticipate or identify significant technology trends and developments, or if Moveworks does not devote appropriate resources to adapting to such trends and developments, its business could be harmed. Uncertainties about the timing and nature of new network platforms or technologies, modifications to existing platforms or technologies or changes in customer usage patterns thereof could increase Moveworks’ research and development or service delivery expenses or lead to increased reliance on certain vendors of Moveworks. Any failure of Moveworks’ services to operate effectively with future network platforms and technologies could reduce the demand for its services, result in customer dissatisfaction and harm its business.

Moveworks is subject to a variety of risks inherent in expanding its business internationally.

Moveworks is subject to a variety of risks inherent in expanding its business internationally, including:

•	localizing products and services for international markets and uncertainty regarding the popularity of its platforms in various markets;

•	political, social and/or economic instability;

•	risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	burdens of complying with a variety of foreign laws;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	compliance with statutory equity requirements; and

•	management of tax consequences.

If Moveworks is unable to manage the complexity of its global operations and execute expansion in new international markets successfully, its financial performance and operating results could suffer.

Moveworks’ business depends on its customers renewing their subscriptions and purchasing additional licenses or subscriptions from Moveworks, and any decline in its customer retention or expansion could harm its future results of operations.

In order for Moveworks to maintain or improve its results of operations, it is important that Moveworks’ customers renew their licenses or subscriptions when existing contract terms expire and that Moveworks expands its commercial relationships with existing customers. Moveworks’ customers have no obligation to renew their licenses or subscriptions, and its customers may terminate licenses or not renew licenses or subscriptions with a similar contract duration or with the same or greater number of users. Some of Moveworks’ customers have elected not to renew their agreements with Moveworks in the past and it is difficult to accurately predict long-term customer retention. In addition, Moveworks recognizes revenue from customers ratably over the terms of their subscription agreements, which range from one to three years or more. As a result, most of the revenue Moveworks reports in each quarter is the result of subscription agreements entered into during prior quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in Moveworks’ revenue results for that quarter. However, any such decline will negatively affect its revenue in future quarters. Accordingly, the effect of significant downturns in sales, Moveworks’ failure to achieve its internal sales targets, a decline in the market acceptance of its services or a decrease in its net retention rate may not be fully reflected in Moveworks’ operating results until future periods.

Further, Moveworks’ subscription model makes it difficult for Moveworks to rapidly increase its revenue through additional sales in any period. Therefore, Moveworks may be unable to timely address any customer retention issues with specific customers before it negatively impacts Moveworks’ results of operations. If Moveworks’ customers renew their subscriptions on less favorable terms, do not purchase additional licenses or subscriptions or renew their subscriptions or fail to add more users, Moveworks revenue may decline or grow less quickly than expected, which could harm future results of operations and prospects.

If Moveworks fails to effectively manage its growth, its business and results of operations could be harmed.

Since its founding in 2016, Moveworks has experienced rapid growth, which has placed, and may continue to place, significant demands on its management, operational and financial resources. Moveworks operates globally and sells products to customers in approximately 13 countries and territories. Further, Moveworks has employees in the United States, India, Canada, United Kingdom, France and Australia. Moveworks anticipates that significant additional investments will continue to be required to scale its operations to address the needs of its customers and further develop and enhance its services.

These investments may be in the following areas:

•	sales, marketing and customer success, including an expansion of Moveworks’ sales organization and new customer success initiatives;

•	Moveworks’ technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	product development, including investments in Moveworks’ product development team and the development of new products and new functionality;

•	acquisitions or strategic investments;

•	international expansion; and

•	regulatory compliance and risk management.

Moveworks has also experienced significant growth in the number of customers, users, transactions and data that its products and its associated infrastructure support. Moveworks’ future growth plans are subject to significant uncertainty relating to the size and expected growth of its market and may prove to be based on inaccurate assumptions, which makes it difficult for Moveworks to forecast its future operating results. If it fails to achieve the necessary level of efficiency in its organization as it grows, or if it is not able to accurately forecast future growth, Moveworks’ business could be harmed.

If the security controls of Moveworks or its third-party data center hosting facilities are compromised, leading to unauthorized or inappropriate access to customer data, Moveworks’ products could be perceived as insecure, and such perception may result in the loss of existing customers, hinder its ability to attract new ones, and expose Moveworks to significant liabilities.

Moveworks’ business involves the collection, storage and processing of personal information of its customers, including personally identifying information, personal health information and other sensitive data that its customers’ employees input into the Moveworks service. Unauthorized access to, or disclosure of, customer data may occur due to the inadequate use of Moveworks’ security controls by customers or employees or due to vulnerability in Moveworks’ system to security breaches or malicious attacks by third parties. Additionally, because Moveworks does not control its third-party service providers, Moveworks cannot ensure the integrity or security of measures they take to protect customer data and prevent data loss. If Moveworks’ security measures or those of its third-party data center hosting facilities are breached and unauthorized access is obtained to customer data, Moveworks may suffer loss of business, severe reputational damage adversely affecting customer confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation and other liabilities.

Although Moveworks expends significant resources to create security protections that shield its customer data against potential theft and security breaches, the techniques used to obtain unauthorized access to systems or sabotage systems, or to disable or degrade services, change frequently and are often unrecognizable until launched against a target, and therefore such measures cannot provide absolute security. Because the techniques used to obtain unauthorized access to or to sabotage systems change frequently and generally are not identified until they are launched against a target, Moveworks may not be able to anticipate these techniques or to implement adequate preventative measures. Moveworks may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on the products it offers, the proprietary data processed through its services and, ultimately, on its business.

Data security breaches could also expose Moveworks to liability under various laws and regulations across jurisdictions and increase the risk of litigation and governmental or regulatory investigation. Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons and additional regulations regarding security of such data are possible. Moveworks may need to notify governmental authorities and affected individuals with respect to such incidents. For example, laws in the EU and UK and all 50 U.S. states may require businesses to provide notice to individuals whose personal information has been disclosed as a result of a data security breach. Complying with such numerous and complex regulations in the event of a data security breach could be expensive and difficult, and failure to comply with these regulations could subject Moveworks to regulatory scrutiny and additional liability. Moveworks may also be subject to contractual requirements to notify customers or other counterparties in the event of a security incident, including a data security breach. Regardless of its contractual protections, any actual or perceived data security breach, or breach of Moveworks’ contractual obligations, could harm Moveworks’ reputation and brand, expose Moveworks to potential liability or require it to expend significant resources on data security and in responding to any such actual or perceived breach.

Privacy concerns and laws as well as evolving regulation of cloud computing, AI services, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of Moveworks’ services and adversely affect its business and results of operation.

Regulation related to the provision of services over the internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy, cybersecurity, data protection, data sovereignty and the collection, processing, storage, hosting, transfer and use of data, generally. In the United States, the Federal Trade Commission and state regulators enforce a variety of data privacy issues, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws. In addition, new U.S. state data privacy laws, such as the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CPRA”), and laws that have recently passed and/or gone into effect in many other states similarly impose new obligations on Moveworks and many of its customers, potentially as both businesses and service providers. These laws continue to evolve, and as various states introduce similar proposals, Moveworks and its customers could be exposed to additional regulatory burdens.

In the European Economic Area (“EEA”) and the U.K., data privacy laws and regulations, such as the European Union General Data Protection Regulation (“EU GDPR”) and United Kingdom General Data Protection Regulation and Data Protection Act 2018 (collectively, the “UK GDPR”, and, together with the EU GDPR, the “GDPR”), impose comprehensive obligations directly on Moveworks as both a data controller and a data processor, as well as on many of Moveworks’ customers, in relation to its collection, processing, sharing, disclosure and other use of personal data. These obligations include strict requirements on transparency, lawful basis for processing, data minimization, data subject rights, breach notification, international transfers and, in some cases, the appointment of a local representative. Any failure by Moveworks to be fully compliant with all of the requirements of the GDPR or the CPRA might expose Moveworks to sanctions and other remedies under those laws and may complicate data protection audits or inquiries.

Although Moveworks monitors the regulatory, judicial and legislative environment and has invested in addressing these developments, these laws may require Moveworks to make additional changes to Moveworks’ practices and services to enable Moveworks or its customers to meet new legal requirements, and may also increase its potential liability exposure through new or higher potential penalties for noncompliance, including as a result of penalties, fines and lawsuits related to data breaches. For instance, the Digital Services Act in the EU, which came into force on November 16, 2022 and the majority of substantive provisions of which took effect on February 17, 2024, imposes new obligations around illegal services or content on the Moveworks platform, traceability of business users, and enhanced transparency measures, and failure to comply can result in fines of up to 6% of total annual worldwide turnover. Record-breaking enforcement actions globally have shown that regulators wield their right to impose substantial fines for violations of privacy regulations, and these enforcement actions could result in guidance from regulators that would require changes to Moveworks’ current compliance strategy. Furthermore, privacy laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements are causing increased scrutiny among customers, particularly in the public sector and highly regulated industries, and may be perceived differently from customer to customer. These developments could reduce demand for Moveworks’ services, require Moveworks to take on more onerous obligations in its contracts, restrict its ability to store, transfer and process data, require Moveworks to fundamentally change its business activities and practices or modify its products, or, in some cases, impact Moveworks’ ability to deploy Moveworks’ solutions, to reach current and prospective customers, or to derive insights from customer data globally. Certain customer contracts include customary indemnity provisions for data protection violations or non-compliance. These are standard in enterprise SaaS agreements and do not reflect any unusual risk profile. In some EU jurisdictions, regulators also interpret cookie tracking and analytics as requiring prior consent through a banner or other notice mechanism.

For example, in July 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-U.S. Privacy Shield Framework, one of the mechanisms that allowed companies to transfer personal data from the EEA to the United States. Even though the CJEU decision upheld the Standard Contractual Clauses as an adequate transfer mechanism, the decision created uncertainty around the validity of all EU-to-U.S. data transfers. While the EU and U.S. governments have recently adopted the EU-U.S. Data Privacy Framework to foster EU-to-U.S. data transfers and address the concerns raised in the aforementioned CJEU decision, it is uncertain whether this framework will eventually be overturned in court like the previous two EU-U.S. bilateral cross-border transfer frameworks. Certain countries outside of the EEA have also passed or are considering passing laws requiring varying degrees of local data residency. By way of further example, statutory damages available through a private right of action for certain data breaches under the CPRA and potentially other U.S. states’ laws, may increase Moveworks’ and its customers’ potential liability and the demands its customers place on Moveworks. Transfers of personal data between the U.K. and the EEA are currently permitted based on reciprocal adequacy decisions. However, the EU adequacy decision for the U.K. is subject to review in 2025 and may not be renewed. As another example, jurisdictions are considering legal frameworks on AI, which is a trend that may increase now that the EC has approved the first such framework.

The EU Artificial Intelligence Act introduces requirements for certain AI systems, including general-purpose systems. Some systems may be subject to additional obligations if considered systemic. AI systems used by Moveworks may also produce inaccurate or fabricated outputs, commonly referred to as “hallucination” or output verifiability risk. If relied upon by customers, these may result in reputational harm or contractual claims. Because data protection and AI regulation continue to evolve, and may differ across jurisdictions, Moveworks may be required to make operational changes that increase cost, legal risk or complexity.

The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of Moveworks’ services, reduce overall demand for Moveworks’ services, make it more difficult to meet expectations from its commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact its reputation, or slow the pace at which Moveworks can close sales transactions, in particular where customers request specific warranties and unlimited indemnity for noncompliance with privacy laws, any of which could harm its business.

Interruptions or performance problems associated with Moveworks’ services, including mis-triggers, could harm its business and results of operations.

Moveworks’ service is based on a technology that uses a combination of probabilistic-based machine learning models to attempt to understand the intent of each employee’s request for support, determine the optimal response and then deliver the most relevant resource. There can be no assurance that Moveworks’ existing services and new services it introduces in the future will not contain defects or errors. Moveworks has experienced, and may in the future experience, availability disruptions and occasions when the service does not deliver the response reasonably expected by its customers’ employees. Moveworks’ customers rely on its services for important aspects of their employee support strategies. Any errors, defects, disruptions in service or other performance problems could hurt Moveworks’ reputation and dissuade its customers’ employees from using its services. For example, AI technologies, including generative AI, may create content that appears correct but is factually inaccurate (hallucinations) or flawed, or contains copyrighted or other protected material, and if Moveworks’ customers or others use this flawed content to their detriment, Moveworks may be exposed to brand or reputational harm, competitive harm, or legal liability, and as a result, its customers could elect to not renew Moveworks’ services or delay or withhold payment to it. Moveworks could also lose future sales and its customers may make warranty or other claims against Moveworks. Additionally, errors, failures, vulnerabilities or bugs may occur in Moveworks’ services, especially when updates are deployed or new products are rolled out. Any such errors, failures, vulnerabilities or bugs may not be found until after Moveworks’ services are deployed to customers. Real or perceived errors, failures, vulnerabilities or bugs in Moveworks’ services could result in negative publicity, loss of or delay in market acceptance of Moveworks products or loss of competitive position, all of which could harm its business.

Moveworks relies on third-party managed hosting services to deliver its services, and any disruption or interference may harm its business.

Moveworks currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and in the future will plan to contract with additional data centers in North America and new data centers in Europe and Asia. Moveworks also has integrations with a variety of other software products and services. Moveworks is dependent on third parties to ensure continued access to these critical applications that Moveworks does not control. Any disruptions in these services, including as a result of actions outside of Moveworks’ control, could significantly impact the continued performance of its products. In the future, these services may not be available to Moveworks on commercially reasonable terms, or at all. Any loss of the right to use any of these services could result in decreased functionality of Moveworks’ products until equivalent technology is either developed by Moveworks or, if available from another provider, is identified, obtained and integrated into its infrastructure.

Moveworks may be sued by third parties for alleged infringement or misappropriation of their intellectual property rights and failure to protect its intellectual property rights could harm its business.

There is considerable patent and other intellectual property development activity in the industry in which Moveworks operates. The future success of Moveworks depends in part on not infringing upon or misappropriating the intellectual property rights of others and Moveworks may be unaware of the intellectual property rights of others that may cover some or all of its technology. Some companies, including some of Moveworks’ competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against Moveworks. If Moveworks is sued by third parties for intellectual property infringement, it may become subject to injunction or be required to pay substantial damages or ongoing royalty or license payments. Further, Moveworks’ customer agreements require it to indemnify its customers for third-party intellectual property infringement claims. Any dispute with a customer with respect to such obligations could have adverse effects on Moveworks’ relationship with that customer and other current and prospective customers, reduce demand for its products, damage its reputation and harm its business, results of operations and financial condition. Further, any adverse intellectual property determination by the courts could prevent Moveworks from offering its services and cause Moveworks to incur significant expenses or require Moveworks to comply with other unfavorable terms, including to implement expensive workarounds.

To protect its proprietary technologies and processes, Moveworks primarily relies on a combination of trade secret, patents, trademarks and copyright laws, as well as confidentiality and license agreements with Moveworks employees, consultants and third parties. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. While Moveworks has some patents and pending patent applications, it may be unable to obtain patent protection for the technology covered in its patent applications or the scope of the patent protection may not be adequate to provide meaningful protection to its business.

Moveworks believes that the protection of its trademark rights is an important factor in product recognition, protecting its brand and maintaining goodwill. If Moveworks does not adequately protect its rights in its trademarks from infringement and unauthorized use, any goodwill that Moveworks has developed in those trademarks could be lost or impaired, which could harm its brand and its business.

Moveworks uses open-source software in its products that may subject its products to general release or require Moveworks to re-engineer its products, which could harm its business.

Moveworks uses open-source software in its products and expects to continue to use open-source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open-source software licenses. Consequently, there is a risk that the owners of the copyrights in such open-source software may claim that the open-source licenses governing their use impose certain conditions or restrictions on Moveworks’ ability to use the software that Moveworks did not anticipate. Such owners may seek to enforce the terms of the applicable open-source license, including by demanding release of the source code for the open-source software, derivative works of such software or, in some cases, Moveworks’ proprietary source code that uses or was developed using such open-source software. These claims could also result in litigation, require Moveworks to purchase a costly license or require it to devote additional research and development resources to change its products, any of which could result in additional costs, liabilities and reputational damages to Moveworks, and harm to its business and results of operations. In addition, if the license terms for the open-source software Moveworks utilizes change, Moveworks may be required to re-engineer its products or incur additional costs to comply with the changed license terms or to replace the affected open-source software. Although Moveworks has general practices and procedures to regulate the use and incorporation of open-source software into its products, Moveworks cannot be certain that it has not incorporated open-source software in its products in a manner that is inconsistent with such practices.

Moveworks is subject to increasing and changing laws and regulations that may expose Moveworks to liability and increase its costs.

Federal, state, local and foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the technology industry or the industries in which Moveworks operates, including imposing taxes, fees or other charges. Changes in these laws or regulations could require Moveworks to modify its products in order to comply with these changes. The costs of compliance with, and other burdens imposed by, industry-specific laws, regulations and interpretive positions may limit its customers’ use and adoption of its services and reduce overall demand for Moveworks services. Compliance with these regulations may also require Moveworks to devote greater resources to support certain customers, which may increase costs and lengthen sales cycles. For example, some financial services regulators in various jurisdictions have imposed guidelines for use of cloud computing services that mandate specific controls or require financial services enterprises to obtain regulatory approval prior to outsourcing certain functions. In the United States, the implementation of a cybersecurity Executive Order released in May 2021 may result in further changes and enhancements to compliance and incident reporting standards in order to obtain certain public sector contracts in the future. If Moveworks is unable to comply with these rules, guidelines or controls, or if Moveworks’ customers are unable to obtain regulatory approval to use Moveworks services where required, its business may be harmed.

Additionally, Moveworks continues to expand its business in the U.S. and internationally, it will inevitably do more business with large private enterprises and the public sector in the U.S. and in countries outside of the U.S. Accordingly, Moveworks is subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Moveworks relies on certain third parties to support its sales and regulatory compliance efforts and can be held liable for their corrupt or other illegal activities, even if Moveworks does not explicitly authorize or have actual knowledge of such activities. Although Moveworks takes precautions to prevent violations of these laws, its exposure for violating these laws increases as its international presence expands and as it increases sales and operations in additional jurisdictions.

Finally, as Moveworks expands its products and services and evolves or develops its business models, it may become subject to additional government regulation or increased regulatory scrutiny. Regulators (both in the U.S. and in other jurisdictions in which it operates) may adopt new laws or regulations, change existing regulations or their interpretation of existing laws or regulations may differ from Moveworks’ current understanding. For example, the regulation of emerging technologies that Moveworks may incorporate into its offerings, such as AI and machine learning, is still an evolving area, and it is possible that Moveworks could become subject to new regulations that would negatively impact its plans, operations and results. Additionally, many jurisdictions across the world are currently considering, or have already begun implementing, changes to antitrust and competition laws, regulations or their enforcement to enhance competition in digital markets and address practices by certain digital platforms that they perceive to be anticompetitive, which may impact Moveworks’ ability to invest in, acquire or enter into joint ventures with other entities in the future.

New legislation, regulation, public policy considerations, changes in the cybersecurity environment, litigation by governments or private entities and changes to or new interpretations of existing laws may result in greater oversight of the technology industry, restrict the types of products and services that Moveworks can offer, limit how it can distribute its products or otherwise cause Moveworks to change the way Moveworks operates its business. Moveworks may not be able to respond quickly to such regulatory, legislative and other developments, and these changes may in turn increase its cost of doing business and limit its revenue opportunities. In addition, if Moveworks’ practices are not consistent with new interpretations of existing laws, Moveworks may become subject to lawsuits, penalties and other liabilities that did not previously apply.

Moveworks depends on its Founders and other key employees and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect its business.

Much of Moveworks’ future success depends on the continued service, availability and performance of its Founders and other key employees. Moveworks’ Founders and key employees are at-will employees and have specialized knowledge and skills about Moveworks and its service. The loss of any of these individuals would harm its business. Additionally, as Moveworks grows, it may find it difficult to maintain important aspects of its corporate culture, which could negatively affect its ability to retain key employees.

Competition for software and machine learning engineers and other key employees is intense. Moveworks competes with many other companies for candidates with high levels of experience in designing, developing and marketing SaaS software and conversational artificial intelligence applications. Moveworks has experienced, and expects to continue to experience, difficulty in hiring employees with appropriate qualifications and may not be able to fill positions in a timely manner or at all. Moveworks also has been limited in some cases in its ability to recruit or hire certain potential employees due to immigration or travel restrictions. If Moveworks fails to attract qualified new personnel, its business and future growth prospects will be harmed.

Many of the companies with which Moveworks competes for experienced personnel have greater resources than Moveworks has, and some of these companies may offer greater compensation packages. Additionally, most of the highly-coveted job candidates have competing offers from other high growth technology companies. If there is a perception that Moveworks’ future valuation prospects are less positive compared to other technology companies, it will make it more difficult to attract and retain employees.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein contain certain statements regarding future events and future results that are based on current expectations, estimates, forecasts and projections about the business, the results of operations, the industries in which ServiceNow and/or Moveworks operate and the beliefs and assumptions of management, all of which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “expect”, “forecast”, “intend”, “estimate”, “potential”, “continue” and other similar terms, and future or conditional tense verbs like “may”, “will”, “would”, “could”, “should”, “intend” and “might”, as well as variations of these words and similar expressions (or the negative versions of such words or expressions), are intended to identify those forward-looking statements. Forward-looking statements are only predictions and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Potential factors that might cause or contribute to such differences include, but are not limited to:

•

the possibility that the Transaction may not be consummated on the terms or timeline currently contemplated, or at all, as ServiceNow and/or Moveworks may be unable to satisfy the conditions to Closing or obtain the approvals required to complete the Transaction;

•

the requirement to obtain certain regulatory approvals and clearances to consummate the Transaction, which, if delayed, not granted or granted with material restrictions or conditions, could prevent, substantially delay or impair the consummation of the Transaction, result in additional expenses and resources or reduce the anticipated benefits of the Transaction;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•

the failure to realize the expected benefits of the Transaction (including anticipated revenue and growth synergies), or the risk that such benefits may be more difficult to realize or take longer to achieve than anticipated;

•	the failure to effectively integrate the Moveworks business into ServiceNow following the consummation of the Transaction, or the integration may not be as successful as anticipated;

•	any significant or unexpected transaction and integration-related costs or difficulties in connection with the Transaction and/or unknown or inestimable liabilities;

•	the risk that certain Moveworks directors and executive officers may have interests in the Transaction that may be different from, or in addition to, those of Moveworks Stockholders;

•

the market price for shares of ServiceNow Common Stock before and after the completion of the Transaction may be affected by certain factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of ServiceNow Common Stock;

•	the potential impact of the announcement, pendency or consummation of the Transaction on relationships, including with customers, suppliers, business partners and employees of ServiceNow or Moveworks;

•	the risk that third parties may modify, amend or terminate existing contracts or arrangements with ServiceNow or Moveworks;

•	any failure to attract, motivate and retain management personnel and other key employees that could diminish the anticipated benefits of the Transaction; and

•	general economic, business and political conditions that affect the combined company following the consummation of the Transaction.

The factors identified above are not exhaustive. While forward-looking statements are based on management’s reasonable expectations at the time that these are made, you should not rely on those statements. You should consider the risks and uncertainties described or referred to herein and you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. ServiceNow and Moveworks undertake no obligation (and expressly disclaim any obligation) to revise or update publicly any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as may be required by law. Further information about factors that could materially affect ServiceNow, including its results of operations and financial condition, is contained in the section entitled “Risk Factors” in Part I, Item 1A of ServiceNow’s most recent Annual Report on Form 10-K; Part II, Item 1A of any subsequent Quarterly Reports on Form 10-Q; and/or any Current Reports on Form 8-K filed with the SEC after the date of this prospectus, as well as the section entitled “Risk Factors” beginning on page 15 of this prospectus.

THE TRANSACTION

The following is a description of certain material aspects of the Transaction. This description may not contain all of the information that is important to you. ServiceNow and Moveworks encourage you to carefully read this entire prospectus, including the Merger Agreement attached to this prospectus as Annex A, for a more complete understanding of the Transaction.

Structure of the Transaction

The Merger Agreement provides, among other matters, for the acquisition of Moveworks pursuant to a two-step forward merger, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL and the DLLCA. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the Surviving Corporation and as a wholly-owned subsidiary of ServiceNow. Immediately following the First Merger and at the Second Effective Time, Moveworks, as the surviving corporation in the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and a direct wholly-owned subsidiary of ServiceNow.

The Consideration

The aggregate consideration (the “Aggregate Consideration”) payable by ServiceNow to the Securityholders is $2,850,000,000, subject to adjustments for net working capital, cash, indebtedness, transaction expenses and certain other items as set forth in the Merger Agreement. The consideration to be paid to the Securityholders will consist of a combination of cash and shares of ServiceNow Common Stock, as may be elected by each Securityholder as described more fully in the section entitled “The Merger Agreement—Consideration” beginning on page 50 of this prospectus.

Background of the Transaction

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Moveworks Board, the ServiceNow Board or the representatives of each company, their respective advisors or any other persons.

Each of ServiceNow and Moveworks regularly reviews opportunities to achieve its respective long-term operational and financial goals and to enhance shareholder value, including through potential strategic transactions such as business combinations, equity investments, acquisitions and similar transactions.

From its inception through June 2021, Moveworks raised approximately $315 million in multiple venture financing rounds, including approximately $200 million in connection with its Series C Preferred Stock and Series C-1 Preferred Stock round in June 2021, which valued Moveworks at approximately $2.1 billion on a “post-money” basis.

On January 9, 2025, Abhi Arun, Managing Partner at Alkeon Capital Management and a Moveworks Stockholder, sent an email to Bill McDermott, CEO of ServiceNow, and to Bhavin Shah, CEO of Moveworks, to make an initial introduction to explore ways in which the two companies might collaborate. This introduction was made at Mr. McDermott’s request, since ServiceNow and Moveworks offer complementary products and frequently serve many of the same types of customers.

On January 16, 2025, Mr. Shah and Mr. McDermott met to discuss the complementary nature of each company’s products, as well as the possibility of an acquisition of Moveworks by ServiceNow.

On January 17, 2025, in light of the discussion of a potential acquisition, Moveworks contacted representatives of Qatalyst Partners LP (“Qatalyst”) to discuss the engagement of Qatalyst to act as a financial advisor to Moveworks.

Over the next few days, Mr. Shah held discussions with the other members of the Moveworks Board. Each of the members of the Moveworks Board was generally supportive of exploring the potential acquisition by ServiceNow, and on January 19, 2025, Mr. Shah called Mr. McDermott to confirm that Moveworks was interested in continuing discussions about a potential acquisition.

On January 22, 2025, ServiceNow provided a draft confidentiality agreement to Moveworks to facilitate further discussions between the parties. Later that day, following negotiations, Moveworks and ServiceNow entered into the confidentiality agreement.

On January 23, 2025, the Founders met with representatives of ServiceNow, including Amit Zavery, President, Chief Product Officer and Chief Operating Officer, to discuss ServiceNow’s perspective and ideas regarding the benefits of an acquisition. The Founders also provided a high-level overview of the Moveworks platform and product suite during the meeting.

On January 28, 2025, the M&A Working Group of the ServiceNow Board (the “M&A Working Group”) held a meeting with members of ServiceNow senior management to provide a high-level overview of Moveworks, including its business, and a potential acquisition by ServiceNow. During the meeting, the M&A Working Group expressed support for ServiceNow management moving forward with discussing, evaluating and negotiating a potential acquisition of Moveworks.

On January 29, 2025, ServiceNow delivered an initial non-binding letter of intent for an acquisition of Moveworks for a purchase price of $2.65 billion, to be paid in the form of shares of ServiceNow Common Stock, on a debt-free, cash-free basis with a normalized level of working capital (the “Proposed Transaction”). The terms of the Proposed Transaction also provided for $100 million of additional retention and incentive compensation in the form of restricted stock units, and indicated that certain key employees of Moveworks would subject a material portion of the consideration received in the Proposed Transaction to time-based vesting over a thirty-six (36)-month period following the closing. The letter of intent was accompanied by a proposed exclusivity agreement, pursuant to which, among other things, Moveworks and each of the Founders would be prohibited from soliciting or entering into any alternative transaction for a period of fourteen (14) days after execution of the exclusivity agreement, subject to automatic extensions of seven (7) days each, unless Moveworks delivered a written notice of its intent to not continue discussions for the Proposed Transaction at least two (2) days prior to the expiration of the then-current exclusivity period.

On January 30, 2025, Qatalyst provided Moveworks with a proposed engagement letter.

On January 30, 2025 and January 31, 2025, at the direction of Mr. Shah following discussions with each of the members of the Moveworks Board, representatives of Qatalyst reached out to several other potential strategic partners for Moveworks, which strategic partners Moveworks and Qatalyst had determined to be most likely to have interest and capability to complete an acquisition on terms at least as favorable as the Proposed Transaction, to determine if any parties had an interest in pursuing a potential business combination with Moveworks.

On January 31, 2025, a representative of ServiceNow contacted a member of the Moveworks Board and indicated that ServiceNow had been informed of the outreach to one of the other potential acquirers and confirmed that ServiceNow remained very interested in pursuing the Proposed Transaction. The ServiceNow representative further noted that ServiceNow believed it had proposed a fair price for Moveworks.

Later that day on January 31, 2025, the Moveworks Board convened a meeting, with representatives of O’Melveny, outside legal counsel to Moveworks, and representatives of Qatalyst present. At the meeting, representatives of Qatalyst reviewed with the Moveworks Board the terms of the Proposed Transaction and valuation information for Moveworks. The representatives of Qatalyst also reviewed the status of the outreach to the other parties, noting that one party (“Party A”) was discussing internally whether it wished to proceed and the other parties that Qatalyst contacted had declined to proceed with discussions. Representatives of O’Melveny also reviewed key terms of the letter of intent and potential revisions thereto, during which they also advised the Moveworks Board of its fiduciary obligations, particularly in the context of a business combination transaction. Throughout such meeting, the members of the Moveworks Board and representatives of Qatalyst and O’Melveny discussed proposed responses to ServiceNow and the letter of intent. Following discussion, the Moveworks Board determined to propose alternative terms to ServiceNow for a Proposed Transaction, including (i) a purchase price of $3.3 billion, payable fifty percent (50%) in cash and fifty percent (50%) in freely tradeable shares of ServiceNow Common Stock, with the value of ServiceNow Common Stock determined at the closing of the Proposed Transaction, together with revesting of either (i) twenty-five percent (25%) of the consideration payable to key employees of Moveworks over three (3) years or (ii) one-third (1/3) of the consideration payable to key employees of Moveworks over two (2) years, in each case, with protections for termination without cause and resignation with good reason; (ii) a requirement that ServiceNow obtain a representations and warranties insurance policy at its expense, which would be its sole remedy post-closing, absent fraud; and (iii) an increase in the additional retention program by $50 million, from $100 million to $150 million. The Moveworks Board’s proposal also included appropriate protection for antitrust risk and limited conditions to the closing of the Proposed Transaction.

Following the Moveworks Board meeting, Mr. Shah met with Mr. McDermott on February 1, 2025 to inform him of the Moveworks Board’s alternative proposal and to further negotiate the letter of intent. After further negotiations, the parties reached a preliminary non-binding verbal agreement on the terms for the Proposed Transaction to be valued at $2.85 billion in a combination of cash and shares of ServiceNow Common Stock, of which (i) holders of Preferred Stock may elect to receive a portion of the proceeds payable in cash, so long as the aggregate cash proceeds payable to all holders of Preferred Stock would not exceed fifty percent (50%), and (ii) holders of Common Stock may elect to receive up to twenty percent (20%) of the proceeds payable in cash, with the remainder, in each case, payable in freely-tradable shares of ServiceNow Common Stock. The parties also verbally agreed that (i) there would be an additional $150 million retention program; (ii) ServiceNow would obtain a representations and warranties insurance policy (recovery against which would serve as ServiceNow’s sole remedy post-closing, absent fraud); and (iii) twenty-five percent (25%) of the shares of ServiceNow Common Stock issuable to the Founders would revest over 36 months post-closing on a monthly basis, subject to full acceleration upon termination without cause or resignation for good reason.

Following that meeting, on the same day, representatives of O’Melveny held an introductory call with representatives of Skadden, outside legal counsel to ServiceNow, to discuss the transaction process and items that ServiceNow considered to be high priority for its initial due diligence review. Later that day, representatives of O’Melveny delivered to Skadden a revised letter of intent and exclusivity agreement, reflecting the agreed terms. The parties then exchanged comments to drafts of the letter of intent and exclusivity agreement. The revised exclusivity agreement provided for a fourteen (14)-day exclusivity period, with one (1) automatic seven (7)-day extension unless Moveworks delivered notice to not continue discussions regarding the Proposed Transaction, and allowed Moveworks to continue existing ongoing discussions with venture capital firms or private equity funds (excluding any that were affiliated with strategic investors) regarding a minority equity investment in Moveworks.

On February 2, 2025, ServiceNow confirmed it was prepared to move forward with the revised letter of intent and exclusivity agreement, and Moveworks provided copies of such documents to the Moveworks Board. All of the members of the Moveworks Board indicated they were supportive of executing the revised letter of intent and exclusivity agreement, which Moveworks and ServiceNow both executed and delivered later that day.

On February 3, 2025, representatives of Qatalyst were contacted via email by Party A, who had been deliberating its interest in moving forward with discussions, indicating that, if there was any interest on the part of Moveworks, Party A could be available for a meeting during the week of February 17, 2025. In light of the exclusivity agreement with ServiceNow, Qatalyst did not respond to the request. Party A sent a follow-up email on February 7, 2025, and Qatalyst also did not respond to that email.

From February 1, 2025 through February 4, 2025, Moveworks provided responses to ServiceNow’s high-priority due diligence requests. Moveworks also began assembling a virtual data room to facilitate ServiceNow’s due diligence review.

On February 5, 2025, a representative of Skadden and a representative of O’Melveny held a telephone call. On that call, the representatives discussed the due diligence process and Skadden indicated that it was preparing a more in-depth long-form term sheet that would contain additional detail relative to the terms set forth in the letter of intent. On February 6, 2025, Skadden delivered ServiceNow’s due diligence request list to O’Melveny.

Also on February 5, 2025, the Moveworks Board convened a meeting, with a representative of O’Melveny attending, to discuss the performance milestones applicable to the Restricted Shares awarded to the Founders. The Moveworks Board determined it was advisable, recognizing the valuation of Moveworks that could be achieved in connection with the Proposed Transaction, to adjust the vesting conditions applicable to the equity awards of certain Founders. See the discussion under the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction” on page 82 of this prospectus, for additional information on amendments to the vesting terms applicable to holdings of certain Founders.

On February 7, 2025, Skadden, on behalf of ServiceNow, delivered a draft of the non-binding long-form term sheet to O’Melveny. Among other things, the term sheet provided that (i) the shares of ServiceNow Common Stock to be issued as consideration in the Proposed Transaction would be valued based on a fixed exchange ratio determined at the signing of the definitive agreement; (ii) the shares of ServiceNow Common Stock to be issued to Securityholders would be subject to a lock-up; provided, that, one-third (1/3) of such shares would be freely transferable without restriction at the closing, with the remaining shares subject to transfer prohibitions which would be released and become freely transferable with respect to (x) one-third (1/3) of the shares forty-five (45) days after the closing and (y) the remaining one-third (1/3) of the shares ninety (90) days after the closing; (iii) unvested Options would be assumed by ServiceNow; (iv) with respect to regulatory matters, each of ServiceNow and Moveworks would use reasonable best efforts to obtain all required regulatory approvals; provided, that, ServiceNow would not be obligated to make any commitments to resolve any antitrust concerns, and there would be no reverse termination fee if the Proposed Transaction is not consummated due to the failure to obtain required regulatory approvals; and (v) additional conditions to closing related to the acceptance of employment offers by the Founders, key employees and certain employees of Moveworks.

Following receipt of the term sheet, members of the Moveworks Board discussed over email the proposed terms and proposed responses.

On February 8, 2025, representatives of O’Melveny held a call with representatives of Skadden to preview the Moveworks Board’s responses on the term sheet. Following that call, O’Melveny, on behalf of Moveworks, provided a revised term sheet to Skadden. The response included, among other things, that (i) the shares of ServiceNow Common Stock to be issued as consideration would be valued at the closing of the Proposed Transaction based on a fixed value for such shares; (ii) there would be no lock-up on such shares; (iii) unvested Options would be cancelled at the closing; (iv) ServiceNow would commit to certain specified remedies to obtain regulatory approval, or in the alternative, a reverse termination fee; and (v) the proposed closing condition around the Founders, key employees and certain employees of Moveworks would be removed.

From February 9, 2025 through February 11, 2025, representatives of O’Melveny and Skadden, on behalf of Moveworks and ServiceNow, respectively, negotiated the terms of and exchanged revisions to, the term sheet.

On February 10, 2025, the M&A Working Group of the ServiceNow Board convened a meeting. At the meeting, members of ServiceNow senior management and the M&A Working Group discussed the current status of the negotiations, potential next steps and timing and related matters.

On February 10, 2025, Moveworks opened the virtual data room to ServiceNow, Skadden and ServiceNow’s other advisors. During the days that followed, representatives of ServiceNow, Moveworks, Skadden and O’Melveny and other advisors engaged in numerous discussions regarding due diligence matters and exchanged relevant Moveworks information. As part of this process, Moveworks made additional documents available in the virtual data room on a rolling basis.

On February 11, 2025, at a meeting of the ServiceNow Board, the ServiceNow Board determined that it was advisable to delegate authority to the M&A Working Group to review and approve the key terms of the Proposed Transaction and the Merger Agreement at the appropriate time. On that same day, Skadden sent O’Melveny a proposed “clean team” agreement and a proposed joint defense agreement to facilitate discussions regarding regulatory matters. After negotiations, the parties executed the clean team agreement on February 12, 2025, and the joint defense agreement on February 13, 2025.

On February 12, 2025, the Founders and Kerman Lau, Chief Financial Officer of Moveworks, met in San Diego, California, with representatives of ServiceNow, including Mr. Zavery and members of the R&D, corporate development, finance, people, legal and accounting teams, among others, in person and through virtual Zoom meetings. During the day, within the boundaries permitted by relevant antitrust laws, the Moveworks management team provided an introduction to Moveworks, similar to what Moveworks presents to its prospective customers, and engaged in discussions on the technology underlying the Moveworks platform. AnnMarie Zimmermann, Chief People Officer of Moveworks, also provided an overview of Moveworks employees, organizational structure and facilities.

On that same day, the parties agreed upon the revised non-binding term sheet. The final resolution of the term sheet included, among other things, that (i) the shares of ServiceNow Common Stock to be issued as consideration would be valued based on a fixed exchange ratio determined at the signing of the definitive agreement, as opposed to a volume weighted average price over several days leading up to the closing, (ii) one-quarter (1/4) of such shares would not be subject to any lock-up, and one-quarter (1/4) of such shares would become freely transferable on each of the 15th, 30th and 45th day following the closing of the Proposed Transaction, (iii) unvested Options would be cancelled at the closing; (iv) the parties would use reasonable best efforts to obtain required regulatory approvals, subject to further discussion, and (v) the closing conditions would require all of the Founders and the key employees and at least eighty percent (80%) of Moveworks employees offered employment by ServiceNow to accept the offers.

On February 14, 2025, Moveworks executed the Qatalyst engagement letter.

On February 16, 2025, Skadden circulated an initial draft of the Merger Agreement and certain ancillary transaction documents to O’Melveny.

On February 19, 2025, ServiceNow and J.P. Morgan (“JPM”) executed an engagement letter for JPM to act as a financial advisor to ServiceNow in connection with the potential acquisition of Moveworks. On that same day, ServiceNow and Tidal Partners LLC (“Tidal Partners”) executed an engagement letter for Tidal Partners to act as an additional financial advisor to ServiceNow in connection with the potential acquisition.

On February 20, 2025, the Moveworks Board held a meeting, with representatives of Qatalyst and O’Melveny in attendance, to discuss the draft of the Merger Agreement. The Moveworks Board also discussed and approved the partial acceleration of vesting shares of restricted Common Stock held by Varun Singh and Jiang Chen and the allocation of a portion of the retention plan to each of them.

Also on February 20, 2025, representatives of Skadden discussed an extension to the exclusivity agreement with representatives of O’Melveny. On that same day, Skadden sent an extension to the exclusivity agreement to O’Melveny, which amended the expiration date so that the exclusivity period would expire at 11:59 p.m., Pacific time, on March 9, 2025. Each of ServiceNow and Moveworks executed the extension to the exclusivity agreement on February 21, 2025.

On February 23, 2025, O’Melveny sent a revised draft of the Merger Agreement and certain ancillary transaction documents to Skadden.

From February 23, 2025 through March 9, 2025, ServiceNow, Moveworks and the Founders, together with their respective counsel, held numerous telephone meetings and other communications to negotiate the terms, and exchange drafts, of the Merger Agreement and other transaction documents. In particular, the parties negotiated, among other things, (i) a loan from ServiceNow to Moveworks in an amount of up to $100 million, of which $25 million may be drawn upon by Moveworks in the event that the closing has not occurred by July 15, 2025 and the remaining amount may be drawn upon by Moveworks in the event that the Merger Agreement is terminated under certain circumstances; (ii) an obligation for each of ServiceNow and Moveworks to contest and defend any legal proceedings brought by a governmental entity in the U.S. to seek and obtain regulatory approval; (iii) the terms of acceleration with respect to the Founders’ shares of ServiceNow Common Stock subject to revesting; (iv) the assumption by ServiceNow of unvested Options; and (v) the treatment of Moveworks’ deferred revenue within a certain range of estimated levels, which would not be included in the calculation of indebtedness, and with respect to the determination of working capital and, therefore, would not impact the aggregate consideration in the Proposed Transaction.

During this period, Moveworks also contacted additional holders of a significant portion of the outstanding Preferred Stock that were accredited investors but did not have designees on the Moveworks Board to request that, once the Merger Agreement was approved by the Moveworks Board, such holders sign a written consent approving the Proposed Transaction to ensure that, in addition to a majority of the holders of Preferred Stock voting as a single class, a majority of holders of each series of Preferred Stock would approve the Proposed Transaction.

On March 7, 2025, the M&A Working Group of the ServiceNow Board held a meeting, with representatives of Skadden present. At the meeting, the M&A Working Group reviewed the final key terms of the Merger Agreement and related documents. After due consideration and discussion of the advisability of the Merger Agreement and the Proposed Transaction, the M&A Working Group adopted resolutions approving the Proposed Transaction, including the Mergers, and the Merger Agreement and related documents.

On March 9, 2025, the Moveworks Board held a meeting, with representatives of Qatalyst and O’Melveny present. At the meeting, the Moveworks Board reviewed the final terms of the Merger Agreement and related documents and the interests of certain Moveworks directors and officers in the Proposed Transaction (as further described in the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction” beginning on page 82 of this prospectus). Members of the Moveworks Board discussed with representatives of O’Melveny their fiduciary duties in connection with the Proposed Transaction and discussed the advisability of the Mergers, the Merger Agreement and the Proposed Transaction. The Moveworks Board then adopted resolutions approving the Mergers and the Merger Agreement and related agreements, authorizing their execution by Moveworks and recommending that the Requisite Stockholders approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

Following the Moveworks Board meeting, the Requisite Stockholders holding the requisite vote to adopt the Merger Agreement and approve the Mergers executed a written consent approving such matters. Later that same day, ServiceNow and Moveworks executed the Merger Agreement and certain related agreements. Prior to the market opening on March 10, 2025, ServiceNow issued a press release and Current Report on Form 8-K announcing the Transaction.

The ServiceNow Board’s Reasons for the Transaction

In evaluating the Transaction, including the Mergers, the ServiceNow Board determined it to be advisable to delegate authority to the M&A Working Group of the ServiceNow Board (the “Working Group”) on February 3, 2025 to review and approve the Transaction and the Merger Agreement. The Working Group, in consultation with ServiceNow’s management and its financial and legal advisors received certain materials for review and consideration prior to the execution of the Merger Agreement.

After due consideration and consultation with its management and its financial and legal advisors, at a meeting held on March 7, 2025, the Working Group (i) determined that the transactions contemplated by the Merger Agreement and the Transaction Documents were advisable and in the best interests of ServiceNow and its shareholders, and (ii) approved the Transaction, including the Mergers, and the Merger Agreement and the Transaction Documents, upon the terms and subject to the conditions set forth therein.

In reaching its decision to approve the Transaction, the Working Group considered a variety of factors, including, but not limited to, the strategic rationale, contemplated transaction benefits, knowledge of Moveworks’ business, operations, financial condition, results of operations and prospects, as well as the risks in achieving those prospects, including uncertainties associated with achieving financial forecasts. The Working Group also considered a variety of other factors, including, among others, the significant factors listed below in support of the decision (which are not necessarily described in any order of relative importance):

•

Strategy: the belief that the addition of Moveworks’ products to ServiceNow’s platform will have a positive strategic impact on customers and increase ServiceNow’s ability to serve consumers by offering a unified, end-to-end search and self-service experience for employee requestors across workflows and from a single entry point;

•	Expanded Reach: the potential that the Transaction could expand the reach of ServiceNow’s agentic platform in an organization deploying ServiceNow’s agentic AI and enterprise-grade search technology;

•	Accelerated Capabilities: the belief that the Transaction could further accelerate ServiceNow’s AI capabilities;

•	Improved Products: the potential that the Transaction could facilitate a combination of Moveworks’ agentic AI capabilities with ServiceNow’s existing service offerings and functionality;

•	New Talent: ServiceNow management’s belief that ServiceNow would benefit from Moveworks’ broad base of talent and employees, including the Moveworks senior management team;

•

Understanding of Moveworks’ Business: ServiceNow management’s knowledge and understanding of Moveworks’ business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the risks involved in seeking to achieve such prospects);

•	Market Impact: the potential market reaction following the announcement of the Transaction and its potential impact on the price of ServiceNow Common Stock in the short term and long term;

•

Exchange Ratio: the fact that the Merger Agreement provides for an exchange ratio in determining the Per Share Consideration payable to each Securityholder that is based on the closing price per share of ServiceNow Common Stock on March 7, 2025, and no adjustment will be made to the exchange ratio if the market price of ServiceNow Common Stock decreased following the announcement of the Transaction;

•

Moveworks Stockholder Approval: the expectation that consent from certain required holders of Moveworks Capital Stock would be obtained and would be sufficient to provide the requisite approval for the Transaction on behalf of Moveworks Stockholders;

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Other Courses of Action: ServiceNow management’s expectation that the Transaction is more favorable to ServiceNow shareholders than engaging in other potential courses of action reasonably available to ServiceNow with respect to this part of ServiceNow’s growth strategy;

•	Due Diligence: the results of the due diligence review of Moveworks and its business conducted by ServiceNow and its financial, tax, legal and other advisors;

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Merger Agreement: the fact that the terms of the Merger Agreement and the Transaction Documents reflected extensive arm’s length negotiations between ServiceNow and its advisors, on one hand, and Moveworks and its advisors, on the other hand, and the Working Group’s belief that the economic and other terms of the Merger Agreement and the Transaction Documents, taken as a whole, were optimal to ServiceNow and Moveworks;

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Terms and Conditions: ServiceNow’s belief that the economic and other material terms of the Merger Agreement and the Transaction Documents, including each party’s representations, warranties and covenants and the conditions to the consummation of the Transaction, including the Mergers, are reasonable for a transaction of this size and scope; and

•

Likelihood of Closing: the likelihood of the consummation of the Transaction, taking into account, among other things, the conditions to the Closing, the covenants by the parties to use their respective reasonable best efforts to obtain all necessary regulatory approvals (subject to certain limitations) and the likelihood of obtaining required regulatory approvals prior to the Closing.

The Working Group also considered a number of countervailing uncertainties and risks in its deliberations concerning the Transaction, including, but not limited to, the following (which are not necessarily described in any order of relative importance):

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Risks of Failure to Complete the Transaction: the possibility that the Transaction may not be completed or may be unduly delayed despite the parties’ efforts, including the possibility that the conditions to the parties’ obligations to complete the Transaction (which include certain conditions that are not within the control of ServiceNow and/or Moveworks) may not be satisfied, and any resulting adverse impacts on ServiceNow or its business;

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Risks Relating to Regulatory Approvals: the potential length of the regulatory review process and the risk that applicable governmental entities may impose terms and conditions on ServiceNow and/or Moveworks that are unexpected or could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the Transaction, as more fully described in the section entitled “The Transaction—Regulatory Approvals” beginning on page 45 of this prospectus;

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Risks Relating to Termination: the circumstances under which the Merger Agreement could be terminated and the impact of any such termination, including the requirement that ServiceNow provide a loan to Moveworks for an aggregate amount of up to $100 million, subject to certain conditions (for more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 69 of this prospectus);

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Risks Relating to Integration: the inherent difficulties, as well as unanticipated complexities, costs, burdens or compliance requirements (including new or heightened existing vulnerabilities) that may arise, in integrating or maintaining the businesses, operations and employees of Moveworks with those of ServiceNow, including the possible challenges of blending separate corporate cultures, harmonizing compensation policies and the potential loss of key personnel, customers, suppliers and business partners of Moveworks prior to and following the Transaction;

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Risks Relating to the Benefits of the Transaction: the risk that the expected benefits of the Transaction (including anticipated cost savings, synergies and enhanced revenue opportunities) may be more difficult to realize or may take longer to achieve than anticipated;

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Impact on Existing Relationships: the potential for diversion of management attention and internal resources during the Interim Period, and the possible effect of the Transaction on ServiceNow’s existing business and relations with customers, suppliers and strategic partners;

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Stock Price: the potential for adverse effects on the market price of ServiceNow Common Stock and ServiceNow’s operating results or financial condition due to any failure to consummate the Transaction, or the impact of potential large sales of ServiceNow Common Stock into the market in a short period of time following the consummation of the Transaction and staggered lock-up periods;

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Dilution: the impact of the issuance of shares of ServiceNow Common Stock as part of the Aggregate Consideration payable to the Securityholders, which may cause existing ServiceNow shareholders to experience dilution of their ownership interests and have the effect of depressing the market price of ServiceNow Common Stock, through dilution of earnings per share or otherwise; and

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Other Risks: various other risks and uncertainties associated with the Transaction and the businesses of ServiceNow, Moveworks and the combined company following the completion of the Transaction described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 32, respectively, of this prospectus.

The Working Group determined that the anticipated benefits expected to be achieved for ServiceNow and its shareholders as a result of the Transaction outweighed these potential risks and uncertainties. The Working Group recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the prospectus. Ultimately, the Working Group determined that the Transaction was in the best interests of ServiceNow and its shareholders.

The foregoing discussion of the factors considered by the Working Group in its assessment of the Merger Agreement and the Transaction is not intended to be exhaustive but rather includes certain illustrative material factors considered by the Working Group. In light of the wide variety of factors considered by the Working Group in connection with its evaluation of the Merger Agreement and the Transaction and the complexity of these matters in reaching its decision to approve the Transaction, the Working Group did not quantify or assign relative weights to the specific factors considered. The Working Group based its position on the information available to it and the factors presented to and considered by it. However, some individual directors may have given different weight to different factors and/or considered other factors altogether. After considering the applicable factors as a whole within the context of the Transaction, including through thorough discussions with ServiceNow’s management and financial and legal advisors, the Working Group overall considered such factors to be favorable to, and to support, its determination.

This discussion of the Working Group’s reasons for the Transaction is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur. Therefore, this should be read in conjunction with those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 32, respectively, of this prospectus.

The Moveworks Board’s Reasons for the Transaction

At a meeting held on March 9, 2025, the Moveworks Board unanimously determined that the Merger Agreement and the Transaction are in the best interests of, and fair to, Moveworks and its stockholders. In evaluating and ultimately approving the Transaction, the Moveworks Board, in consultation with Moveworks’ management and Moveworks’ financial and legal advisors, engaged in numerous discussions regarding the Transaction, held meetings, received materials for their review and consideration, and considered a variety of factors, including, among others, the significant factors listed below in support of the decision (which are not necessarily described in any order of relative importance):

•

Economic Value: the fact that the consideration proposed by ServiceNow reflected extensive negotiations between the parties and their respective advisors, and the Moveworks Board’s belief that the agreed consideration represented the best proposal and economic value available to the Moveworks Stockholders, based upon an overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to the Moveworks Stockholders;

•	Moveworks’ Valuation: the value of the consideration in comparison to Moveworks’ valuation at the time of its most recent equity financing in June 2021;

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Stockholder Liquidity: the fact that the cash component of the consideration and the consideration payable in freely tradeable shares of ServiceNow Common Stock offers Moveworks Stockholders an opportunity to realize immediate value upon the Closing for a portion of their investment and providing a level of price certainty, liquidity and downside protection for such portion;

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Potential Stockholder Upside: the fact that the ServiceNow Common Stock component of the consideration offers Moveworks Stockholders an opportunity to participate in future potential upside in ServiceNow Common Stock following the Transaction while also being freely tradeable, subject to the limited lock-up provision as described in the section entitled “The Merger Agreement—Lock-Up” beginning on page 55 of this prospectus;

•

Greater Growth Opportunities: the opportunity to offer Moveworks’ products to a large installed base of qualified customers at ServiceNow and grow and expand its reach faster than would be possible as an independent company;

•

Retention Equity Incentive Plan: ServiceNow’s assumption of $150 million in new Moveworks RSUs exercisable for shares of ServiceNow Common Stock, in addition to the Aggregate Consideration, for continuing employees of Moveworks in accordance with a retention equity incentive plan;

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Other Courses of Action: the expectation that the Transaction will result in greater stockholder value than engaging in other potential courses of action available to Moveworks, including seeking an alternative transaction with another third party, remaining an independent private company, pursuing additional capital through sales of Moveworks Capital Stock in a private transaction or an initial public offering, or through debt financing, in each case, considering the potential for Moveworks Stockholders to share in any future earnings growth of Moveworks’ business and the overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to Moveworks Stockholders;

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Understanding of Moveworks’ Business: the Moveworks Board’s familiarity with, and understanding of, Moveworks’ business, assets, financial condition, results of operations, current business strategy, competitive position, prospects and the risks facing Moveworks;

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Financial and Legal Advice: the financial advice provided by Qatalyst, which included a review of the key economic terms of various other analogous transactions, as well as the review by the Moveworks Board with its legal and financial advisors of the structure of the Transaction and the financial and other terms of the Merger Agreement and related documents;

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Terms and Conditions: the terms of the Merger Agreement as described in the section entitled “The Merger Agreement” beginning on page 49 of this prospectus, including the customary nature of the representations, warranties and covenants of Moveworks, the customary nature of the closing conditions to the Transaction, the limited nature of post-closing exposure of the Moveworks Stockholders for indemnification or other liabilities in light of ServiceNow obtaining representation and warranty insurance, and the parties’ covenant to use their respective reasonable best efforts to obtain all necessary regulatory approvals, and ServiceNow’s obligation to provide a loan for an aggregate amount of up to $100 million in the event that the Merger Agreement is terminated based on the failure to receive any required regulatory approval under certain circumstances, with up to $25 million of the aggregate loan amount disbursable on July 15, 2025 if the Closing has not occurred by such date;

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Remedies Available: the right of Moveworks to specific performance to prevent pre-Closing breaches and to enforce the Merger Agreement as described in the section entitled “The Merger Agreement—Remedies Cumulative; Specific Performance” beginning on page 72 of this prospectus; and

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Appraisal and Dissenters’ Rights: the availability of appraisal and/or dissenters’ rights for the Moveworks Stockholders other than the Requisite Stockholders, which are to strictly comply with the procedures prescribed by Delaware and/or California law, as applicable.

In the course of its deliberations, the Moveworks Board also considered a variety of risks and other potentially negative factors, including, but not limited to, the following (which are not necessarily described in any order of relative importance):

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Risks of Failure to Complete the Transaction: the possibility that the Transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of Moveworks or ServiceNow, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the Transaction or otherwise impose conditions on Moveworks and/or ServiceNow in order to obtain clearance for the Transaction;

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Stock Price: the fact that the Merger Agreement provides for an exchange ratio in determining the Per Share Consideration payable to each Securityholder that is based on the closing price per share of ServiceNow Common Stock on March 7, 2025, indicating that Moveworks Stockholders could be adversely affected by a decrease in the trading price of ServiceNow Common Stock during the Interim Period and the fact that the Merger Agreement does not provide Moveworks with a price-based termination right or other similar protection in favor of Moveworks or its stockholders (other than the cash component of the consideration);

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Impact on Existing Relationships: the potential for diversion of management and employee attention and for increased employee attrition during the Interim Period, and the potential effect of the Transaction on Moveworks’ business and relations with customers, suppliers and strategic partners;

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Risks Relating to the Interim Period: the restrictions on the conduct of Moveworks’ business during the Interim Period, requiring Moveworks to use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which could delay or prevent Moveworks from undertaking business opportunities that may arise pending completion of the Transaction and could negatively impact Moveworks’ ability to attract and retain employees, customers, and strategic partners;

•	Risks Relating to Transaction Costs: the transaction costs and other related retention costs to be incurred in connection with the Transaction, regardless of whether the Transaction is completed;

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Risks Relating to Moveworks Stockholder Approval: the fact that the Merger Agreement would be approved by the Requisite Stockholders immediately following execution of the Merger Agreement, which would then prevent Moveworks from soliciting or accepting proposals for alternative transactions;

•	Risks Relating to Resources: the fact that if the Transaction is not completed, Moveworks will have expended significant human and financial resources on a failed transaction; and

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Other Risks: various other risks associated with the Transaction and the business of Moveworks described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 32, respectively, of this prospectus.

In addition to considering the factors described above, the Moveworks Board considered the fact that some of Moveworks’ directors and executive officers have other interests in the Transaction that are different from, or in addition to, the interests of the Moveworks Stockholders generally, as more fully described in the section entitled “Interests of Directors and Officers in the Transaction” beginning on page 82 of this prospectus.

Each member of the Moveworks Board concluded that the potentially negative factors associated with the Transaction were outweighed by the potential benefits that it expected Moveworks and the Moveworks Stockholders to achieve as a result of entering into the Transaction. Accordingly, the Moveworks Board determined that the Transaction was in the best interests of, and fair to, Moveworks and the Moveworks Stockholders.

The foregoing discussion of the factors considered by the Moveworks Board is not intended to be exhaustive, but, rather, includes certain illustrative material factors considered by the Moveworks Board. In view of the wide variety of factors considered by the Moveworks Board in connection with its evaluation of the Transaction and the complexity of these matters, in reaching its decision to approve the Transaction, the Moveworks Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The Moveworks Board considered each of the applicable factors as a whole in context of the Transaction, including with the use of thorough discussions with, and questioning of, Moveworks’ management and Moveworks’ financial and legal advisors, and overall considered such factors to be favorable to, and in support of, their determination. In considering the factors described above and any other factors, individual members of the Moveworks Board may have viewed factors differently or given different weight or merit to different factors.

This discussion of the Moveworks Board’s reasons for the Transaction is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur. Therefore, this should be read in conjunction with those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 32, respectively, of this prospectus.

Regulatory Approvals

The following sets forth a summary of the material regulatory requirements for the consummation of the Transaction.

HSR Act

Under the HSR Act, the Transaction cannot be completed until, among other things, ServiceNow and Moveworks each file a notification and report form with the FTC and the DOJ, and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty (30)-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of such waiting period. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second thirty (30)-day waiting period, which would begin to run only after both parties each have certified that they have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On March 31, 2025, each of ServiceNow and Moveworks filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ. ServiceNow withdrew its notification and report form pursuant to the HSR Act on April 30, 2025 and refiled on May 2, 2025. The waiting period under the HSR Act will expire no later than June 2, 2025, unless extended by a request for additional information or documentary material.

At any time before or after the completion of the Transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the Transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

UK Competition and Markets Authority

On April 1, 2025, ServiceNow submitted a briefing paper to the CMA in respect of the Transaction. With regards to the United Kingdom and the CMA, the Transaction will only be completed if, following the submission of a briefing paper to the CMA in relation to the Transaction: (i) the CMA indicates that it has no further questions or requires no further information in respect of the Transaction and, as of the date that all other conditions are satisfied, no communication has been received from the CMA by either party indicating that the CMA would be minded to open an investigation into the Transaction under Part 3 of the Enterprise Act (whether by asking for the submission of a merger notice or otherwise); (ii) if the CMA decides to open an investigation into the Transaction, the CMA issues a decision confirming that it will not make a Phase 2 Reference in respect of the Transaction; or (iii) if the CMA makes a Phase 2 Reference but concludes in a report that the Transaction may not be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services; or in the event of a conclusion from the CMA that an anti-competitive outcome has resulted or may be expected to result, a decision is made by the CMA, on terms satisfactory to ServiceNow, to accept such undertakings as proposed by the parties to remedy, mitigate or prevent the anti-competitive outcome and determine the reference and a final order having been issued. The CMA responded on April 10, 2025, confirming that it required no further information on the Transaction.

Australian Competition and Consumer Commission

On April 4, 2025, ServiceNow submitted an informal notification for pre-assessment to the ACCC in respect of the Transaction. Section 50 of the Competition and Consumer Act 2010 (Cth) prohibits any acquisition of shares or assets that has the effect or is likely to have the effect of substantially lessening competition in any Australian market. At present, Australia’s merger control regime is voluntary: Australia does not currently have a mandatory or suspensory merger notification regime; however, new laws in this respect will take effect starting from January 1, 2026. With regards to Australia and the ACCC, the Transaction will only be completed if, following the submission of an informal notification for pre-assessment, the ACCC indicates that it will not oppose the consummation of the Transaction.

SEC and Other Filings

In connection with the Transaction, the parties intend to make all required filings with the SEC, the Delaware Secretary of State and NYSE, as well as any required filings with foreign, state or local governmental authorities, as applicable.

Pursuant to the terms of the Merger Agreement, each of the parties agree to use its respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper, or advisable under any applicable laws to consummate and make effective the Transaction, including, but not limited to, the preparation and filings of all forms, registrations, notifications and notices required to be filed to consummate the Transaction, taking all actions reasonably necessary to obtain any consent, clearance, expiration or termination of a waiting period, authorization, order, non-objection or approval of, or any exemption by, any governmental authority required or advisable to be obtained or made by ServiceNow, Moveworks or any of their respective affiliates, and the execution and delivery of any additional instruments necessary to consummate the Transaction. Additionally, ServiceNow will use reasonable best efforts take all actions necessary to avoid or eliminate each and every impediment under applicable law so as to enable the Closing to occur as promptly as practicable.

There can be no assurances that all regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any such approvals. See the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page 68 of this prospectus for a discussion of the conditions to the completion of the Transaction, including conditions with respect to regulatory approvals.

No ServiceNow Shareholder Approval Required

The approval of the Transaction by ServiceNow does not require the affirmative vote or consent of the ServiceNow shareholders.

Written Consent of Moveworks Stockholders

Pursuant to the Merger Agreement, the Merger Agreement and the Transaction must be approved by holders of at least (a) a majority of the outstanding shares of Common Stock (voting as a separate class), (b) a majority of the outstanding shares of Class F Stock (voting as a separate class on an as-converted to Common Stock basis), (c) a majority of the outstanding shares of Preferred Stock (all series voting together as a single class on an as-converted to Common Stock basis), and (d) a majority of the outstanding shares of Common Stock, Class F Stock and Preferred Stock (voting together (including all series) as a single class on an as-converted to Common Stock basis). This requirement was satisfied following the execution and delivery of the Moveworks Stockholder Approval concurrently with the execution and delivery of the Merger Agreement.

Appraisal or Dissenters’ Rights

Holders of Moveworks Capital Stock, excluding the Requisite Stockholders who voted in favor of the Transaction in connection with the Moveworks Stockholder Approval, are entitled to appraisal rights under Delaware law and, if applicable, dissenters’ rights under California law in connection with the Transaction. See the section entitled “Appraisal or Dissenters’ Rights” beginning on page 105 of this prospectus for a further discussion of the appraisal rights of the holders of Moveworks Capital Stock under the DGCL and dissenters’ rights of the holders of Moveworks Capital Stock under the CCC, as applicable, in connection with the Transaction.

Tax Treatment of the Mergers

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the assumptions, limitations and qualifications described below and in the tax opinions of Skadden and O’Melveny, attached as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this prospectus forms a part, and summarized herein, it is the opinion of Skadden and O’Melveny that the Mergers will qualify as a “reorganization” under Section 368(a) of the Code. Furthermore, it is a condition to the completion of the Transaction that each of ServiceNow and Moveworks receive an opinion from its counsel, Skadden and O’Melveny, respectively, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each such opinion is, or, when issued on the Closing Date, will be, based on, among other things, certain facts, representations, covenants and assumptions, and such opinion relies, or will rely, on such facts, representations and assumptions being accurate at the time of the Mergers, and the covenants being followed according to their terms. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, each such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts. No ruling has been, or will be, sought by ServiceNow, the Merger Subs or Moveworks from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Accounting Treatment of the Transaction

ServiceNow prepares its financial statements in accordance with GAAP. The Transaction will be accounted for in accordance with Topic 805, with ServiceNow considered as the accounting acquirer and Moveworks as the accounting acquiree. Accordingly, ServiceNow will measure the assets acquired and liabilities assumed at their fair values, including tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date, with limited exceptions to fair value measurement for certain assets acquired and liabilities assumed as specified in Topic 805. Any excess purchase price over the value of assets acquired and liabilities assumed will be recorded as goodwill.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the Merger Agreement, which is included in this prospectus as Annex A and is incorporated by reference herein. The summary of the Merger Agreement below and elsewhere in this prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about ServiceNow or Moveworks. The rights and obligations of ServiceNow and Moveworks are governed by the Merger Agreement and not by this summary or any other information contained in or incorporated by reference into this prospectus. You are urged to read the Merger Agreement carefully and in its entirety, as well as this prospectus and the information incorporated by reference into this prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is attached to this prospectus as Annex A hereto and described in this summary to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by Moveworks, on the one hand, and by ServiceNow and Merger Subs, on the other hand, which were made solely for the benefit of the other parties (excluding the Seller Agent) for purposes of the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Moveworks, ServiceNow and Merger Subs were qualified and subject to important limitations agreed to by Moveworks, ServiceNow and Merger Subs in connection with negotiating the terms of the Merger Agreement.

In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts about Moveworks or ServiceNow or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letter that Moveworks delivered in connection with the Merger Agreement and certain documents filed with the SEC by ServiceNow. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

The Transaction

The Merger Agreement provides, among other matters, for the acquisition of Moveworks pursuant to a two-step forward merger, on the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL, the DLLCA and the CCC, as applicable. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the Surviving Corporation and as a wholly-owned subsidiary of ServiceNow. Immediately following the First Merger and at the Second Effective Time, Moveworks, as the Surviving Corporation in the First Merger, will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company in the Second Merger and a wholly-owned subsidiary of ServiceNow.

As of the Effective Time, Moveworks’ certificate of incorporation and the bylaws will be amended and restated to read the same as the certificate of incorporation of Merger Sub I (except that the name of the Surviving Corporation will not be changed), each as in effect immediately prior to the Effective Time. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub

II, each as in effect immediately prior to the Second Effective Time, will be the certificate of formation and the limited liability company agreement of the Surviving Company, until thereafter amended (except that at the Second Effective Time, the limited liability company agreement of the Surviving Company will be amended so that the name of the Surviving Company will be a name to be mutually agreed upon by the parties).

The parties will take all requisite action so that, from and after the Effective Time, the directors of Merger Sub I serving in such position immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation or removal, and the officers of Merger Sub I immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until such officers’ earlier death, resignation or removal. The parties will take all requisite action so that, from and after the Second Effective Time, the managers of Merger Sub II immediately prior to the Second Effective Time will be the initial managers of the Surviving Company, until their respective successors are duly elected and qualified or until such managers’ earlier death, resignation or removal, and the officers of Merger Sub II immediately prior to the Second Effective Time will be the officers of the Surviving Company, until their respective successors are duly elected and qualified or until such officers’ earlier death, resignation or removal.

Closing; Effective Time

The Closing will take place (i) no later than the fifth (5th) Business Day after the satisfaction or waiver of all the conditions to the Closing (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that, if such Business Day would otherwise occur anytime during the final fifteen (15) days of the end of a fiscal quarter of ServiceNow, then ServiceNow may, in its discretion, delay the Closing until the first (1st) Business Day of the next succeeding fiscal quarter of ServiceNow, in which case, the Closing will be held on such first (1st) Business Day, so long as all the conditions to the Closing are satisfied or waived (other than any such conditions that by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) another time as agreed to by ServiceNow, Merger Subs and Moveworks.

On the Closing Date, the parties will cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) and a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to each be duly executed and filed with the Delaware Secretary of State as provided under the DGCL and the DLLCA and make any other filings or recordings required to be made under the DGCL and the DLLCA in connection with the Mergers (it being understood that the First Certificate of Merger will be filed and become effective prior to the Second Certificate of Merger being filed and deemed effective). The First Merger will become effective at such time as the First Certificate of Merger is filed with the Delaware Secretary of State or at such other time as will be agreed to by ServiceNow and Moveworks and specified in the First Certificate of Merger. The Second Merger will become effective at such time as the Second Certificate of Merger is filed with the Delaware Secretary of State or at such other time as will be agreed to by ServiceNow and the Surviving Corporation and specified in the Second Certificate of Merger.

The parties currently expect the Closing of the Transaction to occur in the second half of 2025, subject to customary regulatory approvals and closing conditions as specified in the Merger Agreement. Until the Closing, ServiceNow and Moveworks will continue to operate independently.

Consideration

Aggregate Consideration

The aggregate consideration payable by ServiceNow to the Securityholders is $2,850,000,000, subject to adjustments for net working capital, cash, indebtedness, transaction expenses and certain other items as set forth in the Merger Agreement (collectively, as estimated on the Closing Date, the “Estimated Closing Consideration”). The

consideration to be paid to the Securityholders will consist, in the aggregate, of a combination of cash and shares of ServiceNow Common Stock, as may be elected by each Securityholder as described more fully below.

Adjustment Amount and Seller Agent Expense Amount

An amount equal to each Securityholder’s pro rata share of $15,000,000 of the Aggregate Consideration (the “Adjustment Amount”) will be withheld from the consideration otherwise payable to each Securityholder, subject to the final determination of net working capital, cash, indebtedness, transaction expenses and certain other items as set forth in the Merger Agreement (collectively, the “Final Closing Consideration”). If the Final Closing Consideration exceeds the Estimated Closing Consideration, then ServiceNow will pay to each Securityholder such Securityholder’s pro rata share of such excess amount and the entire Adjustment Amount will be payable to the Securityholders in accordance with their pro rata shares. If the Final Closing Consideration is less than the Estimated Closing Consideration, then ServiceNow will be entitled to retain the amount of such shortfall from the Adjustment Amount, and the remaining Adjustment Amount (if any) will be payable to the Securityholders in accordance with their pro rata shares.

An amount equal to each Securityholder’s pro rata share of $250,000 of the Aggregate Consideration (the “Seller Agent Expense Amount”) will be withheld from the consideration otherwise payable to each Securityholder and deposited into an account to be used by the Seller Agent as necessary to pay any costs or expenses incurred by the Seller Agent in connection with performing its duties relating to the Mergers and related transactions under the Merger Agreement. Once the Seller Agent has completed its duties, any remaining portion of the Seller Agent Expense Amount will be distributed to the Exchange Agent (as defined below) for further distribution to the Securityholders.

Founder Revesting

An amount in shares of ServiceNow Common Stock equal to twenty-five percent (25%) of each Founder’s pro rata share of the sum of the Closing Cash Consideration, plus the Closing Stock Consideration (together, the “Closing Consideration”), will be withheld from the consideration otherwise payable to such Founder. Such shares will be retained and released pursuant to and in accordance with each of the revesting agreements with each Founder (the “Founder Revesting Agreements”).

Effect of the Mergers on Moveworks Capital Stock

At the Effective Time, by virtue of the First Merger, the following will occur with respect to each share of Moveworks Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined below) and any dissenting shares, unless otherwise specified below):

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Stock Election. For any Securityholder that elects to receive consideration in the form of one hundred percent (100%) shares of ServiceNow Common Stock (a “Stock Election”), each share of Moveworks Capital Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive a number of shares of ServiceNow Common Stock equal to the Exchange Ratio (rounded to the nearest whole share of ServiceNow Common Stock).

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Cash Election. For any holder of Preferred Stock that elects to receive consideration in the form of one hundred percent (100%) cash (a “Cash Election”), each share of Preferred Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive an amount in cash equal to such holder’s Per Share Consideration;

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provided, that, the aggregate cash proceeds payable to all holders of Preferred Stock and Preferred Stock Warrants (as defined below) will not exceed fifty percent (50%) of the portion of the Aggregate Consideration payable to the holders of Preferred Stock and Preferred Stock Warrants as a whole (the “Cash Cap”), and any amounts in cash exceeding the Cash Cap will be adjusted downward and deducted on a pro rata basis from the cash proceeds payable to all holders of Preferred Stock and Preferred Stock Warrants who have elected a Cash Election until the aggregate cash proceeds payable to all holders of Preferred Stock and Preferred Stock Warrants fall below the Cash Cap (the “Cash Cap Adjustments”);

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provided, further, that, if any such adjustments result in the consideration becoming less than one hundred percent (100%) cash payable to any holder of Preferred Stock or Preferred Stock Warrant that has made a Cash Election, then such Cash Election will be automatically converted into a Mixed Election (as defined below).

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Mixed Election. For any Securityholder that elects to receive consideration in the form of cash and shares of ServiceNow Common Stock (a “Mixed Election”), each share of Moveworks Capital Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive:

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for any holder of Common Stock, up to twenty percent (20%) of the Aggregate Consideration payable to such holder for such holder’s Common Stock in cash and the remainder of such Aggregate Consideration in shares of ServiceNow Common Stock, with the total consideration payable per share of Common Stock equal to such holder’s Per Share Consideration; and

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for any holder of Preferred Stock, up to but less than one hundred percent (100%) of the Aggregate Consideration payable to such holder for such holder’s Preferred Stock in cash (subject to the Cash Cap Adjustments) and the remainder (if any) of such Aggregate Consideration in shares of ServiceNow Common Stock, with the total consideration payable per share of Preferred Stock equal to such holder’s Per Share Consideration.

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No Election. For any Securityholder that does not elect a Stock Election or Mixed Election, or fails to make an election by the Election Deadline (as defined below), with respect to such Securityholder’s Moveworks Capital Stock, each share of Moveworks Capital Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive:

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for any holder of Common Stock, twenty percent (20%) of the Aggregate Consideration payable to such holder for such holder’s Common Stock in cash and eighty percent (80%) of such Aggregate Consideration in shares of ServiceNow Common Stock, with the total consideration payable per share of Common Stock equal to such holder’s Per Share Consideration; and

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for any holder of Preferred Stock, fifty percent (50%) of the Aggregate Consideration payable to such holder for such holder’s Preferred Stock in cash and fifty percent (50%) of such Aggregate Consideration in shares of ServiceNow Common Stock, with the total consideration payable per share of Preferred Stock equal to such holder’s Per Share Consideration.

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Cancelled Shares. Each share of Moveworks Capital Stock held by ServiceNow, Merger Sub I, Merger Sub II or Moveworks or any of their subsidiaries immediately prior to the Effective Time (the “Cancelled Shares”) will be cancelled and extinguished without any consideration.

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Merger Sub I Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation following the First Merger.

At the Second Effective Time, by virtue of the Second Merger, the following will occur:

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Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time will remain outstanding as a limited liability company interest of the Surviving Company.

•	All shares of common stock of Moveworks (as the Surviving Corporation of the First Merger) will no longer be outstanding and be automatically cancelled and cease to exist without any consideration.

Effect of the Mergers on Equity Awards of Moveworks

At the Effective Time, the following will occur with respect to the equity awards of Moveworks:

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Vested Options. Each vested Option will be automatically cancelled and extinguished, and each holder will be entitled to receive (without interest) an amount in cash, shares of ServiceNow Common Stock or a combination thereof, pursuant to such holder’s election, for each share of Common Stock subject to such vested Option, the amount equal to the Per Share Consideration less the applicable exercise price and tax withholding, to be payable in accordance with the applicable election under the Merger Agreement.

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Unvested Options. Each unvested Option will be automatically assumed and converted into an option to purchase a number of shares of ServiceNow Common Stock equal to (i) the number of shares of Common Stock subject to such unvested Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio (rounded down to the nearest whole share of ServiceNow Common Stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such unvested Option and (y) the Option Exchange Ratio (rounded up to the nearest whole cent), subject to the same terms and conditions as were applicable to such unvested Option immediately prior to the Effective Time (including applicable vesting conditions and acceleration rights, but excluding any performance-based vesting conditions which will be determined assuming achievement of the applicable performance milestones as of immediately prior to the Effective Time and will be subject solely to time-based vesting following the Effective Time).

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Unvested Moveworks RSUs. Each Moveworks RSU that is outstanding and unvested immediately prior to the Effective Time will automatically be assumed and converted into a number of restricted stock units with respect to a number of shares of ServiceNow Common Stock equal to the product of (i) the number of shares of Common Stock subject to such Moveworks RSU immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share of ServiceNow Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Moveworks RSU immediately prior to the Effective Time (including applicable vesting conditions and acceleration rights).

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Vested Moveworks RSUs. Each Moveworks RSU that is outstanding and vested but unsettled immediately prior to the Effective Time will be cancelled and extinguished, and each holder will be entitled to receive (without interest) an amount in cash, shares of ServiceNow Common Stock (rounded to the nearest whole share of ServiceNow Common Stock on an award-by-award basis) or a combination thereof, pursuant to such holder’s election, for each share of Common Stock subject to such vested Moveworks RSU, the amount equal to the Per Share Consideration less the applicable tax withholding, to be payable in accordance with the applicable election under the Merger Agreement.

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Restricted Shares. All Restricted Shares will vest in accordance with the terms of the agreements between the applicable Founder and Moveworks for such Restricted Shares listed in the confidential disclosure letter to the Merger Agreement, and the holder will be entitled to the consideration for any Restricted Shares that vest, payable in accordance with such holder’s stock or cash election applicable to shares of Moveworks Capital Stock under the Merger Agreement. Notwithstanding any provision to the contrary in the Founders’ early exercise stock option agreements or option exercise agreements, any Restricted Shares that do not vest on or prior to the Effective Time will be immediately repurchased by Moveworks at a repurchase price equal to the price paid by such Founder to exercise the stock option and acquire such unvested Restricted Shares and payable in full by cancellation of a portion of the applicable loan issued by Moveworks to such Founder. See the discussion under the section entitled “Interests of Directors and Officers in the Transaction—Interest of Directors and Executive Officers of Moveworks in the Transaction” beginning on page 82 of this prospectus for more information on the exercise and vesting terms of the Restricted Shares.

Effect of the Mergers on Warrants of Moveworks

At the Effective Time, the following will occur with respect to the Warrants of Moveworks:

•

Vested Common Stock Warrants. Each vested, in-the-money Warrant to acquire shares of Common Stock (a “Common Stock Warrant”) will be cancelled and extinguished, and the holder thereof will be entitled to receive (without interest), for each share of Common Stock underlying such vested Common Stock Warrant, the amount equal to the Per Share Consideration less the applicable exercise price and tax withholding, to be payable in accordance with the applicable election under the Merger Agreement.

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Vested Preferred Stock Warrants. Each vested, in-the-money Warrant to acquire shares of Preferred Stock (a “Preferred Stock Warrant”) will be cancelled and extinguished, and the holder thereof will be entitled to receive (without interest), for each share of Preferred Stock underlying such vested Preferred Stock Warrant, the amount equal to the Per Share Consideration less the applicable exercise price and tax withholding, to be payable in accordance with the applicable election under the Merger Agreement.

•	Unvested or Out-of-the-Money Warrants. Any unvested or out-of-the-money Warrant will automatically be cancelled without any consideration.

No Fractional Shares

ServiceNow will not issue fractional shares of ServiceNow Common Stock in the Transaction. The number of shares of ServiceNow Common Stock to be issued for each share of Moveworks Capital Stock (including any shares of Moveworks Capital Stock underlying the Options, Moveworks RSUs and Warrants, as applicable) will be determined by the Exchange Ratio (rounded to the nearest whole share of ServiceNow Common Stock) or the Option Exchange Ratio (rounded down to the nearest whole share of ServiceNow Common Stock), in each case, pursuant to the Merger Agreement.

Adjustments

The calculation of any number or amount of consideration contained in the Merger Agreement that is based on the number of shares of any class or series (or trading prices therefor) will be equitably adjusted in the event of any share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change occurring after the date of the Merger Agreement and prior to the Closing.

Election Procedures

To receive the applicable portion of the consideration promptly after the Closing, each Securityholder must complete and return a letter of transmittal and any other appropriate and customary transmittal materials (collectively, the “Form of Election”) prior to the anticipated election deadline, which will be 5:00 p.m. local time (in the city where the principal office of the Exchange Agent is located) on the date that the parties agree is as near as practicable to five (5) Business Days before the Closing Date (the “Election Deadline”).

Moveworks will issue a written notice to the Securityholders of record announcing the Election Deadline between five (5) to fifteen (15) Business Days before the Election Deadline. ServiceNow, or any nationally recognized financial institution selected by ServiceNow, will provide a Form of Election to each Securityholder no less than ten (10) Business Days prior to the anticipated Election Deadline. After properly completing and signing the Form of Election and providing any stock certificates (as applicable), following the Effective Time, each Securityholder will be entitled to receive the portion of the Closing Consideration applicable to the class or series of Moveworks Capital Stock or other equity interests of Moveworks held by such Securityholder.

Payment for Securities; Exchange Procedures

ServiceNow, or any nationally recognized financial institution selected by ServiceNow in its sole discretion, may serve as the exchange agent (the “Exchange Agent”) in connection with the Transaction. Immediately following the Effective Time (but in any event no later than the first (1st) Business Day following the Closing), ServiceNow will deliver (or cause to be delivered) (i) to the Exchange Agent, new certificates or book entry shares representing the aggregate Closing Stock Consideration (subject to certain adjustments) and cash to pay the Closing Cash Consideration and (ii) to the Seller Agent, an amount equal to $250,000 for the payment of expenses incurred by the Seller Agent in performing its duties.

From and after the Effective Time, upon proper surrender of stock certificates (as applicable) for exchange and cancellation, together with a duly executed letter of transmittal and any other materials included in the Form of Election and any other documents that ServiceNow or the Exchange Agent may require to effect the payment of the applicable portion of the Closing Consideration, each Securityholder will be entitled to receive in exchange the portion of the Closing Consideration to which such Securityholder is entitled. No portion of the Closing Consideration will be paid to any such Securityholder otherwise.

Lock-Up

Seventy-five percent (75%) of the shares of ServiceNow Common Stock that will be issued at the Closing (rounded down to the nearest whole share of ServiceNow Common Stock) for the Closing Stock Consideration will be subject to certain restrictions on (i) the offer, sale, pledge or disposal of such shares, (ii) the entry of transactions that would have the same effect, (iii) the entry into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of such shares, or (iv) engage in any short sales with respect to any ServiceNow securities, in each case, pursuant to the following lock-up periods from and after the Closing Date:

•	one-third (1/3) of the shares will be subject to a lock-up period for fifteen (15) days following the Closing;

•	one-third (1/3) of the shares will be subject to a lock-up period for thirty (30) days following the Closing; and

•	one-third (1/3) of the shares will be subject to a lock-up period for forty-five (45) days following the Closing.

Withholding Rights

Each of ServiceNow, the Merger Subs, the Exchange Agent, Moveworks, the Surviving Corporation, the Surviving Company and their respective agents (each, a “Payor”) will be entitled to deduct and withhold from any amounts payable under the Merger Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under applicable law. Amounts so deducted or withheld and timely remitted to the applicable tax authority will be (i) treated for all purposes under the Merger Agreement as having been paid to the person or entity to whom such amounts would otherwise have been paid and (ii) timely remitted by the applicable Payor to the applicable tax authority.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by the parties that are subject, in some cases, to certain exceptions and qualifications (including those related to knowledge, materiality and material adverse effect) and different lookback periods.

The Merger Agreement contains representations and warranties made by Moveworks and its subsidiaries relating to, among other things, the following:

•	due organization, valid existence, good standing, power and qualification to do business;

•	capitalization;

•	corporate power and authority (including for the execution, delivery and performance of the Merger Agreement and the Transaction Documents);

•	non-contravention, consents and filings and anti-takeover laws;

•	financial statements;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	litigation and absence of certain legal proceedings;

•	restrictions on business activities;

•	compliance with applicable laws and governmental permits;

•	title to, condition and sufficiency of assets;

•	interests in property and real property;

•	intellectual property;

•	privacy and data security;

•	tax matters;

•	employee benefit plans and employee matters;

•	interested party transactions;

•	insurance;

•	books and records;

•	material contracts;

•	brokers’ and finders’ fees;

•	environmental, health and safety matters;

•	anti-corruption laws, export control laws and sanctions;

•	customers and suppliers; and

•	absence of additional representations and warranties.

The Merger Agreement contains a more limited set of representations and warranties made by ServiceNow and Merger Subs relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate power and authority (including for the execution, delivery and performance of the Merger Agreement and the Transaction Documents);

•	non-contravention;

•	absence of certain impediments in connection with the tax treatment of the Mergers;

•	valid issuance of shares of ServiceNow Common Stock;

•	compliance of SEC reports;

•	sufficient funds;

•	ownership and prior activities of Merger Subs; and

•	absence of additional representations and warranties.

Certain of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the Merger Agreement, a material adverse effect with respect to Moveworks or ServiceNow (a “Material Adverse Effect”) means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of Moveworks or ServiceNow under the Merger Agreement, (a) is, or would reasonably be likely to be or become, materially adverse in relation to the financial condition, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (b) materially and adversely affects, or is reasonably likely to materially and adversely affect, such party’s ability to perform or comply with the covenants, agreements or obligations of such party contained in the Merger Agreement or to consummate the Transactions in accordance with the Merger Agreement and applicable law, except in the case of clause (a) above for any such Effect to the extent it results from:

(i)	any natural disaster or act of God, any act of terrorism, war or other hostilities, or any regional, national or international calamity (including any escalation or general worsening of such event);

(ii)	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(iii)	changes in applicable law or GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing);

(iv)	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(v)	conditions (or changes in such conditions) in the industries in which Moveworks conducts its business;

(vi)	the public announcement or pendency of the Merger Agreement or the Mergers;

(vii)

any action taken or refrained from being taken, in each case, to which the other party has expressly approved, consented to or requested following the date of the Merger Agreement or is otherwise necessary to comply with the terms of the Merger Agreement; or

(viii)

any failure, in and of itself, by any party or its subsidiaries to meet any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

provided, that, subsections (i) through (v) will only apply to limit clause (a) to the extent such Effects do not, individually or in the aggregate, have a disproportionate adverse impact on the applicable party and its subsidiaries (if any), taken as whole, relative to other persons in the industries or markets in which such party or any of its subsidiaries (if any) operate (in which case, only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect).

Covenants and Agreements

Conduct of Business of Moveworks Prior to Completion of the Transaction

During the Interim Period, Moveworks will, and will cause each of its subsidiaries to, conduct the business of Moveworks solely in the ordinary course consistent with past practice except or as required under applicable law or to the extent expressly provided otherwise in the Merger Agreement or as consented to in writing by ServiceNow, including to:

•	pay and perform all of its debts and other material obligations (including taxes) when due;

•	use commercially reasonable efforts to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice;

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sell the products and services of Moveworks and its subsidiaries, consistent in all material respects with past practice as to discounting, license, service and maintenance terms, incentive programs, revenue recognition and other terms;

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use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, in each case, consistent with past practice and policies;

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promptly following gaining knowledge of the same, notify ServiceNow of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Moveworks or any of its subsidiaries or cause any of the conditions to the Closing not to be satisfied;

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ensure that each of its material contracts (other than with ServiceNow) entered into after the date of the Merger Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or automatically terminate as a result of the consummation of, the Transaction; and

•	use commercially reasonable efforts to maintain each of the facilities in accordance with the terms of the applicable lease.

Additionally, during the Interim Period, Moveworks will not, and will cause its subsidiaries not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in the Merger Agreement or as consented to in writing by ServiceNow (not to be unreasonably withheld, conditioned or delayed) or as required by applicable law):

•	cause, propose or permit any amendments to the organizational or governing documents of Moveworks or any of its subsidiaries;

•	merge or consolidate itself with any other person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

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declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) of its equity interests, or split, combine or reclassify its equity interests or issue or authorize the issuance of its equity interests or other securities for, in lieu of or in substitution for its equity interests, or repurchase or otherwise acquire, directly or indirectly, its equity interests, except from former employees, non-employee directors and contractors in accordance with agreements providing for the repurchase of shares or forfeiture of unvested equity interests in connection with any termination of service;

•	enter into, amend or modify any:

•

contract that would (if entered into, amended or modified prior to the date of the Merger Agreement) constitute a material contract, unless such contract is on the standard terms and has a term of twelve (12) months or less; or

•	contract requiring a novation or consent in connection with the Mergers or the Transaction;

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violate, terminate, amend or modify (including by entering into a new contract with such party that would have been a material contract if entered into prior to the date of the Merger Agreement) or waive any of the terms of its material contracts;

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enter into, amend, modify or terminate any material contract or waive, release or assign any rights or claims thereunder outside of the ordinary course of business, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to:

•	adversely affect Moveworks (or any of its affiliates) in any material respect;

•	impair the ability of Moveworks or the Seller Agent to perform its respective obligations under the Merger Agreement or the Transaction Documents; or

•	prevent or materially delay or impair the consummation of the Mergers or the Transaction;

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issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity interests, or enter into or authorize or propose to enter into any contracts of any character obligating it to issue any equity interests, subject to certain exceptions;

•	hire or engage any officers, employees, or any independent contractors with an annual base compensation equivalent to or greater than $150,000 on an individual basis;

•	terminate the employment or engagement of any Founder;

•	terminate the employment or engagement of any Moveworks key employee, other than for cause;

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other than for cause, terminate the employment or engagement of any Moveworks employee or contractor with an annual base compensation equivalent to or greater than $150,000, or induce or encourage any such employee or contractor to resign from Moveworks or any of its subsidiaries;

•	waive, release or knowingly fail to enforce the restrictive covenant obligations of any current or former Moveworks employee, independent contractor or other individual service provider;

•	enter into, terminate, modify or negotiate any collective bargaining agreement or recognize or certify any labor organization as the bargaining representative for any Moveworks employees;

•	add any new members to the Moveworks Board;

•	other than as expressly permitted by the Merger Agreement, implement any reduction-in-force, layoff or similar workforce action that would trigger the WARN Act;

•

make any representations or issue any communications to employees regarding the Merger Agreement, the Transaction Documents or the transactions contemplated thereby, except as expressly permitted by the Merger Agreement;

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incur any indebtedness for borrowed money or guarantee any indebtedness or make any material loans or advances (other than routine expense advances to officers and employees consistent with past practice) to, or any investments in or capital contributions to, any person, or forgive or discharge in whole or in part any outstanding loans or advances;

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(i) transfer or license, other than in the ordinary course of business consistent with past practice, from any person any rights to any intellectual property or data, (ii) transfer or license to any person any rights to any Moveworks intellectual property or data, other than nonexclusive licenses entered in the ordinary course of business consistent with past practice, (iii) publish or make available any Moveworks intellectual property as open source materials, unless required by certain specified contracts entered into prior to the date of the Merger Agreement, or (iv) transfer or provide a copy of any Moveworks source code to any person (including any employee or contractor of Moveworks or any commercial partner of Moveworks), other than providing access to Moveworks source code to Moveworks employees and contractors involved in the development of technology and intellectual property rights for Moveworks on a need-to-know basis in the ordinary course of business consistent with past practice;

•	abandon, cancel or commit any action or omission regarding the relinquishment of rights to a patent, patent application or other Moveworks registered intellectual property;

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sell, lease, license, divest or otherwise dispose or permit to lapse of any of its material businesses, product lines or tangible or intangible assets, or enter into any contract with respect to the foregoing, other than nonexclusive licenses of Moveworks products and Moveworks intellectual property in the ordinary course of business consistent with past practice;

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publish any new privacy policy or amend any privacy policy, except to the extent required by privacy laws, or enter into any new contract involving Moveworks data for the processing of personal data, if doing so would reasonably be likely to adversely affect Moveworks (or any of its affiliates) in any material respect;

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pay, discharge or satisfy any claim or liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Moveworks for the fiscal years ended January 31, 2024 and January 31, 2025, respectively, and transaction expenses;

•	defer payment of any accounts payable other than in the ordinary course of business consistent with past practice;

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provide any discount, warranties, credits, accommodation or other concession other than in the ordinary course of business consistent with past practice (including to accelerate or induce the collection of any receivable);

•	make any capital expenditures, capital additions or capital improvements that are not contemplated by the capital expenditure budget provided to ServiceNow;

•	materially change the amount of, or terminate, any insurance coverage;

•	cancel, release or waive any material claims or material rights held by Moveworks or any of its subsidiaries;

•	except as required by or contemplated in a contract or Employee Plan in effect as of the Effective Time:

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establish, adopt, amend or terminate any Employee Plan or any plan, agreement, program, policy or other arrangement that would be an Employee Plan if it were in existence as of the date of the Merger Agreement, or amend any compensation, benefit, entitlement, grant or award provided or made under any Employee Plan;

•	pay any bonus or special remuneration to any Moveworks employee or non-employee director or contractor;

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declare, pay, commit to, approve or undertake any obligation of any other kind for the payment by Moveworks or its subsidiaries of a bonus, commission or additional salary, compensation or employee benefits to any such person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan);

•	change the salaries, wage rates, fees or other compensation (of any type or form) payable to Moveworks employees or contractors, except that Moveworks may increase the salaries or wage rates of employees in an amount not to exceed $4,000,000 in the aggregate, to be disbursed and allocated by Moveworks using its commercially reasonable judgment;

•	accelerate, or permit the acceleration of, the vesting or exercisability of any equity awards or other equity interests of any person;

•	make any material discretionary cash payments to employees;

•	issue any equity compensation awards;

•	implement any salary increase or bonus plan;

•	other than the Retention Plan, create any retention-related pools of cash, stock or other payments;

•	terminate or amend the Retention Plan, or amend any allocations thereunder; or

•

agree to do any of the foregoing, with the exception (in certain cases) of the allocation or issuance of equity awards under the Retention Plan, but solely to the extent such allocations or issuances are made in accordance with the Merger Agreement;

•

grant or enter into (or make any commitment to enter into) any contract granting any severance, retention or termination pay to any person, with the exception of the allocation or issuance of retention equity awards under the Retention Plan, but solely to the extent such allocations or issuances are made in accordance with the Merger Agreement;

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commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Moveworks in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided, that, Moveworks consults with ServiceNow prior to the filing of such a suit) or (iii) for a breach of the Merger Agreement or the Transaction Documents;

•	settle or agree to settle any pending or threatened lawsuit or other dispute;

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acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to Moveworks or the Moveworks business, or enter into any contract with respect to a joint venture, strategic alliance or partnership;

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make or change any election for taxes, adopt or change any accounting method for taxes, prepare or file any tax return in a manner inconsistent with past practice, file any amendment to a tax return, enter into any tax sharing or similar agreement or closing agreement, settle any claim or assessment for taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment for taxes, surrender or forfeit any right to claim a tax refund, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

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change accounting methods, practices or policies (including any change in depreciation or amortization policies) in effect as of January 31, 2025 or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business consistent with past practice), except in each case, as required by changes in GAAP as concurred with its independent accountants and after notice to ServiceNow;

•	enter into any agreement for the purchase, disposition, sale or lease of any real property;

•

accelerate, terminate, renew (including the automatic renewals of any leases, except as otherwise specified), waive, release or assign any material rights under, or make a material modification to or cancel any lease to which Moveworks or any of its subsidiaries is a party or by which it is bound;

•	place or allow the creation of any encumbrance (other than as permitted under the Merger Agreement) on any of its properties;

•	enter into, amend or otherwise modify any contract that would constitute an interested party transaction; or

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take or agree to take any of the actions above or any action which would reasonably be expected to make any of Moveworks’ representations or warranties contained in the Merger Agreement to be untrue or incorrect or prevent Moveworks or any of its subsidiaries from performing, or cause Moveworks or any of its subsidiaries not to perform, one or more covenants, agreements or obligations required thereunder to be performed by Moveworks.

Covenants of Moveworks Regarding Non-Solicitation

During the Interim Period, Moveworks will not, and it will not authorize or permit any of its subsidiaries, affiliates or their respective representatives to, directly or indirectly:

•

solicit, initiate, seek, knowingly encourage, knowingly facilitate, support or knowingly induce the making of, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

enter into, participate in, maintain or continue any communications (except solely to provide written notice of the existence of these provisions) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;

•	enter into any letter of intent or any other contract contemplating or otherwise relating to any Acquisition Proposal;

•	submit any Acquisition Proposal to the vote of any Moveworks Stockholders; or

•

enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would, or reasonably be expected to, impede, interfere with, prevent or delay the consummation of the Transaction.

Additionally, Moveworks will, and will cause its representatives, its subsidiaries and their respective representatives to:

•

immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted prior to or on the date of the Merger Agreement with respect to any Acquisition Proposal; and

•

immediately revoke or withdraw access of any person (other than ServiceNow, Merger Subs and their representatives) to any data room containing any non-public information with respect to Moveworks or any of its subsidiaries in connection with an Acquisition Proposal and request from each person (other than ServiceNow, Merger Subs and their representatives) the prompt return or destruction of all non-public information with respect to Moveworks or any of its subsidiaries previously provided to such person in connection with an Acquisition Proposal.

During the Interim Period, Moveworks must promptly (but in any event, within 24 hours) notify ServiceNow in writing after receipt (or after it gains knowledge of such receipt by any of its representatives) of:

•	any Acquisition Proposal;

•	any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	any other notice that any person is considering making an Acquisition Proposal; or

•

any request for information relating to Moveworks or for access to any of the properties, books or records of Moveworks by any person(s) other than ServiceNow, Merger Subs and their representatives that would reasonably be expected to lead to an Acquisition Proposal, that has been submitted, directly or indirectly, to Moveworks, its affiliates or subsidiaries or any of its or their respective representatives.

Such notice provided by Moveworks will describe, subject to any existing contractual nondisclosure obligations:

•	the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request;

•	the identity of the party making such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; and

•	any other information that ServiceNow may reasonably request with respect to the foregoing.

Moveworks will also keep ServiceNow reasonably fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. Subject to any existing contractual nondisclosure obligations, Moveworks will provide copies (if written) to ServiceNow of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.

“Acquisition Proposal” means, with respect to Moveworks and its subsidiaries, any agreement, offer, proposal or bona fide indication of interest (other than the Merger Agreement or any other offer, proposal or indication of interest by ServiceNow or Merger Subs), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to or involving:

•

any acquisition or purchase from Moveworks, or from the Moveworks Stockholders, by any person(s) of more than a ten percent (10%) interest in the total outstanding voting securities of Moveworks or any tender offer or exchange offer that if consummated would result in any person(s) beneficially owning ten percent (10%) or more of the total outstanding voting securities of Moveworks or any merger, consolidation, business combination or similar transaction involving Moveworks;

•

any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than ten percent (10%) of the assets of Moveworks in any single transaction or series of related transactions;

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Moveworks, or any extraordinary dividend, whether of cash or other property;

•

any partnership, development agreement, joint venture or other strategic investment in or involving Moveworks or its affiliates (other than with ServiceNow or any Moveworks customers in the ordinary course of business consistent with past practice that are terminable by Moveworks without penalty upon no more than sixty (60) days’ notice);

•	any acquisition by any third party of any employees or contractors; or

•

any other transaction outside of the ordinary course of business consistent with past practice, the consummation of which would, or reasonably be expected to, impede, interfere with, prevent or delay the consummation of the Mergers or the Transaction.

Required Actions; Regulatory Approvals

Each of Moveworks, ServiceNow and Merger Subs will use its reasonable best efforts to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental entity with respect to the Transaction, and submit as promptly as practicable any additional information reasonably requested by such governmental entity. Except where prohibited by applicable law or any governmental entity, and subject to mutually agreed confidentiality obligations, each of Moveworks, ServiceNow and Merger Subs will:

•	cooperate with respect to any filings or submission with any governmental entity made by the other party in connection with the Transaction;

•	promptly notify the other party of any substantive communication received from, or given by such party to, any governmental entity;

•	provide the other party a reasonable opportunity to review any documents before submission to any governmental entity in connection with the Transaction;

•	permit the other party to be present at each meeting, conference or telephone call to the extent reasonably practicable;

•

promptly provide, solely to outside antitrust counsel of the other party, copies of all filings, notices and other documents made or submitted by Moveworks to any governmental entity in connection with the Transaction; and

•

as to Moveworks, not make any payments, fees or penalties by any governmental entity in connection with any such filings until it has received ServiceNow’s, Merger Sub I’s or Merger Sub II’s consent thereto (not be unreasonably withheld, conditioned or delayed).

ServiceNow will control and direct, and Moveworks will cooperate reasonably, subject to applicable law, with such direction and control, all strategy and decisions with respect to obtaining all governmental approvals, including all filings and any withdrawals and/or refilings, strategies, processes, negotiation of settlements and related proceedings contemplated by the Merger Agreement. ServiceNow will consult and consider in good faith the views of Moveworks regarding the form and content of any such filings, withdrawals, refiling, strategies, processes, negotiations and related proceedings.

Each of ServiceNow and Moveworks agrees to use its reasonable best efforts, and cooperate to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary relating to its obligations in the Merger Agreement, and to consummate and make effective, in the most expeditious manner practicable, the Transaction. This includes executing and delivering instruments, making all filings, giving all required notices and using reasonable best efforts to obtain each required consent in connection with the Transaction.

In connection with the receipt of any necessary consent, license, permit, waiver, approval, authorization, confirmation, clearance, certificate, exemption, registration or order of a governmental entity (including under the HSR Act), in no event will ServiceNow or Merger Subs be obligated, or agree, to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of ServiceNow or Merger Subs.

Each of ServiceNow and Moveworks will contest and defend any legal proceedings brought by a governmental entity in the United States, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Mergers or seeking to compel any divestiture by ServiceNow, Merger Sub I, Merger Sub II or Moveworks of shares of Moveworks Capital Stock or any business, assets or property, or impose any limitation on the ability of any of them to conduct their businesses or own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or antitrust laws.

See the section entitled “The Transaction—Regulatory Approvals” beginning on page 45 of this prospectus for more information on the status of the regulatory filings as of the date of this prospectus.

Employee Benefit Plans and Employee Matters

The Merger Agreement provides for the following with respect to certain employee benefit plans and employee matters:

•

Subject to the terms of any collective bargaining agreement, ServiceNow will pay each continuing employee (as set forth in the continuing employee’s offer letter): (i) an annual base salary or base wage, as applicable, target annual cash bonus, and commissions substantially similar in the aggregate to those provided to similarly situated new hires of ServiceNow, and (ii) benefit plans (excluding equity and equity-based compensation, change in control incentives and any other incentive arrangements, except for those referenced in clause (i) above) substantially similar in the aggregate to those provided to similarly situated ServiceNow employees. For the avoidance of doubt, ServiceNow may offer other terms of employment to any continuing employee, but any such employee will not be considered a continuing employee for purposes of satisfying the Transaction’s condition to have at least eighty percent (80%) of Moveworks employees and contractors (identified by ServiceNow for continued employment or service) continue their employment or service with ServiceNow following the Closing with compensation terms that are, when taken as a whole, comparable or greater to their respective existing arrangements. Moveworks has agreed to use reasonable best efforts to assist ServiceNow with its efforts to enter into an offer letter or other service agreement, as applicable, with each continuing employee, and, if applicable, a waiver with such employee, prior to the Closing Date.

•

With respect to each benefit plan, program, practice, policy or arrangement maintained by ServiceNow or its subsidiaries following the Effective Time and in which any of the continuing employees participate following the Closing, and except to the extent necessary to avoid duplication of benefits, for all purposes of determining eligibility to participate, vesting, vacation entitlement and severance benefits (but not for benefit accruals, eligibility for early retirement subsidies and eligibility for retiree health and insurance benefits), service with Moveworks and its subsidiaries will be treated as service with ServiceNow and its subsidiaries.

•

ServiceNow will use commercially reasonable best efforts to cause each ServiceNow health or welfare benefit plan maintained for the benefit of any continuing employee to waive, for each continuing employee, any eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations (except to the extent that such requirements or limitations applied to the continuing employee prior to the Closing Date under comparable plans administered by Moveworks or any of its subsidiaries (each, a “Moveworks Plan”)).

•

ServiceNow will cause each continuing employee to be given credit under each applicable ServiceNow health or welfare benefit plan for all amounts paid by such continuing employee under any similar Moveworks Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by ServiceNow or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

•

Effective as of the day immediately preceding the Closing Date and contingent on the Closing, Moveworks will terminate all employee benefit plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, including any employee benefit plans intended to include a Code Section 401(k) arrangement (unless ServiceNow provides written notice to Moveworks no later than five (5) Business Days prior to the Closing Date that such plans will not be terminated, in whole or in part). ServiceNow’s 401(k) plan will accept rollovers of distributions from the Moveworks 401(k) plan for each continuing employee to the extent elected by such employee in accordance with the Moveworks 401(k) plan and applicable law.

•

Effective as of the Closing Date and contingent on the Closing, Moveworks will terminate (or partially terminate) all other employee benefit plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA, solely to the extent requested by ServiceNow within five (5) Business Days prior to the Closing Date, and subject to written confirmation from ServiceNow that each continuing employee will be eligible and fully covered upon the Closing by health benefit plans maintained by ServiceNow, Moveworks or one of their affiliates.

•

Prior to the Closing, upon ServiceNow’s written request, Moveworks will grant new Moveworks RSUs (“New Restricted Share Units”) or other retention incentives to continuing employees at an aggregate value of $150 million under and in accordance with a retention equity incentive plan (the “Retention Plan”), which will be adopted by Moveworks prior to the Closing and the terms of which will be substantially similar to those of ServiceNow’s existing equity incentive plan currently used to grant equity incentive awards. Such New Restricted Share Units will be issued solely to the Founders, other key employees of Moveworks and any other individuals selected by ServiceNow from among the continuing employees and in amounts determined by ServiceNow following good faith consultation with Moveworks (which amounts need not be uniform and may vary by individual). Such New Restricted Share Units will vest in equal quarterly installments over three (3) years following the Closing, with the New Restricted Share Units granted to each of the Founders and other key employees of Moveworks subject to accelerated vesting upon the death or disability of such recipient.

•

Moveworks has also agreed to (i) conduct a customary stockholder vote no later than five (5) Business Days prior to the Closing Date seeking to exempt certain payments and benefits from the adverse tax consequences of Section 280G of the Code and (ii) obtain any necessary waivers of such payments and benefits prior to such vote. All solicitation documents for this vote will be subject to advance review and approval by ServiceNow (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Moveworks will deliver to ServiceNow notification and documentation reasonably satisfactory to ServiceNow that the customary stockholder vote was solicited in conformance with Section 280G of the Code and deliver the results of such customary stockholder vote.

Directors’ and Officers’ Indemnification and Insurance

For six (6) years following the consummation of the Mergers, ServiceNow will cause the Surviving Company and its subsidiaries to fulfill and honor in all respects the obligations of Moveworks to its present and former directors and officers determined as of immediately prior to the Effective Time (the “D&O Indemnitees”) pursuant to certain specified indemnification agreements with Moveworks and Moveworks’ organizational documents, in each case, in effect on the date of the Merger Agreement, with respect to claims arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing. However, the Surviving Company’s and its subsidiaries’ obligations under the Merger Agreement will not apply to any claim that (i) relates to a willful or intentional breach of a representation, warranty, covenant or agreement made by or on behalf of Moveworks in connection with the Merger Agreement, the Transaction Documents or the Transaction, or (ii) is based on a claim for indemnification made by an Indemnified Party (as defined below) pursuant to the Merger Agreement.

No D&O Indemnitee will be entitled to coverage under any ServiceNow director and officer insurance policy or errors and omission policy unless such D&O Indemnitee is separately eligible for coverage under such policy pursuant to ServiceNow’s policies and procedures and the terms of such insurance policy.

Prior to the Closing, Moveworks will purchase tail insurance coverage (the “Tail Insurance Coverage”) for the D&O Indemnitees, which will provide coverage for six (6) years following the Closing Date. ServiceNow and Merger Subs will cause Moveworks to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Closing Date.

R&W Insurance Policy

On or prior to the Closing Date, ServiceNow will purchase a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) at its sole cost and expense to insure against any losses incurred by ServiceNow as a result of the failure of any representation or warranty made by Moveworks under the Merger Agreement to be true and correct on and as of the date of the Merger Agreement and at and as of the Closing Date (or as of a particular date, where such representation or warranty is made only as of such particular date).

Following the Closing, the rights under the R&W Insurance Policy are ServiceNow’s sole and exclusive remedy for any and all breaches of, or inaccuracies in, any representations, warranties, covenants and agreements in the Merger Agreement (without waiving any right to specific performance or injunctive relief), other than in the case of (i) successful claims by (A) holders of Moveworks’ equity interests arising out of the allocation of Aggregate Consideration, breach of fiduciary duty by Moveworks’ directors or officers in connection with the Transaction, Merger Agreement or Transaction Documents, or (B) any person in connection with the exercise of appraisal or dissenters’ rights and (ii) fraud, willful misconduct or intentional misrepresentation. See the section entitled “The Merger Agreement—Indemnification” beginning on page 70 of this prospectus.

Certain Additional Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, among others, covenants relating to:

•	Moveworks’ agreement to promptly notify ServiceNow of certain events;

•	Moveworks’ and ServiceNow’s agreement with respect to the preparation and filing of a registration statement on Form S-4 of which this prospectus forms a part;

•	certain Moveworks Stockholders’ and ServiceNow’s agreement with respect to the Registration Rights Agreement;

•	Moveworks’ and ServiceNow’s agreement with respect to certain confidentiality and public disclosure obligations relating to the Merger Agreement, Transaction Documents, Mergers and Transaction;

•

Moveworks’ agreement to use reasonable best efforts to obtain and deliver all consents, waivers, approvals or terminations, as applicable, and make any required notices under certain specified contracts prior to the Closing;

•	Moveworks’ agreement to use reasonable efforts to obtain any required consents or waivers from Securityholders to effectuate certain effects prior to the Effective Time;

•

Moveworks’ agreement to provide ServiceNow, Merger Subs, potential underwriters of the representation and warranty insurance policy and their respective representatives with reasonable access to Moveworks’ properties, personnel, books and records and certain information during the Interim Period;

•

Moveworks’ agreement to prepare and deliver a financial certificate and spreadsheet containing relevant information for the allocation and payment of the Aggregate Consideration to Securityholders and other amounts for the Closing;

•	Moveworks’ and ServiceNow’s agreement with respect to the costs and expenses incurred in connection with the Merger Agreement and the Transaction;

•

Moveworks’ and ServiceNow’s agreement with respect to certain tax matters, including (i) Moveworks’ delivery of a Foreign Investment in Real Property Tax Act certificate and accompanying IRS notice, in form and substance reasonably acceptable to ServiceNow, and (ii) cooperation between ServiceNow and Moveworks, among other things, to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	Moveworks’ agreement to deliver to ServiceNow an executed payoff letter with respect to the repayment of certain specified indebtedness;

•	Moveworks’ agreement to deliver an information statement and certain notices, as applicable, to certain Securityholders;

•

each Founder’s agreement to deliver duly executed termination letters with respect to the termination of certain specified loans and the repurchase of any restricted shares that do not vest on or prior to the Effective Time; and

•	Moveworks’ and ServiceNow’s agreement to discuss the results of an open-source scan and determine any remediation steps for certain items with respect to Moveworks intellectual property.

Conditions to Completion of the Transaction

The respective obligations of each of Moveworks, ServiceNow and Merger Subs to consummate the Transaction are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•

the absence of (i) any order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the Mergers, the Transaction or ServiceNow’s ownership, conduct or operation of the Moveworks business following the Closing, and (ii) any applicable law or order that makes the consummation of the Mergers illegal; and

•

the expiration or termination of any waiting period (and any extension thereof, including any timing agreement entered into with the relevant governmental entity) under the HSR Act applicable to the Transaction and the receipt of all other clearances, approvals or consents under any applicable antitrust laws in certain other specified jurisdictions.

The obligations of ServiceNow and Merger Subs to consummate the Transaction are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•

the accuracy of the fundamental representations and warranties of Moveworks in the Merger Agreement to be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) on and as of the date of the Merger Agreement and at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for those that address matters only as to a specified date or dates, in which case, such representations and warranties will be true and correct on and as of such specified date(s));

•

the accuracy of representations and warranties of Moveworks in the Merger Agreement (except for the fundamental representations and warranties) to be true and correct, except for any inaccuracies that have not had, and would not reasonably be expected to have, a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) on and as of the date of the Merger Agreement and at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for those that address matters only as to a specified date or dates, in which case such representations and warranties will be true and correct on and as of such specified date(s));

•

the performance or compliance in all material respects by Moveworks and its subsidiaries with all covenants, agreements and obligations required by the Merger Agreement to be performed and complied with by it and its subsidiaries at or prior to the Closing;

•	the receipt by ServiceNow of a certificate, executed on behalf of Moveworks by its Chief Executive Officer, to certify that the conditions in the preceding three bullet points are satisfied;

•	the receipt of the Moveworks Stockholder Approval, which will have been duly and validly obtained;

•	the absence of any Material Adverse Effect with respect to Moveworks since the date of the Merger Agreement;

•	the receipt of the Founder Agreements, duly executed by each Founder;

•	the receipt of the Offer Letters, duly executed by each of the Moveworks key employees;

•	the acceptance by at least eighty percent (80%) of the identified Moveworks employees and contractors (other than certain key employees) of offers of continued employment following the Closing that provides compensation terms for each such Moveworks employee and contractor that are, when taken as a whole, comparable or greater to their respective existing arrangements;

•	the receipt by ServiceNow of all other required agreements, instruments, certificates or documents for Closing set forth in the Merger Agreement; and

•

the receipt by ServiceNow of a written opinion from its counsel, Skadden, reasonably satisfactory to ServiceNow, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Moveworks to consummate the Transaction are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•

the accuracy of the representations and warranties of ServiceNow and Merger Subs in the Merger Agreement to be true and correct, except for any inaccuracies that have not had, and would not reasonably be expected to have, a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for those that address matters only as to a specified date or dates, in which case, such representations and warranties will be true and correct on and as of such specified date(s));

•

the performance or compliance in all material respects by ServiceNow and Merger Subs with all covenants, agreements and obligations required by the Merger Agreement to be performed and complied with by them at or prior to the Closing;

•	the receipt by Moveworks of a certificate, executed by a duly authorized officer of ServiceNow, certifying that the conditions in the preceding two bullet points are satisfied;

•	the receipt by Moveworks of the Registration Rights Agreement, duly executed by ServiceNow; and

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the receipt by Moveworks of a written opinion from its counsel, O’Melveny, reasonably satisfactory to Moveworks, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination

The Merger Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Closing under the following circumstances:

•	by mutual written consent duly authorized by ServiceNow and Moveworks;

•

by either ServiceNow or Moveworks, if the Closing has not occurred on or before December 9, 2025 (the “Outside Date”) or such other date that ServiceNow, Merger Subs and Moveworks may agree upon in writing; provided, that, the Outside Date will be automatically extended for up to two (2) six (6)-month extensions under certain conditions, and the right to terminate the Merger Agreement hereunder will not be available to any party whose failure to fulfill any covenants under the Merger Agreement was the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

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by either ServiceNow or Moveworks, if any court of competent jurisdiction or other governmental entity has issued an order permanently enjoining or otherwise permanently prohibiting the consummation of the Mergers, and the party seeking to terminate the Merger Agreement hereunder has (i) used its reasonable best efforts to resist, resolve or lift such order and (ii) otherwise complied with certain obligations; provided, that, for purposes of this bullet point, a final decision (not subject to internal appeal) of a governmental entity under applicable antitrust laws outside of the United States will be considered as permanently prohibiting consummation of the Mergers, notwithstanding the existence of an ability to challenge such decision through litigation;

•

by ServiceNow, by written notice to Moveworks, if (i) Moveworks has breached any representation, warranty, covenant, agreement or obligation in the Merger Agreement and such breach has not been cured within thirty (30) Business Days after receipt by Moveworks of written notice of such breach and, if not cured within such timeframe and at or prior to the Closing, such breach will result in the failure of any of the conditions to the obligations of ServiceNow and Merger Subs to consummate the Transaction to be satisfied (provided, that, no such cure period will be available to any breach that by its nature cannot be cured), or (ii) there has been a Material Adverse Effect with respect to Moveworks; and

•

by Moveworks, by written notice to ServiceNow, if ServiceNow has or Merger Subs have breached any representation, warranty, covenant, agreement or obligation in the Merger Agreement and such breach has not been cured within thirty (30) Business Days after receipt by ServiceNow of written notice of such breach and, if not cured within such timeframe and at or prior to the Closing, such breach will result in the failure of any of the conditions to the obligations of Moveworks to consummate the Transaction to be satisfied (provided, that, no such cure period will be available to any such breach that by its nature cannot be cured).

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability thereunder on the part of ServiceNow, Merger Subs, Moveworks or their respective officers, directors, stockholders or affiliates, except that (i) certain specified provisions of the Merger Agreement will survive termination and (ii) no party will be relieved from liability in connection with any prior intentional or fraudulent breach of such party’s representations, warranties, covenants, agreements or obligations contained therein.

ServiceNow Loan

In the event that the Merger Agreement is validly terminated pursuant to the second or third bullet point described above (subject to certain conditions), ServiceNow will provide a loan to Moveworks for an aggregate amount requested in writing by Moveworks of up to $100 million (the “ServiceNow Loan”), which request must be made within ten (10) Business Days following the date of termination; provided, that, Moveworks will have the right to draw upon a portion of the ServiceNow Loan in the amount of $25 million in the event that the Closing has not occurred by July 15, 2025. However, ServiceNow will not have any obligation to make the ServiceNow Loan if the order issued enjoining or prohibiting the consummation of the Mergers or the failure of certain conditions to be satisfied that results in the termination of the Merger Agreement is primarily the result of any material breach by Moveworks of its regulatory obligations to make filings and use reasonable best efforts to take all actions to consummate the Transaction (as described above in the section entitled “The Merger Agreement—Required Actions; Regulatory Approvals” beginning on page 63 of this prospectus), and ServiceNow would have been entitled to terminate the Merger Agreement as a result of such breach.

Indemnification

From and after the Closing, the Securityholders have agreed to indemnify (on a several and not joint basis based on their pro rata share of the Aggregate Consideration) ServiceNow, Merger Subs, Moveworks and their respective officers, directors, employees, agents, advisors, accountants, attorneys and other representatives, and their successors and assigns (the “Indemnified Parties”) against, and compensate each Indemnified Party for, any claims, losses, liabilities, damages, injuries, royalties, awards, judgments, settlements, demands, fines, deficiencies, penalties, taxes, interest, fees, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of counsel, experts and other professionals (collectively, “Losses”) paid, incurred, suffered or sustained by any Indemnified Party, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from, relating to or in connection with:

•	any successful claims by any current or former holder of any equity interests of Moveworks in connection with (i) the allocation of the Aggregate Consideration, including any adjustments, or

(ii) claims of breach of fiduciary duty by any directors or officers of Moveworks in connection with the Transaction, Merger Agreement or Transaction Documents;

•

any successful claims by any person in connection with the exercise of appraisal rights or, if applicable, dissenters’ rights and any payments to holders of dissenting shares (if such payments are in excess of the consideration to which they would have been entitled under the Merger Agreement); and

•	fraud, willful misconduct or intentional misrepresentation by or on behalf of Moveworks or any of its representatives (whether or not acting in their capacity as such).

From and after the Closing, the indemnification rights described above, and with respect to ServiceNow, the rights under the R&W Insurance Policy, will be the sole and exclusive remedy of the parties for any claim for breach of any representations, warranties, covenants and agreements in the Merger Agreement. The maximum amount that the Indemnified Parties will be entitled to recover from any Securityholder for such claims is equal to the Aggregate Consideration paid to such Securityholder under the Merger Agreement, except there is no limitation on the amount that the Indemnified Parties are entitled to recover for claims of fraud, willful misconduct or intentional misrepresentation with respect to any Securityholder who engaged in such fraud, willful misconduct or intentional misrepresentation or who had actual knowledge of such behavior before the earlier of (i) ServiceNow becoming aware of such fraud, willful misconduct or intentional misrepresentation or (ii) the Closing.

Seller Agent

Fortis Advisors LLC is serving as the Seller Agent under the Merger Agreement, and in such capacity will represent the interests of the Securityholders prior to and following the Closing with respect to certain matters under the Merger Agreement, including, but not limited to, acting on behalf of the Securityholders in any proceeding involving the Merger Agreement and certain matters pertaining to indemnification under the Merger Agreement.

Expenses

Except as otherwise expressly provided in the Merger Agreement or otherwise agreed by the parties, all costs and expenses incurred in connection with the Merger Agreement and the Transactions (including transaction expenses) will be paid by the party incurring such expense, except that the costs and expenses incurred by the Exchange Agent will be shared equally by ServiceNow and the Seller Agent.

Amendments, Extensions and Waivers

Subject to applicable law, the parties may amend the Merger Agreement at any time pursuant to an instrument in writing signed by each party. After the Closing, ServiceNow, the Surviving Company and Seller Agent may amend the Merger Agreement by executing an instrument in writing signed by ServiceNow or the Surviving Company and the Seller Agent.

At or prior to the Closing, any party may, to the extent legally permissible, (i) extend the time for performance of any obligations or acts of other parties owed to it; (ii) waive any inaccuracies in representations and warranties made to it; or (iii) waive compliance with any covenants, agreements, obligations or conditions for its benefit. After the Closing, each of ServiceNow or Merger Subs and the Seller Agent may, to the extent legally allowed, (i) extend the time for performance of any obligations of other parties owed to it; (ii) waive any inaccuracies in representations and warranties made to it; or (iii) waive compliance with any covenants, agreements, obligations or conditions for its benefit. Any extension or waiver must be in writing and signed by the party against whom the waiver or extension is to be effected.

Remedies Cumulative; Specific Performance

Except as otherwise provided in the Merger Agreement, any and all remedies conferred on a party are cumulative with and not exclusive of any other remedy conferred or provided by law or equity upon such party. No party waives any right to specific performance or injunctive relief. Each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy at law or in equity.

Governing Law; Jurisdiction

The Merger Agreement is governed by and construed in accordance with Delaware law, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Each of the parties to the Merger Agreement agreed that actions arising out of or relating to the Merger Agreement or the matters contemplated therein that are not subject to binding arbitration under the terms of the Merger Agreement will be heard and determined exclusively in any United States District Court located in Santa Clara County, California or, if any such United States District Court does not have jurisdiction over any such matter, each of the parties irrevocably consented to the jurisdiction and venue of any state court located in Santa Clara County, California.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a summary of U.S. federal income tax consequences of the Mergers to U.S. Holders that exchange their shares of Moveworks Capital Stock for shares of ServiceNow Common Stock and cash in the Mergers. The following summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. Holders who hold Moveworks Capital Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, it does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income) that may be relevant to U.S. Holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Moveworks Capital Stock that are subject to special rules, including, but not limited to:

•	financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the Mergers actually or constructively owned at least five percent (5%) of Moveworks Capital Stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Moveworks Capital Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that are liable for the alternative minimum tax or other minimum tax;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their shares of Moveworks Capital Stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement; and

•	persons that have a “functional currency” other than the U.S. dollar.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Moveworks Capital Stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity subject to tax as a corporation) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Moveworks Capital Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Mergers to them.

No rulings have been, or will be, sought by Moveworks or ServiceNow from the IRS with respect to the Mergers, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this prospectus. The actual tax consequences of the Mergers to you may be complex and will depend on your specific situation and on factors that are not within the control of Moveworks or ServiceNow.

You should consult your own tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local or non-U.S. income and other tax laws and of changes in those laws.

Tax Consequences of the Mergers

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Transaction that each of ServiceNow and Moveworks receive an opinion from its counsel, Skadden and O’Melveny, respectively, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, except where specifically discussed below, the discussion below assumes that the Mergers qualify for such tax treatment. Each such opinion, when issued on the Closing Date, will be based on, among other things, certain facts, representations, covenants and assumptions, and such opinion will rely on such facts, representations and assumptions being accurate at the time of the Mergers, and the covenants being followed according to their terms. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, each such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Assuming that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of the Mergers is (subject to the discussions below regarding the installment method, imputed interest and certain other matters) as follows:

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a U.S. Holder will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of ServiceNow Common Stock and cash received by such holder in the Mergers exceeds such holder’s tax basis in the holder’s Moveworks Capital Stock surrendered, and (2) the amount of cash received by such U.S. Holder;

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the aggregate tax basis of the ServiceNow Common Stock received by a U.S. Holder in the Mergers will be the same as such U.S. Holder’s aggregate tax basis in the Moveworks Capital Stock exchanged for the ServiceNow Common Stock, decreased by the amount of cash received in the Mergers, and increased by the amount of gain recognized on the exchange; and

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the holding period of ServiceNow Common Stock received by a U.S. Holder in exchange for such U.S. Holder’s shares of Moveworks Capital Stock will include the holding period of such U.S. Holder’s Moveworks Capital Stock exchanged for the ServiceNow Common Stock.

If a U.S. Holder acquired different blocks of Moveworks Capital Stock at different times or at different prices, such U.S. Holder’s holding period and basis will be determined separately with respect to each block of Moveworks Capital Stock. Any gain recognized generally will be long-term capital gain if the U.S. Holder’s holding period in a particular block of Moveworks Capital Stock exceeds one (1) year at the Closing of the Mergers. Long-term capital gain of individuals and other non-corporate U.S. Holders currently is eligible for preferential U.S. federal income tax rates. Gain, if any, recognized in the Mergers with respect to consideration received after the close of the U.S. Holder’s taxable year in which the Closing of the Mergers occurs may be eligible for reporting under the installment method, as discussed below.

Installment Method

In general, any gain with respect to any consideration received pursuant to any post-Closing adjustment described above under “The Merger Agreement—Adjustment Amount and Seller Agent Expense Amount” after the close of a U.S. Holder’s taxable year in which the Closing of the Mergers occurs may be eligible for reporting under the installment method. Under the installment method, a U.S. Holder would generally recognize gain in each taxable year in which the U.S. Holder receives a cash payment pursuant to such a post-Closing adjustment in an amount not to exceed the aggregate cash payment received in such year (exclusive of imputed interest income as described below). In determining the amount of gain recognized in each year, such holder would generally take into account over time the tax basis such holder had in the Moveworks Capital Stock surrendered in the Mergers and thus would not take into account such U.S. Holder’s full tax basis in its Moveworks Capital Stock in determining the amount of gain recognized in the taxable year in which the Closing of the Mergers occurs. The rules governing the allocation of basis under the installment method are complex and may substantially defer recovery of a U.S. Holder’s basis, particularly because a U.S. Holder would generally be required, for purposes of determining the amount of gain recognized in each year, to assume that such U.S. Holder would receive the maximum possible amount of remaining future contingent payments (which would include any amounts that could be paid in future years pursuant to any post-Closing adjustment described above under “The Merger Agreement—Adjustment Amount and Seller Agent Expense Amount”).

If a U.S. Holder is eligible for and does not elect out of the installment method of reporting and, at the end of the U.S. Holder’s taxable year, holds installment obligations (including the right to receive cash pursuant to a post-Closing adjustment described above under “The Merger Agreement—Adjustment Amount and Seller Agent Expense Amount”) the face amounts of which exceed $5,000,000 in the aggregate, such holder may be required to pay interest on the U.S. federal income tax that is deferred as a result of using the installment method.

A U.S. Holder may elect out of the installment method on the holder’s tax return for the taxable year in which the Closing of the Mergers occurs. A U.S. Holder electing out of the installment method, or who is ineligible for the installment method, generally would report all of its recognized gain (taking into account the fair market value of the right to receive future contingent payments) in the U.S. Holder’s taxable year that includes the Closing of the Mergers. The installment method does not apply to U.S. Holders who realize a loss in the Mergers.

The installment rules are complex. U.S. Holders are urged to consult their tax advisors regarding the availability and impact of the installment method and whether to elect out of the installment method.

Imputed Interest

A portion of any payment pursuant to any post-Closing adjustment described above under “The Merger Agreement—Adjustment Amount and Seller Agent Expense Amount” that is received by a U.S. Holder more than six (6) months after the Closing of the Mergers will generally be recharacterized as imputed interest for U.S. federal income tax purposes. In general, the amount of such interest will be determined by discounting the actual amount of the payment received, using the appropriate applicable federal rate, from the date the payment is made to the Closing Date of the Mergers. Any such amount treated as imputed interest will be ordinary interest income to a U.S. Holder and will not be taken into account as consideration for purposes of determining gain or loss.

Treatment of the Seller Agent Expense Fund

For U.S. federal income tax purposes, a U.S. Holder generally will be treated as receiving, in the U.S. Holder’s taxable year that includes the Mergers, its pro rata share of the Seller Agent Expense Amount deposited with the Seller Agent (the “Seller Agent Expense Fund”), rather than in the year of any release to the U.S. Holder from the Seller Agent Expense Fund.

INFORMATION ABOUT SERVICENOW

ServiceNow

ServiceNow delivers a cloud-based platform, the Now Platform, that enables organizations to digitize and automate workflows across the entire enterprise. Its workflow and AI-powered agentic applications help customers seamlessly connect systems, automate tasks, and empower employees regardless of their systems of record, large language model providers or collaboration tools.

ServiceNow’s principal executive offices are located at 2225 Lawson Lane, Santa Clara, California 95054, and its telephone number is (408) 501-8550.

Additional information about ServiceNow and its subsidiaries is included in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

Merger Sub I

Mavericks Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ServiceNow, was formed on March 6, 2025 for the purpose of entering into the Merger Agreement and effecting the First Merger. At the Effective Time, Merger Sub I will merge with and into Moveworks, with Moveworks continuing as the surviving corporation in the First Merger and as a direct, wholly-owned subsidiary of ServiceNow. The registered office of Merger Sub I is located at 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904.

Merger Sub II

Mavericks Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of ServiceNow, was formed on March 6, 2025 for the purpose of entering into the Merger Agreement and effecting the Second Merger. Merger Sub II is, and will be at the Second Effective Time, a single member limited liability company disregarded as separate from its sole member, ServiceNow, for U.S. federal income tax purposes. At the Second Effective Time, Merger Sub II will merge with Moveworks, with Merger Sub II continuing as the surviving company in the Second Merger and as a direct, wholly-owned subsidiary of ServiceNow. The registered office of Merger Sub II is located at 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904.

INFORMATION ABOUT MOVEWORKS

In this section of this Registration Statement, unless otherwise indicated or the context otherwise requires, the term “Moveworks” refers collectively to Moveworks, Inc. and all of its subsidiaries.

Overview

Moveworks’ executive offices are located at 1400 Terra Bella Avenue, Mountain View, CA 94043, and its telephone number is (408) 435-5100. Additional information regarding Moveworks can be found at its website at www.moveworks.com. Information on Moveworks’ website is not incorporated into this prospectus and is not a part of this prospectus.

Moveworks, Inc. (formerly Banner Technologies, Inc.) was incorporated on June 3, 2016 as a corporation under the laws of the State of Delaware.

Moveworks’ mission is to use artificial intelligence (“AI”) and natural language understanding to help employees access the right information, resources and support more effectively and efficiently. Moveworks serves enterprise customers via an agentic AI platform that uses a selection of large language models and machine learning techniques to autonomously fulfill employee’s requests. Customer’s employees interact directly with a chatbot deployed and integrated with existing enterprise systems. Moveworks’ reasoning engine interprets the intent of employees’ requests and takes the appropriate action, logging all activity on a customer’s internal systems.

Moveworks’ chatbot integrates directly with most of the most common enterprise software systems used by its customers, including Teams, Slack, ServiceNow, Atlassian (Jira), Okta and SharePoint. These integrations enable each customer to quickly and seamlessly link Moveworks chatbot into its existing IT infrastructure.

In the past few years, Moveworks has grown into one of the largest enterprise AI platforms with over 300 customers and over $100 million in annual recurring revenue. Moveworks derives most of its revenue from customers with over than 5,000 employees.

Employees

Moveworks currently has approximately 530 employees located in the United States, India, Canada, United Kingdom, France and Australia.

Moveworks Products

Moveworks provides a Generative AI platform that empowers enterprises to find answers, automate tasks, enhance productivity and build custom AI agents for seamless IT support, automation of human resource tasks, managing payroll operations and streamline sales and marketing. At the core of the platform is an agentic reasoning architecture that orchestrates over 100 models to plan multi-step processes, execute next-best actions, evaluate outcomes and adapt dynamically to achieve task completion. Designed with a foundation of trust, security, and responsible AI principles, the platform adheres to industry standards, including ISO 27001, SOC 2, CCPA, GDPR and FedRAMP, and offers a dedicated GovCloud environment to support regulated industries.

AI Assistant

The Moveworks AI assistant allows enterprises to give their entire workforce one place to search and take action across all enterprise applications. It offers capabilities such as enterprise search, service request management, approval flow automation, document summarization, and ChatGPT and custom LLM integration—all accessible in a multilingual conversational experience. By streamlining these workflows, the AI Assistant delivers measurable business outcomes, including reduced support costs, faster case resolution and improved workforce productivity.

AI Agent Studio

Moveworks’ AI Agent Studio gives enterprise developers an end-to-end, intuitive environment to build AI agents. The platform minimizes code sprawl, accelerates development with up to 90% less code compared to traditional methods, and removes the need for a standalone integration platform (iPaaS). Agents built on the platform are powered by the agentic Reasoning Engine and can be designed to handle complex tasks across every team and business application.

Pricing and Packaging

The Moveworks AI Assistant is primarily sold on a user-based subscription model. Customers may also purchase additional capabilities—such as advanced productivity tools, analytics, and automated knowledge generation—as add-on modules, also offered by subscription. In addition, Moveworks offers a usage-based pricing option for the AI Assistant, which includes a base platform fee and variable per-user charges based on monthly usage volume.

AI Agent Studio follows a similar subscription-based pricing model, with scaling determined by the number of users, AI agents created and business applications integrated into the platform.

Quantitative and Qualitative Disclosures About Market Risk

Moveworks is exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. This exposure has increased due to the impact of the macroeconomic environment as discussed below.

Foreign Currency Exchange Risk

Moveworks conducts business in the following locations: the United States, India, Canada, United Kingdom, France and Australia. The expanding global scope of Moveworks’ business exposes it to the risk of fluctuations in foreign currency markets. This exposure is the result of selling in multiple currencies and growth in Moveworks’ international investments, including costs associated with third-party infrastructure providers and additional headcount in foreign countries. Specifically, Moveworks’ results of operations and cash flows are subject to fluctuations in the following currencies: the Euro, British Pound Sterling, Canadian Dollar, Australian Dollar and Indian Rupee against the United States Dollar (“USD”). These exposures may change over time as business practices evolve and economic conditions change. Changes in foreign currency exchange rates could have an adverse impact on the financial results and cash flows of Moveworks.

Interest Rate Risk

Moveworks maintains debt obligations that are subject to market interest risk. Moveworks is party to a loan agreement with a borrowing capacity of up to $50 million in the form of a revolving line of credit. Absent an event of default, Moveworks’ debt obligations are subject to an applicable interest rate that is the sum of (i) the prime rate established by the lender, but in no event and at no time shall be less than the (A) the sum of the daily adjusting term SOFR rate plus two and one-half percent (2.5%) per annum, or (B) two and one-half percent (2.5%) per annum, plus (ii) the applicable margin, which is one quarter of one percent (0.25%) per year. If an event of default has occurred but remains unremedied or uncured, Moveworks’ debt obligations will be subject to an interest rate equal to five percent (5%) per annum above the otherwise applicable interest rate. As of January 31, 2025, there was $40 million outstanding under the revolving line of credit.

INFORMATION ABOUT SERVICENOW UPON THE CONSUMMATION OF THE TRANSACTION

Directors and Executive Officers of ServiceNow Upon the Consummation of the Transaction

Upon the consummation of the Transaction, the directors and executive officers of ServiceNow are expected to remain unchanged as disclosed in Part III, Item 10 of ServiceNow’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on January 30, 2025, which is incorporated by reference and supplemented by the following information:

Jeff Miller and Deborah Black, currently serving as directors of ServiceNow, will not stand for re-election at the 2025 Annual Shareholders Meeting, which will be held on May 22, 2025.

Paul Smith resigned from his position as ServiceNow’s President, Global Customer and Field Operations, effective April 23, 2025. Mr. Smith will continue to serve in an advisory role until no later than September 30, 2025. He is succeeded by Paul Fipps, who was appointed President of Global Customer Operations.

CERTAIN RELATED PARTY TRANSACTIONS OF SERVICENOW

Information regarding transactions with related persons of ServiceNow is incorporated by reference from information contained in ServiceNow’s 2025 Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2025 under the sections entitled “Nomination Process and Nominees—Independence” and “Board and Corporate Governance Matters—Transactions with Related Parties”.

INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTION

Interests of Directors and Executive Officers of ServiceNow in the Transaction

The directors and executive officers of ServiceNow do not have any interests in the Transaction that are different from, or in addition to, the interests of the ServiceNow shareholders.

Interests of Directors and Executive Officers of Moveworks in the Transaction

Moveworks Stockholders should be aware and take into account the fact that certain Moveworks directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Moveworks Stockholders generally and that may create, or be perceived to create, potential conflicts of interest. The members of the Moveworks Board who recommended that Moveworks Stockholders entitled to vote adopt the Merger Agreement and approve the Transaction were aware of and considered these interests to the extent such interests existed at the time, among other matters, during their respective deliberations on the merits of the Transaction, in negotiating, evaluating and approving the Merger Agreement and the Transaction, and in making the Moveworks Board’s recommendation that the Moveworks Stockholders entitled to vote adopt the Merger Agreement and approve the Transaction.

Current members of the Moveworks Board are Bhavin Shah, Vaibhav Nivargi, Jiang Chen, Varun Singh, Arif Janmohamed and Enrique Salem.

Bhavin Shah is the Chairman of the Moveworks Board and Chief Executive Officer of Moveworks. Mr. Shah previously exercised 2,435,206 Options at a per share exercise price of $0.74, subject to that certain Early Exercise Stock Option Agreement (Non-Plan), dated May 24, 2021, and entered into a Secured Recourse Promissory Note and Pledge Agreement concurrently therewith. These Restricted Shares are subject to performance-based vesting (a) with respect to twenty percent (20%) of the underlying shares upon Moveworks’ achievement of a Company Valuation (as defined therein) of at least $2.1 billion, (b) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $5.2 billion, (c) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $10.0 billion, and (d) with respect to all underlying shares upon Moveworks’ achievement of a Company Valuation of $15.0 billion, conditioned on the Company Valuation being achieved before May 24, 2028 and continuous employment with Moveworks through the achievement of a Company Valuation. In the case of a change in control for a Company Valuation between these levels, the shares will vest pro rata. The per share repurchase price payable for Restricted Shares is equal to the lesser of (a) the price paid by the purchaser and (b) the fair market value per share as of the date of the repurchase notice to be delivered by Moveworks no later than the 90th day following the purchaser’s termination of service. The shares are also subject to a right of first refusal and a limited call right held by Moveworks.

As of March 9, 2025, Mr. Shah was the beneficial owner of 19,820,971 shares of Common Stock and 16,156,655 shares of Class F Stock, including 2,435,206 Restricted Shares that were issued based on the early exercise described above, an estimated 1,783,200 of which are expected to remain unvested at Closing, and the exercise price for which were paid by a secured promissory note with an outstanding principal amount of $1,802,052.44 and accrued interest in the amount of $74,120.38 (the “Shah Note”). Mr. Shah will ultimately receive a combination of cash and shares of ServiceNow Common Stock in the Mergers in exchange for his shares of Common Stock, including the vested portion of the Restricted Shares, and Class F Stock, and Moveworks is expected to repurchase, at $0.74 per share (the exercise price originally paid to acquire such shares), the unvested Restricted Shares, which will satisfy Mr. Shah’s obligation to repay a portion of the amount outstanding under the Shah Note. In addition, Mr. Shah has been offered employment by ServiceNow providing for compensation and other benefits, including equity award compensation under the Retention Plan, as a result of the Mergers and as described below. Further, pursuant to the Merger Agreement, twenty-five percent (25%) of Mr. Shah’s pro rata share of the Closing Consideration is expected to be withheld and the shares of ServiceNow

Common Stock payable to Mr. Shah will be released in equal monthly installments over thirty-six (36) months immediately following the Closing in accordance with the terms of the Founder Revesting Agreements. In connection with the value of the ServiceNow Common Stock anticipated to be received by Mr. Shah, Mr. Shah is subject to antitrust clearance. The Moveworks Board determined it was advisable to pay the required $105,000 HSR antitrust filing fee, as well as the attorneys’ fees associated with the preparation of the HSR filing, on behalf of Mr. Shah, which is taxable to Mr. Shah, and therefore, Moveworks will also provide a gross-up payment to Mr. Shah to cover such taxes.

Vaibhav Nivargi is a director and Chief Technology Officer of Moveworks. Mr. Nivargi previously exercised 2,435,206 Options at a per share exercise price of $0.74, subject to that certain Early Exercise Stock Option Agreement (Non-Plan), dated May 24, 2021, and entered into a Secured Recourse Promissory Note and Pledge Agreement concurrently therewith. These Restricted Shares are subject to performance-based vesting (a) with respect to twenty percent (20%) of the underlying shares upon Moveworks’ achievement of a Company Valuation (as defined therein) of at least $2.1 billion, (b) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $5.2 billion, (c) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $10.0 billion, and (d) with respect to all underlying shares upon Moveworks’ achievement of a Company Valuation of $15.0 billion, conditioned on the Company Valuation being achieved before May 24, 2028 and continuous employment with Moveworks through the achievement of a Company Valuation. In the case of a change in control for a Company Valuation between these levels, the shares will vest pro rata. The per share repurchase price payable for Restricted Shares is equal to the lesser of (a) the price paid by the purchaser and (b) the fair market value per share as of the date of the repurchase notice to be delivered by Moveworks no later than the 90th day following the purchaser’s termination of service. The shares are also subject to a right of first refusal and a limited call right held by Moveworks.

As of March 9, 2025, Mr. Nivargi was the beneficial owner of 19,820,972 shares of Common Stock and 16,156,655 shares of Class F Stock, including 2,435,206 Restricted Shares that were issued based on the early exercise described above, an estimated 1,783,200 of which are expected to remain unvested at Closing, and the exercise price for which were paid by a secured promissory note with an outstanding principal amount of $1,802,052.44 and accrued interest in the amount of $74,120.38 (the “Nivargi Note”). Mr. Nivargi will ultimately receive a combination of cash and shares of ServiceNow Common Stock in the Mergers in exchange for his shares of Common Stock, including the vested portion of the Restricted Shares, and Class F Stock, and Moveworks is expected to repurchase, at $0.74 per share (the exercise price originally paid to acquire such shares), the unvested Restricted Shares, which will satisfy Mr. Nivargi’s obligation to repay a portion of the amount outstanding under the Nivargi Note. In addition, Mr. Nivargi has been offered employment by ServiceNow providing for compensation and other benefits, including equity award compensation under the Retention Plan, as a result of the Mergers and as described below. Further, pursuant to the Merger Agreement, twenty-five percent (25%) of Mr. Nivargi’s pro rata share of the Closing Consideration is expected to be withheld and the shares of ServiceNow Common Stock payable to Mr. Nivargi will be released in equal monthly installments over thirty-six (36) months immediately following the Closing in accordance with the terms of the Founder Revesting Agreements. Also, in connection with the value of ServiceNow Common Stock anticipated to be received by Mr. Nivargi, Mr. Nivargi is subject to antitrust clearance. The Moveworks Board determined it was advisable to pay the required $105,000 HSR antitrust filing fee, as well as the attorneys’ fees associated with the preparation of the HSR filing, on behalf of Mr. Nivargi, which is taxable to Mr. Nivargi, and therefore, Moveworks will also provide a gross-up payment to Mr. Nivargi to cover such taxes.

Jiang Chen is a director and Chief Technology Officer – AI of Moveworks. Mr. Chen previously exercised 7,305,619 Options at a per share exercise price of $0.74, subject to that certain Early Exercise Stock Option Agreement (Non-Plan), dated May 24, 2021, and entered into a Secured Recourse Promissory Note and Pledge Agreement concurrently therewith (collectively, the “Chen Non-Plan Option Documents”). These Restricted Shares are subject to performance-based vesting (a) with respect to twenty percent (20%) of the underlying shares upon Moveworks’ achievement of a Company Valuation (as defined therein) of at least $2.1 billion,

(b) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $5.2 billion, (c) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $10.0 billion, and (d) with respect to all underlying shares upon Moveworks’ achievement of a Company Valuation of $15.0 billion, conditioned on the Company Valuation being achieved before May 24, 2028 and continuous employment with Moveworks through the achievement of a Company Valuation. In the case of a change in control for a Company Valuation between these levels, the shares will vest pro rata. The per share repurchase price payable for Restricted Shares is equal to the lesser of (a) the price paid by the purchaser and (b) the fair market value per share as of the date of the repurchase notice to be delivered by Moveworks no later than the 90th day following the purchaser’s termination of service. The shares are also subject to a right of first refusal and a limited call right held by Moveworks. The Chen Non-Plan Option Documents were subsequently amended (the “Chen Non-Plan Option Amendment”) to provide that, subject to Mr. Chen’s continued employment with Moveworks through the Closing, that number of additional shares subject to the Chen Non-Plan Option Documents equal to the quotient obtained by dividing (i) $40 million by (ii) an amount equal to the dollar value of the consideration to be paid per share of Common Stock to Moveworks Stockholders in the Mergers (with non-cash consideration to be valued as set forth in the Merger Agreement) will vest on the Closing.

As of March 9, 2025, Mr. Chen was the beneficial owner of 10,478,728 shares of Common Stock and 2,890,055 shares of Common Stock issuable upon exercise of Options that are exercisable within sixty (60) days of March 9, 2025, including 7,305,619 Restricted Shares that were issued based on the early exercise described above, an estimated 1,234,796 of which are expected to remain unvested at Closing, and the exercise price for which were paid by a secured promissory note with an outstanding principal amount of $5,406,158.06 and accrued interest in the amount of $222,361.18 (the “Chen Note”). Mr. Chen will ultimately receive a combination of cash and shares of ServiceNow Common Stock in the Mergers in exchange for his shares of Common Stock and pursuant to the Chen Non-Plan Option Amendment, Moveworks has revised the vesting terms applicable to the Restricted Shares held by Mr. Chen so that shares with a value of $40 million will vest on the Closing. In addition, Mr. Chen has been offered employment by ServiceNow providing for compensation and other benefits, including equity award compensation under the Retention Plan, as a result of the Mergers and as described below. Further, pursuant to the Merger Agreement, twenty-five percent (25%) of Mr. Chen’s pro rata share of the Closing Consideration is expected to be withheld and the shares of ServiceNow Common Stock payable to Mr. Chen will be released in equal monthly installments over thirty-six (36) months immediately following the Closing in accordance with the terms of the Founder Revesting Agreements. In addition, Moveworks is expected to repurchase, at $0.74 per share (the exercise price originally paid to acquire such shares), the remaining unvested Restricted Shares, which will satisfy Mr. Chen’s obligation to repay a portion of the amount outstanding under the Chen Note.

Varun Singh is a director and President of Moveworks. Mr. Singh previously exercised 7,305,619 Options at a per share exercise price of $0.74 subject to that certain Early Exercise Stock Option Agreement (Non-Plan), dated May 24, 2021, and entered into a Secured Recourse Promissory Note and Pledge Agreement concurrently therewith (the “Singh Non-Plan Option Documents”). These Restricted Shares are subject to performance-based vesting (a) with respect to twenty percent (20%) of the underlying shares upon Moveworks’ achievement of a Company Valuation (as defined therein) of at least $2.1 billion, (b) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $5.2 billion, (c) with respect to an additional thirty percent (30%) of the underlying shares upon Moveworks’ achievement of a Company Valuation of $10.0 billion, and (d) with respect to all underlying shares upon Moveworks’ achievement of a Company Valuation of $15.0 billion, conditioned on the Company Valuation being achieved before May 24, 2028 and continuous employment with Moveworks through the achievement of a Company Valuation. In the case of a change in control for a Company Valuation between these levels, the shares will vest pro rata. The per share repurchase price payable for Restricted Shares is equal to the lesser of (a) the price paid by the purchaser and (b) the fair market value per share as of the date of the repurchase notice to be delivered by Moveworks no later than the 90th day following the purchaser’s termination of service. The shares are also subject to a right of first refusal and a limited call right held by Moveworks. The Singh Non-Plan Option Documents were subsequently amended (the “Singh Non-Plan Option Amendment”) to provide that, subject to Mr. Singh’s continued employment with Moveworks through the Closing, that number of additional shares subject to the Singh Non-Plan Option Documents equal to the quotient obtained by dividing (i) $40 million by (ii) an amount equal to the dollar value of the consideration to be paid per share of Common Stock to Moveworks Stockholders in the Mergers (with non-cash consideration to be valued as set forth in the Merger Agreement) will vest on the Closing.

As of March 9, 2025, Mr. Singh was the beneficial owner of 8,962,273 shares of Common Stock and 4,976,300 shares of Common Stock issuable upon exercise of Options that are exercisable within sixty (60) days of March 9, 2025, including 7,305,619 Restricted Shares that were issued based on the early exercise described above, an estimated 1,234,796 of which are expected to remain unvested at Closing, and the exercise price for which were paid by a secured promissory note with an outstanding principal amount of $5,406,158.06 and accrued interest in the amount of $222,361.18 (the “Singh Note”). Mr. Singh will ultimately receive a combination of cash and shares of ServiceNow Common Stock in the Mergers in exchange for his shares of Common Stock, and pursuant to the Singh Non-Plan Option Amendment, Moveworks has revised the vesting terms applicable to the Restricted Shares held by Mr. Singh such that shares with a value of $40 million will vest on the Closing. In addition, Mr. Singh has been offered employment by ServiceNow providing for compensation and other benefits, including equity award compensation under the Retention Plan, as a result of the Mergers and as described below. Further, pursuant to the Merger Agreement, twenty-five percent (25%) of Mr. Singh’s pro rata share of the Closing Consideration is expected to be withheld and the shares of ServiceNow Common Stock payable to Mr. Singh will be released in equal monthly installments over thirty-six (36) months immediately following the Closing in accordance with the terms of the Founder Revesting Agreements. In addition, Moveworks is expected to repurchase, at $0.74 per share (the exercise price originally paid to acquire such shares), the remaining unvested Restricted Shares, which will satisfy Mr. Singh’s obligation to repay a portion of the amount outstanding under the Singh Note.

Arif Janmohamed is a director of Moveworks and an affiliate of Lightspeed Venture Partners, which, together with its affiliates, is a stockholder of Moveworks that will receive proceeds in such capacity as a result of the Mergers.

Enrique Salem is a director of Moveworks and an affiliate of Bain Capital Partners, which, together with its affiliates, is a stockholder of Moveworks that will receive proceeds in such capacity as a result of the Mergers.

Employment of the Founders

ServiceNow has entered into new offer letters with each of the Founders that will become effective upon the Closing of the Transaction. Each offer letter provides for the Founders to receive a base salary ($525,000 in the case of Mr. Shah and $400,000 for the other Founders) and to be eligible for an annual bonus, with the target bonus being fifty percent (50%) of base salary for Mr. Shah and forty percent (40%) of base salary for the other Founders. The letters also provide for each Founder to be granted an award of Moveworks RSUs pursuant to the Retention Plan described below immediately prior to the Closing that will be converted to ServiceNow restricted stock units upon the Closing of the Transaction as described in the section entitled “The Merger Agreement” above, with the value of such awards to be $10 million for each of Messrs. Shah and Nivargi and $20 million for each of Messrs. Singh and Chen and each such award scheduled to vest in quarterly installments over three (3) years immediately following the Closing. Each offer letter also provides for the applicable Founder to be eligible for severance benefits under the ServiceNow severance policy on an involuntary termination of the Founder’s employment without cause (as defined in the offer letter) or a voluntary termination of employment for good reason (as defined in the offer letter), subject to the Founder providing a release of claims.

Retention Equity Incentive Plan

In connection with the Transaction, Moveworks will establish the Retention Plan, where the Founders will be granted new Moveworks RSUs or other retention incentives. See the discussion under the section entitled “The Merger Agreement—Employee Benefit Plans and Employee Matters” on page 65 of this prospectus for a description of the Retention Plan.

Indemnification

Moveworks’ Fourth Amended and Restated Certificate of Incorporation and Bylaws, as amended, contain indemnification provisions limiting the liability of directors and officers for certain decisions made in connection with their roles as directors and officers of Moveworks.

Under the Merger Agreement, ServiceNow agrees to cause the Surviving Company to honor indemnification obligations of Moveworks pursuant to indemnification agreements with Moveworks and pursuant to the organizational documents of Moveworks, in each case, in effective on the date of Merger Agreement, owed to D&O Indemnitees with respect to claims arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing, subject to certain exceptions.

Moveworks currently maintains directors’ and officers’ liability insurance to insure its directors against the cost of defense, settlement or payment of a judgment under certain circumstances. Additionally, Moveworks has entered into indemnification agreements with each of its directors providing that, subject to limited exceptions, and among other things, Moveworks will indemnify its directors and certain officers to the fullest extent permitted by applicable law for claims arising in their capacities as directors or officers of Moveworks. Applicable Delaware law permits the indemnification of Moveworks’ directors, officers, employees and agents, under certain circumstances, for attorney’s fees and other expenses incurred by them in any litigation to which they become a party resulting from their association with Moveworks or activities on Moveworks’ behalf. Under the Merger Agreement, ServiceNow and Merger Subs will cause Moveworks to maintain the Tail Insurance Coverage for the D&O Indemnitees in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Closing Date.

COMPARISON OF RIGHTS OF SERVICENOW SHAREHOLDERS AND MOVEWORKS STOCKHOLDERS

ServiceNow and Moveworks are both incorporated under the laws of the State of Delaware. Accordingly, the rights of ServiceNow shareholders and Moveworks Stockholders are currently governed by the DGCL. However, ServiceNow shareholders and Moveworks Stockholders have different rights pursuant to the organizational documents of each of ServiceNow and Moveworks, respectively.

Upon the consummation of the Transaction, (i) certain Moveworks Stockholders will own, or have the right to own, shares of ServiceNow Common Stock and will have rights different from those they currently have as the Moveworks Stockholders, and (ii) ServiceNow shareholders will continue to own the shares of ServiceNow Common Stock that such shareholders owned prior to the Transaction, subject to the same rights as prior to the Transaction, except that their shares of ServiceNow Common Stock will represent an interest in ServiceNow that also reflects the ownership and operation of the Moveworks business. After the Transaction is completed, the rights of ServiceNow shareholders and Moveworks Stockholders will (i) continue to be governed by the DGCL and (ii) be governed by ServiceNow’s Restated Certificate of Incorporation, as amended (the “ServiceNow Certificate of Incorporation”), and ServiceNow’s Restated Bylaws, as amended (the “ServiceNow Bylaws”).

This section summarizes the respective rights of ServiceNow shareholders and Moveworks Stockholders, respectively. It is not, however, a complete statement of the respective rights of such shareholders or stockholders, nor is it a complete description of the specific provisions referenced below. This summary is qualified in its entirety by reference to the DGCL and ServiceNow’s and Moveworks’ organizational documents, which you are urged to read carefully. ServiceNow has filed the ServiceNow Certificate of Incorporation and ServiceNow Bylaws with the SEC and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 113 of this prospectus.

ServiceNow	Moveworks

Organizational Documents

The rights of ServiceNow shareholders are currently governed by the ServiceNow Certificate of Incorporation, the ServiceNow Bylaws and the DGCL.	The rights of Moveworks Stockholders are currently governed by the Moveworks Fourth Amended and Restated Certificate of Incorporation, as amended by the First Amendment (the “Moveworks Certificate of Incorporation”), the Moveworks Bylaws, as amended (the “Moveworks Bylaws”), and the DGCL.

Authorized Capital Stock

ServiceNow is authorized to issue two classes of capital stock, which are designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of all classes of stock which ServiceNow has authority to issue is 610,000,000 shares, of which 600,000,000 shares are ServiceNow Common Stock, $0.001 par value per share, and 10,000,000 shares are ServiceNow Preferred Stock, $0.001 par value per share (“ServiceNow Preferred Stock”).

Under the DGCL, the number of authorized shares of ServiceNow Common Stock may be increased or decreased (but not below the number of shares thereof

Moveworks is authorized to issue three classes of capital stock which are designated, respectively, “Common Stock,” “Class F Stock” and “Preferred Stock.” The total number of shares that Moveworks is authorized to issue is 475,426,366, of which 140,426,366 shares are Preferred Stock, 35,000,000 shares are Class F Stock, and 300,000,000 shares are Common Stock. The Preferred Stock, Class F Stock and Common Stock each have a par value of $0.00001 per share.

Moveworks may not increase the number of authorized shares of (i) Common Stock, Class F

ServiceNow	Moveworks

then outstanding) by filing an amendment to the ServiceNow Certificate of Incorporation. The ServiceNow Certificate of Incorporation can be amended by an affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class; provided, that, if two-thirds (2/3) of ServiceNow’s Whole Board (as defined below) has approved such increase or decrease in the authorized shares of ServiceNow Common Stock, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class, will be required. “Whole Board” means the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships.

The number of authorized shares of ServiceNow Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds (2/3) of the voting power of all the then outstanding shares of capital stock of ServiceNow entitled to vote, without a vote of the holders of the Preferred Stock, unless a vote of any other holders is required pursuant to a certificate of designation establishing a series of ServiceNow Preferred Stock.

{Following the Closing, the affirmative supermajority vote required to increase or decrease the number of authorized shares of ServiceNow Preferred Stock is expected to be replaced by a requirement for approval by a majority of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors.*}

Stock or Preferred Stock without the vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock as long as at least 20,000,000 shares of Preferred Stock are issued and outstanding, (ii) Class F Stock without the vote or written consent of more than fifty percent (50%) of the outstanding shares of Class F Stock as long as any shares of Class F Stock are issued and outstanding, (iii) Series B Preferred Stock without the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock as long as at least 5,000,000 shares of Series B Preferred Stock are issued and outstanding and (iv) Series C Preferred Stock without the vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock as long as at least 5,000,000 shares of Series B Preferred Stock are issued and outstanding.

Voting; Proxies

Unless otherwise provided by law or the ServiceNow Certificate of Incorporation, and subject to the requirements for the determination of shareholders of record under the ServiceNow Bylaws, each shareholder will be entitled to one (1) vote for each share of stock held by such shareholder.

Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy.

Unless otherwise provided in the Moveworks Certificate of Incorporation, each stockholder will be entitled to one (1) vote in person or by proxy for each share of the Moveworks Capital Stock having voting power, but no proxy will be voted after three (3) years from its date, unless the proxy provides for a longer period. Each proxy is revocable unless expressly provided therein to be irrevocable and unless it is coupled with an interest sufficient in law to support an irrevocable power.

ServiceNow	Moveworks

Unless otherwise provided by applicable law, the rules of any stock exchange upon which ServiceNow’s securities are listed, the ServiceNow Certificate of Incorporation or the ServiceNow Bylaws, every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

When a quorum is present at any meeting, the vote of the holders of a majority of the shares of Moveworks Capital Stock having voting power present in person or represented by proxy will decide any question brought before such meeting, unless a different vote is expressly required by law or the Moveworks Certificate of Incorporation.

Each holder of shares of Preferred Stock and Class F Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock or Class F Stock (as applicable) could then be converted and has voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided in the Certificate of Incorporation or as required by applicable law, voting together with the Common Stock as a single class) and is entitled to notice of any stockholder meeting in accordance with Moveworks’ Bylaws. Fractional votes are not permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock and/or Class F Stock held by each holder could be converted) will be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

Each holder of Common Stock is entitled to (i) one (1) vote for each share of Common Stock held, (ii) notice of any stockholder meeting in accordance with Moveworks’ Bylaws, and (iii) vote upon such matters and in such manner as may be provided by applicable law.

Common Stock

Each outstanding share of ServiceNow Common Stock is entitled to one (1) vote on each matter properly submitted to the ServiceNow shareholders for their vote; provided, however, that, except as otherwise required by applicable law, holders of ServiceNow Common Stock will not be entitled to vote on any amendment to the ServiceNow Certificate of Incorporation (including any certificate of designation relating to any series of ServiceNow Preferred Stock) that relates solely to the terms of one or more outstanding series of ServiceNow Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the ServiceNow Certificate of Incorporation (including any certificate of designation relating to any series of ServiceNow Preferred Stock).	Each holder of a share of Common Stock is entitled to one (1) vote for each share of Common Stock held and is entitled to vote upon such matters and in such matter as may be provided by law.

ServiceNow	Moveworks

Preferred Stock

Subject and pursuant to the DGCL, the ServiceNow Board is authorized to issue up to 10,000,000 shares of ServiceNow Preferred Stock in one or more series. The ServiceNow Board, by filing a certificate of designation, may establish the number of shares to be included in each such series and fix the designation, powers, preferences and other rights, and limitations or restrictions thereof. The ServiceNow Board may designate a new series of Preferred Stock without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof.

As of December 31, 2024, no shares of ServiceNow Preferred Stock were outstanding.

Moveworks’ authorized Preferred Stock consists of 140,426,366 shares, divided into several series with specific designations and original issue prices: (i) 31,550,000 shares designated as Series Seed Preferred Stock, issue price $0.1000 per share; (ii) 51,916,265 shares designated as Series A Preferred Stock, issue price $0.3105 per share; (iii) 27,406,495 shares designated as Series B Preferred Stock, issue price $2.3717 per share; (iv) 27,874,424 shares designated as Series C Preferred Stock, issue price $7.4441 per share; and (v) 1,679,182 shares designated as Series C-1 Preferred Stock, issue price $5.9553 per share.

Structure; Number and Qualification of Directors

The ServiceNow Board consists of one (1) or more members. There are currently eleven (11) directors of the ServiceNow Board. Following the Closing, the ServiceNow Board is expected to consist of nine (9) directors.**

Subject to the rights of the holders of any series of ServiceNow Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. No decrease in the authorized number of directors constituting the ServiceNow Board will shorten the term of any incumbent director. Directors of ServiceNow need not be shareholders of ServiceNow.

The Moveworks Board consists of one (1) or more members, and the number of directors is fixed from time to time by resolution of the Moveworks Board. Directors of Moveworks need not be stockholders of Moveworks. There are currently six (6) directors of the Moveworks Board.

Term of Directors; Election of Directors

Each director elected to the ServiceNow Board will hold office until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

A nominee for director will be elected to the ServiceNow Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors will be elected by a plurality of the votes cast at any meeting of shareholders for which (a) a shareholder has nominated a person for election to the ServiceNow Board in compliance with the notice requirements set forth in the ServiceNow Bylaws and (b) such nomination has not

The directors will be elected to the Moveworks Board at the annual meeting of stockholders by a plurality vote of the shares represented in person or by proxy and each director elected will hold office until his or her successor is elected and qualified, or until such director resigns, becomes disqualified, disabled or otherwise removed.

Holders of Series A Preferred Stock, voting as a separate class, are entitled to elect one (1) member of the Moveworks Board. Holders of Series Seed Preferred Stock, voting as a separate class, are entitled to elect one (1) member of the Moveworks Board. Holders of Class F Stock, voting as a separate class, are entitled to elect one (1) member of the

ServiceNow	Moveworks
been timely withdrawn. If directors are to be elected by a plurality of the votes cast, shareholders will not be permitted to vote against a nominee.

Moveworks Board. Holders of Common Stock, voting as a separate class, are entitled to elect one (1) member of the Moveworks Board. Holders of Preferred Stock and Class F Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect one (1) member of the Moveworks Board.

Any additional members of the Moveworks Board are elected by the holders of Preferred Stock, Class F Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.

Removal of Directors

Subject to the rights of the holders of any series of ServiceNow Preferred Stock, each director may be removed from the ServiceNow Board only for cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of ServiceNow capital stock then entitled to vote at an election of directors voting together as a single class.	Any director elected by the holders of a class or series of stock may be removed during their term of office, either with or without cause, by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors.

Vacancies on the Board

Subject to the rights of the holders of any series of ServiceNow Preferred Stock, any vacancy occurring in the ServiceNow Board and any newly created directorship will be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the shareholders, unless (a) the ServiceNow Board determines by resolution that any such vacancies or newly created directorships will be filled by the ServiceNow shareholders or (b) as otherwise provided by law.

Any director so chosen will, if elected to fill a vacancy not created by a newly created directorship, be elected to serve for the remainder of the term of the director being replaced or until such director’s earlier death, resignation or removal. Any director elected to fill a vacancy created by a newly created directorship will hold office for a term expiring at the next annual meeting of shareholders or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors will shorten the term of any incumbent director.

Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Moveworks Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

However, where such vacancy occurs among the directors elected by the holders of shares of a class or series of stock, the holders of shares of such class or series may override the Moveworks Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the stockholders or (ii) written consent, if the consent stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

ServiceNow	Moveworks

Shareholder / Stockholder Action by Written Consent

No action will be taken by ServiceNow shareholders except at an annual or special meeting of shareholders called in accordance with the ServiceNow Certificate of Incorporation and the ServiceNow Bylaws. No action will be taken by ServiceNow shareholders by written consent.	Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Quorum

Unless otherwise provided by applicable law, at each meeting of shareholders, the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum fails to attend any meeting, the chairperson of the meeting may adjourn the meeting.	At each meeting of the stockholders, the holders of shares of stock having a majority of the votes which could be cast by those entitled to vote at the meeting present in person or represented by proxy, will constitute a quorum for the transaction of business.

Special Meetings of Shareholders / Stockholders

Special meetings of shareholders for any purpose or purposes may be called at any time by the Chairperson of the ServiceNow Board, the Chief Executive Officer, the President or the ServiceNow Board acting pursuant to a resolution adopted by a majority of the Whole Board. If the special meeting of shareholders is to be called at the request of any such person or persons other than by a majority of the Whole Board at a meeting, then such person or persons must request such meeting by delivering a written request to call such meeting to each member of the ServiceNow Board, pursuant to the procedures and requirements set forth in the ServiceNow Bylaws, and the ServiceNow Board will then determine the time and date of such special meeting, which will be held not more than one hundred twenty (120) nor less than thirty-five (35) days after the written request to call such special meeting was	Special meetings of stockholders, for any purpose or purposes, will be called by Moveworks’ Chief Executive Officer, President or Secretary at the request in writing of a majority of the members of the Moveworks Board or holders of at least ten percent (10%) of the total voting power of all outstanding shares of stock then entitled to vote, and such meeting may not be called absent such a request.

ServiceNow	Moveworks
delivered to each member of the ServiceNow Board. The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the ServiceNow Board in its sole discretion may determine.

Notice of Shareholder / Stockholder Meetings

Notice of all shareholder meetings will be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in the ServiceNow Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the ServiceNow Certificate of Incorporation, such notice will be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each shareholder of record entitled to vote at such meeting.	Notice of all stockholder meetings will be given in writing stating the date (which shall be not less than ten (10), nor more than sixty (60), days form the date of the notice in the case of a special meeting), time, place, if any, the means of remote communication, if any, and the applicable record date, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Advance Notice Requirements for Shareholder / Stockholder Nominations and Proposals

Nominations of persons for election to the ServiceNow Board and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (a) pursuant to ServiceNow’s notice of such meeting, (b) by or at the direction of the ServiceNow Board or (c) by any shareholder of ServiceNow who is a shareholder of record at the time of giving of the notice and who is entitled to vote at the meeting and who complies with the notice procedures and requirements set forth in the ServiceNow Bylaws and Rule 14a-19 of the Exchange Act, as applicable. For the avoidance of doubt, the foregoing clause (c) is the exclusive means for a shareholder to make nominations or propose any other business (other than a proposal included in ServiceNow’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual meeting of shareholders. Nominations of persons for election to the ServiceNow Board may be properly brought before an annual meeting of shareholders by any Eligible Holder (as defined in the ServiceNow Bylaws) who has satisfied the procedures and requirements regarding the inclusion of nominees in ServiceNow’s proxy materials that are set forth in the ServiceNow Bylaws.	Nominations for election to the Moveworks Board must be made by the Moveworks Board or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Stockholder nomination for elections to the Moveworks Board must be provided to the Secretary of Moveworks in writing not less than sixty (60) days prior to the meeting of stockholders called for the election of directors.

Limitation on Director and Officer Liability

To the fullest extent permitted by law, no director of ServiceNow will be personally liable for monetary	To the fullest extent permitted by law, no Moveworks director will be personally liable for

ServiceNow	Moveworks

damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the ServiceNow Board will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

{Following the Closing, to the fullest extent permitted by law, it is expected that no officer of ServiceNow will be personally liable for monetary damages in the case of direct claims brought by shareholders for breach of an officer’s fiduciary duty of care.*}

monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Moveworks Board will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification

Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative, legislative or otherwise, by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a member of the ServiceNow Board or officer of ServiceNow or a Reincorporated Predecessor (as defined below), is or was serving at the request of ServiceNow or a Reincorporated Predecessor as a member of the board of directors or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by ServiceNow to the fullest extent permitted by applicable law, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith, subject to satisfaction of certain conditions, including authorization of such proceeding (or part thereof) by the ServiceNow Board. Such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of such person’s heirs, executors and administrators.

For purposes of this provision, “Reincorporated Predecessor” means a corporation that is merged with and into ServiceNow in a statutory merger where (a) ServiceNow is the surviving corporation of such merger and (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.

Moveworks may, to the fullest extent permitted by Section 145 of the DGCL (as may be amended and supplemented from time to time), indemnify any director, officer, employee or agent of Moveworks against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by the DGCL, by reason of the fact that such person is or was a director, officer, employee or agent of Moveworks or is or was serving at the request of Moveworks as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ServiceNow	Moveworks

Preemptive Rights

ServiceNow Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. Thus, if additional shares of ServiceNow Common Stock are issued, the current holders of ServiceNow Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of ServiceNow Common Stock to the extent that they do not participate in the additional issuance.	Subject to the terms of the investors’ rights agreement, the right of first refusal and co-sale agreement, among other stockholder agreements, that Moveworks entered into in connection with each series of Preferred Stock financing, Moveworks Stockholders do not have preemptive rights. Thus, if additional shares of Common Stock are issued, holders of such Common Stock will own a proportionately smaller interest in Moveworks to the extent that they do not participate in the additional issuance.

Distributions to Shareholders / Stockholders

Subject to preferences that may apply to shares of ServiceNow Preferred Stock outstanding at the time, the holders of outstanding shares of ServiceNow Common Stock are entitled to receive dividends out of funds legally available if the ServiceNow Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that the ServiceNow Board may determine.

Holders of Preferred Stock, in preference to holders of Class F Stock and Common Stock, are entitled to receive cash dividends out of funds legally available at the rate of five percent (5%) of the applicable Original Issue Price (as defined in the Moveworks Certificate of Incorporation) per annum on each outstanding share of Preferred Stock, payable pro rata among the holders of Preferred Stock on a pari passu basis and only when, as and if declared by the Moveworks Board, and will be non-cumulative.

For so long as 20,000,000 shares of Preferred Stock remain outstanding, Moveworks will not, without the vote or written consent of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis, pay or declare any dividend or make any distributions on any shares of Moveworks Capital Stock other than (i) dividends or distributions on the Preferred Stock as expressly authorized by the Moveworks Certificate of Incorporation, or (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock.

Subject to the applicable provisions of the Moveworks Certificate of Incorporation, dividends may be paid in cash, in property or in shares of Capital Stock. Before payment of any dividend, there may be set aside out of any funds of Moveworks available for dividends, such sum or sums as the Moveworks Board from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the

ServiceNow	Moveworks
corporation, or for such other purposes as the Moveworks Board shall think conducive to the interest of Moveworks, and the Moveworks Board may modify or abolish any such reserve in the manner in which it was created.

Combinations or Antitakeover Statutes

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities, grants of loans and similar transactions by a corporation or a subsidiary with an interested shareholder who beneficially owns fifteen percent (15%) or more of a corporation’s voting stock, within three (3) years after the person or entity becomes an interested shareholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, the interested shareholder owned at least eighty-five percent (85%) of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after such time, the business combination is approved by the board of directors and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested shareholder.

ServiceNow has not opted out of Section 203 of the DGCL.

In case Moveworks enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case, each share of Preferred Stock will at the same time, but prior and in preference to any distribution to the holders of Class F Stock and Common Stock, be similarly exchanged or changed into an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property into or for which each share of Common Stock is changed or exchanged, as if all such shares of Preferred Stock had been converted into Common Stock.

Moveworks has not opted out of Section 203 of the DGCL.

Appraisal Rights

ServiceNow shareholders are entitled to appraisal rights pursuant to Section 262 of the DGCL.	Moveworks Stockholders are entitled to appraisal rights pursuant to Section 262 of the DGCL. In addition, Moveworks Stockholders are entitled to dissenters’ rights pursuant to Chapter 13 of the CCC, to the extent applicable.

Repurchases / Redemptions of Shares

Under Section 160 of the DGCL, ServiceNow may redeem or repurchase its own shares, except that it generally may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or	Under Section 160 of the DGCL, Moveworks may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of Moveworks is impaired at the

ServiceNow	Moveworks
would become impaired as a result of the redemption or repurchase of such shares.

time or would become impaired as a result of the redemption or repurchase of such shares.

The Preferred Stock, Class F Stock and Common Stock will not be redeemable at the election of the holders of such shares.

Stock Transfer Restrictions Applicable to Shareholders / Stockholders

Shares of ServiceNow are generally transferable in the manner prescribed by the DGCL.	No Moveworks Stockholder may transfer, assign, encumber, hypothecate, pledge, coney in trust, gift, transfer by bequest, devise or descent or otherwise make the subject of disposition any shares of any class of Moveworks Capital Stock unless such transaction is first approved in writing by the Moveworks Board or a committee or other designee thereof.

Exclusive Forum

Unless ServiceNow consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ServiceNow, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of ServiceNow to ServiceNow or ServiceNow’s shareholders, (iii) any action asserting a claim against ServiceNow or any current or former director, officer, shareholder, employee or agent of ServiceNow arising out of or relating to any provision of the DGCL, the ServiceNow Certificate of Incorporation or the ServiceNow Bylaws (each as in effect from time to time), or (iv) any action asserting a claim against ServiceNow or any current or former director, officer, shareholder, employee or agent of ServiceNow governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless ServiceNow consents in writing otherwise, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for claims arising under the Securities Act.	The Moveworks Certificate of Incorporation and the Moveworks Bylaws do not contain a forum selection provision.

ServiceNow	Moveworks

Amendment of the Certificate of Incorporation

Notwithstanding any other provision of the ServiceNow Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of ServiceNow required by law or by the ServiceNow Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the ServiceNow Certificate of Incorporation; provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of the ServiceNow Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the ServiceNow Certificate of Incorporation.

{Following the Closing, the affirmative supermajority vote required to amend the ServiceNow Certificate of Incorporation is expected to be replaced by a requirement for approval by a majority of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors.*}

Moveworks Stockholders may vote to amend the Moveworks Certificate of Incorporation pursuant to Section 242 of the DGCL.

However, if at least 20,000,000 shares of Preferred Stock remain outstanding, Moveworks will not amend the Moveworks Certificate of Incorporation without the vote or written consent of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

For so long as at least 5,000,000 shares of Series B Preferred Stock remain outstanding, Moveworks will not, without the vote or written consent of a majority of the then outstanding shares of Series B Preferred Stock voting together as a single class on an as-converted to Common Stock basis, alter or change any provision of the Moveworks Certificate of Incorporation in a manner that adversely affects the powers, preferences or special rights of the Series B Preferred Stock.

For so long as at least 5,000,000 shares of Series C Preferred Stock remain outstanding, Moveworks will not, without the vote or written consent of a majority of the then outstanding shares of Series C Preferred Stock voting together as a single class on an as-converted to Common Stock basis, alter or change any provision of the Moveworks Certificate of Incorporation in a manner that adversely affects the powers, preferences or special rights of the Series B Preferred Stock.

Furthermore, as long as any shares of Class F Stock are issued and outstanding, Moveworks will not, without first obtaining the approval of the holders of more than fifty percent (50%) of the outstanding shares of Class F Stock, amend, alter or repeal any provision of the Moveworks Certificate of Incorporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock.

ServiceNow	Moveworks

Amendment of the Bylaws

The ServiceNow Board may adopt, amend or repeal the ServiceNow Bylaws upon the approval of a majority of the Whole Board. ServiceNow shareholders also have the power to adopt, amend or repeal the Bylaws; provided, that, in addition to any vote of the holders of any class or series of the stock of ServiceNow required by law or by the ServiceNow Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the then-outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the ServiceNow Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of the ServiceNow Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the capital stock of ServiceNow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the ServiceNow Bylaws.

{Following the Closing, the affirmative supermajority vote required to amend the ServiceNow Bylaws is expected to be replaced by a requirement for approval by a majority of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors.*}

Moveworks Stockholders holding a majority of Moveworks’ outstanding voting stock will have the power to adopt, amend or repeal the Moveworks Bylaws. However, if at least 20,000,000 shares of Preferred Stock remain outstanding, Moveworks will not amend, alter or repeal any provisions of the Moveworks Bylaws without the vote or written consent of without a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

As long as any shares of Class F Stock are issued and outstanding, Moveworks will not, without first obtaining the approval of the holders of more than fifty percent (50%) of the outstanding shares of Class F Stock, amend, alter or repeal any provision of the Moveworks Bylaws if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock.

The Moveworks Board also has the power to adopt, amend or repeal the Moveworks Bylaws, except insofar as the Moveworks Bylaws adopted by the stockholders otherwise provide.

*	Subject to the approval of an amendment to the ServiceNow Certificate of Incorporation at the 2025 ServiceNow Annual Shareholders Meeting, to be held on May 22, 2025.
**	Subject to the election of the nine (9) ServiceNow directors standing for re-election at the 2025 ServiceNow Annual Shareholders Meeting, to be held on May 22, 2025.

EXECUTIVE COMPENSATION OF SERVICENOW

Information regarding ServiceNow’s executive compensation is incorporated by reference from the information contained in ServiceNow’s 2025 Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2025 under the sections entitled “Board and Corporate Governance Matters—Compensation Committee Interlocks and Insider Participation,” “Director Compensation,” “Equity Compensation Plan Information” and “Executive Compensation Tables.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS OF SERVICENOW

Information regarding the share ownership of certain beneficial owners and directors and executive officers of ServiceNow is incorporated by reference from the information contained in ServiceNow’s 2025 Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2025 under the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS OF MOVEWORKS

The following table and the related notes set forth, to the best of Moveworks’ knowledge, information on the beneficial ownership of the Moveworks Capital Stock as of the close of business on March 9, 2025 by:

•

each Moveworks Stockholder, or group of affiliated Moveworks Stockholders, known by Moveworks to beneficially own more than five percent (5%) of any class of Moveworks Capital Stock on an as-converted to Common Stock basis;

•	each of Moveworks’ current directors;

•	each of Moveworks’ named executive officers; and

•	all of Moveworks’ current directors and executive officers as a group.

The percentage of ownership is based on 258,945,241 shares of Common Stock outstanding on March 9, 2025, assuming the conversion of all Moveworks’ Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Class F Stock into Common Stock, as if such conversion had occurred on March 9, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock subject to Options that are currently exercisable or exercisable within sixty (60) days of March 9, 2025 are deemed to be outstanding and to be beneficially owned by the person holding such Option for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person. Further, the unvested Restricted Shares that are subject to vesting conditions are deemed outstanding and beneficially owned by the person holding such shares for the purpose of computing the percentage ownership of each person.

Except as indicated in the footnotes to this table, Moveworks believes that the Moveworks Stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to Moveworks by such stockholders. Unless otherwise indicated, the address for each Moveworks Stockholder listed is: c/o Moveworks, Inc., 1400 Terra Bella Ave., Mountain View, CA 94043.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
5% Stockholders
Entities affiliated with Lightspeed Venture Partners(1)	52,903,059	20.43%
Entities affiliated with Bain Capital Ventures(2)	40,875,286	15.79%
Directors and Named Executive Officers
Bhavin Shah(3)	35,977,626	13.89%
Vaibhav Nivargi(4)	35,977,627	13.89%
Varun Singh(5)	13,938,573	5.38%
Jiang Chen(6)	13,368,783	5.16%
Enrique Salem(7)	40,875,286	15.79%
Arif Janmohamed(8)	52,903,059	20.43%
All current executive officers and directors as a group (6 persons)	193,040,954	74.55%

(1)

Consists of (i) 41,001,952 shares held by Lightspeed Venture Partners X, L.P., (ii) 5,828,398 shares held by Lightspeed Venture Partners Select III, L.P., (iii) 4,746,489 shares held by Lightspeed Ventures Partners Select IV, L.P., and (iv) 1,326,220 shares held by Lightspeed Affiliates X, L.P. The general partner of each of the entities in the foregoing sentence is, respectively, (i) Lightspeed General Partner X, L.P., (ii) Lightspeed General Partner Select III, L.P., (iii) Lightspeed General Partner Select IV, L.P., and

(iv) Lightspeed General Partner X, L.P. The general partner of each of the entities in the foregoing sentence is, respectively, (i) Lightspeed Ultimate General Partner X, Ltd., (ii) Lightspeed Ultimate General Partner Select III, Ltd., (iii) Lightspeed Ultimate General Partner Select IV, L.L.C., and (iv) Lightspeed Ultimate General Partner X, Ltd. Each of the entities in the foregoing sentence is controlled by, respectively, (i) Ravi Mhatre, Barry Eggers, and Peter Nieh, (ii) Ravi Mhatre, Barry Eggers, and Peter Nieh, (iii) Ravi Mhatre and Arif Janmohamed, and (iv) Ravi Mhatre, Barry Eggers, and Peter Nieh, and accordingly, such individuals are deemed to hold voting and investment power with respect to such shares. The business address for each of these entities and individuals is 2200 Sand Hill Road, Menlo Park, CA 94025.

(2)

Consists of (i) 36,879,960 shares held by Bain Capital Venture Fund 2016, L.P., the general partners of which are Bain Capital Venture Partners 2016, L.P. and Bain Capital Venture Investors, LLC, (ii) 3,753,346 shares held by BCIP Venture Associates II, L.P., the general partner of which is Boylston Coinvestors, LLC, and (iii) 241,980 shares held by BCIP Venture Associates II-B, L.P., the general partner of which is Boylston Coinvestors, LLC. With respect to the investments held by the Bain Capital Venture fund in the foregoing sentence, the governance, investment strategy and decision-making process are directed by the executive committee members, which are comprised of Enrique Salem and Ajay Agarwal, and accordingly, such individuals are deemed to hold voting and investment power with respect to such shares. Investments held by the BCIP entities are directed by the governing board of Boylston Coinvestors, LLC, which is comprised of the following individuals: John Connaughton, Jonathan Levine, and Michael Ward, and accordingly, such individuals are deemed to hold voting and investment power with respect to such shares. The business address for each of these entities and individuals is 200 Clarendon Street, Boston, MA 02116.

(3)

Consists of (i) 2,435,206 shares held by Mr. Shah, (ii) 32,042,420 shares held by Shah 2006 Trust dated October 31, 2006, for which Mr. Shah and Tejal A. Shah, Mr. Shah’s spouse, serve as co-trustees, (iii) 750,000 shares held by the Irrevocable Trust FBO Jiya S. Shah, and (iv) 750,000 shares held by the Irrevocable Trust FBO Aman R. Shah. Accordingly, the number of total shares includes an aggregate of 2,435,206 Restricted Shares, of which 487,041 Restricted Shares have previously vested and an estimated 164,965 Restricted Shares are expected to vest in accordance with the terms of Mr. Shah’s award as described under the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction”. The estimated 1,783,200 Restricted Shares remaining are expected to be repurchased by Moveworks in connection with the Transaction.

(4)

Consists of (i) 685,206 shares held by Mr. Nivargi, (ii) 26,542,421 shares held by Nivargi Family Revocable Trust dated October 8, 2014, for which Mr. Nivargi and Sharada Sundaram, Mr. Nivargi’s spouse, serve as co-trustees, (iii) 3,500,000 shares held by Nivargi Family GST Trust dated August 29, 2019, for which Mr. Nivargi serves as trustee, (iv) 1,750,000 shares held by the SS Trust created U/T/A dated 03/03/2025 for the benefit of Sharada Sundaram, (iv) 1,750,000 shares held by the SN 2019 Irrevocable Trust dated August 29, 2019 and (v) 1,750,000 shares held by the TN 2019 Irrevocable Trust dated August 29, 2019. Accordingly, the number of total shares includes an aggregate of 2,435,206 Restricted Shares, of which 487,041 Restricted Shares have previously vested and an estimated 164,965 Restricted Shares are expected to vest in accordance with the terms of Mr. Nivargi’s award as described under the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction”. The estimated 1,783,200 Restricted Shares remaining are expected to be repurchased by Moveworks in connection with the Transaction.

(5)

Consists of (i) 8,712,273 shares held by Mr. Singh, (ii) 4,976,300 shares issuable upon exercise of Options that are exercisable within sixty (60) days of March 9, 2025, and (iii) 250,000 shares held by the Irrevocable Trust FBO Vera P. Singh. Accordingly, the number of total shares includes an aggregate of 7,305,619 Restricted Shares, of which 1,461,123 Restricted Shares have previously vested and an estimated 494,897 Restricted Shares are expected to vest in accordance with the terms of Mr. Singh’s award, as described under the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction.” In addition, Mr. Singh is entitled to acceleration of an additional $40 million of Restricted Shares immediately prior to the Closing, with the total amount of such shares to be determined based on the price per share payable to Moveworks Stockholders and is currently estimated to be approximately 4.1 million Restricted Shares. The estimated approximately 1.2 million Restricted Shares remaining are expected to be repurchased by Moveworks in connection with the Transaction.

(6)

Consists of (i) 9,728,728 shares held by Mr. Chen, (ii) 2,890,055 shares issuable upon exercise of Options that are exercisable within sixty (60) days of March 9, 2025, (iii) 250,000 shares held by the Irrevocable Trust FBO Ellen Chen, (iv) 250,000 shares held by the Irrevocable Trust FBO Sarah Chen and (v) 250,000 shares held by the Irrevocable Trust FBO Zheyu Chen. Accordingly, the number of total shares includes an aggregate of 7,305,619 Restricted Shares, of which 1,461,123 Restricted Shares have previously vested and an estimated 494,897 Restricted Shares are expected to vest in accordance with the terms of Mr. Chen’s award as described under the section entitled “Interests of Directors and Officers in the Transaction—Interests of Directors and Executive Officers of Moveworks in the Transaction.” In addition, Mr. Chen is entitled to acceleration of an additional $40 million of Restricted Shares immediately prior to the Closing, with the total amount of such shares to be determined based on the price per share payable to Moveworks Stockholders and is currently estimated to be approximately 4.1 million Restricted Shares. The estimated approximately 1.2 million Restricted Shares remaining are expected to be repurchased by Moveworks in connection with the Transaction.

(7)	Consists of shares held by the affiliated Bain Capital Venture entities described in footnote 2 above. Enrique Salem is a partner of Bain Capital Ventures.

(8)	Consists of shares held by the affiliated Lightspeed Venture Partners entities described in footnote 1 above. Arif Janmohamed is a partner of Lightspeed Venture Partners.

APPRAISAL OR DISSENTERS’ RIGHTS

Pursuant to Section 262 of the DGCL and Chapter 13 of the CCC (if deemed applicable to the Transaction by virtue of Section 2115 of the CCC), Moveworks Stockholders who did not sign the action taken by written consent of the holders of Moveworks Capital Stock to approve the adoption of the Merger Agreement, who continuously hold their shares of Moveworks Capital Stock through the Effective Time and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, have the right to seek appraisal of the fair value of their shares of Moveworks Capital Stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the First Merger is completed. The “fair value” of shares of Moveworks Capital Stock as determined by the Delaware Court of Chancery (the “Court”) or applicable California superior court (the “Superior Court”) could be greater than, the same as or less than the value of the per share consideration that a Moveworks Stockholder would otherwise be entitled to receive under the terms of the Merger Agreement.

The following discussion is not a complete statement of the law pertaining to appraisal or dissenters’ rights under the DGCL and the CCC, as applicable, and is qualified in its entirety by the full text of Section 262 of the DGCL and Chapter 13 of the CCC, which are attached to this prospectus as Annex B and Annex C, respectively.

Appraisal Rights under Delaware Law

Moveworks Stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Moveworks within twenty (20) days of the date of mailing this prospectus by submitting a written demand for appraisal and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Moveworks Capital Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps prescribed in Section 262 of the DGCL and in a timely manner to perfect appraisal or dissenters’ rights.

At any time within sixty (60) days after the Effective Time, any Moveworks Stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the per share consideration for that Moveworks Stockholder’s shares of Moveworks Capital Stock by delivering to the Surviving Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Company. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed for any such Moveworks Stockholder absent court approval; provided, however, that this will not affect the right of any Moveworks Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Moveworks Stockholder’s demand for appraisal and to accept the terms offered upon the Mergers within sixty (60) days after the Effective Time. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court does not approve the dismissal of an appraisal proceeding, the Moveworks Stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within one hundred and twenty (120) days after the Effective Time, but not thereafter, either the Surviving Company or any Moveworks Stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of Moveworks Capital Stock held by all Moveworks Stockholders entitled to appraisal. Upon the filing of such a petition by a Moveworks Stockholder, service of a copy of such petition will be made upon the Surviving Company. ServiceNow has no present intent to cause Moveworks to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the Surviving Company will file a petition. Accordingly, the failure of a Moveworks Stockholder to file such a petition within the period specified could nullify the Moveworks Stockholder’s previous written demand for appraisal. In addition, within one hundred and twenty (120) days after the Effective Time, any

Moveworks Stockholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the Merger Agreement, upon written request, will be entitled to receive from the Surviving Company, a statement setting forth the aggregate number of shares of Moveworks Capital Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the Surviving Company. A person who is the beneficial owner of shares of Moveworks Capital Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Company such statement.

If a petition for appraisal is duly filed by a Moveworks Stockholder and a copy of the petition is delivered to the Surviving Company, then the Surviving Company will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Moveworks Stockholders who have demanded payment for their shares of Moveworks Capital Stock and with whom agreements as to the value of their shares of Moveworks Capital Stock have not been reached. After notice to Moveworks Stockholders who have demanded appraisal, if such notice is ordered by the Court, the Court is empowered to conduct a hearing upon the petition and to determine those Moveworks Stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Court may require Moveworks Stockholders who have demanded payment for their shares of Moveworks Capital Stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any Moveworks Stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that Moveworks Stockholder.

After determining the Moveworks Stockholders entitled to appraisal of their shares of Moveworks Capital Stock, the Court will appraise the shares of Moveworks Capital Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Transaction, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Court will direct the payment of such value upon surrender by those Moveworks Stockholders of the certificates representing their shares of Moveworks Capital Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Transaction through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court and Moveworks Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share consideration. Moreover, Moveworks does not anticipate offering more than the per share consideration to any Moveworks Stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Moveworks Capital Stock is less than the per share consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Section 262 provides that at any time before the entry of judgment in the proceedings, the Surviving Company may pay to each person entitled to appraisal an amount in cash, in which case, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Moveworks Capital Stock as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the Surviving Company or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and imposed upon the Surviving Company and the Moveworks Stockholders participating in the appraisal proceeding by the Court, as it deems equitable in the circumstances. Each Moveworks Stockholder seeking appraisal is responsible for its, his or her attorneys’ and expert witness expenses, although, upon the application of a Moveworks Stockholder, the Court may order all or a portion of the expenses incurred by any Moveworks Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Moveworks Capital Stock entitled to appraisal. Any Moveworks Stockholder who duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote shares of Moveworks Capital Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Moveworks Capital Stock, other than with respect to payment as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within one hundred and twenty (120) days after the Effective Time, or if the Moveworks Stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Moveworks Stockholder to appraisal will cease and that Moveworks Stockholder will be entitled to receive the per share consideration for his, her or its shares of Moveworks Capital Stock pursuant to the Merger Agreement.

Dissenters’ Rights under California Law

In addition to appraisal rights under the DGCL, the provisions of Chapter 13 of the CCC relating to the rights of dissenting stockholders in a merger may apply to the Mergers pursuant to Section 2115 of the CCC. Such dissenters’ rights and the procedures for obtaining them differ significantly from the Delaware appraisal rights described above.

Moveworks Stockholders who wish to exercise dissenters’ rights should read this prospectus, including the exhibits and annexes hereto, and related materials, consult their legal advisors and carefully follow the procedures under Chapter 13 of the CCC. The statutory dissenters’ rights under Chapter 13 of the CCC require strict compliance with the procedures set forth therein. Failure to follow any of these procedures may result in a termination or waiver of dissenters’ rights under the CCC.

Moveworks Stockholders who wish to exercise dissenters’ rights must so advise Moveworks within thirty (30) days of the date of mailing this prospectus by submitting a written demand to Moveworks to have Moveworks purchase such stockholder’s dissenting shares for cash at their fair market value and must otherwise follow the procedures prescribed by Chapter 13 of the CCC. The written demand must be delivered to Moveworks at 1400 Terra Bella Ave., Mountain View, CA 94043, Attention: Chief Executive Officer, within thirty (30) days after the date on which the prospectus is mailed to applicable Moveworks Stockholders. A person having a beneficial interest in shares of Moveworks Capital Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps prescribed in Section Chapter 13 of the CCC and in a timely manner to perfect appraisal or dissenters’ rights.

Under Chapter 13 of the CCC, a dissenting stockholder may not withdraw his, her or its demand for payment of the fair market value of the Moveworks Stockholder’s dissenting shares in cash unless Moveworks consents.

If the Moveworks Stockholder and Moveworks agree that the shares of Moveworks Capital Stock as to which the Moveworks Stockholder is seeking dissenters’ rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting Moveworks Stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments under the CCC from the date of the Merger Agreement. Any agreements fixing the fair market value of any dissenting shares as between Moveworks and any dissenting stockholder must be filed with the secretary of Moveworks.

However, if Moveworks denies that the Moveworks Stockholder’s shares qualify as dissenting shares eligible for purchase under Chapter 13 of the CCC, or Moveworks and the Moveworks Stockholder fail to agree upon the fair market value of the shares, then the Moveworks Stockholder may, within six (6) months after the date on which Moveworks mailed to the Moveworks Stockholder this prospectus, but not thereafter, file a complaint in Superior Court requesting the Superior Court to determine whether the Moveworks Stockholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters’ rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

If the Superior Court is requested to determine the fair market value of the shares, it may appoint one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within ten (10) days of their appointment or within a longer time determined by the Superior Court, or the Superior Court, in its discretion, chooses not to appoint an impartial appraiser, then the Superior Court will determine the fair market value. If the Superior Court determines that the Moveworks Stockholder’s shares qualify as dissenting shares, then, following determination of their fair market value, Moveworks will be obligated to pay the dissenting Moveworks Stockholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Moveworks of the certificates for the shares as to which the dissenters’ rights are being exercised.

The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the Superior Court, will be allocated among Moveworks and dissenting Moveworks Stockholders as the Superior Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Moveworks, then Moveworks will pay such costs. If the fair market value of the shares awarded by the Superior Court exceeds 125% of the price offered by Moveworks for the shares as evidenced by the per share consideration payable to the Securityholders as described in this prospectus, then the Superior Court may in its discretion include court attorneys’ fees, fees of expert witnesses and interest in the costs payable by Moveworks. In addition, all appraisal proceedings will be conducted exclusively in the Superior Court of California located in Santa Clara County.

To the extent that Chapter 5 of the CCC (which limits the ability of corporations to make distributions to their stockholders under specified circumstances) prevents the payment to any holders of dissenting shares of the fair market value, the holders will become creditors of Moveworks for the amount thereof, together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, with such debt to be payable when permissible under Chapter 5.

Any cash dividends declared and paid by Moveworks upon the dissenting shares after the date of stockholder approval of the Transaction and prior to payment for the dissenting shares by Moveworks will be credited against the total amount paid by Moveworks for such shares. Except as expressly limited by Chapter 13 of the CCC, dissenting Moveworks Stockholders continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. Dissenting shares will lose their status as dissenting shares and the Moveworks Stockholders thereof will cease to be dissenting Moveworks Stockholders and cease to be entitled to require Moveworks to purchase their shares upon certain events set forth in Section 1309 of the CCC.

If litigation is instituted to test the sufficiency or regularity of the votes of Moveworks Stockholders in authorizing the Transaction, any proceedings to determine whether shares are dissenting shares or the fair market value of dissenting shares will be suspended until final determination of such litigation.

In view of the complexity of Section 262 of the DGCL and Chapter 13 of the CCC, Moveworks Stockholders that may wish to pursue appraisal or dissenters’ rights should consult their legal and financial advisors. A copy of Section 262 of the DGCL and Chapter 13 of the CCC is attached as Annex B and Annex C, respectively.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to ServiceNow’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, counsel for ServiceNow, will provide an opinion regarding the validity of the shares of ServiceNow Common Stock to be issued in connection with the Transaction and an opinion regarding certain legal matters relating to the U.S. federal tax treatment of the Mergers with respect to ServiceNow.

O’Melveny& Myers, LLP, counsel for Moveworks, will provide an opinion regarding certain legal matters relating to the U.S. federal tax treatment of the Mergers with respect to Moveworks.

HOUSEHOLDING OF PROSPECTUS MATERIALS

Under SEC rules, a single prospectus may be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information that shareholders receive and reduces mailing and printing costs. In accordance with a notice sent to certain shareholders who share a single address, only one prospectus will be sent to that address unless any shareholder at that address requested that multiple sets of documents be sent.

ServiceNow will promptly deliver to any ServiceNow shareholder, upon written or oral request and without charge, a separate copy of this prospectus. If you received only one copy of this prospectus and wish to receive a separate copy for each ServiceNow shareholder at your household, please contact ServiceNow at the address or telephone number identified below. If you hold shares in street name, please contact your bank, brokerage firm or other nominee to request information on householding.

ServiceNow, Inc.

Attention: Investor Relations

2225 Lawson Lane

Santa Clara, California 95054

(408) 501-8550

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including ServiceNow, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult ServiceNow’s and Moveworks’ respective websites for more information concerning the Mergers described in this prospectus. ServiceNow’s website is https://https://www.servicenow.com/ and Moveworks’ website is https://www.moveworks.com/. The information contained on the websites of ServiceNow, Moveworks and the SEC (except for the filings described below) is expressly not incorporated by reference into this prospectus.

ServiceNow has filed with the SEC a registration statement, of which this prospectus forms a part. The Registration Statement registers the shares of ServiceNow Common Stock to be issued to holders of Moveworks Capital Stock in connection with the Mergers. The Registration Statement, including the attached exhibits, contains additional relevant information about the shares of ServiceNow Common Stock. The rules and regulations of the SEC allow ServiceNow and Moveworks to omit certain information included in the Registration Statement from this prospectus.

In addition, the SEC allows ServiceNow to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded or updated by information included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that ServiceNow has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about ServiceNow, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on January 30, 2025.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 23, 2025.

•	Current Reports on Form 8-K filed with the SEC on February 12, 2025, March 10, 2025 and April 23, 2025, respectively (other than the portions of those documents deemed to be furnished and not filed).

•	Definitive Proxy Statement for the 2025 Annual Shareholders Meeting on Schedule 14A filed with the SEC on April 4, 2025.

•	The description of ServiceNow Common Stock filed as Exhibit 4.5 to ServiceNow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 3, 2022.

In addition, ServiceNow incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) (i) after the date of the initial filing and prior to the effectiveness of the Registration Statement and (ii) after the date of this prospectus and prior to the Effective Time. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from ServiceNow by requesting them in writing or by telephone at the following address:

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, California 95054

(408) 501-8550

ir@servicenow.com

These documents are available from ServiceNow without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the Registration Statement of which this prospectus forms a part.

Except with respect to certain information provided by Moveworks on or prior to the date of this prospectus that pertains to subject matters not required to be included in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, and neither ServiceNow nor Moveworks has authorized anyone to give any information or make any representation about the Mergers, ServiceNow or Moveworks that is different from, or in addition to, that contained in this prospectus or in any of the materials that ServiceNow and Moveworks have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Neither the mailing nor delivery of this prospectus to the holders of shares of Moveworks Capital Stock, nor the issuance by ServiceNow of shares of ServiceNow Common Stock, will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SERVICENOW, INC.

a Delaware corporation,

MAVERICKS MERGER SUB, INC.

a Delaware corporation,

MAVERICKS MERGER SUB, LLC

a Delaware limited liability company,

MOVEWORKS, INC.

a Delaware corporation,

and

FORTIS ADVISORS LLC

as the Seller Agent

Dated as of March 9, 2025

A-i

(cont’d)

A-ii

(cont’d)

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Written Consent
Exhibit C	Form of Revesting Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E-1	Form of First Certificate of Merger
Exhibit E-2	Form of Second Certificate of Merger
Exhibit F	Form of Warrant Waiver
Exhibit G	Form of Director and Officer Resignation Letter
Exhibit H	Form of Parachute Payment Waiver
Exhibit I-1	Parent Tax Certificate
Exhibit I-2	Company Tax Certificate
Exhibit J	Form of Termination Letter
Exhibit K	Parent Loan Term Sheet
Exhibit L	Working Capital Adjustment Illustration

Schedules

Disclosure Letter

Schedule I – Required Stockholders

Schedule 4.2 – Exceptions to Restrictions on Conduct of the Business of the Company

Schedule 4.3 – Exceptions to Notice Requirements

Schedule 5.15 – Closing Indebtedness

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 9, 2025 (the “Agreement Date”), by and among ServiceNow, Inc., a Delaware corporation (“Parent”), Mavericks Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub I”), Mavericks Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Moveworks, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ agent (the “Seller Agent”, and together with Parent, Merger Sub I, Merger Sub II and the Company, the “Parties”). Certain other capitalized terms used herein are defined in Exhibit A.

RECITALS

A. The Parties intend to effect a business combination through (a) the merger of Merger Sub I with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger and a wholly-owned Subsidiary of Parent (the “Surviving Corporation”), and (b) immediately following the First Merger, and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger and a wholly-owned Subsidiary of Parent (the “Surviving Company”), in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act and the California Corporations Code (the “CCC”).

B. The board of directors of the Company (the “Company’s Board of Directors”) has carefully considered the terms of this Agreement and has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, such Transaction Documents and the Transactions, including the Mergers, and (c) adopted a resolution recommending that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommending that all such stockholders adopt this Agreement (the “Company Board Resolutions”).

C. The board of directors of Merger Sub I has (i) declared that this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Merger Sub I and the sole stockholder of Merger Sub I, (ii) approved this Agreement, and (c) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub I, adopt this Agreement.

D. The board of managers of Merger Sub II has (i) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Merger Sub II and the sole member of Merger Sub II, (ii) approved this Agreement, and (iii) adopted a resolution recommending that Parent, as the sole member of Merger Sub II, adopt this Agreement.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, each of the Required Stockholders (as set forth on Schedule I) has executed and delivered to Parent (i) a duly executed written consent in the form attached hereto as Exhibit B (collectively, the “Written Consent”), which Written Consent satisfies the Required Stockholder Approval, and (ii) a duly executed and completed accredited investor questionnaire (including all back-up evidence) evidencing eligibility to satisfy the suitability requirements of Regulation D of the Securities Act.

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, each of the Founders has executed (i) an employment offer letter or employment agreement (as determined by Parent), together with a confidential information and assignment agreement (collectively, an “Offer Letter”), and (ii) a non-competition and non-solicitation agreement (a “Non-Competition Agreement”, and together with an Offer Letter, the “Founder Agreements”), in each case, to become effective upon the Closing.

G. Concurrently with or prior to the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Founders has executed a revesting agreement, to become effective at the Closing, in the form attached hereto as Exhibit C (the “Founder Revesting Agreements”).

H. At the Closing, Parent and each Required Stockholder who desires to become a party thereto shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), to become effective upon the Closing.

I. The Parties intend that the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement will constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

J. The Company, Parent and Merger Subs desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

THE MERGERS

1.1 The Mergers.

(a) Upon the terms of and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the Surviving Corporation of the First Merger and a wholly-owned Subsidiary of Parent.

(b) Upon the terms of and subject to the conditions set forth in this Agreement, immediately following the Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub II shall continue as the Surviving Company of the Second Merger and a wholly-owned Subsidiary of Parent.

(c) The Mergers shall have the effects set forth in this Agreement and pursuant to Applicable Law.

1.2 The Closing; Effective Time.

(a) Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions, including the consummation of the Mergers (the “Closing”), shall take place at the offices of Skadden, Arps, Slate, Meagher and Flom, LLP, 525 University Avenue, Palo Alto, California 94301-1908, or at such other location as Parent and the Company agree, at (i) 10:00 a.m. local time on a date to be agreed by Parent and the Company, which date shall be no later than the fifth Business Day after all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, that, if such

Business Day would otherwise occur anytime during the final fifteen (15) days of the end of a fiscal quarter of Parent, then Parent may, in its discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Parent, in which case the Closing shall be held on such first Business Day (so long as all of the conditions set forth in Article 6 (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such first Business Day), or (ii) such other time as Parent, Merger Subs and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(b) Effective Time.

(i) Concurrently with the Closing, the Parties shall cause the First Merger to be consummated by (i) filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit E-1 (the “First Certificate of Merger”), in accordance with the relevant provisions of the DGCL, and (ii) making all other filings and recordings required under the DGCL in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Company and specified in the First Certificate of Merger (such date and time, the “Effective Time”).

(ii) Immediately following the Effective Time, the Parties shall cause the Second Merger to be consummated by (i) filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit E-2 (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”), in accordance with the relevant provisions of the DGCL, and (ii) making all other filings or recordings required under the DGCL in order to consummate the Second Merger. The Second Merger shall become effective at the time the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Surviving Corporation of the First Merger and specified in the Second Certificate of Merger (such date and time, the “Second Merger Effective Time”).

1.3 Closing Deliveries.

(a) Parent Deliveries. Parent shall deliver to the Company (or such other Person as specified below), at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized officer of Parent to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied; and

(ii) the Registration Rights Agreement, duly executed by Parent.

(b) Company Deliveries. The Company shall deliver to Parent, at or prior to the Closing:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a) has been satisfied;

(ii) the Closing Financial Certificate, which shall include a certification that the Spreadsheet, including each component of the Aggregate Consideration, is true, correct and complete;

(iii) the Spreadsheet;

(iv) the Founder Agreements, each effective as of the Closing, executed by each of the Founders;

(v) the Offer Letters, each effective as of the Closing, executed by each of the Key Employees (other than the Founders), respectively;

(vi) the Offer Letters and/or service agreements, each effective as of the Closing, executed by at least eighty percent (80%) of the Employees and Contractors of the Company (other than Key Employees) whom the Parent or Merger Subs have identified for continued employment or a continued services arrangement with the Company, Parent or Merger Subs (as applicable);

(vii) evidence reasonably satisfactory to Parent of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Effective Time as directors and/or officers (in their capacity as such and not as employees) of the Company effective as of the Closing in accordance with a director and officer resignation letter in the form attached hereto as Exhibit G;

(viii) Payoff Letters, dated as of the Closing Date and executed by each holder of Closing Indebtedness pursuant to Section 5.15;

(ix) executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Parent that all Encumbrances on assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing;

(x) an officer’s certificate, dated as of the Closing Date and executed by a duly authorized officer of the Company, certifying the Company’s (A) Organizational Documents, (B) the Written Consent and (C) the Company Board Resolutions;

(xi) certificates from the Secretary of State of the State of Delaware, Secretary of State of the State of California, dated within five (5) Business Days prior to the Closing Date certifying that the Company is in good standing and that all applicable franchise Taxes and fees of the Company through and including the date of such certificate have been paid;

(xii) unless otherwise requested by Parent in writing no less than five (5) Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Company’s Board of Directors, certified by the Secretary of the Company, authorizing the termination, or, if requested by Parent in writing no less than five (5) Business Days prior to the Closing Date, the partial termination, of each or all of the Employee Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, including the Company’s 401(k) Plan, with such termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing; and

(xiii) true, correct and complete copies of all executed Contracts and documents relating to the New Restricted Share Units.

(c) Receipt by Parent of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3 shall not be deemed to be an agreement by Parent that the information or statements contained therein are true, correct or complete, and shall not diminish Parent’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.4 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time:

(a) as of the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub I (except that the name of the Surviving Corporation shall not be changed), each as in effect immediately prior to the Effective Time; and

(b) as of the Second Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II, each as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with Applicable Law; provided, that, at the Second Merger Effective Time, the limited liability company agreement of the Surviving Company shall be amended such that the name of the Surviving Company shall be a name to be mutually agreed upon by the Parties.

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) (i) the directors of Merger Sub I serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the managers of Merger Sub II serving in such position immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the managers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(b) (i) the officers of Merger Sub I (who shall be appointed by the sole member of Merger Sub I prior to the Effective Time) serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of Merger Sub II serving in such positions immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the officers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6 Effect of Mergers on Capital Stock of the Company and Merger Subs.

(a) Effect of the First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or any Securityholder:

(i) Pure Election.

(1) Stock Election. With respect to any Securityholder that elects, by providing an Election pursuant to Section 1.11 hereof, to receive consideration in the form of one hundred percent (100%) shares of Parent Common Stock (a “Stock Election”), each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (rounded to the nearest whole share of Parent Common Stock on a certificate-by-certificate basis) (such consideration, the “Stock Election Consideration”); and

(2) Cash Election. With respect to any holder of Preferred Stock that elects, by providing an Election pursuant to Section 1.11 hereof, to receive consideration in the form of one hundred percent (100%) cash (a “Cash Election”), each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive an amount in cash equal to such holder’s Per Share Consideration; provided, that the aggregate cash proceeds payable to all holders of Preferred Stock and Preferred Stock Warrants shall not exceed fifty percent (50%) of the portion of the Aggregate Consideration payable to the holders of Preferred Stock and Preferred Stock Warrants as a whole (with the value of the Parent Common Stock, for this purpose, being the Parent Stock Price) (the “Cash Cap”), and any amounts in cash exceeding the Cash Cap shall be adjusted downward and deducted on a pro rata basis from the cash proceeds payable to all holders of Preferred Stock and Preferred Stock Warrants who have elected a Cash Election until the aggregate cash proceeds payable to all holders of Preferred

Stock and Preferred Stock Warrants fall below the Cash Cap (the “Cash Cap Adjustments”); provided, further, that if such adjustments result in the consideration becoming less than one hundred percent (100%) cash payable to any such holder of Preferred Stock or Preferred Stock Warrant that has elected a Cash Election, then such Cash Election shall be automatically convert into a Mixed Election pursuant to Section 1.6(a)(ii)(2) (such consideration, the “Cash Election Consideration”); or

(ii) Mixed Election. With respect to any Securityholder that elects, by providing an Election pursuant to Section 1.11 hereof (or whose Cash Election is converted to a Mixed Election pursuant to Section 1.6(a)(i)(2) above), to receive consideration in the form of cash and shares of Parent Common Stock (a “Mixed Election”), each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive:

(1) with respect to any holder of Common Stock, up to twenty percent (20%) of the Aggregate Consideration payable to such holder in respect of such holders’ Common Stock (with the value of the Parent Common Stock, for this purpose, being the Parent Stock Price) in cash and the remainder of such Aggregate Consideration in shares of Parent Common Stock (rounded to the nearest whole share of Parent Common Stock on a certificate-by-certificate basis), with the aggregate consideration payable to such holder per share of Common Stock equal to such holder’s Per Share Consideration; and

(2) with respect to any holder of Preferred Stock, up to, but less than, one hundred percent (100%) of the Aggregate Consideration payable to such holder in respect of such holders’ Preferred Stock (with the value of the Parent Common Stock, for this purpose, being the Parent Stock Price) in cash (subject to the Cash Cap Adjustments) and the remainder (if any) of such Aggregate Consideration in shares of Parent Common Stock (rounded to the nearest whole share of Parent Common Stock on a certificate-by-certificate basis), with the aggregate consideration payable to such holder per share of Preferred Stock equal to such holder’s Per Share Consideration (such consideration in each of clauses (1) and (2), the “Mixed Election Consideration”); or

(iii) No Election. With respect to any Securityholder that does not elect a Stock Election or a Mixed Election, or fails to make an Election by the Election Deadline with respect to such Securityholder’s Capital Stock (a “Non-Election”, and such shares, the “Non-Election Stock”), each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive:

(1) with respect to any holder of Common Stock, twenty percent (20%) of the Aggregate Consideration payable to such holder in respect of such holder’s Common Stock in cash and eighty percent (80%) of such Aggregate Consideration in shares of Parent Common Stock, with the value of the Parent Common Stock, for each such purpose, being the Parent Stock Price (rounded to the nearest whole share of Parent Common Stock on a certificate-by-certificate basis), and with the aggregate consideration payable to such holder per share of Common Stock equal to such holder’s Per Share Consideration; and

(2) with respect to any holder of Preferred Stock, fifty percent (50%) of the Aggregate Consideration payable to such holder in respect of such holder’s Preferred Stock in cash and fifty percent (50%) of such Aggregate Consideration in shares of Parent Common Stock, with the value of the Parent Common Stock, for each such purpose, being the Parent Stock Price (rounded to the nearest whole share of Parent Common Stock on a certificate-by-certificate basis), and with such aggregate consideration payable to such holder per share of Preferred Stock equal to such holder’s Per Share Consideration (such consideration in each of clauses (1) and (2), the “Non-Election Consideration”);

(iv) With respect to any Securityholder who is a Founder, the Aggregate Consideration payable to such Founder in shares of Parent Common Stock shall be reduced by the amount of such Founder’s Founder Loan Payoff Amount (with the shares of Parent Common Stock, for this purpose, being valued at the Parent Stock Price).

(v) Cancelled Shares. Each share of Capital Stock held by the Company, Merger Sub I, Merger Sub II or Parent or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and extinguished without any conversion thereof;

(vi) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub I (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation following the First Merger (and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s common stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Effect of the Second Merger.

(i) Effect on Capital Stock. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any Securityholder:

(1) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company; and

(2) all shares of common stock of the Company (as the Surviving Corporation of the First Merger) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.7 Effect of Mergers on Other Securities of the Company.

(a) Treatment of Company Equity Awards.

(i) Vested Options. At the Effective Time, each Vested Option shall be automatically cancelled and extinguished, and the holder thereof shall be entitled to receive (without interest), in sole consideration of such cancellation, an amount in cash, Parent Common Stock or a combination thereof, pursuant to such Vested Optionholder’s election consistent with Section 1.6(a)(i), Section 1.6(a)(ii)(1) or Section 1.6(a)(iii)(1), for each share of Common Stock subject to such Vested Option, the amount equal to the Per Share Consideration less the applicable exercise price and Tax withholding (which amounts shall be determined by using the volume-weighted average closing price per share of Parent Common Stock over the ten (10) consecutive trading days ending on and including the sixth (6th) trading day preceding the Closing Date (the “Parent Closing Stock Price”)), to be payable as follows:

(1) the number of shares of Parent Common Stock equal to the Exchange Ratio with respect to a Stock Election pursuant to Section 1.6(a)(i)(1), less the applicable exercise price and Tax withholding;

(2) the Mixed Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by (x) one hundred percent (100%) minus (y) the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Mixed Election pursuant to Section 1.6(a)(i); or

(3) the Non-Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by twenty percent (20%) pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by eighty percent (80%) pursuant to Section 1.6(a)(ii)(1), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Non-Election pursuant to Section 1.6(a)(i);

(ii) Unvested Options. Each Unvested Option shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into an option to purchase a number of shares of Parent Common Stock (“Parent Option”) equal to the product of (i) the number of shares of Common Stock subject to such Unvested Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio (rounded down to the nearest whole share of Parent Common Stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Unvested Option and (y) the Option Exchange Ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Unvested Option immediately prior to the Effective Time (including applicable vesting conditions and acceleration rights, but excluding any performance-based vesting conditions that were applicable to such Unvested Option immediately prior to the Effective Time, which shall be determined assuming achievement of the applicable performance milestones at the greater of target and actual performance as of immediately prior to the Effective Time and following the Effective Time shall be subject to solely time vesting, and for purposes of clarity, any portion that vests as of the Effective Time as the result of such determination with respect to such performance-based vesting conditions shall be treated as a Vested Option). Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an Unvested Option a document evidencing the foregoing assumption by Parent.

(iii) Unvested Company RSUs. Each Company RSU award that is outstanding and unvested immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into a number of restricted stock units with respect to a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Common Stock subject to such Company RSU award immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share of Parent Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including applicable vesting conditions and acceleration rights). Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of a Company RSU award a document evidencing the foregoing assumption by Parent.

(iv) Vested Company RSUs. With respect to each Company RSU award that is outstanding and vested but unsettled immediately prior to the Effective Time (each such vested but unsettled Company RSU, a “Vested Company RSU”), at the Effective Time, the Company shall cause each such Vested Company RSU to be cancelled and extinguished and the holder thereof shall be entitled to receive (without interest), in sole consideration of such cancellation, an amount in cash, Parent Common Stock (rounded to the nearest whole share of Parent Common Stock on an award-by-award basis) or a combination thereof, pursuant to such Vested Company RSU holder’s election consistent with Section 1.6(a)(i), Section 1.6(a)(ii)(1) or Section 1.6(a)(iii)(1), for each share of Common Stock subject to such Vested Company RSU, the amount equal to the Per Share Consideration less the applicable Tax withholding (which amounts shall be determined by using the Parent Closing Stock Price), to be payable as follows:

(1) the number of shares of Parent Common Stock equal to the Exchange Ratio, less the applicable Tax withholding, with respect to a Stock Election pursuant to Section 1.6(a)(i)(1);

(2) the Mixed Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by (x) one hundred percent (100%) minus (y) the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), less the applicable Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Mixed Election pursuant to Section 1.6(a)(i); or

(3) the Non-Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by twenty percent (20%) pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by eighty percent (80%) pursuant to Section 1.6(a)(ii)(1), less the applicable Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Non-Election pursuant to Section 1.6(a)(i).

(v) Notwithstanding the foregoing, the conversions described in this Section 1.7(a) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Moreover, notwithstanding the foregoing, any payments under this Section 1.7(a) shall be made at such other time or times following the Closing Date consistent with the terms of the applicable award agreement to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(vi) Restricted Shares. The Restricted Shares shall, as of the Effective Time, vest in accordance with the terms of the agreements between the applicable Founder and the Company with respect to such Restricted Shares that are listed in the Disclosure Letter, and the holder shall be entitled to the consideration provided in Section 1.6(a) with respect to such vested shares. Notwithstanding any provision to the contrary in the Founders’ early exercise stock option agreements or corresponding option exercise agreements, any Restricted Shares that do not vest on or prior to the Effective Time shall be immediately repurchased by the Company at a repurchase price equal to the price paid by such Founder to exercise the stock option and acquire such unvested Restricted Shares and payable in full by cancellation of a portion of the applicable Founder Loan.

(b) Warrants.

(i) Vested Common Stock Warrants. On the terms and subject to the conditions of this Agreement, each vested, in-the-money Warrant to acquire shares of Common Stock (a “Common Stock Warrant”) shall be cancelled and extinguished, and the holder thereof shall be entitled to receive (without interest), in consideration of such cancellation and upon delivery of a Letter of Transmittal and a duly executed and completed waiver by each Warrantholder in the form attached hereto as Exhibit F (the “Warrant Waiver”), with respect to each share of Common Stock underlying such Common Stock Warrant, the amount equal to the Per Share Consideration less the applicable exercise price and Tax withholding (which amounts shall be determined by using the Parent Closing Stock Price), to be payable as follows:

(1) the number of shares of Parent Common Stock equal to the Exchange Ratio (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding, with respect to a Stock Election pursuant to Section 1.6(a)(i)(1);

(2) the Mixed Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by (x) one hundred percent (100%) minus (y) the percentage of cash elected pursuant to Section 1.6(a)(ii)(1) (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Mixed Election pursuant to Section 1.6(a)(i); or

(3) the Non-Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by twenty percent (20%) pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by eighty percent (80%) pursuant to

Section 1.6(a)(ii)(1) (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Non-Election pursuant to Section 1.6(a)(i).

(ii) Vested Preferred Stock Warrants. On the terms and subject to the conditions of this Agreement, each vested, in-the-money Warrant to acquire shares of Preferred Stock (a “Preferred Stock Warrant”) shall be cancelled and extinguished, and the holder thereof shall be entitled to receive (without interest), in consideration of such cancellation and upon delivery of a Letter of Transmittal and a duly executed and completed Warrant Waiver, with respect to each share of Preferred Stock underlying such Preferred Stock Warrant, the amount equal to the Per Share Consideration less the applicable exercise price and Tax withholding (which amounts shall be determined by using the Parent Closing Stock Price), to be payable as follows:

(1) the number of shares of Parent Common Stock equal to the Exchange Ratio (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding, with respect to a Stock Election pursuant to Section 1.6(a)(i)(1);

(2) cash in an amount equal to the Per Share Consideration, less the applicable exercise price and Tax withholding, subject to the Cash Cap and Cash Cap Adjustments, with respect to a Cash Election pursuant to Section 1.6(a)(i)(2);

(3) the Mixed Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by the percentage of cash elected pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by (x) one hundred percent (100%) minus (y) the percentage of cash elected pursuant to Section 1.6(a)(ii)(1) (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Mixed Election pursuant to Section 1.6(a)(i); or

(4) the Non-Election Consideration equal to (A) cash in an amount equal to the Per Share Consideration multiplied by fifty percent (50%) pursuant to Section 1.6(a)(ii)(1), plus (B) the number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by fifty percent (50%) pursuant to Section 1.6(a)(ii)(1) (rounded to the nearest whole share of Parent Common Stock on a warrant-by-warrant basis), less the applicable exercise price and Tax withholding (subtracted on a pro rata basis from the cash portion in clause (A) and Parent Common Stock portion in clause (B)), with respect to a Non-Election pursuant to Section 1.6(a)(i).

(iii) Unvested Warrants. Any unvested or out-of-the-money Warrant shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled without any consideration paid therefor.

1.8 Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company’s Board of Directors shall adopt such resolutions as reasonably necessary to effect the transactions contemplated by Section 1.7 (including termination of the Company Equity Plan), effective as of the Effective Time, and all Contracts relating to shares of Capital Stock, Company Equity Awards, Restricted Shares, Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), such that, immediately prior to the Effective Time, (i) the Company shall not have any outstanding Equity Interests or equity-related interests other than shares of Capital Stock, Options, Company RSUs, Restricted Shares and Warrants, (ii) holders of shares of Capital Stock (excluding Cancelled Shares and Dissenting Shares) shall be entitled in respect of such Capital Stock only to the rights set forth in Section 1.6(a), subject to the terms and conditions of this Agreement, (iii) holders of Company Equity Awards shall be entitled in respect of such Company Equity Awards only to the rights set forth in Section 1.7(a), subject to the terms and conditions of this

Agreement, (iv) holders of Restricted Shares shall be entitled in respect of such Restricted Shares only to the rights set forth in Section 1.7(a), subject to the terms and conditions of this Agreement, and (v) holders of Warrants shall be entitled in respect of such Warrants only to the rights set forth in Section 1.7(b), subject to the terms and conditions of this Agreement (collectively, clauses (i) through (v), the “Necessary Effects”).

1.9 Contribution to the Adjustment Amount and Seller Agent Expense Amount and Founder Revesting Shares.

(a) At the Closing, by virtue of the Mergers and without any action on the part of Parent, Merger Subs or the Company, an amount equal to each Securityholder’s Pro Rata Share of (i) the Seller Agent Expense Amount and (ii) the Adjustment Amount shall be withheld from the consideration otherwise payable to each Securityholder pursuant to Section 1.6 or Section 1.7 as a result of the exclusion of the Seller Agent Expense Amount and the Adjustment Amount from the Aggregate Consideration, and Parent shall be deemed to have contributed to the Seller Agent Expense Amount and the Adjustment Amount, respectively, on behalf of each Securityholder, an amount equal to his, her or its Pro Rata Share of the Seller Agent Expense Amount and the Adjustment Amount, respectively. Each Securityholder shall have the right to receive his, her or its Pro Rata Share of any disbursements required to be made from (i) the Seller Agent Expense Fund, at the time and in accordance with the terms of Article 8, and (ii) the Adjustment Amount, at the time and in accordance with the terms of Section 1.17.

(b) At the Closing, by virtue of the Mergers and without any action on the part of Parent, Merger Subs or the Company, an amount in shares of Parent Common Stock equal to twenty-five percent (25%) of each Founder’s Pro Rata Share of the Closing Consideration, with the value of such shares of Parent Common Stock based upon the volume-weighted average closing price per share of Parent Common Stock over the ten (10) consecutive trading days ending on and including the last trading day immediately preceding the date of this Agreement (the “Founder Revesting Shares”), shall be withheld from the consideration otherwise payable to such Founder pursuant to each of the Founder Revesting Agreements, and the Founder Revesting Shares shall be retained and released pursuant to, and in accordance with the manner set forth in, each of the Founder Revesting Agreements.

1.10 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, all shares of Capital Stock that are outstanding immediately prior to the Effective Time and that are held by a Stockholder who has validly exercised and perfected appraisal rights for such shares in accordance with the DGCL or, if applicable, dissenters’ rights for such shares in accordance with the CCC (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Capital Stock set forth in Section 1.6, but such Stockholder shall only be entitled to such rights as are provided by the DGCL or, if applicable, the CCC.

(b) Notwithstanding the provisions of Section 1.10, all Dissenting Shares held by Stockholders who have effectively withdrawn or lost (through failure to perfect or otherwise) such Stockholder’s appraisal rights pursuant to the DGCL and, if applicable, dissenters’ rights pursuant to the CCC shall, as of the later of the Effective Time and the occurrence of such event, be deemed to have been converted into and represent only the right to receive the applicable consideration for Capital Stock set forth in Section 1.6 (and subject to any deduction, withholding or indemnification contemplated by this Agreement) without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice (within one (1) calendar day of receipt) of any demands for appraisal and, if applicable, dissenters’ rights received by the Company, withdrawals of such demands, and any other related notices or instruments served pursuant to the DGCL and, if applicable, the CCC or otherwise received by the Company with respect to appraisal and, if applicable, dissenters’ rights, and (ii) the opportunity to direct all negotiations and Legal Proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal and, if applicable, dissenters’ rights or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent.

1.11 Election Procedures. Each Securityholder shall have the right, subject to the limitations set forth in this Section 1.11, to submit an election in accordance with the following procedures:

(a) Each Securityholder may specify the following information in a request made in accordance with the provisions of this Section 1.11 (an “Election”): (i) whether such Securityholder holds shares of Common Stock and/or Preferred Stock; (ii) whether such Securityholder elects to make a Cash Election, Stock Election or Mixed Election; and (iii) in the event of a Mixed Election, (1) the percentage of shares of Common Stock owned by such Securityholder with respect to which such Securityholder desires to receive in Common Stock Mixed Election Cash and/or (2) the percentage of shares of Preferred Stock owned by such Securityholder with respect to which such Securityholder desires to receive in Preferred Stock Mixed Election Cash, as applicable, and in each case of clauses (1) and (2), subject to Section 1.6(a).

(b) Parent or the Exchange Agent shall prepare a form reasonably acceptable to the Company, including a securityholder letter of transmittal (the “Letter of Transmittal”) and any other appropriate and customary transmittal materials (collectively, the “Form of Election”), so as to permit Securityholders to exercise their right to make an Election. Parent shall cause the Exchange Agent to initially make available and mail, or otherwise deliver to each Securityholder, the Form of Election no less than ten (10) Business Days prior to the anticipated Election Deadline (such period, the “Election Period”) to Securityholders of record as of the Business Day prior to such mailing date. Following such mailing date, Parent shall use its reasonable efforts to make available as promptly as practicable a Form of Election to any Securityholder who requests in writing such Form of Election prior to the Election Deadline.

(c) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including a duly executed Letter of Transmittal, any other transmittal materials included in the Form of Election and such other documents that Parent or the Exchange Agent may reasonably require in order to effect the payment of the applicable portion of the Closing Consideration) and accompanied by any certificates representing all of such Securityholder’s certificated shares (as applicable) (the “Stock Certificates”) to which such Form of Election relates. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the Parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date. The Company shall issue a written notice to Securityholders of record reasonably announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(d) Any Securityholder may, at any time during the Election Period, change or revoke such Securityholder’s Election by written notice to the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Common Stock or Preferred Stock (for the avoidance of doubt, none of Parent, the Company nor the Exchange Agent being under any duty to notify any Securityholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Common Stock or Preferred Stock covered by such Election shall be, for purposes hereof, be deemed to be Non-Election Stock, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from all of the Parties that this Agreement has been terminated in accordance with the terms hereof.

(e) Subject to the terms of this Agreement and the Form of Election, the Exchange Agent shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any holder with the Election procedures set forth herein.

1.12 Payment for Securities; Exchange Procedures.

(a) Exchange Agent. Parent, or any nationally recognized financial institution selected by Parent in its sole discretion, may serve as the exchange agent (the “Exchange Agent”) in connection with the Transactions.

(b) Payment. Immediately following the Effective Time (but in any event no later than the first Business Day following the Closing), Parent shall make, or cause to be made, the following payments or deposits:

(i) to the Exchange Agent, (A) new certificates or book entry shares representing (x) the aggregate Closing Stock Consideration to be issued pursuant to Section 1.6 and Section 1.7 and exchanged pursuant to this Section 1.12 minus (y) the Founder Revesting Shares, and (B) cash in an amount sufficient to pay the Closing Cash Consideration to be paid pursuant to Section 1.6 and Section 1.7, in each case, as set forth in the Spreadsheet and the Closing Financial Certificate; and

(ii) to the Seller Agent, an amount equal to the Seller Agent Expense Amount, which shall be used by the Seller Agent for the payment of expenses incurred by it in performing its duties in accordance with Section 8.7 and shall be held in the Seller Agent Expense Fund and distributed in accordance with the terms of this Agreement.

(c) Exchange Procedures. From and after the Effective Time, upon proper surrender of the Stock Certificates (as applicable) for exchange and cancellation to the Exchange Agent (which may have been previously accomplished in connection with the submission of a Form of Election as contemplated by Section 1.11(c)), together with a duly executed Letter of Transmittal, any other transmittal materials included in the Form of Election and such other documents that Parent or the Exchange Agent may reasonably require in order to effect the payment of the applicable portion of the Closing Consideration, such Securityholder shall be entitled to receive in exchange therefor, as applicable, the portion of the Closing Consideration to which such Securityholder is entitled pursuant to Section 1.6 and Section 1.7. If applicable, the Stock Certificates so surrendered shall be cancelled. Until so surrendered, after the Effective Time, subject to appraisal rights under the DGCL and, if applicable, dissenters’ rights under the CCC, each Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in Section 1.6. No portion of the Closing Consideration shall be paid to any Securityholder unless and until the holder of record of such Stock Certificate shall have surrendered such Stock Certificate (if any) (or delivered an affidavit of loss in respect of such certificate in accordance with Section 1.12(g)) and delivered to the Exchange Agent a duly completed Letter of Transmittal and such other documents that Parent or the Exchange Agent may reasonably require in order to effect the payment of the applicable portion of the Closing Consideration, which such payment shall be made as promptly as practicable following the receipt of the applicable Securityholder’s properly completed Letter of Transmittal and other transmittal materials described in this Section 1.12(c).

(d) Transfer of Ownership. If any amount payable pursuant to Section 1.6(a) is to be paid to a Person other than the Person to which the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that such Stock Certificate and, if applicable, the Letter of Transmittal shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent, the Exchange Agent or any agent designated by any of them any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Stock Certificate, or established to the satisfaction of Parent, the Exchange Agent or any agent designated by Parent or the Exchange Agent that such Tax has been paid or is not payable.

(e) Return of Unclaimed Consideration. Any portion of the Aggregate Consideration that remains unclaimed by the Securityholders for twelve (12) months after the Effective Time shall be delivered to Parent. Any such Securityholder that has not complied with Section 1.12(c) prior to the end of such twelve (12) month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable

Laws) but only as a general creditor thereof for payment of its claim for its portion of the Aggregate Consideration. Any portion of the Aggregate Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Applicable Law shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any amounts delivered to Parent pursuant to this Section 1.12(e) that are subsequently delivered to Securityholders.

(f) No Further Rights. The applicable portion of the Aggregate Consideration paid or payable in respect of the surrender for exchange of shares of Capital Stock, Vested Options, Vested Company RSUs or Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Capital Stock, Vested Options, Vested Company RSUs or Warrants, and there shall be no further registration of transfer on the records of the Surviving Corporation or the Surviving Company of shares of Capital Stock, Vested Options, Vested Company RSUs or Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or documents evidencing Vested Options, Vested Company RSUs or Warrants are presented to Parent, the Surviving Corporation, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 1 (subject, in the case of Stock Certificates, to the exercise of appraisal rights under the DGCL and, if applicable, dissenters’ rights under the CCC).

(g) Lost, Stolen or Destroyed Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed Stock Certificate (if applicable) the applicable portion of the Closing Cash Consideration, the Closing Stock Consideration and the applicable portion of any remaining amounts from the Adjustment Amount and the Seller Agent Expense Fund (each calculated in accordance with this Agreement) to which such Person is entitled pursuant to Section 1.6(a).

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.12, none of Parent, the Exchange Agent, the Surviving Corporation, the Surviving Company or any other Party shall be liable to any Securityholder for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(i) Rights Not Transferable. The rights of the Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Securityholder and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

1.13 Lock-Up.

(a) With respect to seventy-five percent (75%) of the Closing Stock Consideration held by each Securityholder (rounded down to the nearest whole share of Parent Common Stock, the “Aggregate Lock-Up Shares”), from and after the Closing Date and until such time that such shares become Released Shares (as defined below), no such Securityholder shall offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the then current Lock-Up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of then current Lock-Up Shares, whether any of these transactions are to be settled by delivery of any Lock-Up Shares, or otherwise, or engage in any Short Sales with respect to any Parent securities; provided, however, that the foregoing shall not restrict a Permitted Transfer only if, as a precondition to such Permitted Transfer, the Permitted Transferee agrees in writing, in form and substance reasonably satisfactory to Parent, to be bound by this Section 1.13 with respect to the Lock-Up Shares for the applicable Lock-Up Period as if a Party.

(b) In furtherance of the foregoing, during the Lock-Up Period, Parent shall (i) place a stop order on all Lock-Up Shares, including those that may be covered by a registration statement, (ii) prior to 8:30 a.m. (Eastern Standard Time) on the first (1st) Business Day immediately following the date on which any Lock-Up Shares become Released Shares, release such stop order on all such Released Shares, and (iii) notify the Exchange Agent in writing of the stop order and the restrictions on Lock-Up Shares and of the release of such restrictions under this Agreement and direct the Exchange Agent not to process any attempts by any Securityholder to resell or transfer any Lock-Up Shares, except in compliance with this Agreement.

(c) For purposes of this Agreement:

(i) one-third (1/3) of the Aggregate Lock-Up Shares shall become “Released Shares” at 5:00 p.m. (Eastern Standard Time) on the day that is fifteen (15) calendar days following the Closing Date;

(ii) an additional one-third (1/3) of the Aggregate Lock-Up Shares shall become “Released Shares” at 5:00 p.m. (Eastern Standard Time) on the day that is thirty (30) calendar days following the Closing Date;

(iii) the remaining one-third (1/3) of the Aggregate Lock-Up Shares shall become “Released Shares” at 5:00 p.m. (Eastern Standard Time) on the day that is forty-five (45) calendar days following the Closing Date;

(iv) any Aggregate Lock-Up Shares that have not, at a given time, become Released Shares pursuant to this Section 1.13 are referred to herein as “Lock-Up Shares”, and the period during which any such share remains a Lock-Up Share is referred to herein as the “Lock-Up Period” with respect to such Lock-Up Share; and

(v) for the avoidance of doubt, the shares of Parent Common Stock constituting the Closing Stock Consideration that are not Aggregate Lock-Up Shares shall not be subject to any of the terms of this Section 1.13.

1.14 Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into capital shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the shares of Capital Stock occurring after execution of this Agreement and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.15 Withholding. Each of Parent, Merger Sub I, Merger Sub II, the Exchange Agent, the Company, the Surviving Corporation, the Surviving Company and their respective agents (each, a “Payor”) shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under Applicable Law. Amounts so deducted or withheld and timely remitted to the applicable Tax Authority shall be (a) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (b) timely remitted by the applicable Payor to the applicable Tax Authority.

1.16 Taking of Necessary Action; Further Action. Prior to Closing, Parent, Merger Subs and the Company, as applicable, shall sign and deliver any documents and instruments and use reasonable best efforts to take any further action that is reasonably necessary to effect the Closing and to carry out the purposes of this Agreement. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation or the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of Parent and the Surviving Corporation or the Surviving Company, respectively, are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.17 Consideration Adjustment.

(a) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Seller Agent a statement setting forth in reasonable detail Parent’s good faith calculation of the Working Capital Adjustment in accordance with the illustration set forth in Exhibit L attached hereto (the “Working Capital Adjustment Illustration”), including in support of the calculation of the Working Capital Adjustment, (i) the balance sheet of the Company as of immediately prior to the Closing prepared in accordance with GAAP (the “Final Working Capital Adjustment”), (ii) the aggregate amount of Closing Cash (the “Final Closing Cash”), (iii) the amount of Closing Indebtedness (the “Final Closing Indebtedness”), (iv) the amount of unpaid Transaction Expenses (the “Final Unpaid Transaction Expenses”), and (v) the amount of any Capitalization Losses (the “Final Capitalization Losses”), in each case, as of the Closing (the “Adjustment Statement”).

(b) During the thirty (30)-day period following the Seller Agent’s receipt of the Adjustment Statement, upon reasonable notice to Parent, Parent shall permit the Seller Agent and its Representatives to have reasonable access to the books, records and other documents of the Company used to prepare the Adjustment Statement and shall provide the Seller Agent with copies thereof (subject to compliance with the accountants’ customary procedures for release of work papers and subject to any limitations that are required to preserve any applicable attorney-client privilege). The Adjustment Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless the Seller Agent gives written notice of its good faith disagreement with the Adjustment Statement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific items and matters in dispute (the “Disputed Matters”), including what the Seller Agent believes to be the correct amounts with respect to any Disputed Matters. If a Notice of Disagreement is received by Parent in a timely manner, then the Adjustment Statement (as revised in accordance with this paragraph) shall become final and binding upon the Seller Agent and Parent on the earlier of (i) the date the Seller Agent and Parent resolve in writing the Disputed Matters or (ii) the date any Disputed Matters are finally resolved in writing by an independent international accounting firm mutually agreed upon by the Seller Agent and Parent (the “Accounting Firm”) in accordance with this Section 1.17(b). During the twenty (20)-day period following the delivery of a Notice of Disagreement (the “Resolution Period”), the Seller Agent and Parent shall seek in good faith to resolve in writing the Disputed Matters. Within ten (10) days following the expiration of the Resolution Period, the Seller Agent and Parent shall submit in writing to the Accounting Firm for review any remaining Disputed Matters. The Seller Agent and Parent shall jointly request that the Accounting Firm render its reasoned, written decision with respect to such remaining Disputed Matters within the thirty (30)-day period following submission of such Disputed Matters to the Accounting Firm. The Accounting Firm will consider only those items and amounts set forth in the Adjustment Statement and in the Notice of Disagreement which Parent and the Seller Agent are unable to resolve during the Resolution Period; provided, that, each of Parent and the Seller Agent shall be entitled to make a presentation to the Accounting Firm regarding the items and amounts that they are unable to resolve. The Accounting Firm will make its determination as an expert and not an arbitrator, based solely on such presentations and not on the basis of an independent review. In making its determination, the Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including the definitions of Working Capital Adjustment, Closing Date, Indebtedness, Transaction Expenses, and the terms of this Section 1.17(b), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Seller Agent or Parent or that is less than the lowest value for such amount claimed by either the Seller Agent or Parent. Absent fraud or manifest error, the determination of the Accounting Firm will be conclusive and binding upon the Stockholders, the Seller Agent and Parent. The costs and fees related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement, will be paid by the Seller Agent (on behalf of the Securityholders) and Parent on an inversely proportional basis, based upon the relative portions of the Disputed Matters that have been submitted to the Accounting Firm for resolution that ultimately are awarded in favor of the Stockholders and Parent, as the case may be (e.g., if $100,000 is in dispute, and of that amount the Accounting Firm awards $75,000 in favor of Parent and $25,000 in favor of the Stockholders, then Parent will be responsible for 25%, and the Stockholders for 75%, of the costs and fees of the Accounting Firm).

(c) If (i) the Final Working Capital Adjustment plus the Final Closing Cash minus the Final Closing Indebtedness minus the Final Unpaid Transaction Expenses minus the Final Capitalization Losses, if any (in each case, as finally determined pursuant to Section 1.17(b) above) is greater than the aggregate amount of (ii) the Estimated Working Capital Adjustment plus the Estimated Closing Cash minus the Estimated Closing Indebtedness minus the Estimated Unpaid Transaction Expenses minus the Estimated Capitalization Losses (in each case, as set forth in the Closing Financial Certificate), then Parent shall pay to each Securityholder such Securityholder’s Pro Rata Share of such excess and release or cause to be released to each Securityholder such Securityholder’s Pro Rata Share of the entire Adjustment Amount.

(d) If (i) the Final Working Capital Adjustment plus the Final Closing Cash minus the Final Closing Indebtedness minus the Final Unpaid Transaction Expenses minus the Final Capitalization Losses (in each case, as finally determined pursuant to Section 1.17(b) above) is less than the aggregate amount of (ii) the Estimated Working Capital Adjustment plus the Estimated Closing Cash minus the Estimated Closing Indebtedness minus the Estimated Unpaid Transaction Expenses minus the Estimated Capitalization Losses (in each case, as set forth in the Closing Financial Certificate), then Parent shall be entitled to retain the amount of such shortfall from the Adjustment Amount, and shall release or caused to be released to each Securityholder such Securityholder’s Pro Rata Share of the remaining Adjustment Amount (if any).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Parent and Merger Subs concurrently with the execution of this Agreement (the “Disclosure Letter”) (each of which disclosures, shall apply to and qualify the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Parent and Merger Subs under this Article 2), the Company represents and warrants to Parent and Merger Subs, as follows:

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company’s Subsidiaries are corporate entities duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. The Company and its Subsidiaries have the corporate power and authority to own, operate, use, distribute and lease its properties, rights and assets and to conduct the Business (as currently conducted). The Company has made available true, correct and complete copies of its certificate of incorporation and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Organizational Documents”), and the certificate of incorporation, bylaws or other equivalent organizational documents, as applicable, of each of its Subsidiaries, as amended to date, each in full force and effect on the date hereof. No amendment to any of the Organizational Documents or certificate of incorporation, bylaws or other equivalent organizational documents, as applicable, of any of the Company’s Subsidiaries has been approved that has not been made available. The Company and its Subsidiaries is not in violation of any of the provisions of the Organizational Documents, certificate of incorporation, bylaws or other organizational documents, as applicable.

(b) The Company and its Subsidiaries are duly licensed or qualified to do business and is in good standing in each jurisdiction in which it conducts business, except any jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company or the applicable Subsidiary.

(c) Schedule 2.1(c) of the Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company and the jurisdiction of incorporation of each such Subsidiary. The Company is the sole owner of all of the issued and outstanding Equity Interests of its Subsidiaries.

(d) Except for the Subsidiaries listed on Schedule 2.1(c) of the Disclosure Letter, the Company does not own or control and has never owned or controlled, directly or indirectly, any Equity Interests in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, corporation, partnership, limited liability company, joint venture or other business association or entity.

(e) Schedule 2.1(e) of the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of: (i) the names of the members of the Company’s Board of Directors and the board of directors (or similar persons) of each of the Company’s Subsidiaries; and (ii) the names and titles of the officers of the Company and each of its Subsidiaries.

(f) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 31,550,000 shares of Series Seed Preferred Stock, (ii) 51,771,340 shares of Series A Preferred Stock, (iii) 27,406,495 shares of Series B Preferred Stock, (iv) 27,874,424 shares of Series C Preferred Stock, (v) 1,679,182 shares of Series C-1 Preferred Stock, (vi) 35,000,000 shares of Class F Stock, and (vii) 300,000,000 shares of Common Stock. A total of (i) 31,400,000 shares of Series Seed Preferred Stock, (ii) 51,529,790 shares of Series A Preferred Stock, (iii) 27,406,495 shares of Series B Preferred Stock, (iv) 27,874,422 shares of Series C Preferred Stock, (v) 1,679,182 shares of Series C-1 Preferred Stock, (vi) 32,313,310 shares of Class F Stock and (vii) 86,742,042 shares of Common Stock (which include 19,481,650 Restricted Shares) are issued and outstanding as of the Agreement Date. There are no shares of Capital Stock owned by the Company, held by the Company in the Company’s treasury or held by any of the Company’s Subsidiaries. Schedule 2.2(a) of the Disclosure Letter accurately sets forth, as of the Agreement Date, a true, correct and complete list of (i) the Stockholders that are the record and beneficial owners of the issued and outstanding shares of Capital Stock and the number and type of such shares so owned by such Stockholder and the respective certificate number(s) representing such shares, or a notation that such shares are not certificated, and (ii) the number of shares of Capital Stock that are not vested under the terms of any Contract with the Company (including any stock option agreement, stock option or warrant exercise agreement or restricted stock purchase agreement) as of the Agreement Date (the “Unvested Shares”), including as applicable the number and type of Unvested Shares, the per share purchase price paid for such Unvested Shares, the vesting schedule in effect for such Unvested Shares (and the terms of any acceleration thereof), the per share repurchase price payable for such Unvested Shares and the length of the repurchase period following the termination of service of the holder of such Unvested Shares. Each share of Preferred Stock is convertible into Common Stock on a one-for-one basis. The Company has never declared or paid any dividends on any shares of Capital Stock. There is no Liability for dividends accrued or declared and unpaid by the Company. All issued and outstanding shares of Capital Stock and all Equity Interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound. The Company is not under any obligation to register under the Securities Act any shares of Capital Stock, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All shares of Capital Stock, all Company Equity Awards and all Warrants of the Company and each of its Subsidiaries were issued in compliance with all Applicable Law and all requirements set forth in the Organizational Documents, certificate of incorporation, bylaws, or other equivalent organizational documents, as applicable, of the Company and each of its Subsidiaries, and any applicable Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound.

(b) As of the Agreement Date, the Company has reserved 70,422,772 shares of Common Stock for issuance to Employees, non-Employee directors and Contractors pursuant to the Company Equity Plan, of which 34,629,906 shares of Common Stock are subject to outstanding and unexercised Options and Company RSUs and 3,569,572 shares of Common Stock remain available for issuance thereunder. Schedule 2.2(b) of the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Equity Awards, the Company Equity Plan under which the grant was made, the number of shares of Common Stock subject to each Company Equity Award, the type of Company Equity Award, the number of such shares that are vested or unvested, the date of grant, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of Options under Section 422 of the Code (or any other applicable non-U.S. Tax law), the term of each Option, and the residence address of such holder. In addition, Schedule 2.2(b) of the Disclosure Letter indicates, as of the Agreement Date, which holders of outstanding Company Equity Awards are not Employees (including non-Employee directors, Contractors, vendors, service providers or other similar Persons). True, correct and complete copies of the Company Equity Plan and forms of all award agreements that evidence outstanding Company Equity Awards (and any such agreements that materially deviate from the form) have been provided to Parent, and there are no agreements, understandings or commitments of the Company to amend, modify or supplement such Company Equity Plan or Contracts in any case from those provided to Parent. All Company Equity Awards granted by the Company were granted in compliance with all Applicable Law and all requirements set forth in the Organizational Documents and the Company Equity Plan. The terms of the Company Equity Plan permits the treatment of the Company Equity Awards as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise (other than the resolution of the Company’s Board of Directors). As of the Agreement Date, no New Restricted Share Units have been granted. There are no options to acquire shares of Common Stock or any other equity or equity-related awards with respect to shares of Common Stock outstanding other than those granted and outstanding under the Company Equity Plan.

(c) As of immediately prior to entering into this Agreement, there are (i) 150,000 shares of Series Seed Preferred Stock, (ii) 386,475 shares of Series A Preferred Stock and (iii) 30,000 shares of Common Stock that are subject to outstanding Warrants. Schedule 2.2(c) of the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Warrants, including the number of shares of Common Stock and Preferred Stock subject to each Warrant, the date of issuance, the exercise price per share, the term of each Warrant and the residence address of such holder. No notice to Warrantholders is required to effect the Transactions. True, correct and complete copies of each Warrant (including executed copies of all Contracts relating to each Warrant and the Common Stock or Preferred Stock, as applicable, purchased under such Warrant) have been provided to Parent, and such Warrant and Contracts have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments of the Company to amend, modify or supplement such Warrants or Contracts in any case from those provided to Parent. All Warrants granted by the Company were granted in compliance with all Applicable Law and all requirements set forth in the Organizational Documents.

(d) There is no authorized, issued or outstanding evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Capital Stock, but excluding Options.

(e) Other than (i) the shares of Capital Stock set forth on Schedule 2.2(a) of the Disclosure Letter, (ii) the Company Equity Awards set forth on Schedule 2.2(b) of the Disclosure Letter and (iii) the Equity Interests in each Subsidiary of the Company (all of which are wholly-owned by the Company) and (iv) the Warrants set forth on Schedule 2.2(c) of the Disclosure Letter, there are no authorized, issued or outstanding Equity Interests of the Company or any of its Subsidiaries or any Contract of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, a Securityholder is a party or by which the Company’s or any of its Subsidiaries’ assets is bound, (A) obligating the Company or any of its Subsidiaries or, to the knowledge of the Company, such Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any of its Subsidiaries, or (B) obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any Equity Interests of the Company or any of its Subsidiaries. Schedule 2.2(e) of the Disclosure Letter sets forth a true, complete and correct list of each Person with an offer letter or other Contract that contemplates a grant of Company Equity Awards or other Equity Interests of the Company or any of its Subsidiaries, or who has otherwise been promised Company Equity Awards or other Equity Interests of the Company or any of its Subsidiaries, which Company Equity Awards have not been granted, or other Equity Interests have not been issued, as of the Agreement Date.

(f) The Company has never repurchased, redeemed or otherwise reacquired any shares of Capital Stock, Company Equity Awards, Warrants or Equity Interests (provided, that (i) forfeiture of unvested Company Equity Awards, Warrants or Equity Interests for no consideration and (ii) the repurchase of unvested Capital Stock at the original purchase price per share upon termination of employment or service for no consideration pursuant to the terms of the Contracts governing such Company Equity Awards, Warrants or Equity Interests shall not be deemed a repurchase or redemption of such Company Equity Awards, Warrants or Equity Interests). All shares of Capital Stock ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (i) all Applicable Laws; and (ii) all requirements set forth in all applicable Organizational Documents and Material Contracts. There are no Contracts relating to voting, purchase, sale or transfer of any shares of Capital Stock (A) between or among the Company and any Securityholder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (B) to the knowledge of the Company, between or among any of the Securityholders, and true, correct and complete copies of all such Contracts listed or required to be listed on Schedule 2.2(f) of the Disclosure Letter have been provided to Parent, and such Contracts have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Contracts in any case from those provided to Parent. Other than as detailed under Schedule 2.2(b) of the Disclosure Letter, neither the Company Equity Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Equity Awards, Warrants or Unvested Shares requires or otherwise provides for any accelerated vesting of any Company Equity Awards, Warrants or Unvested Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions, either alone or together with any other event, including a termination of employment or service with the Company, Parent or Merger Subs, or any other event, whether before, upon or following the Closing or otherwise.

(g) Schedule 2.2(g) of the Disclosure Letter sets forth a true, correct and complete list of all loans made by the Company or any of its Subsidiaries to any Securityholder outstanding, together with the total amount of (i) outstanding principal and (ii) accrued interest, each as of the date hereof.

(h) The Spreadsheet will accurately set forth, as of the Closing, the information required by Section 5.9, and the calculations performed to compute the information contained therein will be accurate and in accordance with Applicable Law, the terms of this Agreement, the Organizational Documents and all other agreements and instruments among the Company and/or any of the Securityholders, and no Securityholder will be entitled to any amounts except as provided in the Spreadsheet. As of the Closing, no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Capital Stock, Company Equity Awards, Warrants or any other Equity Interests of the Company. As a result of the Mergers, Parent will be the sole record and beneficial holder of all issued and outstanding Capital Stock, and all outstanding rights to acquire or receive any shares of Capital Stock (including all outstanding Company Equity Awards, Restricted Shares and Warrants), whether or not such shares of Capital Stock are outstanding, shall terminate and be cancelled and cease to exist.

2.3 Authority; Non-Contravention; Consents and Filings; Anti-Takeover Laws.

(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the adoption of this Agreement and approval of the Mergers by the Required Stockholders constituting the Required Stockholder Approval. This Agreement and the Transaction Documents to which it is (or will be) a party have been (or will be) duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other Parties, constitute (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms subject only to the effect, if any, of (i) applicable bankruptcy, insolvency and other similar Applicable Law, now or hereafter in effect, affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company’s Board of Directors, has (A) approved this Agreement and the Transaction Documents to which the Company is (or will be) a party and approved the Mergers and the other Transactions and determined that this Agreement, such Transaction Documents and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Securityholders, (B) approved this Agreement and such Transaction Documents in accordance with the provisions of Applicable Law and the Organizational Documents and (C) directed that the adoption of this Agreement and approval of the Mergers be submitted to the Stockholders for consideration and unanimously recommended that all of the Stockholders adopt this Agreement and approve the Mergers. Other than the Required Stockholder Approval, no vote of the Stockholders is required under the Organizational Documents, Applicable Law or otherwise in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder or thereunder or the consummation of the Mergers and the other Transactions.

(b) Non-Contravention. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is (or will be a party) does not (and will not), and the performance of its obligations hereunder and thereunder and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the properties, rights or assets of the Company or any of its Subsidiaries (including the Facilities) or any of the shares of Capital Stock, (ii) contravene, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, or require any consent, approval or waiver from or notice to any Person pursuant to, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss (including any incremental loss) of any benefit or right under, (A) subject to obtaining the Required Stockholder Approval, any provision of the Organizational Documents or any resolution adopted by the Stockholders or the Company’s Board of Directors, (B) any Material Contract, (C) any Applicable Law or (D) any Authorization, or (iii) give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which the Company or any of its Subsidiaries or any of the assets, rights or properties owned or used by the Company or any of its Subsidiaries is subject.

(c) Consents and Filings. Other than as disclosed in Schedule 2.3(c) of the Disclosure Letter and subject to compliance with any applicable requirements of the HSR Act, other applicable Antitrust Laws and the Exchange Act, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any of the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions.

(d) Anti-Takeover Laws. No restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and no anti-takeover provision in the Organizational Documents will be applicable to the execution or delivery by the Company of this Agreement or any of the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions.

2.4 Financial Statements; Absence of Changes.

(a) The Company has delivered to Parent its (i) audited financial balance sheet as of January 31, 2024 (the “Balance Sheet”, and such date, the “Balance Sheet Date”) and related statements of income/loss and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), and (ii) its unaudited financial balance sheet as of January 31, 2025 (the “Subsequent Financial Statements Date”) and related statements of income/loss and cash flows for the twelve (12)-month period then ended (collectively, the “Subsequent Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), which are included as Schedule 2.4(a) of the Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company or any of its Subsidiaries, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the financial condition of the Company or any of its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount), (iv) are true, correct, and complete (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (v) were prepared in all material respects in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (vi) have been kept in the ordinary course of business consistent in all material respects with Applicable Law. The transactions entered in the Financial Statements represent bona fide transactions in the ordinary course of business.

(b) The Company and its Subsidiaries have no Liabilities of any nature and of a type required to be reflected on a balance sheet of the Company prepared in accordance with GAAP other than (i) those set forth in the Balance Sheet or the Subsequent Financial Statements, (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the ordinary course, consistent with past practice (other than as reflected in the Subsequent Financial Statements) that are of the type that (A) ordinarily recur, (B) individually or in the aggregate, are not material in nature or amount, and (C) do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, and (iii) that are incurred by the Company in connection with the execution and performance of this Agreement and consummation of the Transactions. Except for Liabilities reflected in the Balance Sheet, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Balance Sheet or the Subsequent Financial Statements have been established in accordance with GAAP consistently applied.

(c) Schedule 2.4(c) of the Disclosure Letter sets forth a true, correct and complete list of all Indebtedness of the Company or any of its Subsidiaries, including, for each item of such Indebtedness, the agreement governing such Indebtedness and the interest rate, maturity date and any assets securing such Indebtedness. All Indebtedness of the Company and its Subsidiaries may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness. The Company and its Subsidiaries have never guaranteed any debt or other obligation of any other Person.

(d) Schedule 2.4(d) of the Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, the account numbers thereof and the names of all Persons authorized to make withdrawals therefrom. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries relating to such accounts, lock boxes or safe deposit boxes.

(e) The Company has established and maintains a system of internal accounting controls effective in providing reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company or any of its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None the Company or any of its Subsidiaries and, to the knowledge of the Company, the Company’s independent auditors or any Employee, Contractor or director of the Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves management or other Employees, Contractors, directors of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company or any of its Subsidiaries and, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its internal accounting controls or any material inaccuracy in the financial statements of the Company or any of its Subsidiaries. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no change in the Company’s accounting policies since the Company’s inception, except as required by GAAP or Applicable Law.

(f) Since the Balance Sheet Date, other than as reflected in the Subsequent Financial Statements, (i) the Company and its Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice, (ii) there has not occurred a Material Adverse Effect with respect to the Company and its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (iv) neither the Company nor any of its Subsidiaries has done, caused or permitted any of the actions described in Section 4.2.

2.5 Litigation. For the past three (3) years, there is, or has been, no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or its respective properties, rights or assets or any of its respective directors, officers, Employees or Contractors (in their capacities as such or relating to their employment, services or relationship with the Company), nor is there any reasonable basis therefor. There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against any Person who has a contractual right or a right pursuant to Applicable Law to indemnification or contribution from the Company related to facts and circumstances existing prior to the Closing, nor is there any reasonable basis therefor. There is no Order binding on the Company or any of its Subsidiaries or any of its respective properties, rights or assets or any of its respective directors, officers, Employees or Contractors (in their capacities as such or relating to their employment, services or relationship with the Company). Neither the Company and nor any of its Subsidiaries has Legal Proceedings pending against any other Person, nor has the Company or any of its Subsidiaries threatened to bring a Legal Proceeding against any other Person.

2.6 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or immediately after and giving effect to the Mergers, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct or operation of the Business limiting the freedom of the Company or any of its Subsidiaries to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.7 Compliance with Laws; Governmental Permits.

(a) Each of the Company and its Subsidiaries is in compliance and has complied with, is not and has not been in violation of, and has not received any notice or other communication regarding any actual or possible violation of Applicable Law.

(b) Each of the Company and its Subsidiaries has obtained each material consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or such Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Authorizations”), and all of the Authorizations are in full force and effect. Schedule 2.7(b) of the Disclosure Letter sets forth a true, correct and complete list of each Authorization, if any. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding (i) any actual or possible violation of any Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company and its Subsidiaries are in compliance and have complied with, all of the terms of the Authorizations. The execution and delivery of this Agreement does not, and the performance of obligations hereunder and thereunder and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization.

2.8 Title to, Condition and Sufficiency of Assets.

(a) The Company and its Subsidiaries do not own any real property or has ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the properties, and interests in properties and assets, real and personal, reflected on the Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, other than as reflected in the Subsequent Financial Statements), or with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Schedule 2.8(b) of the Disclosure Letter sets forth a true, complete and correct list of each parcel of real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (such real property, together with the buildings, structures, and improvements thereon, the “Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises, the amount of any deferred rent and the aggregate annual rental payable thereunder. The Company has provided to Parent true, correct and complete copies of all leases, subleases, and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy or grants any other party the right to use or occupy, now or in the future, any real property or facility, including all modifications, extensions, guarantees, security agreements, amendments and supplements thereto (“Leases”). Each Lease is in full force and effect and, assuming due execution by the other party thereto, constitutes the legal, valid, and binding obligation on the Company or any of its Subsidiaries, which is a party to it, and is enforceable in accordance with its terms, subject to insolvency or similar Applicable Law. The Company currently occupies all of the Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Facilities. The Company cannot be required to expend more than $10,000 in causing any individual Facility to comply with the surrender conditions set forth in the applicable Lease. The Company has not received any written notice that any portion of a security deposit with respect to any Lease has been applied as a result of a breach or default under any Lease that has not been redeposited in full. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Facilities.

(c) The assets and properties owned or leased by the Company and its Subsidiaries (i) constitute all of the assets and properties that are necessary for the Company and its Subsidiaries to conduct, operate and continue the conduct of the Business (as currently conducted) and to sell and otherwise enjoy full rights to exploitation of its assets and properties and all products and services that are provided in connection with its assets and properties, and (ii) constitute all of the assets and properties that are used or held for use in the conduct of the Business (as currently conducted), without the breach or violation of any Contract to which the Company or any of its Subsidiaries is a party or by which its properties or assets are bound.

(d) All assets, rights and properties (including the Facilities) owned or leased by the Company or its Subsidiaries have been at all times maintained in all respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the conduct of the Business as presently conducted. Neither the operations of the Company nor any of its Subsidiaries on the Facilities violates any Applicable Law relating to such property or operations thereon.

2.9 Intellectual Property.

(a) Ownership. The Company exclusively owns all rights, title and interest in and to all Company Owned Intellectual Property Rights, free and clear of any Encumbrances (other than Permitted Encumbrances). The Company has not transferred full or partial ownership of, agreed to transfer ownership of, granted any exclusive licenses to, or agreed to grant any exclusive licenses to any Intellectual Property Rights that are, or at any time in the past were, Company Owned Intellectual Property Rights or Company Owned Data to any third party.

(b) Company Registered Intellectual Property. Schedule 2.9(b) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of all Company Registered Intellectual Property, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by the Company within ninety (90) days of the Agreement Date vis-à-vis the applicable authorities with which such Company Registered Intellectual Property was registered or filed. Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), and to the knowledge of the Company, there is no reasonable basis for a claim that any Company Registered Intellectual Property (other than applications) is invalid or unenforceable. All registration, maintenance, renewal and other fees currently due in connection with such Company Registered Intellectual Property or any pending applications therefor have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the ownership interests of the Company therein.

(c) Governmental Entities.

(i) Schedule 2.9(c) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of all Governmental Grants which the Company or any of its Subsidiaries have either applied for or received. The Company and its Subsidiaries are in material compliance with the terms, conditions, requirements and criteria of application, filing and receipt of any Governmental Grants for which the Company or its Subsidiaries have applied, including all reporting requirements as per Applicable Law.

(ii) The Company and its Subsidiaries have obtained all authorizations, consents and approvals necessary to ensure that the Transactions: (A) will not adversely affect the ability of the Company or any of its Subsidiaries to obtain the full benefit (without any additional restriction or limitation beyond those in effect prior to the Transactions) of any Governmental Grant for which the Company or any of its Subsidiaries have applied for the remaining duration thereof or require any recapture of any previously claimed incentive and (B) will not result in (x) the failure of the Company or any of its Subsidiaries to comply with any of the terms, conditions, requirements and criteria of any applicable Governmental Grant, or any Applicable Laws related thereto or (y) any claim by any Governmental Entity or other Person that the Company or any of its Subsidiaries is required to return or refund, or that any Governmental Entity is entitled to recapture, any benefit provided under any Governmental Grant. No funding, facilities or personnel of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Company Intellectual Property.

(iii) No Governmental Entity, nor any university, college, or other educational institution or research center, has any ownership interest in or other right in or to any Company Intellectual Property.

(d) Company Products. Schedule 2.9(d) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of all Company Products (by version) that are currently commercially made available or were commercially made available in the past six (6) years preceding the Agreement Date, and any such product or service currently under development and scheduled for commercial release within nine (9) months of the Agreement Date.

(e) Invention Assignment and Confidentiality Agreement. The Company and its Subsidiaries have secured from all (i) Founders, (ii) Employees, (iii) Contractors and (iv) any other Persons or third parties who contributed to the creation of any Company Intellectual Property (each Person, an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ rights, title and interest in and to any Intellectual Property developed by such Authors for or on behalf of the Company or any of its Subsidiaries and, to the fullest extent permitted under Applicable Law, have obtained the waivers of all non-assignable rights, including moral rights. Without limiting the foregoing, the Company and its Subsidiaries have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments and moral rights waivers from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdictions. The Company has provided to Parent copies of all such forms currently and historically used by the Company and its Subsidiaries, and each proprietary information and invention disclosure and Intellectual Property assignment and moral rights waiver executed by each Author is substantially similar to a form the Company has made available to Parent.

(f) No Violation. No Employee (which includes, for the avoidance of doubt, each of the Founders) or Contractor is: (i) bound by or otherwise subject to any Contract with a third Person restricting such Employee or Contractor from performing his/her duties for the Company or any of its Subsidiaries in any material respect or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an Employee or Contractor.

(g) Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all information of the Company and its Subsidiaries that is confidential or non-public (including all trade secrets), as well as confidential or non-public information provided by any third party to the Company under a written obligation of confidentiality (“Confidential Information”). All Employees and Contractors who had access to material Confidential Information and any third party having access to material Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information.

(h) Non-Infringement. The operation of the Business (including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the use by the Company and its Subsidiaries of any product, device, process or service used in the Business as previously conducted by the Company or any of its Subsidiaries) has not, in the past six (6) years preceding the Agreement Date, infringed (directly or indirectly, including via contribution or inducement), misappropriated or otherwise violated, and as currently conducted does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate, any Intellectual Property Rights of a third Person in any material respect. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.9(h) and in Section 2.9(i) are the sole and exclusive representations and warranties regarding infringement, misappropriation, or violation of any Intellectual Property Rights of a third Person, and no other provision of this Agreement (including any schedules or exhibits) shall be construed to include any representation or warranty regarding any infringement, misappropriation, or other violation of any Intellectual Property Rights of a third Person.

(i) Legal Proceedings. As of the Agreement Date, none of the Company nor any of its Subsidiaries and, to the knowledge of the Company, any Founder has, in the last six (6) years, been sued in any Legal Proceeding or received any written notice (including cease and desist letters and invitations to take a patent license) alleging that the Company or any Founder has infringed (directly or indirectly, including via contribution or inducement), misappropriated or otherwise violated or, by conducting the Business, would infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Intellectual Property Rights of any other Person.

(j) Third-Party Infringement. To the knowledge of the Company, as of the Agreement Date, there is no, and there has not in the past six (6) years been any, unauthorized use, unauthorized disclosure, infringement (whether direct or indirect, including via contribution or inducement), dilution (solely with respect to trademarks), misappropriation or other violation of any Company Owned Intellectual Property Rights. In the past six (6) years, the Company has not brought or threatened in writing any Legal Proceeding against a third Person for infringement, misappropriation or other violation of any Intellectual Property Rights.

(k) Licenses; Agreements.

(i) Schedule 2.9(k)(i) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of all Contracts pursuant to which Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company, including any Company Data Agreements pursuant to which the Company licenses Licensed Data (in each case other than with respect to (A) generally commercially available software or software-as-a-service that is licensed to or procured by the Company for an annual fee of less than $50,000, (B) Open Source Materials, (C) rights under Intellectual Property provided to the Company or any of its Subsidiaries by customers pursuant to the Standard Terms, (D) permitted use right to confidential information in a nondisclosure agreement, (E) Intellectual Property Rights licensed pursuant to an Incidental License, and (F) Intellectual Property Rights that have been assigned or licensed to the Company pursuant to the Company’s standard form of Author agreements, in each case entered in the ordinary course of business) (collectively, (A) through (F), “Standard Inbound Licenses”) (such Contracts required to be listed, “Inbound Licenses”).

(ii) Schedule 2.9(k)(ii) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property Rights (other than (A) permitted use rights to confidential information in nondisclosure agreements, (B) Incidental Licenses, (C) Standard Terms and (D) non-exclusive licenses granted to Company’s customers as needed for such customers to use Company Products and to resellers of Company Products to provide end customers access to Company Products, in each case entered in the ordinary course of business) (collectively, (A) through (D), “Standard Outbound Licenses”) (such Contracts required to be listed, “Outbound Licenses”). Neither the Company nor any of its Subsidiaries are bound by, and no Company Owned Intellectual Property Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned Intellectual Property Rights anywhere in the world, in each case, other than Permitted Encumbrances.

(l) Intellectual Property and Data Agreements.

(i) Neither the Company nor any of its Subsidiaries are (and will not be as a result of the execution and delivery or effectiveness of this Agreement or any of the Transaction Documents or the performance of obligations hereunder or thereunder) in material breach of any Company Intellectual Property Agreement or Company Data Agreement, and the consummation of the Transactions will not, under the express terms of any such agreements, result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any Company Intellectual Property Agreements or Company Data Agreements, or give any party to any Company Intellectual Property Agreement or Company Data Agreement the right to do any of the foregoing.

(ii) At and after the Closing, the Surviving Company (as a wholly-owned subsidiary of Parent) will be permitted to exercise all of the rights of the Company under the Company Intellectual Property Agreements and the Company Data Agreements to the same extent the Company would have been able to if the Transactions had not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

(iii) There are no disputes or Legal Proceedings pending or, to the knowledge of the Company, threatened, regarding the scope of any Company Intellectual Property Agreements or Company Data Agreements, or performance under any such agreements including with respect to any payments to be made or received by the Company thereunder.

(iv) None of the Company Intellectual Property Agreements or Company Data Agreements grants any third party the right to sublicense any Company Intellectual Property or any Company Owned Data (other than (A) reseller or distribution arrangements entered into in the ordinary course of business and (B) Standard Outbound Licenses).

(m) Effects of the Transactions. None of the execution or delivery of this Agreement or any of the Transaction Documents, the performance of obligations hereunder or thereunder or the consummation of the Transactions (including any assignment that is deemed to occur as a result of the consummation of the Transactions, by operation of law or otherwise, of any Contracts to which the Company is a party or by which any of its assets is bound) will result in, pursuant to the express terms of any Contract entered into by the Company or any of its Subsidiaries prior to the Agreement Date: (i) Parent or any of its Affiliates (other than the Surviving Company) granting to any third party any right to or with respect to any Intellectual Property Rights or data owned or purported to be owned by, or licensed to Parent or any of its Affiliates (other than the Surviving Company), (ii) Parent or any of its Affiliates (other than the Surviving Company), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) the Surviving Company or Parent being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the

Transactions, or (iv) any termination of, or other material adverse impact to, any Company Intellectual Property or Company Data.

(n) Company Source Code. Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person or agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to Employees and Contractors involved in the development of Company Products under standard confidentiality obligations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to Employees and Contractors involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o) Open Source Software.

(i) Schedule 2.9(o)(i) of the Disclosure Letter sets forth a true, complete and correct list as of the Agreement Date of all Open Source Materials combined with, distributed with, or used in any Company Products currently made commercially available by the Company, indicates whether the Open Source Materials were modified or distributed by the Company and identifies the licenses under which such Open Source Materials were used.

(ii) All use and distribution of Company Products and Open Source Materials by the Company is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(iii) The Company has not (A) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products or (C) used any Open Source Materials to develop any Company Intellectual Property or Company Products, including any software subject to Copyleft Licenses, in such a way that, with respect to clauses (A), (B) or (C), requires any Company Intellectual Property to: (w) be disclosed or distributed in source code form, (x) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge.

(p) Company Software. None of the computer systems, programs or software within the Company Intellectual Property (collectively, the “Company Software”): (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data), other than known bugs for which the Company maintains a log which has been provided to Parent, that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (B) contains or has contained any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code that has or is designed or intended to have, the effect of disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Contaminants”).

(q) Information Technology.

(i) Status. The information and communications technology systems (including software, hardware, firmware, networks and websites that support the same) owned or leased by the Company that are used in the Business (collectively, the “ICT Infrastructure”) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Company immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as existing immediately before the Closing, without further action or payment by Parent. There has not been any material failure with respect to any of the ICT Infrastructure. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as currently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted with regard to information and communications technology, data Processing and communications. The ICT Infrastructure is: (A) functions in accordance with all applicable documentation and specifications in all material respects, (B) maintained and supported in accordance with commercially reasonable practices and (C) protected by commercially reasonable security, business continuity, and disaster recovery plans and arrangements that are tested on a periodic basis, including storing back-up copies of the software and any data in the ICT Infrastructure and following commercially reasonable procedures for preventing the introduction of Contaminants to, and unauthorized access of, the ICT Infrastructure.

(ii) ICT Infrastructure Contracts. Schedule 2.9(q)(ii) of the Disclosure Letter sets forth a true, complete and correct list of all Contracts relating to the ICT Infrastructure (the “ICT Infrastructure Contracts”), other than Standard Inbound Licenses. Except as disclosed within Schedule 2.9(q)(ii) of the Disclosure Letter, all ICT Infrastructure Contracts are valid and binding and no ICT Infrastructure Contract (including any Inbound License) has been the subject of any breach by the Company, or, to the Company’s knowledge, any other Person, and the Company (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such ICT Infrastructure Contract and (C) does not know of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such ICT Infrastructure Contract without the consent of the Company or any of its Subsidiaries (other than termination on notice in accordance with the terms of such ICT Infrastructure Contract).

2.10 Privacy and Data Security.

(a) The data, privacy and security practices of the Company conform in all material respects, and have in the past three (3) years conformed in all material respects, to all of the Privacy Commitments, Privacy Laws, and Company Data Agreements. The Company has, in the past three (3) years, to the extent required by applicable Privacy Laws, provided adequate information and notice to and obtained any necessary consents from data subjects required for the Processing of Private Data as conducted by or for the Company and to the extent required by applicable Privacy Laws, abided by any privacy choices (including opt-out preferences, as required) and valid requests to exercise rights of access, rectification, erasure or any other applicable rights under Privacy Laws of data subjects relating to Private Data (such obligations, together with those contained in Privacy Policies, collectively, “Privacy Commitments”). The Company has, in the past three (3) years, applied commercially reasonable data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data, and implemented regular use testing, audits or other documented mechanisms to ensure compliance with such policies and procedures. Where required by Privacy Laws, in the past three (3) years, the Company has carried out and maintained complete, accurate and up to date records of data processing activities and data protection impact assessments in respect of all relevant Processing. The Company has adopted sufficient measures to mitigate the risks identified in such assessments. Neither the execution nor delivery of this Agreement or any of the Transaction Documents nor the performance of obligations hereunder or thereunder nor the taking over by Parent of all of the databases, Company Data and other information relating to the customers of the Company or any of its Subsidiaries will cause, constitute, or result in a breach or violation of any Privacy Laws, Privacy Commitments, any Company Data Agreements, or Standard Terms. True and accurate copies of all Privacy Policies that have been adopted by the Company in the past three (3) years have been made available to Parent.

(b) The Company has established and in the past three (3) years maintained commercially reasonable technical, physical, and organizational measures, and security systems and technologies, in compliance with all applicable data security requirements under Privacy Laws, Company Data Agreements and Privacy Commitments to protect Company Data and other Confidential Information, including Personal Data maintained by or for the Company against accidental or unlawful access or Processing in a manner appropriate to the risks represented by the access or Processing of such data by the Company and its data processors. In the past three (3) years, the Company has taken commercially reasonable steps to train Employees on applicable aspects of Privacy Laws and Privacy Commitments, and to the extent applicable, the Company Data Agreements.

(c) No material breach, security incident or violation of any Privacy Laws or Privacy Commitments (including any Personal Data Breach) in relation to Company Data (including Private Data) maintained by or for the Company has occurred in the past three (3) years, or to the knowledge of the Company, is currently threatened, and there has been no material unauthorized or illegal Processing of any such Company Data in the past three (3) years. No circumstance has arisen in the past three (3) years in which any Company Data Agreement or Privacy Commitment would require the Company to notify any Governmental Entity (including any supervisory authority), or any other Person of an actual or suspected Personal Data Breach, data security breach or security incident.

(d) Neither the Company nor any of its Subsidiaries has, in the past three (3) years, received notice of or experienced, and does not have knowledge of, any circumstance that would reasonably be expected to give rise to, any Legal Proceeding, notice, communication, court order, warrant, complaint, demand, regulatory opinion, investigation, sanction or allegation, from a Governmental Entity (including any supervisory authority) or any other Person: (i) alleging or confirming non-compliance with a requirement of Privacy Laws or Privacy Commitments, (ii) requiring or requesting the Company or any of its Subsidiaries to cease Processing or take any action regarding Company Data or any other Personal Data in the possession, control, or custody of the Company or any of its Subsidiaries or (iii) permitting or mandating relevant Governmental Entities (including any supervisory authority) to investigate, audit, requisition information from, or enter the premises of, the Company in connection with clauses (i) or (ii). The Company is not involved, and in the past three (3) years, has not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Privacy Commitments.

(e) Where the Company uses a data processor to Process Private Data on its or their behalf, to the extent required by Privacy Laws, there is in existence a written Contract between the Company or any of its Subsidiaries and each such data processor which complies with the requirements of all Privacy Laws and Privacy Commitments and any applicable Company Data Agreements. Schedule 2.10(e) of the Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all such Contracts. To the knowledge of the Company, no data processors have breached any such Contracts. Where the Company and its Subsidiaries transfer or have, in the past three (3) years, transferred Private Data to third countries, the Company has performed such transfer in accordance with the requirements of all Privacy Laws, Privacy Commitments and Company Data Agreements and, where required by Privacy Laws, Privacy Commitments and Company Data Agreements, has put in place appropriate safeguards for the transfer. The Company has made available to Parent true, correct and complete copies of all material Company Data Agreements that are currently in full force and effect describing such appropriate safeguards.

(f) The Company and its Subsidiaries maintain appropriate documentation in order to be able to demonstrate that they conform and at all times have materially conformed with their obligations under Privacy Laws.

(g) The Company and its Subsidiaries do not “sell” or “share” any “personal information,” as such terms are defined under the California Consumer Privacy Act.

(h) Neither the Company or any of its Subsidiaries have Access, as that term is defined in 28 C.F.R. §202.201, to bulk U.S. sensitive personal data, as that term is defined in 28 C.F.R. §202.206, or Government-related data, as that term is defined in 28 C.F.R. §202.222.

(i) The Company and its Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all third-party-owned data obtained or collected by or for the Company (“Licensed Data”) in the manner that it is Processed by or for the Company. The Company has all necessary rights, permissions and authorizations required under Privacy Laws to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Licensed Data as necessary for the operation of the Business. The Company and its Subsidiaries have, for the past three (3) years, been and are in material compliance with all Contracts pursuant to which the Company Processes or has Processed Licensed Data, and, to the knowledge of the Company, the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

2.11 Taxes.

(a) All Tax Returns required to be filed with respect to the Company and any of its Subsidiaries prior to the Closing Date have been properly completed in all material respects and timely filed. All such Tax Returns are true, correct and complete in all material respects. Any income and other material Taxes (whether or not shown on any Tax Return) required to be paid by or in respect of the Company and any of its Subsidiaries has been paid when due. There are no Encumbrances for Taxes against any of the assets of the Company or any of its Subsidiaries, other than statutory liens in respect of Taxes not yet due and payable.

(b) The Company has delivered to Parent true, correct and complete copies of (i) all Tax Returns, examination reports, and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of the Company and any of its Subsidiaries for any Tax period for which the statute of limitations has not yet expired, (ii) any audit report issued by a Governmental Entity relating to any Taxes due from or with respect to the Company or any of its Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to the Company or any of its Subsidiaries with any Governmental Entity, (iv) all material written communications to, or received by the Company or any of its Subsidiaries from, any Governmental Entity with respect to Taxes, including Tax rulings and Tax decisions and (v) all Tax opinions prepared by external tax advisors regarding Taxes and similar documents prepared by or for the Company or any of its Subsidiaries.

(c) The Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and any of its Subsidiaries for periods (or portions of periods) ending on or before the Balance Sheet Date (other than as reflected in the Subsequent Financial Statements) in accordance with GAAP. Neither the Company nor any of its Subsidiaries has any Liability for unpaid Taxes accruing after the Balance Sheet Date, other than as reflected in the Subsequent Financial Statements, except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date, other than as reflected in the Subsequent Financial Statements.

(d) There is (i) no current or pending audit or other controversy in respect of Taxes or any Tax Return of the Company or any of its Subsidiaries, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than any automatic extension to file a Tax Return obtained in the ordinary course). No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed by any Tax Authority to the Company or any representative thereof which has not yet been fully satisfied. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No power of attorney has been granted with respect to any matter related to Taxes of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in Taxable income for a Post-Closing Tax Period pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed during any Pre-Closing Tax Period.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement.

(g) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. law, including any similar provisions under any other local or non-U.S. law with respect to VAT.

(h) Neither the Company nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined, unitary or aggregate group (other than a group, the common parent of which is the Company or one of its Subsidiaries), (ii) any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or by operation of law (other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes and that is germane to the subject matter of such contract) or (iii) ever been a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date or (v) any prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has deferred the payment or remittance of any Taxes with respect to a Pre-Closing Tax Period to a Post-Closing Tax Period, including an election under Section 965(h) of the Code, or any corresponding or similar provision of state, local, or non-U.S. Tax law.

(j) Neither the Company nor and any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) The Company and its Subsidiaries are and always have been residents for Tax purposes solely in their country of incorporation, and are not subject to Tax in any jurisdiction other than their country of incorporation, by virtue of having Employees, a permanent establishment or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(l) All transactions or arrangements between the Company and any of its Subsidiaries and/or any other companies or persons affiliated to the Company are and were effected at arm’s length terms and have been made in compliance with applicable transfer pricing law and regulations of each Applicable Law (including the Treasury Regulations promulgated under Section 482 of the Code) in all material respects. The Company and its Subsidiaries have at all times been in timely compliance in all material respects with any documentation and recordkeeping requirements under applicable transfer pricing laws.

(m) The Company has provided or made available to Parent all material documentation relating to any applicable material Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives, and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (or similar tax-free spin-off or demerger transaction under non-U.S. Tax law).

(o) The Company and its Subsidiaries have (i) complied with all Applicable Law relating to the payment, reporting or withholding of Taxes in respect of payments to other Persons in all material respects, (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law and (iii) properly maintained any documentation required for information reporting purposes, in each case for all Pre-Closing Tax Periods.

(p) No closing agreements, private letter rulings, Tax decisions or similar agreements, arrangements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax Authority. Neither the Company nor any of its Subsidiaries is party to an arrangement or agreement with any Tax Authority that requires it to take any action or to refrain from taking any action relating to Taxes or that would be terminated as a result of the transaction contemplated by this Agreement.

(q) The Company and each of its Subsidiaries are treated as corporations for U.S. federal income Tax purposes.

(r) Schedule 2.11(r) of the Disclosure Letter sets forth a true, correct and complete list of all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with the requirements of Section 409A of the Code and the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(s) The exercise price of all Options granted to persons who are, or at a time while a holder of such Options were, subject to U.S. Tax laws is at least equal to the fair market value of a share of Common Stock on the date such Options were granted, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable, and neither the Company nor Parent or any of their Affiliates has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Options. All Options have been granted in accordance with the terms of the applicable Company Equity Plan and each Option is intended to be exempt from Section 409A of the Code.

(t) There is no agreement, plan, arrangement or other Contract covering any Employee or other service provider of the Company or any of its Subsidiaries or any ERISA Affiliate to which the Company or any of its Subsidiaries is a party or by which the Company or any of their respective assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) and Section 280G(b)(5) of the Code) or any corresponding or similar provision of state, local or foreign Tax law. Schedule 2.11(t) of the Disclosure Letter sets forth a true, correct and complete list of each Person (whether U.S.

or foreign) who the Company reasonably believes is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company or any of its Subsidiaries or any Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder) such that the Company is ineligible to seek Stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(u) The Company and its Subsidiaries have (i) complied with their obligations under any law relating to all sales, use, value added, goods and services and similar Taxes in all material respects (“VAT”), (ii) collected all VAT required to be collected and (iii) remitted such Taxes to the appropriate Governmental Entity in accordance with Applicable Laws.

(v) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor is the Company or any of its Subsidiaries aware of any fact or circumstance, that could reasonably be expected to prevent or impede (a) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) the Company from delivering the Company Tax Certificate at the applicable times set forth in Section 5.14(c).

(w) The representations made in this Section 2.11 are equally made with respect to any predecessors of the Company and any of its Subsidiaries.

2.12 Employee Benefit Plans and Employee Matters.

(a) Employee List. Schedule 2.12(a) of the Disclosure Letter sets forth a true, correct and complete list of all current Employees as of the Agreement Date, and correctly reflects the following information for each such current Employee (other than PEO Employees supplied by iRarity LLC or TCW Global), subject to and in accordance with Applicable Laws: (i) name or, where required by Applicable Law, employee ID; (ii) manager name or, where required by Applicable Law, manager ID, (iii) date of hire (or date of commencement of recognized service, if earlier than the hire date); (iv) job position; (v) primary work location; (vi) immigration or visa status (e.g., type of visa and expiration date); (vii) active or inactive status (and if on leave, type of leave and expected date or return); (viii) full-time or part-time status; (ix) each U.S. Employee’s classification as either exempt or non-exempt from the hours of work and overtime pay requirements under any Applicable Law; (x) annual base salary or hourly wage rate, as applicable; (xi) any other compensation payable; (xii) notice period of each Employee who has a notice period of more than thirty (30) days; (xiii) target bonus amount and/or target commission amount; and (xiv) employing entity of each Employee; and for each such current PEO Employee supplied by iRarity LLC or TCW Global: vendor, name, nature of services, engaging entity, location, and start date.

(b) Schedule 2.12(b) of the Disclosure Letter sets forth a true, correct and complete list of all the current Contractors as of the Agreement Date and, for each, such individual’s engaging entity, primary work location, nature of services provided to the Company or any of its Subsidiaries, rate of compensation, the initial date of such individual’s engagement, the term of the engagement and notice period to terminate the engagement, and whether such engagement has been terminated by written notice by either party thereto. All Contractors are, and during the past three (3) years, have been, properly classified as such for all applicable purposes under Applicable Laws.

(c) Schedule 2.12(c) of the Disclosure Letter sets forth a true, correct and complete list of all Employee Plans. “Employee Plans” means (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA); (ii) each outstanding loan to an Employee; (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, equity-based, supplemental retirement or pension, vacation or paid-time off, sabbatical, medical, health, welfare, dental, vision care, insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability or other disability benefits), hospitalization, death or survivor’s benefits, supplementary employment insurance, day care, tuition or professional commitments, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, accident insurance, material fringe benefit or employee assistance plans, programs, or arrangements; (iv) all bonus, profit sharing, savings, termination, severance, change in control, retention, retirement, deferred compensation, commission or incentive plans (including cash incentive plans), programs or arrangements; (v) all management, employment, executive compensation, relocation, repatriation, expatriation, termination or severance agreements, written or otherwise, (other than offer letters or employment agreements that are terminable “at-will”, without notice, severance or change in control pay or benefits, but including forms of such offer letters and employment agreements); and (vi) each other compensation or benefit plan, policy, agreement, program, arrangement or commitment, in each case, which is sponsored, maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any current or former officer, director, employee, worker or other individual service provider of the Company or any of its Subsidiaries (or the spouse, beneficiary or dependent thereof), or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability (whether actual or contingent), including all such plans, arrangements or agreements described in clauses (i) through (vi) that are sponsored by a PEO under which any service provider of the Company or any of its Subsidiaries may be eligible to receive benefits in connection with the Company or any of its Subsidiaries’ engagement of the PEO (each Employee Plan sponsored by a PEO, a “PEO Plan” and each other Employee Plan, a “Non-PEO Plan”); provided, however, that Employee Plans does not include immaterial fringe benefits and workers’ compensation, unemployment compensation and other government programs.

(d) Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded Employee Plan that provides health benefits, including any plan to which a stop-loss policy applies. The Company has provided to Parent a true, correct and complete copy of each of the Employee Plans and related plan documents (including trust documents, administrative service agreements, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto, and as to employee offer letters and equity award agreements, the form of such agreement and any individual agreements that materially deviate from the form) and has, with respect to each Employee Plan that is subject to ERISA reporting requirements, provided to Parent true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years and all schedules attached thereto and any similar reports required to be filed with any non-U.S. governmental agency. The Company has provided to Parent all registration statements and prospectuses prepared in connection with each Employee Plan (if any). With respect to each Employee Plan, the Company has provided to Parent accurate and complete copies, to the extent applicable, of the following: (i) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (ii) the most recent Internal Revenue Service determination, opinion or advisory letter and any pending request for such a letter; (iii) the three (3) most recent nondiscrimination tests performed under the Code; and (iv) all material correspondence within the past three (3) years to or from any Governmental Entity relating to any Employee Plan. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination, opinion or advisory letter from the Internal Revenue Service with respect to each such Employee Plan as to its qualified status under the Code, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(e) None of the Employee Plans promises or provides medical or other welfare benefits to any person following retirement or other termination of employment other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar Applicable Law for which the covered individual pays the full cost of coverage, and the Company and its Subsidiaries have complied in all material respects with the requirements of COBRA and any such similar Applicable Law, as applicable. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code, whether or not subject to ERISA, and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Employee Plan. Each Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each of the Company, its Subsidiaries and its ERISA Affiliates has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans. All contributions required to be made by the Company, any of its Subsidiaries or any ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date, other than as reflected in the Subsequent Financial Statements). No Employee Plan is covered by, and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred or expects to incur any Liability under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code. Each Employee Plan can be amended, terminated, replaced or otherwise discontinued after the Closing in accordance with its terms without Liability to Parent or Merger Subs (other than ordinary administrative expenses typically incurred in a termination event), all subject to Applicable Law. With respect to each Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of the Company, its Subsidiaries and its ERISA Affiliates has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to Employees required to be filed, distributed or posted with respect to each such Employee Plan. No suit, administrative proceeding, action, litigation or claim (other than routine claims for benefits) has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(f) Neither the Company nor any of its Subsidiaries nor any of its Affiliates has (i) ever been an employer in relation to, participated in or had any liability (whether prospective, contingent or otherwise) to or in respect of a Non-U.S. Plan constituting a defined benefit pension program or scheme or (ii) otherwise entered into any contractual arrangements, or given any promises or commitments, relating to providing defined benefit pension benefits to employees or officers (or former employees or officers) pursuant to any plan, program, agreement or arrangement that would constitute a Non-U.S. Plan. If required under Applicable Law to be funded and/or book-reserved, such Non-U.S. Plan is funded and/or book-reserved, as appropriate, to the extent so required by Applicable Law.

(g) Neither the Company nor any of its Subsidiaries nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever in the past six years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA).

(h) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has in the past six years made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” that is subject to Section 413(c) of the Code or any “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

(i) The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with all Applicable Law and Contracts respecting labor, employment, and employment practices, including termination of employment, enforcement of labor laws, discrimination in employment, retaliation, equal opportunity, pay equity, labor standards, collective bargaining, human rights, accessibility, sexual harassment and other forms of harassment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as contractors and employees as exempt or non-exempt), engagement of Contractors, wages, withholding of Taxes, pay slips, hours of work, overtime hours, meal and rest periods, misclassification, working during rest days, employee leave laws, occupational safety and health and employment practices, workers’ compensation, unemployment insurance, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Applicable Laws (the “WARN Act”)), immigration, including the Immigration Reform and Control Act, and, automated employment decision tools and other artificial intelligence. Neither the Company nor any of its Subsidiaries is liable for any material arrears of wages, compensation, Taxes, or any penalties or other sums for failure to comply with any Applicable Law. The Company and its Subsidiaries have paid in full to all Employees and Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees and Contractors. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than immaterial or routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries have any obligations under COBRA with respect to any former Employees or qualifying beneficiaries thereunder. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of its Employees or Contractors.

(j) In the last five (5) years, (i) no allegations of illegal discrimination, workplace violence, sexual harassment, or other harassment have been made against any director, officer or Employee, and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of illegal discrimination, workplace violence, sexual harassment or misconduct, or other harassment by any officer or Employee.

(k) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any labor or trade union, works council, employee representative body, labor organization or other representative of employees (collectively, “Labor Organization”) (such agreement, a “CBA”). No CBA is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any Labor Organization. There are no Labor Organizations representing, and to the knowledge of the Company, there is no such group purporting to represent, or seeking to represent, any Employees. To the knowledge of the Company, there are no, and for the past three (3) years there have been no, activities or proceedings of any Labor Organization to organize Employees. There is no current or pending, and for the past three (3) years, has not been, any labor dispute, labor arbitration, material grievance, strike, picketing, hand billing, slowdown or work stoppage against or affecting the Company or any of its Subsidiaries, nor to the knowledge of the Company has one been threatened. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its Representatives has, in the past three (3) years, committed any illegal or unfair labor practice, and there is no, and for the past three (3) years there has been no, charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened.

(l) To the knowledge of the Company, no Employee is in violation of any material term of any employment agreement, non-competition agreement, non-disclosure obligation, restrictive covenant or other similar obligation to a former employer relating to the right of any such Employee to be employed by the Company or any of its Subsidiaries. No Contractor is in violation of any term of any non-competition agreement, non-disclosure obligation, restrictive covenant or other similar obligation to a former employer or client relating to the right of any such Contractor to be providing services to the Company or any of its Subsidiaries. No Employee at the job level of Director or above has given written notice to the Company or any of its Subsidiaries of an intent to terminate his or her employment and, to the knowledge of the Company, no Employee intends to terminate his or her employment with the Company or any of its Subsidiaries. The employment of each of the Employees is “at will” (except for non-U.S. Employees located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any of its Subsidiaries has any obligation to provide more than thirty (30) days’ written notice prior to terminating the employment of any of their respective Employees (except for non-U.S. Employees located in a jurisdiction with statutory notice requirements which exceed thirty (30) days’ notice).

(m) In the past three (3) years, neither the Company nor any of its Subsidiaries has engaged in any acts that would trigger obligations under the WARN Act. Neither the Company nor any of its Subsidiaries has caused any of the Employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(n) None of the execution or delivery of this Agreement or any of the Transaction Documents, the performance of obligations hereunder or thereunder, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise) that would not standing alone trigger such payment or benefit, (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former director, Employee or Contractor (other than payment of the applicable portion of the Aggregate Consideration to any such director, Employee or Contractor with respect to shares of Capital Stock, Options, Vested Company RSUs and Warrants of the Company held by them as of the Closing); (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, Employee or Contractor; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any current or former director, Employee or Contractor; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of its Subsidiaries to amend or terminate any Employee Plan or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit (including pursuant to Section 4999 or Section 409A of the Code). To the knowledge of the Company, there is no circumstance that will give rise to any valid claim by any Employee or Contractor for compensation on termination of employment or services (beyond payment of accrued compensation and paid time off, statutory severance pay, and, where applicable, minimum statutory notice and reasonable notice of termination to which they are entitled to).

(o) Neither the Company nor any of its Subsidiaries nor any of its ERISA Affiliates has a formal plan, commitment or proposal, whether legally binding or not, and neither the Company nor any of its ERISA Affiliates has made any commitment to Employees, to create any additional Employee Plan or modify or change any existing Employee Plan that would affect any Employee, or director or consultant, of the Company, any of its Subsidiaries or any of its ERISA Affiliates. No events have occurred or are expected to occur with respect to any Employee Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(p) No Employee has previously transferred to the Company or any of its Subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, and there is no such Employee who, prior to such transfer, participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

2.13 Interested Party Transactions. None of the officers and directors of the Company or any of its Subsidiaries, the Key Employees, and, to the knowledge of the Company, the immediate family members of any of the foregoing, (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded), (b) is a party to, or otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Equity Awards or issuance of shares of Capital Stock to such Persons or (c) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business.

2.14 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.14 of the Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the Agreement Date as well as all material claims made under such policies and bonds since inception. The Company has provided to Parent true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15 Books and Records. The Company has provided to Parent true, correct and complete copies of each document that has been requested by Parent in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Parent true, correct and complete copies of (a) all documents identified on the Disclosure Letter, (b) the Organizational Documents, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s Board of Directors, committees of the Company’s Board of Directors and Stockholders including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (d) the Stockholders register and other digital records reflecting all share issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company provided to Parent contain a true, correct and complete summary of all meetings of directors and of the Stockholders or actions by written consent since the time of incorporation of the Company through the Agreement Date. There has not been any violation of any of the provisions of the Organizational Documents, including all amendments thereto, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Stockholders or the Company’s Board of Directors. The books, records and accounts of the Company and its Subsidiaries (a) are true, correct and complete in all material respects, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect in all material respects all of the transactions and dispositions of the assets and properties of the Company and (d) accurately and fairly reflect in all material respects the basis for the Financial Statements.

2.16 Material Contracts.

(a) As used herein, the term “Material Contract” means any of the following Contracts to which the Company and its Subsidiaries is a party or by which any of their respective assets is bound:

(i) any Contract (other than an Employee Plan) in excess of $100,000 providing for payments by or to the Company (or under which the Company has made or received such payments);

(ii) each Contract with a Significant Customer;

(iii) each Contract with a Significant Supplier;

(iv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(v) any Contract (other than an Employee Plan set forth on Schedule 2.12(c) of the Disclosure Letter) (A) with any of its officers, directors, Employees or Contractors (including any employment, individual consulting, severance, termination, retention, change in control, bonus or other similar Contract), in each case, with an annual base salary or base compensation at or in excess of $150,000, other than employee offer letters or consulting agreements which are terminable at will without Liability to the Company or any of its Subsidiaries, employee invention assignment and confidentiality agreements substantially on the Company’s standard form and Option, Company RSU and Warrant grant and exercise agreements on the Company’s applicable standard form or (B) with any Person with whom the Company or any of its Subsidiaries does not deal at arm’s length;

(vi) any Contract pursuant to which any third party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Owned Intellectual Property Rights or Company Owned Data;

(vii) any Contract containing any non-competition covenants or other similar restrictions relating to the Company Products, Company Owned Intellectual Property Rights or Company Owned Data;

(viii) any Contract that has or would reasonably be expected to have, whether before or immediately after and giving effect to the Mergers, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business limiting the freedom of the Company or any of its Subsidiaries or any of their respective successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Owned Intellectual Property Rights, or to make use of any Company Owned Intellectual Property Rights, Company Owned Data, or Private Data including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;

(ix) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries;

(x) any Inbound Licenses;

(xi) any Outbound Licenses;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to a covenant not to sue or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Company Owned Intellectual Property Rights, Company Owned Data or Private Data;

(xiii) any Contracts relating to the membership of, or participation by, the Company or any of its Subsidiaries in, or the affiliation of the Company or any of its Subsidiaries with, any standards settings body, research consortium or other industry standards group or association;

(xiv) any development agreement pursuant to which Technology is jointly developed;

(xv) any material confidentiality, secrecy or non-disclosure Contract, other than any such Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(xvi) any Contract containing any indemnification, warranty, support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, other than those for Company Products entered in the ordinary course of the business of the Company or any of its Subsidiaries;

(xvii) any litigation settlement agreement under which the Company has outstanding performance obligations (other than customary non-disclosure provisions);

(xviii) any Contract or plan (other than an Employee Plan set forth on Schedule 2.12(c) of the Disclosure Letter) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.16(a)(xviii) of the Disclosure Letter;

(xix) any CBA;

(xx) any Contracts with any temporary employment agency, leasing agency, labor contractor or professional employer organization;

(xxi) (i) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP or (ii) any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard customer agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xxii) any Contract for capital expenditures in excess of $250,000 in the aggregate;

(xxiii) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving payments in excess of $50,000 annually;

(xxiv) any Leases;

(xxv) any Contract in excess of $250,000 pursuant to which the Company or any of its Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xxvi) any Contract with any Governmental Entity, any Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each, a “Government Contract”); and

(xxvii) each other Contract of the Company or its Subsidiaries not entered into in the ordinary course of business or that is material to the business, financial condition results of operations of the Company taken as a whole.

(b) Schedules 2.16(a)(i) through (xxvii) of the Disclosure Letter set forth a true, correct and complete list of each Material Contract in effect on the Agreement Date. True, correct and complete copies of all Material Contracts (excluding employee offer letters, consulting agreements, or any other Employee Plans which are terminable at will without Liability to the Company or any of its Subsidiaries, employee invention assignment and confidentiality agreements substantially on the Company’s standard form or any Option, Company RSU or Warrant grant and exercise agreements substantially on the Company’s applicable standard form) have been provided to Parent. All Material Contracts are in written form. Each of the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material

Contract. Each of the Material Contracts is in full force and effect and constitutes the valid and legally binding obligation of the Company or a Subsidiary thereof, as applicable, and, to the knowledge of the Company, the other parties thereto, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no breach, default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the knowledge of the Company, with respect to any other parties thereto, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a breach or default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of Government Contracts.

2.17 Transaction Fees. Except as set forth on Schedule 2.17 of the Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

2.18 Environmental, Health and Safety Matters.

(a) The Company and its Subsidiaries have been and are in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. Except in compliance with Environmental, Health and Safety Requirements and in a manner that would not reasonably be expected to result in Liability to the Company or any of its Subsidiaries, no Hazardous Materials are present in, on, or under any Facilities. There are no pending, or to the knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person in connection with any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.

(b) The Company has made available to Parent a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company or any of its Subsidiaries or any of their respective properties or assets that are in the possession or control of the Company, each of which is identified in Schedule 2.18(b) of the Disclosure Letter.

2.19 Anti-Corruption Law.

(a) None of the Company or any of its Subsidiaries, or any of their respective officers, directors, Employees, or to the knowledge of the Company, any Representative or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has during the past five (5) years, directly or indirectly through its Representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any applicable Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage.

(b) None of the Company or any of its Subsidiaries, or any of their respective directors or Employees (acting in their capacities as such) have during the past five (5) years, (i) had knowledge of any allegation, whistleblower complaint, or internal investigation involving the Company or any of its Subsidiaries related to potential or actual noncompliance with any fraud, money laundering, or Anti-Corruption Law, (ii) been charged or been convicted of violating any Anti-Corruption Law, (iii) made a voluntary or other disclosure to a Governmental Entity related to alleged or actual violations of any Anti-Corruption Law or (iv) been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud, money laundering, or violation of any Anti-Corruption Law.

(c) The Company and its Subsidiaries have established internal controls and procedures to promote compliance with Anti-Corruption Law and has made available to Parent all such documentation. No Government Official and no close relative or family member of a Government Official (i) holds an ownership or other economic interest, direct or indirect in the Company or any of its Subsidiaries, (ii) serves as a Representative of the Company or any of its Subsidiaries or (iii) will receive any economic benefit from the Company or any of its Subsidiaries as a result of the Mergers or any of the other Transactions.

2.20 Export Control Laws. In the last five (5) years, each of the Company and its Subsidiaries has conducted its export/import transactions in accordance in all respects with applicable provisions of U.S. export and re-export controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, other import/export controls administered by the U.S. Department of Commerce and/or the U.S. Department of State, and all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Controls”). Without limiting the foregoing, for the past five (5) years: (i) as applicable, the Company and its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company and its Subsidiaries have been and are in compliance with all applicable Export Controls, as well as the terms of all applicable Export Approvals, (iii) there are no pending Legal Proceedings or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Controls, and (iv) to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the export transactions of the Company or any of its Subsidiaries that would reasonably be expected to constitute a violation of Export Controls or give rise to any future claims. The Company has made available to Parent all correspondence with any Governmental Entity with respect to the export control classification of any product.

2.21 Sanctions.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, or to knowledge of the Company, any of their respective employees, agents or other persons acting on behalf of any of them is a Sanctioned Person or a Restricted Person.

(b) Since April 24, 2019, neither the Company nor any of its Subsidiaries has taken any action that would constitute a violation of any applicable Sanctions Laws and since April 24, 2019, the Company and its Subsidiaries have maintained policies and procedures designed to promote compliance by the Company and its Subsidiaries, and their respective directors, officers, Employees, agents, and other persons acting on behalf of any of them with applicable Sanctions Laws.

(c) Since April 24, 2019, neither the Company or any of its Subsidiaries, nor any of their respective directors or officers, Employees, agents, or other persons acting on behalf of any of them has, and is not currently, engaged in any unlawful business activities, transactions, or other dealings, directly or indirectly, with or for the benefit of any Sanctioned Person or Restricted Person or Sanctioned Country.

(d) No Legal Proceedings by or before any Governmental Entity involving the Company, any of its Subsidiaries or their respective directors, officers, or to the knowledge of the Company, Employees, or agents, acting on behalf of or for the benefit of the Company or any of its Subsidiaries with respect to Sanctions Laws is, or since April  24, 2019, has been, pending or, to the knowledge of the Company, threatened in writing.

2.22 Outbound. Neither the Company or any of its Subsidiaries nor any director, officer, or employee of the Company is a “covered foreign person” as the term is defined in 31 C.F.R. §850.209, and the Company or any of its Subsidiaries have knowledge of any plans to engage in any Covered Activity, as that term is defined in 31 C.F.R. §850.208.

2.23 Customers and Suppliers.

(a) Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any customer, dealer, reseller, sales representative, OEM or distributor who, (i) in the years ended December 31, 2024 and December 31, 2023 was a top twenty-five (25) source of revenue, and (ii) in the year ending December 31, 2025 has been or is reasonably anticipated to be a top twenty-five (25) source of revenue (to the extent not covered in clause (i)), in each case, by the Company (each, a “Significant Customer”), and to the knowledge of the Company, there is no present, material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.23(a) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Significant Customer that such Significant Customer has changed, modified, amended, reduced, or terminated or intends to change, modify, amend or reduce or terminate, its relationship as a customer of the Company, such Subsidiary (or the Surviving Corporation, the Surviving Company or Parent) in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries (or the Surviving Corporation, the Surviving Company or Parent), whether after the Closing or otherwise, or that such Significant Customer has changed, modified, amended or terminated, or intends to change, modify, amend or terminate, existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation, the Surviving Company or Parent) in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries (or the Surviving Corporation, the Surviving Company or Parent).

(b) Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any suppliers or vendors who, (i) in the years ended December 31, 2024 and December 31, 2023 was a top twenty-five (25) source of payables, and (ii) in the year ending December 31, 2025 has been or is reasonably anticipated to be a top twenty-five (25) source of payables (to the extent not covered in clause (i)), in each case, by the Company (each, a “Significant Supplier”), and to the knowledge of the Company, there is no present, material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.23(b) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Significant Supplier that such Significant Supplier has changed, modified, amended, reduced or terminated, or intends to change, modify, amend, reduce or terminate, its relationship as a customer of the Company (or the Surviving Company or Parent) in a manner that is, or is reasonably likely to be, adverse to the Company (or the Surviving Company or Parent), whether after the Closing or otherwise, or that such Significant Supplier has changed, modified, amended or terminated, or intends to change, modify, amend or terminate, existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation, the Surviving Company or Parent) in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries (or the Surviving Corporation, the Surviving Company or Parent).

2.24 Scope of Representations and Warranties. The Company expressly agrees and acknowledges, on behalf of itself and its Affiliates, that (a) except as expressly set forth in Article 3 and such representations and warranties set forth in the other Transaction Documents or any certificates delivered to the Company pursuant thereto, none of Parent, Merger Subs or any of their Affiliates has made or makes any representation or warranty, expressed or implied, whatsoever in connection with this Agreement, the other Transaction Documents or the Transactions and (b) none of Parent, Merger Subs or any of their Affiliates shall have, or be subject to, any Liability to the Company resulting from the distribution to the Company or its Affiliates, or the Company’s or its Affiliates’ use of, any information, documents or material made available to the Company or its Affiliates in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transactions and the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud, willful misconduct or intentional misrepresentation in connection with this Agreement, the other Transaction Documents or the Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs jointly represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub I is a corporation duly organized, and Merger Sub II is a limited liability company duly formed, and each of Parent, Merger Sub I and Merger Sub II is validly existing and in good standing under the State of Delaware. Each of Parent and the Merger Subs has the requisite power and authority to own, operate, use, distribute and lease its properties, rights and assets and to conduct its respective business (as currently conducted). Neither Parent, Merger Sub I nor Merger Sub II is in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational documents, as applicable.

3.2 Authority; Non-Contravention.

(a) Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is (or will be a party), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs. This Agreement and the Transaction Documents to which it is (or will be) a party have been duly executed and delivered by Parent and Parent, Merger Sub I and Merger Sub II, and constitute (or will constitute) the valid and binding obligation of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the Transaction Documents to which it is (or will be a party) does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from or notice to any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Parent, Merger Sub I and Merger Sub II, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Parent’s and Merger Subs’ ability to consummate the Mergers or to perform their respective obligations under this Agreement.

(c) Except for the filing of the Certificate of Mergers with the Secretary of the State of Delaware, as required by applicable United States federal and state securities laws, or as required by the Antitrust Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent and Merger Subs in connection with the execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement or any of the Transaction Documents to which it is (or will be) a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions that would reasonably be expected to adversely affect the ability of Parent and Merger Subs to consummate the Mergers or any of the other Transactions.

3.3 Reorganization. None of Parent, Merger Sub I and Merger Sub II has taken or agreed to take any action, nor is any of Parent, Merger Sub I and Merger Sub II aware of any fact or circumstance, that could reasonably be expected to prevent or impede (a) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) Parent from delivering the Parent Tax Certificate at the applicable times set forth in Section 5.14(c).

3.4 Valid Issuance(a) . All shares of Parent Common Stock to be issued to the Securityholders in respect of their shares of Capital Stock, Vested Company RSUs, Vested Options and Warrants, when issued in accordance with the terms of this Agreement, (a) will be duly authorized, validly issued, fully paid and non-assessable, (b) will be issued in compliance in all material respects with applicable securities laws and other material Applicable Laws, and (c) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, right to purchase such shares or any similar right under any provision of any Applicable Law.

3.5 SEC Reports. Since January 1, 2024, all statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC (the “Reports”) have been so filed on a timely basis. As of the time each Report was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Reports complied as to form in all material respects with the applicable requirements under Applicable Laws; and (b) none of the Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Report, and (ii) in the case of the Reports filed after the date of this Agreement, that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Report. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Reports. To the knowledge of Parent, as of the date hereof, none of the Reports is subject to ongoing SEC review or investigation.

3.6 Sufficient Funds. Parent has, and will have at the Closing, sufficient funds to enable Parent and Merger Sub to pay in full at the Closing all amounts to be paid by Parent, Merger Sub I and Merger Sub II in connection with the Mergers and the Transactions contemplated by this Agreement and each of the Transaction Documents, including the Closing Cash Consideration. Parent will have, as of the Closing, deposited sufficient immediately available funds in U.S. dollars with the Exchange Agent as well as new certificates or book entry shares representing the aggregate Closing Stock Consideration (less the Founder Revesting Shares) to enable Parent and the Merger Subs to pay in full at the Closing the Aggregate Consideration owed to the holders of Securityholders pursuant to this Agreement.

3.7 Ownership of Merger Sub; No Prior Activities. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Mergers and activities incidental thereto. All of the outstanding equity securities of each of Merger Sub I and Merger Sub II is, and at the Effective Time, will be owned directly or indirectly by Parent. Except for Liabilities incurred in connection with its incorporation and as contemplated by this Agreement, neither Merger Sub I nor Merger Sub II has, nor prior to the Effective Time will have, incurred, directly or indirectly through any Subsidiary or Affiliate, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.8 Scope of Representations and Warranties. Parent and Merger Subs expressly agree and acknowledge, on behalf of themselves and their Affiliates, that (a) except as expressly set forth in Article 2, none of the Company nor any of its Subsidiaries has made any representation or warranty, expressed or implied, whatsoever in connection with this Agreement, the other Transaction Documents or the Transaction and (b) neither the Company nor any of its Affiliates shall have, or be subject to, any Liability to Parent or Merger Subs resulting from the distribution to Parent or Merger Subs, or Parent’s or Merger Subs’ use of, any information, documents or material made available to Parent or Merger Subs in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud, willful misconduct or intentional misrepresentation in connection with this Agreement, the other Transaction Documents or the Transactions.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article 7 and the Closing, the Company shall, and shall cause its Subsidiaries to:

(a) conduct the Business solely in the ordinary course consistent with past practice except or as required under Applicable Law or to the extent expressly provided otherwise herein or as consented to in writing by Parent (any requirement under Sections 4.1, 4.2 or 4.3 for a consent in writing by Parent may be satisfied also by consent in email by a duly authorized representative of Parent and in compliance with Applicable Law);

(b) (i) pay and perform all of its debts and other material obligations (including Taxes) when due, (ii) use commercially reasonable efforts to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the products and services of the Company and its Subsidiaries consistent, in all material respects, with past practice as to discounting, license, service and maintenance terms, incentive programs, revenue recognition and other terms, and (iv) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, in each case, consistent with past practice and policies;

(c) promptly following gaining knowledge of the same, notify Parent (any requirement under Sections 4.1, 4.2 or 4.3 hereof for a consent in writing by Parent may be satisfied also by consent in email) of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries or cause any of the conditions to the Closing set forth in Article 6 not to be satisfied;

(d) ensure that each of its material Contracts (other than with Parent) entered into, subject to Section 4.2(d) below, after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or automatically terminate as a result of the consummation of, the Transactions; and

(e) use commercially reasonable efforts to maintain each of the Facilities in accordance with the terms of the applicable Lease.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, the right to control or direct the operations of the Company or any of its

Subsidiaries prior to the consummation of the Mergers. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

4.2 Restrictions on Conduct of the Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, except as expressly set forth on Schedule 4.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause its Subsidiaries not to, do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Parent (not to be unreasonably withheld, conditioned or delayed) or as required by Applicable Law):

(a) Organizational Documents. Cause, propose or permit any amendments to the Organizational Documents or equivalent organizational or governing documents of the Company or any of its Subsidiaries.

(b) Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization.

(c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former Employees, non-Employee directors and Contractors in accordance with agreements providing for the repurchase of shares or forfeiture of unvested Equity Interests in connection with any termination of service.

(d) Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, unless such Contract is (1) on the Standard Terms and (2) has a term of twelve (12) months or less or (B) Contract requiring a novation or consent in connection with the Mergers or the other Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party that would have been a Material Contract if entered into prior to the Agreement Date) or waive any of the terms of any of its Material Contracts or (iii) enter into, amend, modify or terminate any Material Contract or waive, release or assign any rights or claims thereunder outside of the ordinary course of Business, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Seller Agent to perform their respective obligations under this Agreement or the Transaction Documents or (C) prevent or materially delay or impair the consummation of the Mergers or any of the other Transactions; provided, that, Parent shall be permitted to consider the operational impact on Parent of any such Material Contracts proposed to be entered into, amended, modified, terminated, waived, released or assigned; provided, further, that this Section 4.2(d) shall be subject to the provisions of Section 5.7.

(e) Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Common Stock pursuant to the conversion of shares of Preferred Stock that are outstanding as of the Agreement Date, (ii) the issuance of shares of Common Stock pursuant to the exercise of Vested Options and settlement of Vested Company RSUs that are outstanding as of the Agreement Date, in accordance with the applicable Company Equity Plan and Company Equity Award’s terms as in effect on the date of this Agreement, (iii) the issuance of shares of Preferred Stock (and Common Stock upon conversion) pursuant to the exercise of the Warrants that are outstanding as of the Agreement Date and (iv) the repurchase of any shares of Capital Stock from former Employees, non-Employee directors and Contractors in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, and (v) the issuance of New Restricted Share Units to those Employees at Parent’s sole request pursuant to Section 5.11(b).

(f) Employees; Contractors. (i) Hire or engage any officers, employees, or any independent contractors with an annual base compensation or fee equivalent to or greater than $150,000 on an individual basis, (ii) terminate the employment or engagement of any Founder, (iii) terminate the employment or engagement of any Key Employees other than for cause, (iv) other than for cause, terminate the employment or engagement of any Employee or any Contractor with an annual base compensation equivalent to or greater than $150,000, or induce or encourage any such Employee or Contractor to resign from the Company or any of its Subsidiaries, (v) waive, release or knowingly fail to enforce the restrictive covenant obligations of any current or former employees or independent contractors or other individual service providers of the Company, (vi) (A) enter into, terminate, modify, or negotiate any CBA or (B) recognize or certify any Labor Organization as the bargaining representative for any Employees, (vii) add any new members to the Company’s Board of Directors, (viii) other than as expressly permitted by Section 5.11 of this Agreement, implement any reduction-in-force, layoff, or similar workforce action that would trigger the WARN Act, or (ix) make any representations or issue any communications to Employees regarding this Agreement, the Transaction Documents or the transactions contemplated thereby, except as expressly permitted by Section 5.11 of this Agreement.

(g) Indebtedness; Loans and Investments. (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or (ii) make any material loans or advances (other than routine expense advances to officers and Employees consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances.

(h) Intellectual Property. (i) Transfer or license, other than in the ordinary course of business consistent with past practice, from any Person any rights to any Intellectual Property or data, or (ii) transfer or license to any Person any rights to any Company Intellectual Property or Company Data, other than nonexclusive licenses entered in the ordinary course of business consistent with past practice, (iii) publish or make available any Company Intellectual Property as Open Source Materials, unless so required by a Contract entered into prior to the Agreement Date that has been disclosed on Schedule 2.9(o)(iii) of the Disclosure Letter or (iv) transfer or provide a copy of any Company Source Code to any Person (including any Employee or Contractor or any employee or contractor of any commercial partner of the Company), other than providing access to Company Source Code to Employees and Contractors involved in the development of Technology and Intellectual Property Rights for the Company on a need to know basis in the ordinary course of business consistent with past practice.

(i) Registered Intellectual Property. Abandon, cancel or commit any action or omission regarding the relinquishment of rights to a patent, patent application or other Company Registered Intellectual Property.

(j) Divestitures; Dispositions. Sell, lease, license, divest or otherwise dispose or permit to lapse of any of its material businesses, product lines or tangible or intangible assets, or enter into any Contract with respect to the foregoing, other than nonexclusive licenses of Company Products and Company Intellectual Property in the ordinary course of business consistent with its past practice.

(k) Data Protection. Publish any new Privacy Policy or amend any Privacy Policy, except to the extent required by Privacy Laws, or enter into any new Company Data Agreement for the Processing of Personal Data, if doing so would reasonably be likely to adversely affect the Company (or any of its Affiliates) in any material respect.

(l) Payments and Discounts. (i) Pay, discharge or satisfy any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses; (ii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice; or (iii) provide any discount, warranties, credits, accommodation or other concession other than in the ordinary course of business consistent with past practice (including to accelerate or induce the collection of any receivable).

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements that are not contemplated by the capital expenditure budget provided to Parent.

(n) Insurance. Materially change the amount of, or terminate, any insurance coverage.

(o) Termination or Waiver. Cancel, release or waive any material claims or material rights held by the Company or any of its Subsidiaries.

(p) Employee Plans; Pay Increases. Except as required by or contemplated in a Contract or Employee Plan in effect as of the Effective Time, (i) establish, adopt, amend or terminate any Employee Plan or any plan, agreement, program, policy or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, or amend any compensation, benefit, entitlement, grant or award provided or made under any Employee Plan, (ii) pay any bonus or special remuneration to any Employee or non-Employee director or Contractor, (iii) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan), (iv) change the salaries, wage rates, fees or other compensation (of any type or form) payable to Employees or Contractors, except that the Company may increase the salaries or wage rates (as applicable) of Employees in an amount not to exceed $4,000,000 in the aggregate, to be disbursed and allocated by the Company using its commercially reasonable judgment, (v) accelerate, or permit the acceleration of, the vesting or exercisability of any equity awards or other Equity Interests of any Person, (vi) make any material discretionary cash payments to Employees, (vii) issue any equity compensation awards, (viii) implement any salary increase or bonus plan, (ix) other than the Retention Plan, create any retention-related pools of cash, stock or other payments, (x) terminate or amend the Retention Plan, or amend any allocations thereunder, or (xi) agree to do any of the foregoing, with the exception, in the cases of clauses (i) through (ix) and clause (xi), of the allocation or issuance of equity awards under the Retention Plan, but solely to the extent such allocations or issuances are made in accordance with this Agreement.

(q) Retention and Severance Arrangements. Grant or enter into (or make any commitment to enter into) any Contract providing for the granting of any severance, retention or termination pay to any Person, with the exception of the allocation or issuance of retention equity awards under the Retention Plan, but solely to the extent such allocations or issuances are made in accordance with this Agreement.

(r) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided, that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or the Transaction Documents or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute.

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership.

(t) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, prepare or file any Tax Return in a manner inconsistent with past practice, file any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender or forfeit any right to claim a Tax refund, or enter into intercompany transactions giving rise to deferred gain or loss of any kind.

(u) Accounting. Change accounting methods, practices or policies (including any change in depreciation or amortization policies) in effect as of January 31, 2025 or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business consistent with past practice), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent.

(v) Real Property; Leases; Encumbrances. (i) Enter into any agreement for the purchase, disposition, sale or lease of any real property; (ii) accelerate, terminate, renew (for the avoidance of doubt, the Company and its Subsidiaries shall not permit the automatic renewals of any leases, except as set forth on Schedule 4.2(v) of the Disclosure Letter), waive, release, or assign any material rights under, or make a material modification to or cancel any Lease to which the Company or any of its Subsidiaries is a party or by which it is bound; or (iii) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties.

(w) Interested Party Transactions. Enter into, amend or otherwise modify any Contract that, if entered into prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Disclosure Letter.

(x) Other. Take or agree in writing or otherwise to take, (i) any of the actions described in clauses (a) through (w) in this Section 4.2 or (ii) any action which would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company or any of its Subsidiaries from performing or cause the Company or any of its Subsidiaries not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

4.3 Notices of Certain Events. Without limiting the generality of Section 4.2, except as (i) permitted by the terms of this Agreement, (ii) required by Applicable Law or (iii) specified in Schedule 4.3, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, following gaining knowledge, of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required for the consummation of the Mergers, this Agreement (if such consent is not already stated as required in the Disclosure Letter) or the Transaction Documents;

(b) any written notice or other communication from any Governmental Entity (i) delivered in connection with the Mergers, this Agreement or the Transaction Documents or (ii) indicating that an Authorization is revoked or about to be revoked or that an Authorization is required in any jurisdiction in which such Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to the Company or any of its Subsidiaries or to Parent’s ability to consummate the Transactions, as the case may be;

(c) any actions, suits, claims, investigations or proceedings commenced or, to their respective knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent, as the case may be, that are or would reasonably be expected to be material to the Company or any of its Subsidiaries or materially impact Parent’s ability to consummate the Transactions, including ongoing material developments related thereto;

(d) any material inaccuracy in or material breach of any of their respective representations, warranties or covenants contained in this Agreement (provided, that, qualifications by reference to the term “as of the Agreement Date” in any representation or warranty in Article 2 or Article 3 shall not be taken into account in determining whether an inaccuracy in or breach of any of the representations and warranties of the Company has occurred following the Agreement Date that requires disclosure to the applicable party pursuant to the terms set forth above); and

(e) any event, condition, fact or circumstance not covered by clauses (a) through (d) above that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or unlikely. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company, on the one hand, or Parent and Merger Subs, on the other hand, under this Section 4.3 may not be asserted by Parent or the Merger Subs, on the one hand, or the Company, on the other hand, as the sole basis, in and of itself, for (i) any conditions set forth in Article 6 not being satisfied; or (ii) the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e), as applicable.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Filings. Each of the Company, Parent and Merger Subs shall use reasonable best efforts to file, as soon as practicable after the Agreement Date, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Transactions, and to submit as promptly as practicable any additional information reasonably requested by any such Governmental Entity. The Company, Parent and Merger Subs shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent, Merger Subs and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1. Except where prohibited by Applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of the Company, Parent and Merger Subs shall: (i) cooperate with respect to any filings or submission with any Governmental Entity made by the other Party in connection with the Transactions, (ii) promptly notify the other Party of any substantive communication received from, or given by such Party to any Governmental Entity, (iii) provide the other Party a reasonable opportunity to review (and consider in good faith the views of the other Party in connection with such review) any documents before submitting such documents to any Governmental Entity in connection with the Transactions, (iii) to the extent permitted by Applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of the Company, Parent and Merger Subs shall permit the other party to be present at each meeting, conference or telephone call to the extent reasonably practicable, (iv) promptly provide, solely to the outside antitrust counsel of the other party, copies of all filings, notices and other documents (and a summary of any oral presentations) (subject to the redaction of competitively sensitive information, attorney client privilege, or information related to valuation) made or submitted by the Company with or to any Governmental Entity in connection with the Transactions, such filings, notices and other documents which shall not be disclosed by such outside counsel to Employees, officers or directors of Parent or Merger Subs unless express permission is obtained in advance from the Company or its counsel, and (v) as to the Company, not make any payments, fees or penalties by any Governmental Entity in connection with any such filings until it has received Parent’s, Merger Sub I’s or Merger Sub II’s consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties acknowledge and agree that Parent shall control and direct, and the Company will cooperate reasonably, subject to Applicable Law, with such direction and control, all strategy and decisions with respect to obtaining all Governmental Approvals, including all filings (including where to file and the timing of such filings) and any withdrawals and/or refiling thereof, strategies, processes, negotiation of settlements (if any), and related proceedings contemplated by this Section 5.1; provided, that, Parent shall consult with and consider in good faith the views of the Company regarding the form and content of any such filings, withdrawals, refiling, strategies, processes, negotiations and related proceedings.

5.2 Form S-4 Registration Statement.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than forty-five (45) days) following the date of this Agreement, cause to be filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Transaction will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”), with such filing to be made as mutually agreed by Parent and the Company in good faith. Parent and the Company shall use their respective reasonable best efforts (i) to have the Form S-4 become effective under the Securities Act as promptly as reasonably practicable after such filing (subject to mutual agreement that the Parties may delay such effectiveness so as to prevent the Form S-4 from going stale), (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) to keep the Form S-4 effective as long as necessary to consummate the Mergers.

(b) The Company and Parent will provide for inclusion or incorporation by reference into the Form S-4 all reasonably required information relating to Parent, Merger Subs, the Company and their respective Affiliates and the Form S-4 shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company and its counsel of any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 (or any documents incorporated by reference therein) or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to incorporate any reasonable comments of the Company or its counsel. The Company shall use its reasonable best efforts to cooperate with Parent in responding to any such comments from the SEC or its staff with respect to the Form S-4. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall provide the Company a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified) required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock included in the Aggregate Consideration, and the Company shall furnish all information concerning the Company and the Securityholders as may be reasonably requested in connection with any such actions.

(c) The information provided by Parent and the Company specifically for use in the Form S-4 shall not, with respect to the information provided by such person, on the date upon which the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Form S-4 to include any information that shall become necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Form S-4 as so corrected or supplemented promptly to be filed with the SEC and each of Parent and the Company (and will use its reasonable best efforts to incorporate any reasonable comments of the other Party and/or its counsel prior to such filing and dissemination), in each case, as and to the extent required by Applicable Laws.

5.3 Registration Rights Agreement. At the Closing, Parent and each Required Stockholder who desires to become a party thereto shall enter into the Registration Rights Agreement, which shall become effective upon the Closing.

5.4 No Solicitation.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall not authorize or permit any of its Subsidiaries, Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, support or knowingly induce the making of, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other Transactions. The Company shall, and shall cause its Representatives, its Subsidiaries and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent, Merger Subs and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Parent, Merger Subs and their Representatives) the prompt return or destruction of all non-public information with respect to the Company or any of its Subsidiaries previously provided to such Person in connection with an Acquisition Proposal.

(b) The Company shall promptly (but in any event, within 24 hours) notify Parent in writing after receipt (or after it gains knowledge of such receipt by any of its Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent, Merger Subs and their Representatives that would reasonably be expected to lead to an Acquisition Proposal, that has been submitted, directly or indirectly, to the Company, its Affiliates or Subsidiaries or any of its or their respective Representatives, as the case may be. Such notice shall describe, subject to any existing contractual nondisclosure obligations, (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, (B) the identity of the party making such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (C) any other information Parent may reasonably request with respect to such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent reasonably fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. Subject to any existing contractual nondisclosure obligations, the Company will provide copies (if written) to Parent of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.

5.5 Confidentiality; Public Disclosure.

(a) The Company and Parent acknowledge that Parent and the Company have previously executed a Non-Disclosure Agreement, dated as of January 22, 2025 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Until the public release of the initial press release described in Section 5.5(b) hereof, each Party shall, shall cause its Subsidiaries to, and shall instruct its respective Affiliates and its Representatives to, hold the terms of this Agreement, and the fact of this Agreement and the Transaction Document’s existence, in strict confidence. The Company (and its Subsidiaries, Affiliates and Representatives) shall not disclose any of the terms of this Agreement or the Transaction Documents (including the economic terms) or any non-public information about any other Party to any other Person without the prior written consent of the other Party about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, the Company shall be permitted to disclose any and all terms to (i) the Company’s Representatives, Subsidiaries and Affiliates (each of whom is subject to a similar obligation of confidentiality), (ii) the Securityholders and their Representatives and Affiliates to the extent required by Applicable Law or in order for the Company to satisfy its obligations under this Agreement (each of whom is subject to a similar obligation of confidentiality), (iii) to any other Person to the extent necessary or appropriate in connection with the filing and preparation of the Form S-4 or any other registration statements with the SEC, (iv) any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and (v) if such Party is an investment fund, to such Party’s limited partners or other pecuniary interest holders who are bound in writing to confidentiality obligations at least as restrictive as those in this Agreement and the Confidentiality Agreement and solely to the extent required pursuant to the terms of its limited partnership agreement or similar agreement. The Seller Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Seller Agent were a party thereto. With respect to the Seller Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Mergers, the Transactions, this Agreement or the Transaction Documents received by the Seller Agent after the Closing or relating to the period after the Closing. The above confidentiality undertaking of a Party or the Seller Agent shall not apply to information that becomes public through public disclosure by Parent or Merger Subs. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Seller Agent shall be permitted to disclose information as required by Applicable Law or to employees, advisors or consultants of the Seller Agent and to the Securityholders, in each case who have a need to know such information; provided, that such persons either (i) agree to observe the terms of this Section 5.5(a) or (ii) are bound by obligations of confidentiality to any other Party, including the Seller Agent of at least as high a standard as those imposed on the Seller Agent under this Section 5.5(a).

(b) Each of the Company and Parent shall discuss with each other in good faith and develop a joint communications strategy with respect to certain specified matters based on the initial press release or other initial public communications regarding this Agreement, the Transaction Documents or the Transactions. Thereafter, except as otherwise mutually agreed between the Parties, each Party shall, to the extent consistent with applicable Antitrust Law, use its reasonable best efforts to ensure that any subsequent press releases made by it or any of its respective Subsidiaries comply in all material respects with the content, themes and messages that are mutually agreed between the Parties with respect to such types of communications, to the extent that doing so would (i) not violate Applicable Law (including Rule 425 of the Securities Act), the regulations or requirements of any stock exchange or the terms of this Agreement or (ii) not be inconsistent with the initial press release or other mutually agreed initial public communications. Notwithstanding the foregoing, each of the Company or any of its Subsidiaries shall not issue any press release or other public communications relating to the terms of this Agreement, the Transaction Documents or the Transactions or use Parent’s or either Merger Sub’s name or refer to Parent or Merger Subs directly or indirectly in connection with Parent’s or Merger Subs’ relationship with the Company or any of its Subsidiaries in connection with this Agreement, the Transaction Documents or the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law or by the terms of this Agreement.

5.6 Reasonable Best Efforts.

(a) Unless otherwise provided in this Agreement and subject to Section 5.1, each of the Parties agrees to use its reasonable best efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary as they relate to such party’s obligations in this Agreement, to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions applicable to such party, including the satisfaction of the respective conditions set forth in Article 6, applicable to such party, and including to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the Mergers and the other Transactions applicable to such party (including making all filings (if any), giving all notices (if any) required to be made and given by such party in connection with the Transactions and using reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any Applicable Law, Contract or otherwise) by such party in connection with the Transactions).

(b) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary consent, license, permit, waiver, approval, authorization, confirmation, clearance, certificate, exemption, registration or order of a Governmental Entity (including under the HSR Act), in no event will Parent or Merger Subs be obligated to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent or Merger Subs.

(c) Without limiting the generality of the foregoing, each of the Parties shall contest and defend any Legal Proceedings brought by a Governmental Entity in the United States, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Mergers or seeking to compel any divestiture by Parent, Merger Subs, or the Company of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or Antitrust Laws.

5.7 Consents; Notices.

(a) The Company shall use reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing in a form acceptable to Parent, all consents, waivers, approvals, or terminations, as applicable, and to make any required notice under each Contract listed or described on Schedule 2.3(b) of the Disclosure Letter.

(b) The Company shall give all notices (in a form acceptable to Parent) and other information required to be given to the Employees, any collective bargaining unit representing any group of Employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

(c) The Company shall deliver all required notices and use its reasonable best efforts to obtain any required consents or waivers from holders of Capital Stock, Options, Company RSUs, Warrants and Restricted Shares to effectuate the Necessary Effects immediately prior to the Effective Time.

5.8 Access to Information.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, to the extent not prohibited by Applicable Law, (i) the Company shall afford Parent, Merger Subs, potential underwriters of the R&W Insurance Policy and their respective Representatives reasonable access during normal business hours and upon advance notice to (A) the Company’s properties, personnel, books, Contracts and records, (B) all other information in the Company’s possession concerning the business, properties and personnel of the Company as Parent, Merger Subs or the potential underwriters of the

R&W Insurance Policy may reasonably request, (C) all current Employees and Contractors as identified by Parent, (D) the Company’s Tax Returns, Tax elections and any other records and workpapers relating to Taxes (including any opinions and written advice given to the Company), and (E) any receipts for any Taxes paid to foreign Tax Authorities by the Company; and (ii) the Company shall provide to Parent, Merger Subs and their Representatives true, correct and complete copies of the Company’s (A) internal financial statements, and (B) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, other than, in each case, any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto. Notwithstanding the foregoing, the Company shall not be required to afford such access (i) if such access would, in the Company’s good-faith discretion, (x) unreasonably disrupt the operations of the Company, (y) jeopardize the health and safety of any Employees and Contractors, or pose a material risk to the privileged nature of any attorney-client, work product or other legal privilege or to trade secret protection (provided, that, the Company shall take all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all reasonable subsequent queries by Parent, Merger Subs and their Representatives based on such information on a basis that does not compromise the Company’s attorney-client, work product or other legal privilege or trade secret protection with respect thereto) or (z) contravene any Applicable Law, fiduciary duty or Contract entered into prior to, and in effect as of, the Agreement Date (including any confidentiality agreement to which the Company is a party).

5.9 Spreadsheet.

(a) The Company shall prepare and deliver to Parent, in accordance with Section 5.13, a spreadsheet (the “Spreadsheet”) in the form provided by Parent prior to the Closing and reasonably acceptable to Parent, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time:

(i) the names of all the Securityholders and their respective street and email addresses, taxpayer identification numbers and Bank Information;

(ii) the number, class and series of shares of Capital Stock held by such Securityholders and the respective certificate numbers (broken out on a certificate-by-certificate basis), as applicable;

(iii) the grant date or purchase date of any shares of Capital Stock;

(iv) the number of shares of Common Stock subject to and the exercise price per share in effect for each Option (broken out on an Option-by-Option basis), the vesting status and schedule, including any acceleration, severance, or expiration terms, and the name of the Company Equity Plan under which the grant was made;

(v) the number of shares of Common Stock subject to other Company Equity Awards held by each Securityholder (broken out on a Company Equity Award-by-Company Equity Award basis), the type of award, whether the award consists of New Restricted Share Units, and the vesting status and schedule, including any acceleration, severance or expiration terms, and the name of the Company Equity Plan under which the grant was made;

(vi) for each share of Common Stock acquired through the exercise of an Option granted under a Company Equity Plan, (A) the grant date of such Option, (B) whether such Option qualified as an incentive stock option under Section 422 of the Code as of the exercise date, (C) whether such Option was early exercised prior to vesting and remains subject to vesting conditions and (D) solely with respect to any early exercised Option that remains subject to vesting conditions, whether the holder of such Option filed an election under Section 83(b) of the Code.

(vii) the number of shares of Capital Stock subject to and the exercise price per share in effect for each Warrant (broken out on a Warrant-by-Warrant basis);

(viii) the calculation of the Aggregate Consideration, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Working Capital Adjustment, Estimated Capitalization Losses, Closing Stock Consideration, Closing Company RSU Consideration, Fully Diluted Shares, Per Share Consideration, Exchange Ratio and Estimated Unpaid Transaction Expenses;

(ix) for each Stockholder, the portion of the Aggregate Consideration payable to such Stockholder pursuant to Section 1.6(a) (both on an aggregate and certificate-by-certificate basis) in (A) cash and (B) number of shares of Parent Common Stock;

(x) for each Optionholder, as applicable, the portion of the Aggregate Consideration payable to such Optionholder pursuant to Section 1.7(a)(i) (both on an aggregate and Vested Option-by-Vested Option basis) in (A) cash and (B) number of shares of Parent common stock;

(xi) for each holder of Vested Company RSUs, as applicable, the portion of the Closing Company RSU Consideration payable to such Vested Company RSU holder pursuant to Section 1.7(a)(iv) (both on an aggregate and Vested Company RSU-by-Vested Company RSU basis) in (A) cash and (B) number of shares of Parent common stock;

(xii) for each Warrantholder, the portion of the Aggregate Consideration payable to such Warrantholder pursuant to Section 1.7(b) (both on an aggregate and Warrant-by-Warrant basis) in (A) cash and (B) number of shares of Parent common stock;

(xiii) the total amount of Taxes, broken out by jurisdiction and type of Tax, to be withheld from the consideration that each Securityholder is entitled to receive pursuant to Article 1;

(xiv) as applicable, with respect to each holder of shares of Capital Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the date of acquisition and cost basis of such shares or securities;

(xv) the Per Share Consideration of each Securityholder, expressed as (A) dollar amounts for cash and (B) number of shares of Parent Common Stock, as applicable;

(xvi) the Pro Rata Share of the Adjustment Amount of each Securityholder, expressed as dollar amounts and as percentages;

(xvii) the Pro Rata Share of the Seller Agent Expense Amount of each Securityholder, expressed as dollar amounts and as percentages; and

(xviii) a separate column which indicates whether each holder will be paid by the Exchange Agent or through Company payroll.

(b) The Company shall prepare and deliver to Parent and the Exchange Agent a spreadsheet containing the information required by the Exchange Agent in order for the Exchange Agent to perform its duties as Exchange Agent for the Transactions.

5.10 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense, except as otherwise expressly provided in this Agreement. The costs and expenses incurred by the Exchange Agent shall be shared equally by Parent and the Seller Agent (on behalf of the Securityholders).

5.11 Employees and Contractors.

(a) Any Employee who is employed by the Company or any of its Subsidiaries immediately prior to the Closing and whose employment continues with the Company, Parent, Merger Subs or its or their Subsidiaries (or a PEO) immediately following the Closing shall be referred to as a “Continuing Employee.” The Company shall use reasonable best efforts to assist Parent or Merger Subs with its efforts to enter into an Offer Letter or service agreement, as applicable, and, if applicable, a waiver with such Employee prior to the Closing Date. Notwithstanding anything to the contrary in the foregoing, neither Parent nor Merger Subs shall (nor, following the Closing, shall the Company) have any obligation to make an offer of employment or engagement to or otherwise continue the employment or engagement of any Employee or Contractor. With respect to matters described in this Section 5.11, the Company will consult with Parent regarding any proposed communications to the Employees and/or Contractors and will obtain Parent’s written approval (such approval not to be unreasonably withheld, conditioned or delayed) prior to sending any notices or other communication materials to such Persons.

(b) Prior to the Closing, on the written request of Parent, the Company will grant New Restricted Share Units or other retention incentives to Continuing Employees at an aggregate value of $150,000,000 under and in accordance with a retention equity incentive plan (the “Retention Plan”), which shall be adopted by the Company prior to the Closing and the terms of which shall be substantially similar to those of Parent’s existing equity incentive plan currently used to grant equity incentive awards. Such New Restricted Share Units shall be issued solely to each of the Founders and other Key Employees and any other individuals selected by Parent from among the Continuing Employees and in amounts determined by Parent following good faith consultation with the Company (which amounts need not be uniform and may vary by individual). Such New Restricted Share Units shall vest in equal quarterly installments over three (3) years following the Closing, with the New Restricted Share Units granted to each of the Founders and other Key Employees subject to accelerated vesting upon the death or disability of such recipient. The Mergers shall not result in the termination of any of the outstanding New Restricted Share Units held by Continuing Employees or accelerate the vesting of such New Restricted Share Units or the shares of Parent Common Stock that shall be subject to those New Restricted Share Units upon Parent’s assumption of the New Restricted Share Units at the Effective Time.

(c) The Company will timely notify Parent of any Employees who notify the Company or any of its Subsidiaries that they have accepted, rejected or revoked their acceptance of an Offer Letter, or who otherwise do not intend to continue their employment with the Company, Parent, Merger Subs or its or their Subsidiaries following the Closing. Subject to, and in full compliance with Applicable Laws and contractual agreements and after consultation with Parent (including with respect to the reasonable comments of Parent with respect to any termination letter, separation agreement, and/or any other document relating to the termination process), effective no later than immediately prior to the Closing, the Company shall terminate or cause any of its Subsidiaries to terminate the service and the engagement of each of those Employees and Contractors of the Company or any of its Subsidiaries who Parent has notified the Company at least five (5) days prior to the estimated Closing Date that (i) it will not continue the employment or services arrangement of such Employee or Contractor with the Company, Parent or Merger Subs or (ii) such Employee or Contractor has failed to timely execute and deliver, or has rejected or revoked, an Offer Letter, or has otherwise declined to continue their employment or service arrangement with Parent or Merger Subs (the “Terminated Parties”), and the Company shall use commercially reasonable efforts to cause the Terminated Parties to enter into a Release with the Company. At least five (5) days prior to the estimated Closing Date (or immediately if during any longer consideration period required under age discrimination and other Applicable Laws), the Company shall notify Parent in writing of any Terminated Party who has not executed a Release, and shall immediately notify Parent in writing of any Terminated Party who has timely revoked a Release if a revocation period is required under age discrimination and other Applicable Laws. Execution of a Release shall be a condition to the receipt of any severance or other benefit or payment to be paid by the Company or any of its Subsidiaries to such Terminated Parties. All severance and other amounts paid or payable to Employees or Contractors as consideration under any Release shall be the responsibility of Parent; provided, however, that any such amounts shall exclude any stay bonuses that are not requested by Parent and any cash severance triggered as a result of Employees’ failure to (i) waive “good reason” provisions or similar provisions triggered by the Transactions or (ii) continue their employment or service arrangement with the Company, Parent or Merger Subs.

(d) Subject to the terms of any CBA, the terms and conditions of employment for each Continuing Employee (as set forth in the Continuing Employee’s Offer Letter) shall provide (i) an annual base salary or base wage, as applicable, target annual cash bonus, and commissions substantially similar in the aggregate to those provided to similarly situated new hires of Parent, and (ii) and benefit plans (excluding equity and equity-based compensation, change in control incentives and any other incentive arrangements, except for those referred to in clause (i) above) substantially similar in the aggregate to that provided to similarly situated Parent employees. For the avoidance of doubt, Parent shall not be prohibited by this Section 5.11(d) from offering other terms employment to any Continuing Employee, provided, that to the extent the terms and conditions of employment to any Continuing Employee do not satisfy the standards set forth in this Section 5.11(d), such Continuing Employee(s) shall not be included in the denominator of total Employees and Contractors of the Company for purposes of the determination of the Company’s satisfaction of the condition set forth in Section 6.3(e).

(e) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accruals, eligibility for early retirement subsidies and eligibility for retiree health and insurance benefits, and any credit with respect to any defined benefit, deferred compensation, and equity, equity-based or cash incentive plans) for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or such Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent or any of its Subsidiaries in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent or any of its Subsidiaries for the benefit of any Continuing Employees, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such waiting periods, requirement and limitations were satisfied by such Continuing Employees under the corresponding Employee Plan prior to the Closing Date, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(f) Prior to the Closing, the Company shall satisfy or cause any of its Subsidiaries to satisfy all pre-Closing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any Labor Organization, which is representing any Employee, in connection with the transactions contemplated by this Agreement. The Company shall cooperate with Parent in connection with, and shall allow Parent a reasonable opportunity to review and comment on, material communications with Employees that are necessary to satisfy, or cause to be satisfied, the notice and consultation requirements to the extent that they apply to the Transactions.

(g) Parent shall, or shall cause one or more of its Affiliates (including, following the Closing, the Company) to, serve as a sponsoring employer for U.S. immigration purposes with respect to the Employees who are foreign nationals working in the United States in non-immigrant status who will become Continuing Employees and those Continuing Employees for whom there are pending or approved I-140 immigrant petitions as of the Closing (collectively, the “Alien Employees”), and Parent shall, or shall cause one or more of its Affiliates (including, following the Closing, the Company) to, assume all immigration-related Liabilities that have arisen or will hereafter arise in connection with the submission of petitions to the United States Citizenship and Immigration Service requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of any Alien Employees. Parent shall, or shall cause one or more of its Affiliates (including, following the Closing, the Company) to, apply for such visas as soon as practicable following the Closing Date. The Parties intend that Parent and its Affiliates (including, following the Closing, the Company) (by agreeing to hire the Alien Employees, and/or agreeing, as a sponsoring employer, to assume the immigration-related Liabilities described in this Section 5.11(g)) will be considered the successor-in-interest to the Business for U.S. immigration purposes.

(h) This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.11, express or implied, shall confer upon any other Person, including any Continuing Employee, any third-party beneficiary rights or other rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Employee Plan or any other plan, program, policy, practice or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.11 shall not create any right in any Continuing Employee or any other Person to continued employment with the Company, Parent, Merger Subs or any of their respective Subsidiaries or Affiliates.

5.12 Termination of Employee Plans . Effective as of the day immediately preceding the Closing Date and contingent on the Closing, the Company shall adopt resolutions by the Company’s Board of Directors to terminate, or partially terminate if requested by Parent within five (5) Business Days prior to the Closing Date, all Employee Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, including any Employee Plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company no later than five (5) Business Days prior to the Closing Date that such Employee Plans shall not be terminated). The Company shall provide Parent with evidence that such Employee Plans have been terminated (or partially terminated), effective no later than the day immediately preceding the Closing Date, pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent (not to be unreasonably withheld, conditioned or delayed). The Company also shall take such other actions in furtherance of terminating (or partially terminating) such Employee Plans as Parent may reasonably require. In the event that termination (or partial termination) of any of the Company’s Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent. Parent shall cause a plan sponsored by Parent intended to be qualified under Code Section 401(a) that includes a Code Section 401(k) arrangement to accept rollovers of distributions from the Company’s 401(k) Plan to each Continuing Employee to the extent elected by such Continuing Employee in accordance with the terms of the Company 401(k) Plan and Applicable Law. Effective as of the Closing Date and contingent on the Closing, the Company shall adopt resolutions by the Company’s Board of Directors to terminate or partially terminate, in either case, solely if requested by Parent within five (5) Business Days prior to the Closing Date, all other Employee Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA, subject, however, to written confirmation from Parent that each of the Continuing Employees shall be eligible and fully covered upon the Closing by health benefit plans maintained by Parent, the Company or one of their Affiliates.

5.13 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Parent, a draft of each of the Closing Financial Certificate and the Spreadsheet not later than four (4) Business Days prior to the Closing Date and a final version of the foregoing not later than two (2) Business Days prior to the Closing Date. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Closing Financial Certificate or Spreadsheet delivered not later than three (3) Business Days prior to the Closing Date, Parent and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering final versions of the same in accordance with this Section 5.13. Without limiting the generality or effect of the foregoing or Section 5.8, the Company shall provide to Parent, together with the Closing Financial Certificate and Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Closing Financial Certificate and Spreadsheet.

5.14 Tax Matters.

(a) The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and any of its Subsidiaries on or prior to the Closing Date and shall remit any Taxes required to be paid in connection with the filing of such Tax Returns, and all such Tax Returns shall be prepared and filed in a manner consistent with past practice (unless otherwise required by Applicable Law).

(b) The Parties each acknowledge and agree that, for U.S. federal income tax purposes, the Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”). Each Party shall not (and shall cause any of its Subsidiaries not to) take or fail to take any action which action (or failure to act) is not contemplated by this Agreement and could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall not take any position on any Tax Return, in connection with any audit or other proceeding or otherwise contrary to the Intended Tax Treatment except as required pursuant to a final determination within the meaning of Section 1313 of the Code.

(c) Each of Parent and the Company will use its reasonable best efforts and will cooperate with one another to obtain the opinions of counsel referred to in Section 6.2(c) and Section 6.3(f). In connection therewith, (i) Parent shall deliver to each such counsel a duly executed certificate in the form attached hereto as Exhibit I-1 (the “Parent Tax Certificate”), (ii) the Company shall deliver to each such counsel a duly executed certificate in the form attached hereto as Exhibit I-2 (the “Company Tax Certificate”), in each case of clauses (i) and (ii), dated as of the Closing Date and at such other times as may be reasonably requested by each such counsel in connection with the filing of the Form S-4, and (iii) Parent and the Company shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 6.2(c) or Section 6.3(f), as applicable.

(d) The Company shall cause the provisions of any Tax Sharing Agreement to which the Company or any of its Subsidiaries is a party to be terminated on or before the Closing Date.

(e) The Company shall furnish Parent, no more than ten (10) Business Days and at least five (5) Business Days before the Closing Date, a certificate, in form and substance reasonably acceptable to Parent, from the Company pursuant to Treasury Regulations Section 1.897-2(h) (as described in Treasury Regulations Section 1.1445-2(c)(3)) certifying that an interest in the Company is not a U.S. real property interest because the Company is not, and within the five (5)-year period ending on the Closing Date was not, a U.S. real property holding corporation for purposes of Section 897 of the Code and shall prior to the Closing Date send a copy of such certification to the Internal Revenue Service in accordance with the relevant provisions of the Code, the Treasury Regulations and applicable guidance from the Internal Revenue Service.

(f) In the case of any Tax with respect to the Company or any of its Subsidiaries that is assessed with respect to a Straddle Tax Period, the amount of such Taxes based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) for the portion of the Straddle Tax Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Tax Period, that in each case relates to the portion of the Straddle Tax Period ending on and including the Closing Date shall equal the amount of such Tax, exemption, allowance, or deduction for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Tax Period.

(g) The Parties acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received by the Securityholders pursuant to the Transactions under Revenue Procedure 2018-12,

2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Revenue Procedure 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be each of the ten (10) consecutive trading days ending on and including the last trading day immediately preceding the date of this Agreement, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be The New York Stock Exchange and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

(h) Except as required by Applicable Law, none of Parent, the Surviving Corporation nor any of their Affiliates shall: (a) prepare any material Tax Return of the Company in a manner inconsistent with past practice of the Company for any Pre-Closing Tax Period, (b) amend any material Tax Return of the Company for any Pre-Closing Tax Period; (c) extend or waive any statute of limitations or other period for the assessment of any material Taxes of the Company for any Pre-Closing Tax Period; (d) initiate discussions or examinations with any Governmental Entity (including any voluntary disclosures or similar programs) or (e) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business or otherwise inconsistent with the past practices of the Company (other than as explicitly contemplated by this Agreement), in each case, to the extent that such action could reasonably be expected to materially increase (x) any liability of the Securityholders pursuant to this Agreement or (y) the amount of Taxes included in the calculation of Indebtedness or the Working Capital Adjustment.

(i) Any Transfer Taxes incurred in connection with the transaction shall be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by Parent. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Party. Each of Parent and the Company shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Each of Parent and the Company shall take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 5.14(i). Notwithstanding anything to the contrary in this Agreement, Seller Agent shall have no obligation to prepare or file any Tax Returns.

5.15 Repayment of Closing Indebtedness. Prior to or concurrent with the Closing, the Company shall deliver to Parent an executed payoff letter with regards to each item of the Closing Indebtedness set forth on Schedule 5.15, in form and substance reasonably acceptable to Parent, setting forth: (a) the amounts required to pay off in full on the Closing Date, the Closing Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a release of the Company and any of its Subsidiaries and (c) authorizing the release of all Encumbrances, if any, that the creditor may hold on any of the assets of the Company and any of its Subsidiaries prior to the Closing Date (each, a “Payoff Letter”). Any Liabilities not repaid as of the Closing (other than unpaid Transaction Expenses and unpaid Closing Indebtedness) shall be included as “total liabilities” in the calculation of the Working Capital Adjustment.

5.16 Director and Officer Indemnification.

(a) If the Mergers are consummated, then until the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Company and its Subsidiaries to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “D&O Indemnitees”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth on Schedule 2.16(a)(xiv) of the Disclosure Letter and pursuant to the Organizational Documents, in effect on the Agreement Date (the “D&O Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing; provided, that, the Surviving Company’s and its Subsidiaries’ obligations under this Section 5.16 shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or on behalf of the Company in connection with this Agreement, the Transaction Documents or the Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Party pursuant to Article 8. Notwithstanding anything to the contrary contained in the D&O Indemnification Provisions, no D&O Indemnitee shall be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such D&O Indemnitee is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.

(b) Prior to the Closing, the Company shall purchase tail insurance coverage (the “Tail Insurance Coverage”) for the D&O Indemnitees, which shall provide the D&O Indemnitees with coverage for six (6) years following the Closing Date. The cost of any Tail Insurance Coverage unpaid as of the Closing Date shall be included as a Transaction Expense. Parent and Merger Subs shall cause the Company to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.

5.17 R&W Insurance Policy. Parent shall, at its sole cost and expense, purchase, prior to or on the Closing Date, a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) to insure against any Losses incurred by Parent as a result of the failure of any representation or warranty made by the Company pursuant to Article 2 of this Agreement to be true and correct on and as of the date of this Agreement and at and as of the Closing Date (or as of a particular date, where such representation or warranty is made only as of such particular date). For the avoidance of doubt, the R&W Insurance Policy shall not require any contribution to the retention by the Company or its Securityholders. Parent shall negotiate such R&W Insurance Policy and provide the Company with a copy of the R&W Insurance Policy prior to or at the Closing. Parent acknowledges and agrees that the Securityholders shall not be liable as a result of any rights of subrogation under the R&W Insurance Policy, other than in the case of such Securityholder’s fraud, willful misconduct or intentional misrepresentation, and Parent shall not (and shall cause its Affiliates not to) amend, terminate, or waive any provision of the R&W Insurance Policy regarding the waiver of subrogation against the Securityholders set forth in the R&W Insurance Policy without the prior written consent of the Seller Agent.

5.18 280G Stockholder Approval. As soon as practicable and no later than five (5) Business Days prior to the Closing Date, the Company shall submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent), in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent notification and documentation reasonably satisfactory to Parent that (a) a vote of the holders of shares of Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (b) the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments that are “excess parachute payments” (within the meaning of Section 280G of the Code), pursuant to the parachute payment waivers, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waivers”), that were executed by the affected individuals prior to the vote of the Stockholders pursuant to this Section 5.18, and the Company shall deliver to Parent such executed Parachute Payment Waivers, as applicable. All solicitation documents for the 280G Stockholder Approval shall be subject to advance review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed.

5.19 Option Notice. As soon as practicable and no later than ten (10) Business Days following the Agreement Date, the Company shall give notice to each Optionholder and each holder of Company RSUs of the treatment of Options and Company RSUs pursuant to this Agreement, which form of notice will be in a form reasonably satisfactory to Parent.

5.20 Stockholder Matters.

(a) Concurrently with the execution of this Agreement, each of the Stockholders representing at least a majority of the outstanding shares of Class F Stock and Common Stock held by the Founders (voting together as a single class on an-converted to Common Stock basis) has executed and delivered to Parent the Written Consent.

(b) No later than ten (10) Business Days following the Agreement Date, the Company shall deliver notice to all holders of shares of Capital Stock, excluding any Required Stockholders (such holders, the “Non-Consenting Stockholders”), pursuant to and in accordance with the applicable provisions of the DGCL and, if applicable, dissenters’ rights under the CCC, and the Organizational Documents, which notice shall include a copy of the notice required pursuant to applicable provisions of the DGCL and, if applicable, the CCC, informing such Non-Consenting Stockholder that appraisal rights and, if applicable, dissenters’ rights are available with respect to his, her or its shares of Capital Stock pursuant to applicable provisions of the DGCL and, if applicable, the CCC, and (ii) such other information as required by the DGCL and, if applicable, the CCC (the “Information Statement”). Each Party shall provide to the other Party any information for inclusion in the preparation of the Information Statement that may be required by Applicable Law and that is reasonably requested by any other Party. The Information Statement shall not contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Without limiting the rights and remedies of Parent or any of the other Indemnified Parties, the Information Statement, including any amendments or supplements thereto, shall be subject to review and approval by Parent, which approval shall not be unreasonably conditioned, delayed or withheld.

5.21 Founder Loans. At or prior to the Closing, each of the Founders shall deliver a duly executed termination letter in the form attached hereto as Exhibit J (the “Termination Letter”) with respect to the termination of the Founder Loans and the repurchase of any Restricted Shares that do not vest on or prior to the Effective Time.

5.22 Recommendations Plan. Within a reasonable time period after the execution and delivery of this Agreement, but no later than thirty (30) days unless otherwise mutually agreed upon, representatives of the Company and Parent shall meet (including by telephone or videoconference, as mutually agreed) to discuss the results of the Open Source Materials and security vulnerabilities scan conducted by Revenera (the “Scan Results”) and any remediation steps to be taken by the Company relating to high-risk items. For purposes of this Section 5.22, “high-risk items” shall mean any use of Open Source Materials that could require any Company Intellectual Property in source code form to be disclosed, licensed, or otherwise made available to third parties when the Company Products are made available in the manner currently commercially made available by the Company in the operation of its Business. The Company shall collaboratively and in good faith cooperate with Parent to, (i) within forty-five (45) days (or longer if reasonably requested by the Company) after the execution and delivery of this Agreement, create a mutually agreed written plan describing remediation actions and their timing for high-risk items identified in the Scan Results (the “Recommendations Plan”) and (ii) thereafter, review and update the written Recommendations Plan based on additional discussions, data or feedback. Prior to the Closing, the Company shall use commercially reasonable efforts to promptly take the actions set forth in the Recommendations Plan to address such high-risk items.

ARTICLE 6

CONDITIONS TO THE MERGERS

6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a) No Orders. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the Merger, the other Transactions or Parent’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Mergers that makes the consummation of the Mergers illegal.

(b) Governmental Approvals. (i) Any waiting period (and any extension thereof, including any timing agreement entered into with the relevant Governmental Entity) under the HSR Act applicable to the Transaction shall have expired or been terminated; and (ii) all other clearances, approvals or consents under the Antitrust Laws in the jurisdictions set forth on Schedule 6.1(b) of the Disclosure Letter shall have been obtained, or are deemed obtained, or the respective authority concluded in writing that the transactions contemplated hereby are not subject to its jurisdiction (“Governmental Approvals”).

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Subs herein shall be true and correct, except for any inaccuracies that have not had, and would not reasonably be expected to have, a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct on and as of such specified date or dates). Parent and Merger Subs shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(a).

(c) Company Tax Opinion. The Company shall have received a written opinion from O’Melveny & Myers LLP (or other nationally recognized outside counsel), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.3 Additional Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Parent and Merger Subs and may be waived by Parent or Merger Subs in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. Each of (i) the Fundamental Representations shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) on and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct on and as of such specified date or dates), and (ii) the representations and warranties of the Company (except for the Fundamental Representations) herein shall be true and correct, except for any inaccuracies that have not had, and would not reasonably be expected to have, a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) on and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct on and as of such specified date or dates). The Company and its Subsidiaries shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company and its Subsidiaries at or prior to the Closing.

(b) Required Stockholder Approval. The Required Stockholder Approval shall have been duly and validly obtained.

(c) Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(b).

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Company.

(e) Continuing Parties.

(i) Each Founder shall have signed the Founder Agreements and each Key Employee (other than the Founders) shall have signed the Offer Letters, each of which shall continue to be in full force and effect (effective as of the Closing Date) and no action shall have been taken by any such individual to revoke or rescind any of such agreements (other than related to the death or disability of any such Key Employee) and none of such individuals shall have indicated an intention to leave the employment of the Company or Parent.

(ii) No fewer than eighty percent (80%) of the Employees and Contractors of the Company (other than Key Employees) whom the Parent or Merger Subs have identified for continued employment or a continued services arrangement with the Company, Parent or Merger Subs (as applicable) following the Closing that provides compensation terms for each such Employee and Contractor that are, when taken as a whole, comparable or greater to their respective existing arrangements, shall have accepted an offer for employment following the Closing.

(f) Parent Tax Opinion. The Parent shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized outside counsel), in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 7

TERMINATION

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned by authorized action taken by the terminating party, whether before or after the Required Stockholder Approval is obtained:

(a) by mutual written consent duly authorized by Parent and the Company;

(b) by Parent or the Company, if the Closing has not occurred on or before December 9, 2025 (the “Outside Date”) or such other date that Parent, Merger Subs and the Company may agree upon in writing; provided, however, that the Outside Date shall be automatically extended (i) by six (6) months after the Outside Date (as so extended, the “Initially Extended Outside Date”) if the conditions set forth in Section 6.1(b) have not been satisfied prior to the initial Outside Date (but all other conditions to Closing are satisfied at the Closing, which condition shall be capable of being satisfied at such time) and (ii) by an additional six (6) months after the Initially Extended Outside Date (as so extended, the “Finally Extended Outside Date”) if the conditions set forth in Section 6.1(b) have not been satisfied prior to the Initially Extended Outside Date as a result of Legal Proceedings brought by a Governmental Entity of the type described in Section 5.6(b) (but all other conditions to Closing are satisfied at the Closing, which condition shall be capable of being satisfied at such time); provided, further, that in the event of a Government Shutdown that occurs prior to the Initially Extended Outside Date or the Finally Extended Outside Date, at a time when the condition set forth in Section 6.1(b) has not been satisfied, the such Initially Extended Outside Date or Finally Extended Outside Date (as applicable) shall be automatically extended by one calendar day for each calendar day that such Government Shutdown lasts (such extension as a result of one or more Government Shutdowns not to exceed one hundred eighty (180) days in the aggregate); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order permanently enjoining or otherwise permanently prohibiting the consummation of the Mergers (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, and such party has otherwise complied with its obligations pursuant to Section 5.1 and Section 5.6) (it being understood for purposes of this Section 7.1(c) that a final decision, not subject to internal appeal, of a Governmental Entity under Antitrust Laws outside the United States shall be considered as permanently prohibiting consummation of the Merger, notwithstanding that existence of an ability to challenge such decision through litigation);

(d) by Parent, by written notice to the Company, if (i) the Company shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within thirty (30) Business Days after receipt by the Company of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided, that, no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), or (ii) there shall have been a Material Adverse Effect with respect to the Company; or

(e) by the Company, by written notice to Parent, if Parent or Merger Subs shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within thirty (30) Business Days after receipt by Parent of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured).

7.2 Effect of Termination.

(a) In the event that this Agreement is validly terminated pursuant to (i) Section 7.1(c) (solely to the extent that the Order giving rise to such termination right relates to applicable Antitrust Laws) or (ii) Section 7.1(b) (solely to the extent that, at the time of such termination, the conditions in (1) Section 6.1(b) shall not have been satisfied), and, in each case of clause (i) or (ii) of this Section 7.2(a), at the time of such termination all of the other conditions set forth in Section 6.1 and Section 6.3 have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall provide a loan to the Company for an aggregate amount that is requested in writing by the Company, which shall be not more than $100,000,000 (the “Parent Loan”) (which request must be made, if at all, within ten (10) Business Days following the date of such termination) upon the terms set forth in the term sheet attached as Exhibit K hereto; provided, however, that Parent shall not have any obligation to make the Parent Loan pursuant to this Section 7.2(a) if the Order described in clause (i) of this Section 7.2(a) or the failure of the conditions in Section 6.1(b) to be satisfied, as described in clause (ii) of this Section 7.2(a), is primarily the result of any material breach by the Company of its obligations set forth in Section 5.1 or Section 5.6 and Parent would have been entitled to terminate this Agreement as a result of such breach under Section 7.1(d).

(b) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Subs, the Company or their respective officers, directors, stockholders or Affiliates; provided, that, (a) Section 5.5 (Confidentiality; Public Disclosure), Section 5.10 (Expenses), Section 7.2 (Effect of Termination), Article 9 (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party from Liability in connection with any prior intentional or fraudulent breach of such party’s representations, warranties, covenants, agreements or obligations contained herein.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the limitations set forth in this Article 8, from and after the Closing, the Securityholders shall severally and not jointly, in proportion to each such Securityholder’s Pro Rata Share, indemnify, defend and hold harmless Parent, Merger Subs, the Company and their respective officers, directors, employees, agents, advisors, accountants, attorneys and other representatives, and each Person, if any, who controls or may control Parent or Merger Subs within the meaning of the Securities Act, and the successors and assigns of any of the foregoing (each of the foregoing being referred to individually as an “Indemnified Party”, and collectively, as “Indemnified Parties”) from and against, and shall compensate and reimburse each Indemnified Party for, any and all claims, losses, Liabilities, damages (except as provided for pursuant to Section 8.2(d)), injuries, royalties, awards, judgments, settlements, demands, fines, deficiencies, penalties, Taxes, interest, fees, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of counsel, experts and other professionals (collectively, “Losses”) paid, incurred, suffered or sustained by any Indemnified Party, directly or indirectly, whether or not due to a Third-Party Claim, in each case, arising out of, resulting from, relating to or in connection with any of the following:

(i) any successful claims by (A) any then current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the allocation of the Aggregate Consideration, including any adjustments to the Aggregate Consideration not taken into account at the Closing or pursuant to Section 1.17 or (II) claims of breach of fiduciary duty by any directors or officers of the Company in connection with the Transactions, this Agreement or the Transaction Documents or (B) any Person in connection with the exercise of appraisal rights or, if applicable, dissenters’ rights and any payments to holders of Dissenting Shares, solely to the extent that such payments are together in excess of the consideration to which they would have been entitled for their shares of Capital Stock had they received a portion of the Aggregate Consideration payable pursuant to Section 1.6 and/or Section 1.7 rather than exercising appraisal rights or, if applicable, dissenters’ rights; and

(ii) in the case of fraud, willful misconduct or intentional misrepresentation by or on behalf of the Company or by any of its Representatives (whether or not acting in their capacity as such).

(b) Each Securityholder waives, acknowledges and agrees that such Securityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right to advancement of expenses or other right or remedy against the Surviving Corporation, the Surviving Company or the Company or any of its Subsidiaries in connection with any Losses claimed by any Indemnified Party under Section 8.1(a). Effective as of the Closing, the Seller Agent, on behalf of itself and each Securityholder, expressly waives and releases any right of subrogation, contribution, advancement or indemnification and any other claim that the Seller Agent or such Securityholder may have, against Parent, any Affiliate of Parent, the Surviving Corporation, the Surviving Company or any of its Subsidiaries.

(c) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement or obligation made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant, agreement or obligation, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder, except in the case of common law fraud under Delaware law.

(d) The Parties acknowledge and agree that, if the Surviving Corporation, the Surviving Company or any of its respective Subsidiaries suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation set forth in this Agreement or in connection with any of the matters referred to in Section 8.1(a), then (without limiting any of the rights of the Surviving Corporation or the Surviving Company as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation and the Surviving Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach or in connection with such matters; provided, however, that in no event shall Parent or the Company be entitled to double recovery of the same amount and type of Losses with respect to any particular incident, fact or event which resulted in Losses that are recoverable under Section 8.1(a).

(e) If an Indemnified Party’s claim under Section 8.1(a) may be brought under different sections of Section 8.1(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with Section 8.1(a); provided, however, that in no event shall any Indemnified Party be entitled to double recovery of the same amount and type of Losses with respect to any particular incident, fact or event which resulted in Losses that are recoverable under Section 8.1(a) regardless of whether there were breaches of more than one representation, warranty, covenant, agreement, obligation or otherwise.

(f) From and after the Closing, the Parties acknowledge and agree that the indemnification rights expressly set forth in this Article 8 and, with respect to Parent, the rights under the R&W Insurance Policy shall be the sole and exclusive remedy of the Parties in respect of any claim for any breach of, or inaccuracy in, any representations, warranties, covenants and agreements set forth in this Agreement; provided, however, that this Section 8.1(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

8.2 Indemnification Limitations.

(a) The maximum amount that the Indemnified Parties shall be entitled to recover from any Securityholder pursuant to Section 8.1(a) is an amount equal to the Aggregate Consideration paid to such Securityholder pursuant to Article 1, except that there shall be no limitation on the amount that the Indemnified Parties are entitled to recover in respect of claims of fraud, willful misconduct or intentional misrepresentation with respect to any Securityholder who engaged in such fraud, willful misconduct or intentional misrepresentation or who had actual knowledge of such behavior prior to the earlier of (i) Parent becoming aware of such fraud, willful misconduct or intentional misrepresentation or (ii) the Closing.

(b) Any Losses otherwise payable to Indemnified Parties pursuant to Section 8.1(a), to the extent reasonably capable of being covered by the R&W Insurance Policy, shall be satisfied first from recovery under the R&W Insurance Policy (subject to policy limits and the terms thereof) and only thereafter from the Securityholders pursuant to the terms and limitations contained in this Article 8.

(c) For purposes of calculating or determining the amount of Losses paid, incurred or sustained by an Indemnified Party, there shall be deducted from any Losses an amount equal to the amount of any proceeds from any third-party insurer other than proceeds under the R&W Insurance Policy, or any indemnification or contribution payments actually received by such Indemnified Party in connection with such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to the insurance claim in respect of Losses thereof); provided, however, that no Indemnified Party shall have any obligation to claim, seek or otherwise obtain any such insurance proceeds or indemnification or contribution payments to which it may be entitled.

(d) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any party to this Agreement be liable to any other party for any punitive, special, incidental or consequential damages except (i) with respect to a Securityholder, in the case of fraud, willful misconduct or intentional misrepresentation of such Securityholder or (ii) to the extent such damages are actually awarded to a third-party or, in the case of consequential damages, reasonably foreseeable.

(e) Each Indemnified Party shall have a duty to mitigate any Losses that would otherwise be indemnifiable by the Securityholders solely with respect to Section 8.1(a), other than in the case of fraud, willful misconduct or intentional misrepresentation.

8.3 Period for Claims . The period during which claims for Losses may be made (the “Claims Period”) for Losses arising out of, resulting from, relating to or in connection with:

(a) any matters listed in Section 8.1(a) shall commence at the Closing and terminate upon the expiration of the Applicable Statute of Limitations (provided, that, no Claim Notice in respect of any such claim for Losses may be submitted following a date that is after the Applicable Statute of Limitations); and

(b) the Claims Period for Losses arising out of, resulting from, relating to or in connection with any fraud, willful misconduct or intentional misrepresentation (whether committed by or on behalf of the Company or any of its Subsidiaries or by any Securityholder) shall survive without limitation.

(c) Notwithstanding anything to the contrary contained herein, (x) all Applicable Statutes of Limitations or other claims periods with respect to any indemnifiable matter shall, to the fullest extent permitted by law, be shortened or extended to the applicable Claims Periods set forth in this Agreement and (y) the terms of the R&W Insurance Policy shall govern the survival of claims that may be made by Parent (or its Affiliates, as may be permitted pursuant to the R&W Insurance Policy) against the insurance provider under the R&W Insurance Policy.

8.4 Claims.

(a) On or before the last day of the applicable Claims Period, Parent may deliver to the Seller Agent a written notice (a “Claim Notice”):

(i) stating that an Indemnified Party has paid, incurred, suffered, sustained, reserved or accrued, or in good faith believes that it may pay, incur, suffer, sustain, reserve or accrue, Losses;

(ii) stating the amount of such Losses (which, in the case of Losses not yet paid, incurred, suffered, sustained, reserved or accrued, may be the maximum amount believed by Parent in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

(b) No delay in providing such Claim Notice within the applicable Claims Period shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Seller Agent or the

Securityholders are materially prejudiced thereby. Any Claim Notice may be updated and amended from time to time by Parent delivering an updated or amended Claim Notice, so long as the delivery of the original Claim Notice is made within the applicable Claims Period and only in the event that such Claim Notice, as so updated or amended, continues to satisfy the requirements of clauses (i) through (iii) of Section 8.4(a).

8.5 Resolution of Objections to Claims.

(a) If the Seller Agent shall not object in writing within the thirty (30)-day period after receipt of a Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the Claim Notice (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Seller Agent that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice.

(b) If the Seller Agent shall deliver a Claim Objection Notice in accordance with Section 8.5(a) within thirty (30) days after delivery of such Claim Notice, the Seller Agent and Parent shall attempt in good faith for a period of 60 days after Parent’s receipt of such Claim Objection Notice to agree upon the rights of the respective parties with respect to each of such claims. If the Seller Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) If no such agreement can be reached during the 60-day period for good faith negotiation, but in any event upon the expiration of such 60-day period, either Parent or the Seller Agent may bring an arbitration in accordance with the terms of Section 9.10 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the Parties to this Agreement.

(d) Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.5(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Notice is at issue, Parent shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Seller Agent (on behalf of the Securityholders) with respect to more than one-half of the amount in dispute, in which case, the Securityholders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit; provided, that, all fees and expenses of the Seller Agent shall be borne by the Securityholders as set forth in Section 8.6.

8.6 Third-Party Claims.

(a) In the event Parent becomes aware of a claim by a third party (a “Third-Party Claim”) that Parent in good faith believes may result in a claim under Section 8.1(a), Parent shall promptly notify the Seller Agent of such claim, provided, no delay in providing such prompt notice shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Seller Agent or the Securityholders are materially prejudiced thereby. The Seller Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to execution by the Seller Agent of Parent’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. Parent shall reasonably inform and consult with the Seller Agent regarding any defense or settlement of a Third-Party Claim, provided, Parent will control such defense or settlement. The Seller Agent shall not unreasonably withhold its consent to any settlement proposal with respect to a Third-Party Claim, provided, it shall be deemed reasonable to withhold consent if the Seller Agent believes in good faith that there is not a valid underlying basis for indemnification.

(b) In the event that Parent becomes aware of a Third-Party Claim by an alleged current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the allocation of the Aggregate Consideration, including any adjustments to the Aggregate Consideration not taken into account at the Closing or pursuant to Section 1.17 or (II) claims of breach of fiduciary duty by any directors or officers of the Company or any of its Subsidiaries in connection with the Transactions, this Agreement or the Transaction Documents, the procedures set forth in Section 8.6(a) shall apply to the defense and settlement of such claim; provided, that, the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred in connection with the defense and settlement of such claim.

8.7 Seller Agent.

(a) By virtue of the approval of the Mergers and this Agreement by the Securityholders and without any further action of any of the Securityholders or the Company, at the Closing, Fortis Advisors LLC, a Delaware limited liability company, shall be constituted and appointed as the Seller Agent under this Agreement. The Seller Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Securityholders to: (i) execute, as Seller Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Securityholder, to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the Transactions and other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Securityholder individually), (iii) review, negotiate and agree to funds in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to such claims) pursuant to this Article 8, (iv) object to such claims pursuant to Section 8.5, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Securityholder or necessary in the judgment of the Seller Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Securityholders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Securityholders in accordance with the terms hereof and in the manner provided herein and (viii) take all actions necessary or appropriate in the judgment of the Seller Agent in connection with this Agreement and the transactions contemplated hereby, in each case without having to seek or obtain the consent of any Person under any circumstance. Parent and its Affiliates (including after the Closing, the Surviving Company) shall be entitled to rely on the appointment of the Seller Agent and treat such Seller Agent as the duly appointed exclusive agent and attorney-in-fact of each Securityholder and as having the duties, power and authority provided for in this Section 8.7. The Securityholders and their successors shall be bound by all actions taken and documents executed by the Seller Agent in connection with this Agreement and the Seller Agent Engagement Agreement as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Seller Agent taken in good faith under this Agreement or the Seller Agent Engagement Agreement are waived, and Parent and other Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Seller Agent. Notwithstanding the foregoing, the Seller Agent shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the Seller Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Seller Agent in any ancillary agreement, schedule, exhibit or the Disclosure Letter. The Person serving as the Seller Agent may be removed or replaced from time to time (or if such Person resigns from its position as the Seller Agent then a successor may be appointed) by consent of Securityholders who received, in the aggregate, more than fifty percent (50%) of the proceeds payable to all Securityholders pursuant to this Agreement in respect of the shares of Capital Stock owned by all Securityholders as of immediately prior to the Effective Time upon not less than seven (7) days’ prior written notice to Parent. The Person serving as the Seller Agent may resign upon not less than seven (7) days’ prior written notice to Parent and the Securityholders. No bond shall be required of the Seller Agent.

(b) Certain Securityholders have entered into an engagement agreement (the “Seller Agent Engagement Agreement”) with the Seller Agent to provide direction to the Seller Agent with its services under this Agreement and the Seller Agent Engagement Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Seller Agent and its members, managers, directors, officers, contractors, agents and employees and any member of the Advisory Group (collectively, the “Seller Agent Group”) shall not be liable to any Securityholder for any act done or omitted hereunder or under the Seller Agent Engagement Agreement as the Seller Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Securityholders shall severally but not jointly indemnify the Seller Agent Group and hold him/her/it harmless against any loss, Liability, claims, damages, fees, costs (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Seller Agent and arising out of, resulting from or in connection with the acceptance or administration of him/her/its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Seller Agent (collectively, the “Seller Agent Expenses”). If not paid directly to the Seller Agent by the Securityholders, such Seller Agent Expenses may be recovered, first, from the Seller Agent Expense Fund, second, from any distribution of the Adjustment Amount otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders. The powers, immunities and rights to indemnification granted to the Seller Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Adjustment Amount. The immunities and rights to indemnification shall survive the resignation or removal of the Seller Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement. The Securityholders acknowledge that the Seller Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Seller Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Agent shall not be required to take any action unless the Seller Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Agent against the costs, expenses and liabilities which may be incurred by the Seller Agent in performing such actions.

(c) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Agent that is within the scope of the Seller Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Securityholders and shall be final, binding and conclusive upon each Securityholder; and each Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Securityholder. Parent, the Company, any of its Subsidiaries and the Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Seller Agent. The Seller Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party.

(d) The Seller Agent Expense Fund shall be held by the Seller Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Seller Agent for any Seller Agent Expenses incurred pursuant to this Agreement or the Seller Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Seller Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Seller Agent Expense Fund other than as a result of its gross negligence or willful misconduct. The Seller Agent is not acting as a withholding agent or in any similar capacity in connection with the Seller Agent Expense Fund and has no tax reporting or income distribution obligations. The Securityholders will not receive any interest on the Seller Agent Expense Fund and assign to the Seller Agent any such interest. Subject to the Advisory Group’s approval, the Seller Agent may contribute funds to the Seller Agent Expense Fund from any consideration otherwise distributable to the Securityholders. As soon as practicable following the completion of the Seller Agent’s duties, the Seller Agent will deliver the balance of the Seller Agent Expense Fund to the Exchange Agent for further distribution to the Securityholders in accordance with their respective Pro Rata Share of the Seller Agent Expense Amount. For Tax purposes, the Seller Agent Expense Fund will be treated as having been received and voluntarily set aside by the Securityholder at the Effective Time.

8.8 Treatment of Indemnification Payments. The Securityholders, the Seller Agent and Parent agree to treat (and cause their Affiliates to treat) any payment received by the Indemnified Parties pursuant to this Article 8 as adjustments to the Aggregate Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. Except as expressly set forth herein with respect to Sections 4.1 and 4.2, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or email (with automated confirmation of receipt) to the Parties at the following address (or at such other address for a party as shall be specified by like notice); provided, that, notice to the Seller Agent shall be delivered solely by facsimile or email:

(a)	if to Parent or Merger Subs, to:

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, CA 95054

Attention: Russ Elmer

Telephone No.: (408) 501-8550

Email: ************

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention: Thomas J. Ivey and Sonia K. Nijjar

Telephone No.: (650) 470-4522

Email: Thomas.Ivey@skadden.com; Sonia.Nijjar@skadden.com

(b)	if to the Company, to:

Moveworks, Inc.

1400 Terra Bella Ave

Mountain View, CA 94043

Attention: Bhavin Shah

Facsimile No.: ************

Telephone No.: ************

Email: ************

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Brad Finkelstein and Paul Sieben

Telephone No.: (650) 473-2613

Email: bfinkelstein@omm.com; psieben@omm.com

(c)	If to the Seller Agent, to:

Fortis Advisors LLC

Attention: Notice Department (Project Mavericks)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Brad Finkelstein and Paul Sieben

Telephone No.: (650) 473-2613

Email: bfinkelstein@omm.com; psieben@omm.com

Any notice given as specified in this Section 9.1 (i) if delivered personally or sent by facsimile transmission or email shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and; provided, further, that no facsimile or email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein. Notwithstanding the aforesaid, any Claim Notice must be sent also by recognized overnight courier (such as Federal Express or DHL) in order to be effective.

9.2 Interpretation. When a reference is made herein to Articles, Sections, Subsections or Exhibits, such reference shall be to an Article, Section or Subsection of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “delivered to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a complete paper or electronic copy of the information or material referred to has been provided to the party to whom such information or material is to be provided or delivered. Any such information or material uploaded to the virtual data room maintained by Firmex by at least 12 hours prior to the Agreement Date shall be deemed to have been provided to, delivered to and made available to Parent. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender, (b) words using the singular or plural form also include the plural or singular form, respectively, and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The symbol “$” refers to U.S. Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days in California unless otherwise indicated as a “Business Day.” The terms “U.S.” and “United States” shall refer to the United States of America.

9.3 Amendment. Subject to Applicable Law, the Parties may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties. To the extent permitted by Applicable Law, Parent, the Surviving Company and the Seller Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Parent or the Surviving Company and the Seller Agent.

9.4 Extension; Waiver. At any time at or prior to the Closing, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Parent or Merger Subs and the Seller Agent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (a) prior to the Closing with respect to the Company, signed by the Company, (b) after the Closing with respect to the Securityholders and/or the Seller Agent, signed by the Seller Agent and (c) with respect to Parent or Merger Subs, signed by Parent or Merger Subs. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the Parties to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.6 Entire Agreement; Non-Assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or specifically delivered pursuant hereto, including all the Exhibits attached hereto and the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that Article 8 is intended to benefit Indemnified Parties and Section 5.16 is intended to benefit the D&O Indemnitees) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that Parent and Merger Subs may assign their rights and delegate their obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other Party; provided, that, notwithstanding any such assignment, Parent and Merger Subs shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the Parties. The Parties shall use reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.9 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding the foregoing, following the Closing, Article 8 shall exclusively control regarding remedies under this Agreement, except as explicitly provided therein.

9.10 Venue; Arbitration; Submission to Jurisdiction; Consent to Service of Process. EXCEPT FOR (A) CLAIMS REGARDING PARENT’S OR THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION, (B) CLAIMS SEEKING SPECIFIC PERFORMANCE OF THE COVENANTS CONTAINED HEREIN PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS, AND (C) CLAIMS ARISING OUT OF PARENT’S FAILURE TO DELIVER THE AGGREGATE CONSIDERATION PURSUANT TO THE SPREADSHEET (OTHER THAN AS A RESULT OF A GOOD FAITH DISAGREEMENT AS TO THE ACCURACY OF THE SPREADSHEET WITH RESPECT TO THE PORTION OF THE AGGREGATE CONSIDERATION NOT PAID), TO WHICH (IN EACH CASE) THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN SIXTY (60) DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA. Such arbitration shall be conducted in English under the commercial rules then in effect of J.A.M.S. (Judicial Arbitration and Mediation Services, Inc.) or any successor organization thereto. Such arbitration shall be conducted in accordance with this Section 9.10 by a single arbitrator who shall be a retired judge experienced in similar matters and chosen jointly by Parent and the Seller Agent. If, within 30 days after submission of any dispute to arbitration, Parent and the Seller Agent cannot agree on such arbitrator, J.A.M.S. shall select the arbitrator from a panel of arbitrators experienced in such matters. The Parties shall initially split equally the costs and expenses relating to the arbitration including the fees of the arbitrator and the administrative fee of J.A.M.S. Discovery shall be limited in such proceedings to five (5) days of depositions for each party plus one exchange of documents, and the arbitrator shall have the power to order and enforce discovery procedures in accordance with California Civil Procedure Code Section 1282-1283 et seq. Unless the Parties agree otherwise in writing, the number of hearing days for testimony and evidence submission shall be five (5) days, all held consecutively and within 120 days of the date the arbitrator has been selected. The arbitrator shall issue a written decision with findings of fact and rulings of law within thirty (30) days after the last date evidence has been heard. The decision of the arbitrator shall be final, binding, and conclusive upon the Parties to this Agreement (including all Securityholders). Within thirty (30) days of a decision of the arbitrator requiring payment, such payment shall be made as provided herein. Any award shall be enforceable by any court having jurisdiction over the party or Securityholder against whom enforcement is sought. As part of any decision, the arbitrator shall award reasonable attorneys’ fees to the prevailing party in the arbitration proceeding. Each Party shall keep confidential the existence, the nature of and any information concerning or involved in negotiations related to any dispute. Nothing in this Section 9.10 shall prohibit a party or Securityholder from disclosing information concerning a dispute to its current or potential advisors, direct or indirect equity holders, investors or lenders; provided, that, the party or Securityholder informs the recipient of the confidential nature of the information (it being agreed that the disclosing person will be responsible for any non-permitted disclosure by such recipient). Each of the Parties irrevocably consents to the exclusive jurisdiction of any United States District Court located in Santa Clara County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which are not subject to binding arbitration under this Agreement; provided, however, that if any such United States District Court does not have jurisdiction over any such matter, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any state court located in Santa Clara County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which are not subject to binding arbitration under this Agreement.

9.11 Rules of Construction. The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.13 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.14 Representation of Stockholders and the Company. Each of the Parties to this Agreement hereby acknowledges and agrees that (i) O’Melveny & Myers LLP (“OMM”) has acted as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Mergers and other transactions contemplated by this Agreement and the Transactions (the “Acquisition Engagement”), and that OMM has not acted as counsel for any other Person in connection with the Acquisition Engagement, and (ii) following the Effective Time, OMM (or any successor) may serve as counsel to the Seller Agent (acting on behalf of the Securityholders) or any Securityholders in his, her or its capacity as such, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Mergers and other transactions contemplated hereby notwithstanding such representation (“Future Engagement”), and each of the Parties hereto, to the fullest extent permitted by law, consents to the foregoing and waives any conflict of interest that may arise in connection with OMM’s representation in the Acquisition Engagement and any Future Engagement; provided, that, such agreement, consent and waiver by Parent shall only be applicable if (x) attorneys at OMM who have represented Parent or its Affiliates previously have not participated in the Acquisition Engagement and do not participate in any Future Engagement (except as has been explicitly consented to by Parent) and (y) no confidential information of Parent or its Affiliates (other than information attained in the course of the Acquisition Engagement) has been used by OMM in the Acquisition Engagement or will be used in connection with any Future Engagement. OMM is an intended third party beneficiary of this Section 9.14.

9.15 Privileged Information. Parent, for itself, Merger Subs, the Company and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications between the Securityholders, the Company and OMM made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Securityholders, the Company and/or OMM and would not be subject to disclosure to Parent or the Surviving Company in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications with OMM and neither Parent, the Surviving Company, any other Indemnified Party nor any Person purporting to act on behalf of or through Parent, the Surviving Company or any other Indemnified Party, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company, and not the Securityholders. Other than as explicitly set forth in this Section 9.15, the Parties acknowledge that any attorney-client privilege attaching as a result of OMM representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company (as the case may be), and not the Securityholders, after the Closing.

[Signature Page Next]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Seller Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SERVICENOW, INC.

By:	/s/ Gina Mastantuono
Name:	Gina Mastantuono
Title:	Chief Financial Officer

MAVERICKS MERGER SUB, INC.

By:	/s/ Elisabeth Loew
Name:	Elisabeth Loew
Title:	President

MAVERICKS MERGER SUB, LLC

By:	/s/ Elisabeth Loew
Name:	Elisabeth Loew
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Seller Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

MOVEWORKS, INC.

By:	/s/ Bhavin Shah
Name:	Bhavin Shah
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Seller Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

FORTIS ADVISORS LLC, AS SELLER AGENT

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“401(k) Plan” means the Company’s 401(k) Plan.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or Merger Subs), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (a) any acquisition or purchase from the Company, or from the Stockholders, by any Person or group of Persons of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than ten percent (10%) of the assets of the Company in any single transaction or series of related transactions, (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property, (d) any partnership, development agreement, joint venture or other strategic investment in or involving the Company or any of its Affiliates (other than with or by Parent or with any customers of the Company in the ordinary course of business consistent with past practice that are terminable by the Company without penalty upon not more than sixty (60) days’ notice), (e) any acquisition by any third party of any Employees or Contractors or (f) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other Transactions.

“Adjustment Amount” means an amount in cash equal to $15,000,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of more than fifty percent (50%) of the voting securities or by Contract or otherwise. It is agreed that with respect to any venture capital fund, the term “Affiliate” shall not include any portfolio company that may otherwise fall under the definition of “Affiliate”.

“Aggregate Consideration” means (a) $2,850,000,000, plus (b) the amount of Estimated Working Capital Adjustment (which may be a negative number), plus (c) the aggregate amount of Estimated Closing Cash, minus (d) the amount of Estimated Closing Indebtedness, plus (e) the Aggregate Exercise Price, minus (f) the amount of Estimated Unpaid Transaction Expenses, minus (g) the amount of Estimated Capitalization Losses (if any), minus (h) the Adjustment Amount, minus (h) the Seller Agent Expense Amount.

“Aggregate Exercise Price” means the sum of (a) the aggregate exercise price for all Options, vested Common Stock Warrants and vested Preferred Stock Warrants as of the Effective Time plus (b) the aggregate principal amount and outstanding interest of aggregate Founder Loan Payoff Amount of all Founder Loans.

1

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, and k-means clustering), or reinforcement learning, and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, the U.S. Travel Act, 18 U.S.C. section 201, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts, travel, or entertainment), directly or indirectly, to any Person, including any Government Official, or implements the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose of effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating investment in any country, in any case that are applicable to the Transactions.

“Applicable Law” means, with respect to the Company or Subsidiary, any applicable federal, state, national, provincial, regional, foreign, local, municipal or other law, act, statute, constitution, legislation, principle of common law, case law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and applicable to such Person, and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Applicable Statute of Limitations” means, with respect to any particular representation or warranty, the longest limitation period that may apply (under any Applicable Law) to any claim or action (asserted or brought by any Indemnified Party against any Securityholders, by any party against the Company or by or against any other Person) that relates in any way to such representation or warranty or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation or warranty.

“Bank Information” means bank name and number, branch name and address, swift number, account number and other wire transfer information.

“Behavioral Data” means data collected from a web beacon, pixel tag, ad tag, cookie, local storage object, software or by any other similar means, where such data (a) is collected from a particular computer or device regarding Web viewing or other activities and (b) is or reasonably could be used to identify or locate an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means a day other than (a) Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“Capital Stock” means the Common Stock, Class F Stock and the Preferred Stock.

2

“Capitalization Losses” means any Losses arising out of the Company’s representations and warranties related to capitalization as set forth in Section 2.2 (Capital Structure) that exceed (and only to the extent that they exceed), individually or in the aggregate, $250,000.

“Change in Control Payments” means all bonus, severance or other payment obligations payable by the Company to any directors, officers, Employees or Contractors pursuant to an employment agreement, severance plan or any other agreement, plan or arrangement of the Company in effect prior to the Closing under which certain rights may be triggered on or after a change in control and/or as a result of the Transactions (including both “single trigger” and “double trigger” agreements or arrangements), including, for the avoidance of doubt, pursuant to a Release, but excluding any such amounts relating to any arrangement put in place by Parent after the Closing and the employer portion of any payroll Taxes to be paid in connection with any such payments and excluding any severance Parent is responsible for paying in respect of a Terminated Party pursuant to Section 5.11(c).

“Class F Stock” means the Class F Stock of the Company, par value $0.0001 per share.

“Closing Cash” means all unrestricted cash and cash equivalents and marketable securities of the Company (as defined by and determined in accordance with GAAP) as of immediately prior to the Closing, less [(i) fifty percent (50%) of the amount (if any) by which the aggregate amount of deferred revenue and advance payments from customers of the Company (such amount, the “Deferred Revenue”) as of immediately prior to the Closing exceeds $98,000,000, if the Closing takes place on or prior to December 31, 2025, or (ii) fifty percent (50%) of the amount (if any) by which the aggregate amount of Deferred Revenue as of immediately prior to the Closing exceeds $138,000,000, if the Closing takes place on or after January 1, 2026].

“Closing Cash Consideration” means the portion of the Aggregate Consideration payable in cash allocated to each Securityholder pursuant to Section 1.6 and Section 1.7, after giving effect to Section 1.9.

“Closing Company RSU Consideration” means the portion of the Aggregate Consideration payable to holders of Vested Company RSUs pursuant to Section 1.7(a)(iv).

“Closing Consideration” means the sum of the Closing Cash Consideration, plus the Closing Stock Consideration.

“Closing Financial Certificate” means a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company (on behalf of the Company and not in his personal capacity), dated as of the Closing Date, certifying the estimated amount as of the Closing Date of (a) the Working Capital Adjustment (including in support of the calculation of the Working Capital Adjustment: (i) the estimated balance sheet of the Company as of immediately prior to the Closing prepared in accordance with GAAP and in a manner consistent with the Working Capital Adjustment Illustration, (ii) an itemized list of each element of the current assets of the Company and (iii) an itemized list of each element of the total liabilities of the Company) (the “Estimated Working Capital Adjustment”), (b) the amount of Closing Cash (the “Estimated Closing Cash”), (c) an itemized list of each item of Closing Indebtedness with a description of the nature of such Closing Indebtedness and the Person to whom such Closing Indebtedness is owed (the “Estimated Closing Indebtedness”), (d) an itemized list of each unpaid Transaction Expense (which shall include any Change in Control Payments) with a description of the nature of such Transaction Expense and the Person to whom such Transaction Expense is owed (the “Estimated Unpaid Transaction Expenses”), and (e) the amount of Capitalization Losses (if any) (the “Estimated Capitalization Losses”).

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Closing, and any interest, fees, penalties, change in control payments, prepayment premiums and other expenses that would be associated with the full repayment and retirement of such Indebtedness at the Closing.

3

“Closing Stock Consideration” means the portion of the Aggregate Consideration payable in shares of Parent Common Stock allocated to each Securityholder pursuant to Section 1.6 and Section 1.7, after giving effect to Section 1.9.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“Company Data” means all data (including Private Data, Training Data and Scraped Datasets), collected, generated, received or otherwise Processed by or for the Company, including: (i) in connection with the development, marketing, delivery, provision, operation, or use of any Company Product or (ii) in connection with Employees.

“Company Data Agreement” means any Contract involving Company Data, to which the Company or is a party or is bound, excluding the Standard Terms, but including any terms applicable to any Licensed Data disclosed or required to be disclosed in Schedule 2.10(i) of the Disclosure Letter, including (a) the end user license agreement or other terms that govern the Company’s use of any application programming interface used to collect Training Data, and (b) the website terms or other terms that govern the Company’s collection and use of each Scraped Dataset.

“Company Equity Awards” means the Company RSUs and Options.

“Company Equity Plan” means Moveworks, Inc. Stock Incentive Plan.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company. For purposes of clarity, the reference to ownership or purported ownership of Technology incorporated within the foregoing sentence refers to Technology with respect to which the Company owns or purports to own all Intellectual Property Rights embodied thereby, and not to ownership or purported ownership of title in a particular item of Technology (e.g., ownership of a laptop).

“Company Intellectual Property Agreements” means the Outbound Licenses and the Inbound Licenses.

“Company Owned Data” means any Company Data owned or purported to be owned by the Company, or which the Company considers to be proprietary or trade secrets of the Company or its Subsidiaries.

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned by or purported to be owned by the Company.

“Company Products” means all products or services that have been or are as of the Agreement Date commercially produced, marketed, licensed, supported, sold, distributed or performed by or on behalf of the Company, and all products or services currently under development pursuant to the written documentation of the Company.

“Company Registered Intellectual Property” means the United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) designs and design applications, (c) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (d) registered Internet domain names, (e) registered copyrights and applications for copyright registration and (f) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned by, the Company, other than any of the foregoing which have expired or been rejected or abandoned.

“Company RSU” means a restricted stock unit with respect to Common Stock granted pursuant to the Company Equity Plan or the Retention Plan (including, without limitation, New Restricted Share Units).

4

“Company Source Code” means, collectively, any software source code that comprise any Company Intellectual Property, including as incorporated into the Company Products.

“Continuing Party” means (a) the Founders who execute the Founder Agreements, (b) the Key Employees (other than the Founders) who execute the Offer Letters and (c) the other Employees or Contractors who execute the documents described in Section 5.11(a) and who remain employees or contractors of the Company or become employees or contractors of Parent or any of its Affiliates following the Closing.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Contractor” means any current or former individual consultant, independent contractor, freelancer, or other non-employee service provider of the Company.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, linked to, used or distributed with such software or other Intellectual Property subject to such license, (w) be disclosed or distributed in source code form, (x) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Employee” means any current or former employee of the Company or any of its Subsidiaries (for clarity, including any PEO Employee), and any individual who has accepted an offer of employment from, but has not yet commenced employment with, the Company or any of its Subsidiaries.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, lease, sublease, license, right of first refusal, or other similar encumbrance in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset and (d) the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that restrictions on transfer of Equity Interests under Applicable Laws shall not constitute an “Encumbrance.”

“Environmental, Health and Safety Requirements” means all Applicable Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, or the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, or remediation of any Hazardous Material or any product containing a Hazardous Material, including product content and product take-back laws, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, (a) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, or (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right.

5

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (rounded to the nearest 1/10,000) of (a) [(i) the Aggregate Consideration divided by (ii) the Fully Diluted Shares] divided by (b) the Parent Stock Price.

“Family Member” means, with respect to any Person, any parent, spouse, sibling, niece, nephew or spouse thereof, and any direct descendant (natural or adoptive) of any such Person.

“Founders” means each of Bhavin Shah, Vaibhav Nivargi, Varun Singh and Jiang Chen, collectively.

“Founder Loan Payoff Amount” means with respect to each Founder, that portion of the Founder Loan by the Company to such Founder that is outstanding as of the Effective Time (excluding, for the avoidance of doubt, the portion of such Founder Loan that is cancelled in connection with the Company’s repurchase of unvested shares of Common Stock from such Founder at any time prior to the Effective Time).

“Founder Loans” means the Secured Recourse Promissory Notes issued by the Company which are listed in Section 2.2(g) of the Disclosure Letter.

“Fully Diluted Shares” means the sum, without duplication, of (a) the aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (including any Restricted Shares not being repurchased by the Company as described in Section 1.7(a)(vi)), plus (b) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Common Stock issuable upon exercise of all Options that are issued and outstanding immediately prior to the Effective Time, (d) the aggregate number of shares of Common Stock issuable upon settlement of all Company RSUs that are issued and outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, for all purposes, all New Restricted Share Units), plus (e) the aggregate number of shares of Capital Stock that are issuable upon exercise of all Warrants that are issued and outstanding immediately prior to the Effective Time.

“Fundamental Representations” means, collectively, the representations and warranties made by the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) (Authority) and Section 2.17 (Transaction Fees).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Government Official” means (a) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party, political party official or candidate for political office, (c) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (d) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, provincial, municipal, local, tribal or foreign governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Person, and any court or

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other tribunal), or Person to whom a Governmental Entity has assigned or delegated any authority or oversight responsibilities, or any department, agency, or instrumentality thereof, any court, tribunal, arbitrator (public or private), mediator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Grant” means any grant, funding, loan, incentive, subsidy or other economic benefit provided, applied for or made available by or on behalf of or under the authority of any Governmental Entity.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, after the date of this Agreement, of certain United States federal government services provided by the United States Federal Trade Commission and United States Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.

“Hazardous Material” means any material, chemical, substance, emission, or waste that has been designated under Environmental, Health and Safety Requirements as toxic, hazardous, radioactive, a pollutant or contaminant or otherwise a danger to human, health or safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incidental License” means any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (a) sales or marketing or similar Contract that includes a license to use trademarks for the purposes of promoting the goods or services of the Company; (b) vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor; (c) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; or (d) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication: (a) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes, credit card payables or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable shares of capital stock or securities convertible into shares of capital stock, (b) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities, excluding deferred revenue and advance payments from customers and any deferred rent, (c) all liabilities of such Person for any accrued and unpaid income Taxes for any Pre-Closing Tax Period (and, in the case of any Straddle Tax Period, such amount shall include an amount equal to the portion of such income Taxes for such period allocated to the portion of such period ending on the Closing Date, determined using the conventions set forth in Section 5.14(f)), (d) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b) or (c) above to the extent of the obligation secured, (e) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (a), (b), (c) or (d) above, to the extent of the obligation guaranteed, (f) all interest, fees, change in control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (d) above, and (g) any outstanding, earned, accrued or unpaid bonuses, commissions, compensation, vacation, severance or termination payments or Taxes that have not been paid as of the Closing Date. Notwithstanding the foregoing, Indebtedness of the Company shall not include (x) operating leases required to be classified and accounted for under GAAP as liabilities under Accounting Standards Codification

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(ASC) 842 and any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for under GAAP as capital leases or (y) any unpaid Transaction Expenses.

“Indemnifiable Transaction Expenses” means any Liabilities for Transaction Expenses not paid prior to the Closing, not set forth on the Closing Financial Certificate and not taken into account when calculating the Aggregate Consideration. All Indemnifiable Transaction Expenses shall constitute “Losses” for purposes of Article 8.

“Intellectual Property” means (a) Intellectual Property Rights and (b) Technology.

“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including all rights in, arising out of, or associated with the following: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, data, databases and data compilations, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“Key Employees” means (i) the Founders, (ii) each of Manan Gosalia, Sadish Ravi, Mayank Khanwalkar, Ankoor Shah, Yi Liu, Jing Chen and Chang Liu, and (iii) each employee of the Company or its Subsidiaries who the Parties mutually agree on in good faith (with such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“knowledge” means, with respect to any fact, circumstance, event or other matter in question (a “Fact”), the knowledge (after a reasonable inquiry) of such Fact after reasonable inquiry of (a) an individual, if used in reference to an individual, and (b) with respect to any Person that is not an individual (including the Company), the executive officers of such Person (and with respect to the Company shall also include the Key Employees); provided, that, any executive officer or Key Employee will be deemed to have knowledge “after reasonable inquiry” regarding a particular Fact if and to the extent such Fact is reflected in one or more documents contained in the personal files or books and records of such executive officer’s or Key Employee’s employer that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such executive officer or Key Employee, as the case may be.

“Legal Proceeding” means any private or governmental action, inquiry, claim, proceeding, suit, charge, complaint, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom, in each case by or before any Governmental Entity or arbitrator.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants,

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agreements or obligations of such Person herein, (a) is, or would reasonably be likely to be or become, materially adverse in relation to the financial condition, assets (including intangible assets), Liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (b) materially and adversely affects, or is reasonably likely to materially and adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and Applicable Law except in the case of clause (a) above for any such Effect to the extent it results from (i) any natural disaster or act of God, any act of terrorism, war or other hostilities, any regional, national or international calamity or any other similar event (including any escalation or general worsening of any such event); (ii) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (iii) changes in Applicable Law or GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing); (iv) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (v) conditions (or changes in such conditions) in the industries in which the Company conducts its business; (vi) the public announcement or pendency of this Agreement or the Mergers; (vii) any action taken or refrained from being taken, in each case, to which the other Party hereto has expressly approved, consented to or requested following the date of this Agreement or is otherwise necessary to comply with the terms of this Agreement; or (vii) any failure, in and of itself, by the Person or its subsidiaries to meet any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided, that, subsections (i) through (v) shall only apply to limit clause (a) to the extent such Effects do not, individually or in the aggregate, have a disproportionate adverse impact on the applicable Person and its Subsidiaries (if any), taken as whole, relative to other Persons in the industries or markets in which such Person or any of its Subsidiaries (if any) operate (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect).

“New Restricted Share Units” means Company RSUs granted pursuant to Section 5.11(b) under the Retention Plan.

“Non-U.S. Plan” means an Employee Plan that is subject to the laws of a jurisdiction other than the U.S. (whether or not U.S. law also applies).

“Open Source License” any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software or other material subject to an Open Source License.

“Optionholders” means (a) with respect to any time before the Closing, collectively, the holders of record of Options outstanding as of such time and (b) with respect to any time at or after the Closing, collectively, the holders of record of Options outstanding as of immediately prior to the Effective Time.

“Options” means options to purchase shares of Common Stock granted pursuant to the Company Equity Plan.

“Option Exchange Ratio” means the quotient (rounded to the nearest 1/10,000) of (a) [(i) the Aggregate Consideration divided by (ii) the Fully Diluted Shares] divided by (b) the Parent Closing Stock Price.

“Order” means any order, judgment, writ, decree, stipulation, determination, decision, award, rule, ruling, preliminary or permanent injunction, temporary restraining order or other order of any Governmental Entity or arbitrator.

“Parent Stock Price” means the closing price per share of Parent Common Stock on March 7, 2025.

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“Parent Common Stock” means the Common Stock, par value $0.001 per share, of Parent.

“PEO” means any professional employer organization, staffing agency or other Person who (a) contracts workers to provide services to, for or on behalf of the Company or any of its Subsidiaries or (b) makes payments to any Employees on behalf of the Company or any of its Subsidiaries.

“PEO Employee” means workers who are employed or engaged by a PEO and are contracted by such PEO to provide services to the Company or any of its Subsidiaries.

“Per Share Consideration” means an amount in cash or shares of Parent Common Stock equal to the quotient of (a) the Aggregate Consideration divided by (b) the Fully Diluted Shares, rounded to four decimal places, which amount shall be set forth in the Spreadsheet.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, in each case for amounts not yet due and payable, (e) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, and (f) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business.

“Permitted Transfer” means any transfer by a Securityholder of shares of Parent Common Stock (a) by gift to or for the benefit of, or upon the death of such Securityholder to, any Family Member, or to a trust, partnership or limited liability company for the benefit of any Family Member; provided, that, in the case of this clause (a) (except in connection with the death of such Securityholder), that such Securityholder shall retain sole and exclusive control over the voting (if any) and disposition of such shares; (b) a wholly-owned Affiliate of such Securityholder; provided, further, that if such transferee ceases to be a wholly-owned Affiliate of such Securityholder, the transferred shares of Parent Common Stock must immediately be transferred back to such Securityholder; or (c) to any of the direct or indirect partners, shareholders, members or other holders of equity interests of the Securityholder, or to any wholly-owned Affiliate of any entity listed in this clause (c).

“Permitted Transferee” means, with respect to any Securityholder, a Person to which a Permitted Transfer has been made by such Securityholder.

“Person” means any natural person, company, corporation (including non-profit corporation), limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, enterprise, association, business organization or Governmental Entity.

“Personal Data” means (a) a natural person’s name, street address, telephone number, email address, Social Security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers (including video or photographic images, fingerprints and voice biometric data relating to individuals), health-related information or data, or any other piece of information that identifies or allows the identification of a natural person, and (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Applicable Law, including applicable Privacy Laws.

“Personal Data Breach” means a breach of security involving the unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data.

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“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable period ending on or prior to the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.

“Preferred Stock” means the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, collectively.

“Privacy Laws” means all Applicable Laws, binding guidance from Governmental Entities and binding self-regulatory guidelines applicable to the security, protection or Processing of Private Data, which may include, to the extent applicable to the Company, those relating to international data transfers, EU General Data Protection Regulation (GDPR), Section 5(a) of the Federal Trade Commission Act, Payment Card Industry Data Security Standard, and Applicable Laws governing direct marketing, emails, text messages or telemarketing.

“Privacy Policies” means, collectively, any and all publicly available policies, public representations and contractual commitments of the Company relating to the Processing and protection of Personal Data or other Private Data Processed by the Company.

“Private Data” means Behavioral Data and Personal Data.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, disclosure, dissemination, combination, restriction, erasure or destruction of such data, or any other operation or set of operations that is performed on Private Data as defined under applicable Privacy Laws.

“Pro Rata Share” means, with respect to each Securityholder, the portion of [the sum of (a) the Aggregate Consideration plus (b) the Adjustment Amount plus (c) the Seller Agent Expense Amount] to which such Securityholder is allocated pursuant to the terms of this Agreement, relative to [the sum of (x) the Aggregate Consideration plus (y) the Adjustment Amount plus (z) the Seller Agent Expense Amount] allocated to all Securityholders, expressed as a percentage rounded to four decimal places; provided, that, the sum of all Pro Rata Shares shall equal one hundred percent (100%) at all times.

“Release” means a legally enforceable separation agreement containing a general waiver and release of claims, in a form reasonably satisfactory to Parent.

“Representatives” means, with respect to a Person, such Person’s officers, directors, members, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Required Stockholder Approval” means the affirmative vote of the Required Stockholders.

“Required Stockholders” means holders of shares of Capital Stock who constitute at least (a) a majority of the outstanding shares of Common Stock (voting as a separate class), (b) a majority of the outstanding shares of Class F Stock (voting as a separate class on an as-converted to Common Stock basis), (c) a majority of the outstanding shares of Preferred Stock (all series voting together as a single class on an as-converted to Common Stock basis), and (d) a majority of the outstanding shares of Common Stock, Class F Stock and Preferred Stock (voting together (including all series) as a single class on an as-converted to Common Stock basis).

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

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“Restricted Shares” means the Unvested Shares held by each of the Founders or their permitted transferees, collectively, pursuant to their early exercise of options granted outside of the Company Equity Plan.

“RSU Holders” means the holders of Company RSUs.

“Sanctioned Country” means, a country or territory that is itself the target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-governmental controlled regions of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including: (a) any Person listed in any Sanctions Laws-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized or resident, in, or that is a blocked national of, a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person that is fifty percent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Scraped Dataset” means Training Data that was collected or generated using web scraping, web crawling, or web harvesting software or any software, service, tool or technology that turns the unstructured data found on the web into machine readable, structured data.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Stockholders, Warrantholders, Optionholders and RSU Holders (excluding RSU Holders who hold only New Restricted Share Units and are not otherwise Stockholders, Warrantholders or Optionholders), collectively.

“Seller Agent Expense Amount” means an amount in cash equal to $250,000.

“Seller Agent Expense Fund” means the Seller Agent Expense Amount deposited with the Seller Agent.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.0001 per share.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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“Standard Terms” means the standard terms of service entered into by users or customers of the Company Products (copies of which have been provided to Parent).

“Stockholders” means (a) with respect to any time before the Closing, collectively, the holders of record of shares of Capital Stock outstanding as of such time and (b) with respect to any time at or after the Closing, collectively, the holders of record of shares of Capital Stock outstanding as of immediately prior to the Effective Time.

“Straddle Tax Period” means any Taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” as to a Person, means any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power, or financial interests of such Person or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Target Working Capital” means $42,208,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any federal, state, local, foreign or supranational income, capital gains, alternative or add-on minimum, base erosion minimum, diverted profits, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, net worth, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar, including FICA), payroll, workers’ compensation, transfer, financial transaction, conveyance, documentary, stamp, property (real, tangible or intangible), commercial rent, premium, environmental, windfall profits, unclaimed property and other taxes of any kind, repayments of any grants, subsidies, state aid or similar amounts received or deemed received from any Governmental Entity, any customs duties, escheat obligation, or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes, together with any interest, penalties, inflation linkage or addition thereto, imposed under applicable Tax Law, and (b) any penalty imposed for the failure to file, properly to file, or timely to file any Tax Return.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, reporting, collection, or administration of any Taxes.

“Tax Return” means any return, information return, report, statement, report, form, voucher or schedule filed or required to be filed with respect to Taxes, together with any amendment thereof and any attachment thereto.

“Tax Sharing Agreement” means any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes and that is germane to the subject matter of such contract.

“Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

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“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm or AI Technology.

“Transaction Documents” means the Confidentiality Agreement, the Certificates of Merger, the Written Consent, the Founder Revesting Agreements, the Registration Rights Agreement, the Warrant Waivers, the Offer Letters, the Founder Agreements, the Parachute Payment Waivers, the Parent Tax Certificate, the Company Tax Certificate, the Termination Letters and all other agreements and certificates entered into by the Company, its Subsidiaries or any of the Securityholders in connection with the Transactions.

“Transaction Expenses” means, without duplication, all third-party fees, costs, expenses, payments, and expenditures incurred or required to be paid by the Company at or prior to the Closing in connection with the Transactions whether or not, billed or accrued prior to the Closing (including (a) any fees, costs expenses, payments and expenditures of legal counsel, accountants, financial advisors, Seller Agent and other service providers (other than the Exchange Agent)), (b) the amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any escrows or other contingencies, (c) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company on account of outstanding Indebtedness of the Company, or resulting from the early termination of Contracts, resulting from, or in connection with, the Mergers, (d) Transaction Payroll Taxes, (e) all premiums and other amounts payable to obtain the Tail Insurance Coverage, (f) fifty percent (50%) of the fees, costs and expenses payable to the Exchange Agent in connection with the Transactions, (g) all severance and other amounts payable to Terminated Parties; provided, that, Parent shall bear such severance and other amounts payable to such Terminated Parties for which Parent requests in writing that the Company terminate employment prior to the Closing who timely deliver, and do not revoke, an executed Release; provided, further, for the avoidance of doubt, such amounts shall exclude any stay bonuses (other than those requested in writing by Parent) and any cash severance triggered as a result of Employees’ failure to (i) waive “good reason” provisions or similar provisions triggered by the Transactions or (ii) accept an offer prior to the Closing Date of continued employment or service arrangement, or otherwise continue their employment or service arrangement immediately following the Closing, with Parent or Merger Subs, (h) all Change in Control Payments, (i) any such fees, costs, expenses, payments, and expenditures incurred by Securityholders and/or Key Employees paid for or to be paid for by the Company and any amounts billed or accrued in respect of periods following the Closing directed by the Company prior to the Closing in connection with the Mergers, this Agreement, the Transaction Documents and the Transactions, (j) any liquidation charges, surrender charges or other fees payable in connection with termination of any of the Employee Plans, or participation therein, and (k) any VAT incurred by the Company in connection with, or relating to the fees, costs, payments and expenditures set forth in clauses (a)-(j) above and the portion of any Transfer Taxes that the Securityholders are responsible for pursuant to Section 5.14(i).

“Transaction Payroll Taxes” means, without duplication, any employment, payroll or similar Taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the Transactions, whether payable by Parent, the Company or any of their Affiliates.

“Transfer Taxes” means any and all transfer, documentary, stamp, stamp duty, registration, recording and other similar Taxes (including any penalties, interest and additions thereto) incurred or imposed in respect of the Transactions.

“Unpaid Wages” means, without duplication, all accrued but unpaid salaries, wages, bonuses, commissions, vacation or paid time off, fees or other compensation or benefits due to any Employee or Contractor as of immediately prior to the Closing, including any annual bonuses.

“Unvested Options” means Options that are unexpired, unexercised and outstanding immediately prior to the Effective Time and are not Vested Options.

“Vested Optionholders” means, collectively, the holders of record of Vested Options.

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“Vested Options” means Options that are unexpired, unexercised, vested and outstanding immediately prior to the Effective Time (after giving effect to any provisions for accelerated vesting that may apply in connection with the transactions contemplated hereby).

“Warrants” means warrants to subscribe for, purchase or otherwise acquire Equity Interests.

“Warrantholders” means holders of Warrants.

“Working Capital Adjustment” means (a) the total current assets (excluding cash and cash equivalents and marketable securities) of the Company as of immediately prior to the Closing (as defined by and determined in accordance with GAAP as applied in the Balance Sheet) minus (b) the total current liabilities of the Company as of immediately prior to the Closing (as defined by and determined in accordance with GAAP as applied in the Balance Sheet) minus (c) the Target Working Capital. For purposes of calculating the Working Capital Adjustment, the Company’s total current liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Balance Sheet) (i) include, without double counting, (A) all Unpaid Wages and (B) all liabilities for non-income Taxes of the Company or any of its Subsidiaries, other than Transaction Payroll Taxes, accrued through the Closing Date (determining Taxes with respect to a Straddle Tax Period in accordance with Section 5.14) and (ii) exclude all Liabilities for (A) the amount of Change in Control Payments as set forth in the Closing Financial Certificate, (B) the amount of Closing Indebtedness as set forth in the Closing Financial Certificate, (C) the amount of unpaid Transaction Expenses as set forth in the Closing Financial Certificate, and (D) deferred revenue and payments from customers and any deferred rent. For the avoidance of doubt, the Working Capital Adjustment may be a negative number and shall exclude any deferred Tax assets and liabilities. The Working Capital Adjustment shall be prepared in a manner consistent with the Working Capital Adjustment Illustration.

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Annex B

Section 262 of the Delaware General Corporation Law

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex C

Chapter 13 of the California Corporations Code

§1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.